As filed with the Securities and Exchange Commission on May 29, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MPLX LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4610	27-0005456
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

200 E. Hardin Street

Findlay, Ohio 45840

(419) 421-2414

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Molly R. Benson

Vice President, Chief Securities, Governance & Compliance Officer and Corporate Secretary

200 E. Hardin Street

Findlay, Ohio 45840

(419) 421-2414

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

William N. Finnegan IV Thomas G. Brandt Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Phone: (713) 546-5400	Jeffrey A. Schlegel Michael J. Solecki Benjamin L. Stulberg Jones Day 901 Lakeside Avenue Cleveland, Ohio 44114 Phone: (216) 586-3939	David C. Buck George J. Vlahakos Sidley Austin LLP 1000 Louisiana St., Suite 5900 Houston, Texas 77007 Phone: (713) 495-4500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon consummation of the merger described in the enclosed consent statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common units representing limited partner interests	263,053,470	N/A	$8,864,288,817	$1,074,352
Series B preferred units representing limited partner interests	600,000	N/A	$600,000,000	$72,720

(1)

Represents the estimated maximum number of common units (each, an “MPLX Common Unit” and, collectively, the “MPLX Common Units”) and Series B preferred units (each, an “MPLX Series B Preferred Unit” and, collectively, the “MPLX Series B Preferred Units”) representing limited partner interests of MPLX LP (“MPLX” or the “registrant”) issuable upon completion of the merger with Andeavor Logistics LP (“ANDX”) described in the consent statement/prospectus contained herein and is based upon (a) with respect to MPLX Common Units (other than MPLX Common Units issuable to Tesoro Logistics GP, LLC (“ANDX GP”) and Western Refining Southwest, Inc. (“ANDX Refining Southwest”)), the product of (i) 89,654,504 which is the sum of (A) 89,457,316 common units of ANDX (each, an “ANDX Common Unit” and, collectively, the “ANDX Common Units”) outstanding as of May 21, 2019 (excluding ANDX Common Units held by ANDX GP and ANDX Refining Southwest) plus (B) 197,188 ANDX Common Units in respect of ANDX phantom units outstanding as of May 21, 2019, and (ii) 1.135, which is the exchange ratio for the conversion of such ANDX Common Units into the right to receive MPLX Common Units under the merger agreement, (b) with respect to MPLX Common Units issuable to ANDX GP and ANDX Refining Southwest, the product of (i) 156,173,128 ANDX Common Units held by such unitholders as of May 21, 2019 and (ii) 1.0328, which is the exchange ratio for the conversion of such ANDX Common Units into the right to receive MPLX Common Units under the merger agreement, and (c) with respect to the MPLX Series B Preferred Units, 600,000, which is the total number of 6.875% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units of ANDX outstanding as of May 21, 2019, each of which is convertible into the right to receive an MPLX Series B Preferred Unit under the merger agreement.

(2)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is (a) with respect to MPLX Common Units, the product of (x) $36.06 (the average of the high and low prices of ANDX Common Units as reported on the New York Stock Exchange (the “NYSE”) on May 21, 2019, rounded to the nearest cent) and (y) 245,827,632 ANDX Common Units, less the estimated amount of cash to be paid by the registrant to cash out ANDX phantom units under the Merger Agreement (see Note 1 above) and (b) with respect to MPLX Series B Preferred Units, the product of (x) $1,000 (the redemption price of MPLX Series B Preferred Units) and (y) 600,000 MPLX Series B Preferred Units.

(3)

Computed in accordance with Rule 457(f) under the Securities Act to be $1,074,352 and $72,720 with respect to the MPLX Common Units and MPLX Series B Preferred Units, respectively, which is equal to .0001212 multiplied by the proposed maximum aggregate offering prices of $8,864,288,817 and $600,000,000, respectively.

ANDX Common Units are listed on the NYSE under the symbol “ANDX” and MPLX Common Units are listed on the NYSE under the Symbol “MPLX.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this consent statement/prospectus may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This consent statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY CONSENT STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION—DATED MAY 29, 2019.

Dear ANDX Common and Series A Preferred Unitholders:

Pursuant to an Agreement and Plan of Merger, dated as of May 7, 2019 (the “Merger Agreement”), the general partner of Andeavor Logistics LP (“ANDX”), which is Tesoro Logistics GP, LLC (“ANDX GP”), and the general partner of MPLX LP (“MPLX”), which is MPLX GP LLC (“MPLX GP”), on behalf of each of ANDX and MPLX, have approved the combination of the businesses of ANDX and MPLX. Pursuant to the Merger Agreement, MPLX MAX LLC, an indirect, wholly owned subsidiary of MPLX (“Merger Sub”), will merge with and into ANDX, with ANDX being the surviving entity and becoming a wholly owned subsidiary of MPLX (the “Merger”). Both ANDX GP and MPLX GP are indirect, wholly owned subsidiaries of Marathon Petroleum Corporation (“MPC”), and as a result, MPC controls both ANDX and MPLX.

As a result of the Merger, (a) each common unit representing a limited partner interest in ANDX (each, an “ANDX Common Unit” and, collectively, the “ANDX Common Units”), other than any ANDX Common Units held by ANDX GP and Western Refining Southwest, Inc. (“ANDX Refining Southwest”) (such ANDX Common Units, the “Public Unitholder Eligible Units”), issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 1.135 common units representing limited partner interests in MPLX (“MPLX Common Units”) (such exchange ratio, the “Public Unitholder Exchange Ratio”); (b) each ANDX Common Unit held by ANDX GP and ANDX Refining Southwest issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 1.0328 MPLX Common Units (such exchange ratio, the “Affiliated Unitholder Exchange Ratio”); (c) each 6.875% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit, liquidation preference $1,000 per unit, representing a limited partner interest in ANDX (each, an “ANDX Series A Preferred Unit” and, collectively, the “ANDX Series A Preferred Units”) issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive a Series B Preferred Unit representing a substantially equivalent limited partner interest in MPLX (each, an “MPLX Series B Preferred Unit” and, collectively, the “MPLX Series B Preferred Units”); (d) each TexNew Mex Unit, as such term is defined in the Third Amended and Restated Agreement of Limited Partnership of ANDX, as amended (the “ANDX Partnership Agreement”), issued and outstanding immediately prior to the effective time of the Merger will be converted into a new class of units of MPLX with substantially equivalent rights, powers, duties and obligations as the TexNew Mex Units, and (e) the interest in ANDX that confers upon the holder thereof only the rights and obligations specifically provided in the ANDX Partnership Agreement with respect to the “Special Limited Partner Interest” (the “ANDX Special Limited Partner Interest”) will be converted into a new limited partner interest in MPLX with substantially equivalent rights, powers, duties and obligations as the ANDX Special Limited Partner Interest.

Additionally, at the effective time of the Merger, each phantom unit issued under ANDX’s 2011 Long-Term Incentive Plan, as amended and restated, and the Western Refining Logistics, LP 2013 Long-Term Incentive Plan (each, an “ANDX Phantom Unit” and, collectively, the “ANDX Phantom Units”), whether vested or unvested, other than any ANDX Phantom Unit that is held by a non-employee director of ANDX GP (each, an “ANDX Director Phantom Unit” and, collectively, the “ANDX Director Phantom Units”), will automatically be converted into a phantom unit denominated in MPLX Common Units (the “Converted MPLX Phantom Units”). The number of ANDX Common Units subject to the ANDX Phantom Units immediately prior to the effective time of the Merger will be converted into a number of MPLX Common Units subject to the Converted MPLX Phantom Units based on the Public Unitholder Exchange Ratio (rounded down to the nearest whole number). ANDX Director Phantom Units will generally be converted into the right to receive a cash payment equal to the number of ANDX Common Units subject to such ANDX Director Phantom Unit multiplied by the product of the Public Unitholder Exchange Ratio and the average of the volume weighted average price per unit of MPLX Common Units on the New York Stock Exchange (the “NYSE”) on each of the ten consecutive trading days ending with the complete trading day immediately prior to the closing of the Merger.

ANDX Common Units currently trade on the NYSE under the symbol “ANDX,” and MPLX Common Units currently trade on the NYSE under the symbol “MPLX.”

The conflicts committee (the “ANDX Conflicts Committee”) of the board of directors of ANDX GP (the “ANDX Board”) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in, or not opposed to, the best interests of ANDX and its subsidiaries treated as a single consolidated entity and the holders of Public Unitholder Eligible Units, approved and declared advisable the Merger and the consummation of the transactions contemplated by the Merger Agreement (the foregoing constituting “Special Approval” under the ANDX Partnership Agreement), and recommended that the ANDX Board approve the Merger Agreement, the other transaction documents contemplated by the Merger Agreement (collectively, the “Transaction Documents”), and the consummation of the transactions contemplated thereby, including the Merger. Based on the approval and recommendation of the ANDX Conflicts Committee, the ANDX Board unanimously determined that the Merger Agreement, the other Transaction Documents and the transactions contemplated thereby, including the Merger, are in, or not opposed to, the best interests of ANDX and its subsidiaries treated as a single consolidated entity, approved and declared advisable the Merger Agreement, the other Transaction Documents to which ANDX and ANDX GP are a party and the transactions contemplated thereby, including the Merger, recommended approval of the Merger Agreement and the Merger by the holders of ANDX Common Units and directed that the Merger Agreement be submitted to the holders of ANDX Common Units for their adoption by written consent.

The approval and adoption of the Merger Agreement and the Merger by ANDX require the affirmative vote or consent of (i) holders of at least a majority of the outstanding ANDX Common Units and (ii) ANDX GP and ANDX Refining Southwest, as holders of ANDX Common Units subject to the lower Affiliated Unitholder Exchange Ratio. Pursuant to the terms of a Support Agreement, dated as of May 7, 2019, by and among ANDX, ANDX GP, ANDX Refining Southwest, MPC and MPLX (the “Support Agreement”), ANDX GP and ANDX Refining Southwest, which, as of May 7, 2019, together beneficially owned 156,173,128 ANDX Common Units representing approximately 64% of the outstanding ANDX Common Units, agreed to deliver a written consent approving the Merger, the Merger Agreement and the transactions contemplated thereby (the “ANDX Written Consent”) within two business days after the effectiveness of the registration statement of which this consent statement/prospectus forms a part. The delivery of the ANDX Written Consent by ANDX GP and ANDX Refining Southwest with respect to the ANDX Common Units they own will be sufficient to adopt the Merger Agreement and thereby approve the Merger, without the receipt of written consent from any other holder of ANDX Common Units.

The ANDX Board has set                     , 2019 as the record date (the “Record Date”) for determining the holders of ANDX Common Units entitled to execute and deliver written consents with respect to this consent statement/prospectus. If you are a record holder of outstanding ANDX Common Units as of that date, you may complete, date and sign the enclosed written consent and promptly return it to ANDX. See the section entitled “Written Consents of Holders of ANDX Common Units” beginning on page 39 of this consent statement/prospectus.

This consent statement/prospectus provides you with detailed information about the proposed Merger and related matters. This represents a consent statement of ANDX in connection with the approval of the matters set forth herein, and a prospectus of MPLX in connection with the offering of the MPLX Common Units and MPLX Series B Preferred Units issuable in connection with the Merger. ANDX and MPLX encourage you to read the entire document carefully. In particular, please read “Risk Factors” beginning on page 28 of this consent statement/prospectus for a discussion of risks relevant to the Merger and the combined partnership.

Sincerely,

Gary R. Heminger

Chairman of the Board and Chief Executive Officer

Tesoro Logistics GP, LLC, as the general partner

of Andeavor Logistics LP

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, THE ADOPTION OF THE MERGER AGREEMENT, THE ISSUANCE OF MPLX COMMON UNITS OR MPLX SERIES B PREFERRED UNITS IN CONNECTION WITH THE MERGER OR ANY OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING CONSENT STATEMENT/PROSPECTUS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This consent statement/prospectus is dated                     , 2019, and is first being mailed to unitholders on or about                     , 2019

i

ii

REFERENCES TO ADDITIONAL INFORMATION

This consent statement/prospectus incorporates important business and financial information about ANDX and MPLX from other documents that ANDX and MPLX have filed with the U.S. Securities and Exchange Commission (the “SEC”) and that are contained in or incorporated by reference herein. For a listing of documents incorporated by reference herein, please see the section entitled “Where You Can Find More Information” beginning on page 172. This information is available for you to review free of charge through the SEC’s website at www.sec.gov.

You may request copies of this consent statement/prospectus and any of the documents incorporated by reference herein or other information concerning ANDX or MPLX, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

For ANDX: Andeavor Logistics LP 200 East Hardin Street Findlay, Ohio 45840 Attention: Investor Relations 419-421-2414 ir@marathonpetroleum.com	For MPLX: MPLX LP 200 East Hardin Street Findlay, Ohio 45840 Attention: Investor Relations 419-421-2414 MPLXInvestorRelations@marathonpetroleum.com

To obtain timely delivery of these documents prior to the conclusion of the consent process, holders of ANDX Common Units must request the information no later than             , 2019.

ABOUT THIS CONSENT STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by MPLX (File No. 333-            ), constitutes a prospectus of MPLX under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the MPLX Common Units and MPLX Series B Preferred Units to be issued to holders of ANDX Common Units (“ANDX Common Unitholders”) and holders of ANDX Series A Preferred Units (“ANDX Series A Preferred Unitholders” and, together with ANDX Common Unitholders, the “ANDX Unitholders”), respectively, pursuant to the Merger Agreement, as such agreement may be amended from time to time.

MPLX has supplied all information contained or incorporated by reference herein relating to MPLX, and ANDX has supplied all information contained or incorporated by reference herein relating to ANDX. MPLX and ANDX have both contributed to the information relating to the Merger contained in this consent statement/prospectus.

You should rely only on the information contained in or incorporated by reference herein in connection with the giving or withholding of any consent or any investment decision in connection with the Merger. MPLX and ANDX have not authorized anyone to provide you with information that is different from that contained or incorporated by reference herein. This consent statement/prospectus is dated             , 2019, and you should not assume that the information contained in this consent statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference herein is accurate as of any date other than the date of the incorporated document. Neither the mailing of this consent statement/prospectus to ANDX Common Unitholders and ANDX Series A Preferred Unitholders, nor the issuance by MPLX of MPLX Common Units or MPLX Series B Preferred Units pursuant to the Merger Agreement will create any implication to the contrary.

MPLX Common Units and ANDX Common Units are traded on the New York Stock Exchange (the “NYSE”) under the symbols “MPLX” and “ANDX”, respectively.

QUESTIONS AND ANSWERS

The following section provides brief answers to certain questions that you may have regarding the Merger Agreement and the Merger. Please note that this section does not address all issues that may be important to you as an ANDX Common Unitholder or an ANDX Series A Preferred Unitholder. Accordingly, you should carefully read this entire consent statement/prospectus, including each of the annexes, and the documents that have been incorporated by reference into this consent statement/prospectus.

Q:	Why am I receiving this consent statement/prospectus?

A:

This consent statement/prospectus is being provided by ANDX to holders of ANDX Common Units in connection with the Merger and the issuance of MPLX Common Units to ANDX Common Unitholders in connection with the Merger.

ANDX, MPLX and their general partners have agreed to combine the businesses of ANDX and MPLX by merging Merger Sub, a direct, wholly owned subsidiary of MPLX, with and into ANDX with ANDX being the surviving entity and becoming a direct, wholly owned subsidiary of MPLX. The approval and adoption of the Merger Agreement and the Merger by ANDX requires the affirmative vote or consent of (i) holders of at least a majority of the outstanding ANDX Common Units and (ii) ANDX GP and ANDX Refining Southwest, as holders of ANDX Common Units subject to the lower Affiliated Unitholder Exchange Ratio. If you are a record holder of outstanding ANDX Common Units as of the close of business on                     , 2019 (the “Record Date”), you may complete, date and sign the enclosed written consent and promptly return it to ANDX. This consent statement/prospectus contains important information about the Merger Agreement, the Merger and the other actions contemplated thereby, and you should read this consent statement/prospectus carefully.

Holders of ANDX Series A Preferred Units are receiving this consent statement/prospectus as information only.

Q:	Who is entitled to give written consent with respect to the Merger?

A:

The ANDX Board has set the Record Date for determining holders of outstanding ANDX Common Units entitled to sign and deliver written consents with respect to the Merger. Holders of outstanding ANDX Common Units as of the close of business on the Record Date will be entitled to consent to the approval and adoption of the Merger Agreement and the Merger using the written consent furnished with this consent statement/prospectus.

Q:	What unitholder approval is required to adopt the Merger Agreement?

A:

The approval and adoption of the Merger Agreement and the Merger by ANDX requires the affirmative vote or consent of (i) holders of at least a majority of the outstanding ANDX Common Units and (ii) ANDX GP and ANDX Refining Southwest, as holders of ANDX Common Units subject to the lower Affiliated Unitholder Exchange Ratio. Pursuant to the terms of the Support Agreement, ANDX GP and ANDX Refining Southwest, which, as of May 7, 2019, together beneficially owned 156,173,128 ANDX Common Units, representing approximately 64% of the outstanding ANDX Common Units, have agreed to deliver the ANDX Written Consent within two business days after the effectiveness of the registration statement of which this consent statement/prospectus forms a part. The delivery of the ANDX Written Consent by ANDX GP and ANDX Refining Southwest with respect to the ANDX Common Units they own will be sufficient to adopt the Merger Agreement and thereby approve the Merger, without the receipt of written consent from any other holder of ANDX Common Units. In addition, approval and adoption of the Merger Agreement and the Merger does not require the vote or consent of other limited partners of ANDX pursuant to the terms of the ANDX Partnership Agreement.

Q:	Does the ANDX Board recommend that holders of ANDX Common Units adopt the Merger Agreement and consent to the Merger?

A:

Yes. Based upon the “Special Approval” by the ANDX Conflicts Committee under the ANDX Partnership Agreement and receipt of the recommendation of the ANDX Conflicts Committee that the ANDX Board approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, the ANDX Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger are in, or not opposed to, the best interests of ANDX and its subsidiaries treated as a single consolidated entity, approved and declared advisable the Merger Agreement, the other Transaction Documents and the transactions contemplated thereby, including the Merger, and recommended that the ANDX Common Unitholders approve the Merger and the Merger Agreement. In considering the recommendation of the ANDX Board with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, you should be aware that directors and executive officers of ANDX GP are parties to agreements or participants in other arrangements that give them interests in the Merger that may be different from, or in addition to, your interests as a unitholder of ANDX. You should consider these interests in determining whether to provide your written consent. These different interests are described under “The Merger—Interests of Directors and Executive Officers of ANDX GP in the Merger” beginning on page 73 of this consent statement/prospectus.

Q:	What is executive officer compensation and why are ANDX Common Unitholders being asked to consent to it?

A:

The SEC has adopted rules that require ANDX to seek a non-binding, advisory vote on the compensation payments that will or may be made to its named executive officers that is based on or otherwise relates to the Merger. ANDX urges its unitholders to read the section entitled “The Merger—Interests of Directors and Executive Officers of ANDX GP in the Merger” beginning on page 73 and “The Merger—Merger-Related Compensation” beginning on page 77.

Q:	What will happen to ANDX as a result of the Merger?

A:	If the Merger is successfully completed, Merger Sub will be merged with and into ANDX, with ANDX being the surviving entity, and ANDX will become a direct, wholly owned subsidiary of MPLX.

Q:	What will holders of ANDX Common Units be entitled to receive in the Merger?

A:

Except as set forth below, each holder of ANDX Common Units, other than any ANDX Common Unit held by ANDX GP and ANDX Refining Southwest, issued and outstanding immediately prior to the effective time of the Merger will be entitled to receive MPLX Common Units in exchange for such holder’s ANDX Common Units at the Public Unitholder Exchange Ratio.

Each of ANDX GP and ANDX Refining Southwest will be entitled to receive MPLX Common Units in exchange for each such holder’s ANDX Common Units at the Affiliated Unitholder Exchange Ratio for ANDX Common Units held by each such holder that were issued and outstanding immediately prior to the effective time of the Merger.

If the Public Unitholder Exchange Ratio or Affiliated Unitholder Exchange Ratio would result in the ANDX Common Unitholder being entitled to receive, after combining all fractional units (rounded to three decimal places) to which such holder would otherwise be entitled to receive in connection with the Merger, a fraction of an MPLX Common Unit, such holder will receive cash (without interest, rounded to the nearest cent) in lieu of such fractional MPLX Common Unit in an amount equal to the product obtained by multiplying (i) the aggregated amount of the fractional interest in MPLX Common Units to which such holder would be entitled and (ii) an amount equal to the average of the volume weighted average price per unit of MPLX Common Units on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by MPLX and ANDX) on each of the ten consecutive trading days ending with the complete trading day immediately prior to the effective time of the Merger.

For additional information regarding exchange procedures, please read “The Merger Agreement—Exchange Procedures” beginning on page 82.

Q:	What will holders of ANDX Series A Preferred Units be entitled to receive in the Merger?

A:

As a result of the Merger, each ANDX Series A Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into a right for the holder of such unit to receive a newly issued MPLX Series B Preferred Unit. The MPLX Series B Preferred Units will have substantially equivalent preferences, rights, powers, duties and obligations as the ANDX Series A Preferred Units and will rank pari passu with the Series A Preferred Units representing limited partner interests in MPLX (each an “MPLX Series A Preferred Unit” and, collectively, the “MPLX Series A Preferred Units”) with respect to distributions and rights upon liquidation.

Q:	What will holders of ANDX TexNew Mex Units (as defined below), ANDX Phantom Units and the ANDX Special Limited Partner Interest (as defined below) be entitled to receive in the Merger?

A:

Each outstanding TexNew Mex Unit (each, an “ANDX TexNew Mex Unit” and, collectively, the “ANDX TexNew Mex Units”), as defined in the ANDX Partnership Agreement, all of which are held by ANDX Refining Southwest, will be automatically converted into a right to receive a new limited partner interest in MPLX (each, an “MPLX TexNew Mex Unit” and, collectively, the “MPLX TexNew Mex Units”), which will have substantially equivalent rights, duties, powers and obligations as the ANDX TexNew Mex Unit.

Each ANDX Phantom Unit, other than any ANDX Director Phantom Unit, whether vested or unvested, will be converted into a phantom unit denominated in MPLX Common Units (each a “Converted MPLX Phantom Unit and, collectively, the “Converted MPLX Phantom Units”). The number of MPLX Common Units subject to each Converted MPLX Phantom Unit will be equal to the product (rounded down to the nearest whole number) of (x) the number of ANDX Common Units subject to such ANDX Phantom Unit immediately prior to the effective time of the Merger multiplied by (y) the Public Unitholder Exchange Ratio. Any then-accumulated distribution equivalent amounts payable pursuant to distribution equivalent rights with respect to each ANDX Phantom Unit will carry over and be paid to the holder upon the vesting of the Converted MPLX Phantom Unit that corresponds to the ANDX Phantom Unit to which such distribution equivalent amounts relate. Each ANDX Director Phantom Unit will be converted into the right to receive (without interest), as soon as reasonably practicable after the effective time of the Merger, a cash payment equal to (i) the number of ANDX Common Units subject to the ANDX Director Phantom Unit immediately prior to the effective time of the Merger, whether or not vested, multiplied by (ii) the product of (A) the Public Unitholder Exchange Ratio and (B) the average of the volume weighted average price per unit of MPLX Common Units on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by MPLX and ANDX) on each of the ten consecutive trading days ending with the complete trading day immediately prior to the closing date of the Merger (the “Closing Date”).

The ANDX Special Limited Partner Interest, as defined in the ANDX Partnership Agreement, outstanding immediately prior to the effective time of the Merger will be converted into the right to receive a new special limited partner interest in MPLX with substantially equivalent rights, powers, duties and obligations as the ANDX Special Limited Partner Interest (the “MPLX Special Limited Partner Interest”).

Q:	Where will ANDX Common Units and MPLX Common Units trade after the Merger?

A:	ANDX Common Units will no longer be publicly traded following the Merger and will be delisted from the NYSE. MPLX Common Units will continue to trade on the NYSE under the symbol “MPLX.”

Q:	What happens to future distributions with respect to ANDX Common Units?

A:

If the Merger is successfully consummated, all outstanding ANDX Common Units will be converted into the right to receive MPLX Common Units at the Public Unitholder Exchange Ratio or Affiliated Unitholder

Exchange Ratio, as applicable (subject to the exchange procedures detailed below in “The Merger Agreement—Exchange Procedures” beginning on page 82) and will be entitled to receive future distributions on such MPLX Common Units to the same extent as other holders of MPLX Common Units in accordance with the Fifth Amended and Restated Agreement of Limited Partnership of MPLX, which will amend and restate MPLX’s current fourth amended and restated agreement of Limited Partnership prior to the consummation of the Merger in the form attached hereto as Annex C (such partnership agreement prior to and following its amendment and restatement, as applicable, the “MPLX Partnership Agreement”). MPLX and ANDX will coordinate the record dates of any quarterly distributions during the period from the execution of the Merger Agreement to the effective date of the Merger so that no holder of ANDX Common Units will receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to its applicable ANDX Common Units or MPLX Common Units received pursuant to the Merger in exchange therefor. For a description of the distribution provisions of the ANDX Partnership Agreement and the MPLX Partnership Agreement, please read “Comparison of Unitholders’ Rights” beginning on page 139.

Prior to the effective time of the Merger, subject to the coordination of distributions noted above, ANDX GP will determine, declare and cause ANDX to pay regular quarterly cash distributions on the ANDX Common Units for each quarter in accordance with the ANDX Partnership Agreement in the ordinary course and consistent with past practice, including with respect to amount and timing of record dates and payment dates; provided, however that, subject to applicable law, the coordination of distributions noted above and the ANDX Partnership Agreement, any such regular quarterly distribution will not be less than $1.03 per ANDX Common Unit without the separate determination and approval of the ANDX Conflicts Committee.

Q:	How can holders of ANDX Common Units return their written consents with respect to the Merger?

A:

If you hold ANDX Common Units as of the close of business on the Record Date and you wish to submit your consent with respect to the Merger, you must fill out the enclosed written consent, date and sign it, and promptly return it to ANDX. Once you have completed, dated and signed your written consent, deliver it to ANDX by one of the means described in the section entitled “Written Consents of Holders of ANDX Common Units—Submission of Consents” beginning on page 40. ANDX does not intend to hold a meeting of holders of ANDX Common Units to consider the Merger Agreement and the Merger.

Q:	Can holders of ANDX Common Units change or revoke their written consents?

A:

Yes. If you are a record holder of ANDX Common Units on the Record Date, you may revoke your consent or, if you have previously revoked your consent, submit a new written consent at any time before the later of 20 business days after the date this consent statement/prospectus is sent to ANDX unitholders and the date on which the consents of a sufficient number of ANDX Common Units to approve the Merger Agreement have been delivered to the secretary of ANDX. If you wish to change or revoke your consent before that time, you may do so by sending in a new written consent with a later date by one of the means described in the section entitled “Written Consents of Holders of ANDX Common Units—Submission of Consents” beginning on page 40, or delivering a notice of revocation to the secretary of ANDX.

Q:	If my ANDX Common Units are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically consent for me?

A:	No. If you hold your ANDX Common Units in “street name” with a bank, brokerage firm or other nominee, you should follow the instructions provided by your bank, brokerage firm or other nominee.

Q:	Should holders of ANDX Common Units tender their ANDX Common Units now?

A:	No. After the Merger is completed, holders of ANDX Common Units who hold their ANDX Common Units in registered form will receive written instructions for exchanging their ANDX Common Units. If you own

ANDX Common Units in “street name,” the applicable merger consideration should be credited to your account in accordance with the policies and procedures of your broker or nominee within a few days following the Closing Date.

Q:	When will the Merger be completed?

A:

ANDX and MPLX are working to complete the Merger as soon as possible. A number of conditions must be satisfied before ANDX and MPLX can complete the Merger. ANDX and MPLX expect to complete the Merger as soon as practicable following the effectiveness of the registration statement of which this consent statement/prospectus forms a part. Please read “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 94.

Q:	What happens if I sell or transfer my ANDX Common Units before the consent process concludes?

A:

If you transfer your ANDX Common Units after the Record Date but before the consent process concludes, you will, unless special arrangements are made, retain your right to consent with respect to the Merger. However, if you transfer your ANDX Common Units at any time before the consent process concludes or the effective time of the Merger, you will not receive the applicable merger consideration for the ANDX Common Units you have transferred.

Q:	What percentage of MPLX Common Units will current holders of ANDX Common Units own after the successful consummation of the Merger?

A:

If the Merger is successfully completed, public holders of ANDX Common Units prior to the Merger, not including ANDX GP and ANDX Refining Southwest, will collectively receive MPLX Common Units representing approximately 9.6% of the outstanding MPLX Common Units, not including any MPLX Common Units issuable upon conversion of the MPLX Series A Preferred Units or in respect of the Converted MPLX Phantom Units.

Q:	What are the expected U.S. federal income tax consequences of the Merger to ANDX Unitholders?

A:

It is expected that ANDX Unitholders who receive either MPLX Common Units in exchange for their ANDX Common Units or MPLX Series B Preferred Units in exchange for their ANDX Series A Preferred Units should not recognize any income or gain for U.S. federal income tax purposes as a result of the Merger. It is possible that an ANDX Unitholder could recognize taxable income or gain (i) with respect to any actual or deemed distributions made to a holder in an amount in excess of the holder’s tax basis in the holder’s units, including as a result of cash received in lieu of fractional MPLX Common Units or a net decrease in such holder’s share of nonrecourse liabilities as a result of the Merger, (ii) to the extent contributions of cash or other property to ANDX after the date of the Merger Agreement and prior to the effective time of the Merger are treated as part of a “disguised sale” of property, or (iii) to the extent an ANDX Common Unitholder is treated as receiving any non-pro rata merger consideration. ANDX and MPLX do not expect any ANDX Unitholders to recognize income or gain in this manner. For additional information, please read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 99.

Q:	Are holders of ANDX Common Units entitled to appraisal rights?

A:	No. Holders of ANDX Common Units do not have appraisal rights under applicable law or contractual appraisal rights under the ANDX Partnership Agreement or the Merger Agreement.

Q:	Who do I call if I have further questions about the Merger Agreement or the Merger?

A:

Holders of ANDX Common Units and ANDX Series A Preferred Units may call ANDX Investor Relations at 419-421-2414 if they have further questions or if they would like additional copies, without charge, of this consent statement/prospectus.

SUMMARY

This summary highlights selected information included in this consent statement/prospectus and does not contain all the information that may be important to you. To fully understand the Merger Agreement and the transactions contemplated thereby and for a more complete description of the terms of the Merger Agreement, you should read carefully this entire consent statement/prospectus, including the annexes, as well as the documents incorporated by reference into this consent statement/prospectus, and the other documents to which you are referred. In addition, ANDX and MPLX incorporate by reference important business and financial information about ANDX and MPLX into this document, as further described in the section entitled “Where You Can Find More Information” beginning on page 172. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 172. Each item in this summary includes a page reference directing you to a more complete description of that item.

Information About the Parties (page 37)

ANDEAVOR LOGISTICS LP

200 East Hardin Street

Findlay, Ohio 45840

Phone: 419-422-2414

ANDX is a fee-based, full-service, diversified midstream logistics company with integrated assets across the western and mid-continent regions of the United States. ANDX was formed by Andeavor and its wholly owned subsidiary, ANDX GP, in 2010 as a Delaware master limited partnership to own, operate, develop and acquire logistics assets. ANDX operates through three business segments: Terminalling and Transportation, Gathering and Processing and Wholesale. The Terminalling and Transportation segment consists of marine terminals, refined product truck terminals, rail terminals, dedicated storage facilities and transportation pipelines. The Gathering and Processing segment consists of crude oil gathering systems and pipelines as well as natural gas gathering pipelines, processing facilities and fractionation facilities. The Wholesale segment consists of a fee-based fuel wholesale business. ANDX is headquartered in Findlay, Ohio. On October 1, 2018, MPC completed its acquisition of Andeavor in accordance with an Agreement and Plan of Merger, dated as of April 29, 2018, as amended, under which MPC acquired Andeavor. MPC controls ANDX through its indirect ownership of 100% of the membership interests of ANDX GP, and it also indirectly owned approximately 64% of the outstanding ANDX Common Units as of May 7, 2019.

TESORO LOGISTICS GP, LLC

200 East Hardin Street

Findlay, Ohio 45840

Phone: 419-422-2414

ANDX GP is a Delaware limited liability company, an indirect, wholly owned subsidiary of MPC and owns the non-economic general partner interest in ANDX.

MPLX LP

200 East Hardin Street

Findlay, Ohio 45840

Phone: 419-422-2414

MPLX is a diversified, large-cap master limited partnership formed in 2012 by MPC. MPLX owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX’s assets include a network of crude oil and refined petroleum product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. MPLX also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. MPLX’s operations are conducted in the following operating segments: Logistics and Storage (“L&S”) and Gathering and Processing (“G&P”). MPLX’s L&S assets are primarily located in the Midwest and Gulf Coast regions of the U.S. while its G&P assets are primarily located in the Northeast and Southwest regions of the U.S. MPC controls MPLX through its indirect ownership of 100% of the membership interests of MPLX GP, and it also indirectly owned approximately 64% of the outstanding MPLX Common Units as of May 7, 2019.

MPLX GP LLC

200 East Hardin Street

Findlay, Ohio 45840

Phone: 419-421-2414

MPLX GP is a Delaware limited liability company, an indirect, wholly owned subsidiary of MPC and owns the non-economic general partner interest in MPLX.

MPLX MAX LLC

200 East Hardin Street

Findlay, Ohio 45840

Phone: 419-421-2414

MPLX MAX LLC (“Merger Sub”) is a direct, wholly owned subsidiary of MPLX. Upon the completion of the Merger, Merger Sub will cease to exist. Merger Sub was formed in Delaware on May 7, 2019 for the sole purpose of effecting the Merger.

The Merger and the Merger Agreement (pages 41 and 80)

The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The ANDX Board and the board of directors of MPLX GP (the “MPLX Board”) have each unanimously approved the Merger Agreement. The Merger Agreement provides for the acquisition of ANDX by MPLX through the merger of Merger Sub, a wholly owned subsidiary of MPLX, with and into ANDX, with ANDX continuing as the surviving entity in the Merger as a direct, wholly owned subsidiary of MPLX. Each Public Unitholder Eligible Unit will be converted into the right to receive 1.135 MPLX Common Units. Each ANDX Common Unit held by ANDX GP and ANDX Refining Southwest will be converted into the right to receive 1.0328 MPLX Common Units. Each ANDX Series A Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive an MPLX Series B Preferred Unit with substantially equivalent preferences, rights, powers, duties and obligations as the ANDX Series A Preferred Units. The ANDX Special Limited Partner Interest, which is owned by ANDX Refining Southwest, will be converted into an MPLX Special Limited Partner Interest with substantially equivalent rights, powers, duties and obligations as the ANDX Special Limited Partner Interest, and all of the outstanding ANDX TexNew Mex Units, which are all held by ANDX Refining Southwest, will be converted into MPLX TexNew Mex Units with substantially equivalent rights, powers, duties and obligations as the ANDX TexNew Mex Units.

Each ANDX Phantom Unit, whether vested or unvested, other than any ANDX Director Phantom Unit, will automatically be converted into a phantom unit denominated in MPLX Common Units (the “Converted MPLX Phantom Units”), with the number of ANDX Common Units subject to the Converted MPLX Phantom Units equal to the product (rounded down to the nearest whole number) of (i) the number of ANDX Common Units subject to such ANDX Phantom Unit immediately prior to the effective time of the Merger multiplied by (ii) the Public Unitholder Exchange Ratio. ANDX Director Phantom Units will generally be converted into the right to receive a cash payment equal to the number of ANDX Common Units subject to such ANDX Director Phantom Unit multiplied by the product of the Public Unitholder Exchange Ratio and the average of the volume weighted average price per unit of MPLX Common Units on the NYSE on each of the ten consecutive trading days ending with the complete trading day immediately prior to the Closing Date.

Amended and Restated MPLX Partnership Agreement (Annex C)

The Merger Agreement provides that, prior to the closing, MPLX GP and MPLX will take all actions as are necessary and appropriate to amend and restate the MPLX Partnership Agreement to allow for the creation and issuance of the MPLX Series B Preferred Units, the MPLX Special Limited Partner Interest and the MPLX TexNew Mex Units. For additional information regarding the MPLX Partnership Agreement, see “Comparison of Unitholders’ Rights—MPLX Unitholders” and “Comparison of Preferred Unitholders’ Rights—MPLX Series B Preferred Unitholders” beginning on pages 139 and 160, respectively.

Required Approval of the Merger by ANDX Unitholders (page 39)

The approval and adoption of the Merger Agreement and the Merger by ANDX requires the affirmative vote or consent of (i) holders of at least a majority of the outstanding ANDX Common Units and (ii) ANDX GP and ANDX Refining Southwest, as holders of ANDX Common Units subject to the lower Affiliated Unitholder Exchange Ratio. Pursuant to the terms of the Support Agreement, ANDX GP and ANDX Refining Southwest, which as of the Record Date together beneficially owned 156,173,128 ANDX Common Units, representing approximately 64% of the outstanding ANDX Common Units, have agreed to deliver the ANDX Written Consent within two business days after the effectiveness of the registration statement of which this consent statement/prospectus forms a part. The delivery of the ANDX Written Consent by ANDX GP and ANDX Refining Southwest with respect to the ANDX Common Units they own will be sufficient to adopt the Merger Agreement and thereby approve the Merger, without the receipt of written consent from any other holder of ANDX Common Units. See “Written Consents of Holders of ANDX Common Units” beginning on page 39. In addition, approval and adoption of the Merger Agreement and the Merger does not require the vote or consent of any other limited partners of ANDX pursuant to the terms of the ANDX Partnership Agreement.

MPC’s Ownership Interest in and Control of ANDX and MPLX (page 72)

MPC holds a controlling ownership interest in each of ANDX and MPLX. MPC controls ANDX through MPC’s indirect ownership of 100% of the membership interests of ANDX GP, which owns 100% of the non-economic general partner interest in ANDX, and through MPC’s indirect ownership as of May 21, 2019 of approximately 64% of the outstanding ANDX Common Units. MPC controls MPLX through its indirect ownership of 100% of the membership interests of MPLX GP, which owns 100% of the non-economic general partner interest in MPLX, and through MPC’s indirect ownership as of May 21, 2019 of approximately 64% of the outstanding MPLX Common Units. Following the closing of the Merger, MPC will indirectly own approximately 63% of the outstanding MPLX Common Units, not including any MPLX Common Units issuable upon conversion of the MPLX Series A Preferred Units or in respect of the Converted MPLX Phantom Units, and all of the MPLX TexNew Mex Units and the MPLX Special Limited Partner Interest and continue to indirectly own 100% of the membership interests of MPLX GP.

Recommendation of the ANDX Board (page 57)

The ANDX Board recommends that you deliver your written consent “FOR” the Merger Agreement and the transactions contemplated thereby, including the Merger, and on a non-binding, advisory basis, “FOR” the compensation payments that will or may be made to certain of ANDX’s named executive officers in connection with the Merger. For a further discussion of the recommendation of the ANDX Board, please read “The Merger—Recommendation of the ANDX Board” beginning on page 57.

Reasons for the Recommendation of the ANDX Board (page 58)

The reasons for the recommendation of the ANDX Board are described in the section entitled “The Merger—Reasons for the Recommendation of the ANDX Board” beginning on page 58.

Opinion of Financial Advisor to the ANDX Conflicts Committee (page 59)

Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the ANDX Conflicts Committee that, as of May 7, 2019 and based upon and subject to the factors and assumptions set forth therein, the Public Unitholder Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of the Public Unitholder Eligible Units.

The full text of the written opinion of Goldman Sachs, dated May 7, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the ANDX Conflicts Committee in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Public Unitholder Eligible Units should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between the ANDX Conflicts Committee and Goldman Sachs, the ANDX Conflicts Committee has agreed to pay Goldman Sachs a transaction fee of $4,000,000, $250,000 of which became payable upon the receipt by the ANDX Conflicts Committee of MPLX’s initial acquisition proposal, and the remainder of which is contingent upon consummation of the Merger. Goldman Sachs may receive an additional fee of up to $2,500,000 at the ANDX Conflicts Committee’s sole discretion.

No MPLX Unitholder Approval Required (page 79)

The approval and adoption of the Merger Agreement and the Merger by MPLX does not require the affirmative vote or consent any holder of MPLX units (the “MPLX Unitholders”).

Interests of Directors and Executive Officers of ANDX GP in the Merger (page 73)

ANDX GP’s executive officers and directors have interests in the Merger and related transactions, that may be different from, or in addition to, the interests of ANDX Unitholders generally. The members of the ANDX Conflicts Committee and the ANDX Board were aware of and considered these interests, among other matters, when they approved the Merger Agreement and recommended that ANDX Common Unitholders approve the Merger. These interests are described in more detail in the section entitled “The Merger—Interests of Directors and Executive Officers of ANDX GP in the Merger” beginning on page 73.

Conditions to the Completion of the Merger (page 94)

Under the Merger Agreement, the respective obligations of MPLX, MPLX GP, ANDX, ANDX GP and Merger Sub to complete the Merger are subject to the satisfaction or waiver at or prior to the closing of the Merger of the following conditions:

•

Effectiveness of the Registration Statement. The registration statement of which this consent statement/prospectus forms a part must have become effective under the Securities Act and must not be the subject of any stop order issued by the SEC or any pending proceedings initiated by the SEC seeking such a stop order.

•

Written Consent. The written consent of holders of a majority of the outstanding ANDX Common Units approving the Merger Agreement and the transactions contemplated thereby must have been obtained in accordance with applicable law and filed with the minutes of proceedings of ANDX, and such written consent must not have been amended, modified, withdrawn, terminated or revoked.

•

No Orders. There must not have been enacted, issued, promulgated, enforced or entered by any court or other governmental entity of competent jurisdiction any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement.

•	NYSE Listing. The MPLX Common Units issuable to the holders of ANDX Common Units pursuant to the Merger Agreement must have been authorized for listing on the NYSE upon official notice of issuance.

•

Tax Opinions. MPLX and ANDX must have received tax opinions from their respective legal counsel relating to the classification of their gross income as “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code (the “Code”).

Under the Merger Agreement, the respective obligations of MPLX, MPLX GP and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

certain representations and warranties of ANDX and ANDX GP regarding aspects of ANDX’s capitalization must be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date), except for such inaccuracies as would not be material in amount or effect;

•

the representations and warranties of ANDX and ANDX GP regarding the absence of any material adverse effect on ANDX and its subsidiaries since December 31, 2018 must be true and correct as of the date of the Merger Agreement;

•

certain representations and warranties of ANDX and ANDX GP regarding organization and good standing, corporate authority, approval and fairness, and takeover statutes must be true and correct, without regard to materiality, material adverse effect or similar qualifiers, in all material respects as of the date of the Merger Agreement and as of the closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be true and correct as of such other date);

•

the other representations and warranties of ANDX and ANDX GP must be true and correct, without regard to materiality, material adverse effect or similar qualifiers, as of the date of the Merger Agreement and as of the closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•	ANDX and ANDX GP must have performed in all material respects all of their obligations under the Merger Agreement required to be performed at or prior to the Closing Date;

•	there must not have occurred any material adverse effect on ANDX and its subsidiaries since the date of the Merger Agreement;

•	MPLX, MPLX GP and Merger Sub must have received a certificate signed by an executive officer of ANDX to the effect that the foregoing closing conditions have been satisfied; and

•	MPLX must have received an opinion from Jones Day related to certain tax matters as outlined in the Merger Agreement.

Under the Merger Agreement, the respective obligations of ANDX and ANDX GP to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

certain representations and warranties of MPLX and MPLX GP regarding aspects of their capitalization and the capitalization of Merger Sub must be true and correct as of the date of the Merger Agreement and as of the date of the closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date), except for such inaccuracies as would not be material in amount or effect;

•

the representations and warranties of MPLX and MPLX GP regarding the absence of any material adverse effect on MPLX and its subsidiaries since December 31, 2018 must be true and correct as of the date of the Merger Agreement;

•

certain representations and warranties of MPLX and MPLX GP regarding due organization and good standing, corporate authority and takeover statutes must be true and correct, without regard to materiality, material adverse effect or similar qualifiers, in all material respects as of the date of the Merger Agreement and as of the closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date);

•

the other representations and warranties of MPLX and MPLX GP must be true and correct, without regard to materiality, material adverse effect or similar qualifiers, as of the date of the Merger Agreement and as of the date of the closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on MPLX and its subsidiaries;

•	MPLX, MPLX GP and Merger Sub must have performed in all material respects all of their obligations under the Merger Agreement required to be performed at or prior to the Closing Date;

•	there must not have occurred any material adverse effect on MPLX and its subsidiaries since the date of the Merger Agreement;

•	ANDX and ANDX GP must have received a certificate signed by an executive officer of MPLX to the effect that the foregoing closing conditions have been satisfied; and

•	ANDX must have received an opinion from Vinson & Elkins L.L.P. related to certain tax matters as outlined in the Merger Agreement.

Termination (page 96)

ANDX and MPLX may terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger by mutual written consent of ANDX and MPLX.

The Merger Agreement may also be terminated and abandoned by either ANDX or MPLX if:

•	the completion of the Merger does not occur by the termination date; or

•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable.

In addition, the Merger Agreement may be terminated and abandoned by ANDX and ANDX GP if there has been a breach of any representation, warranty, covenant or agreement made by MPLX, MPLX GP or Merger Sub in the Merger Agreement, or any such representation and warranty shall have become untrue after the date of the Merger Agreement, such that the condition to closing relating to the accuracy of the representations of MPLX and MPLX GP or the condition to closing relating to the covenants or agreements of MPLX and MPLX GP would not be satisfied, and such breach or condition is not curable or, if curable, is not cured by the termination date.

The Merger Agreement may be further terminated or abandoned by MPLX and MPLX GP if there has been a breach of any representation, warranty, covenant or agreement made by ANDX and ANDX GP in the Merger Agreement, or any such representation and warranty shall have become untrue after the date of the Merger Agreement, such that the condition to closing relating to the accuracy of the representations of ANDX and ANDX GP, or the condition to closing relating to the covenants or agreements of ANDX and ANDX GP would not be satisfied, and such breach or condition is not curable or, if curable, is not cured by the termination date.

No Dissenters’ Rights (page 169)

Holders of ANDX Common Units do not have appraisal rights under applicable law or contractual appraisal rights under the ANDX Partnership Agreement or the Merger Agreement.

Regulatory Matters (page 92)

In connection with the Merger, MPLX intends to make all required filings under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as any required filings or applications with the NYSE. ANDX and MPLX are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is applicable to the Merger.

The Merger is not reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and therefore no filings with respect to the Merger were required with the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”).

Material U.S. Federal Income Tax Consequences of the Merger (page 99)

The tax consequences of the Merger to each ANDX Unitholder will depend on such unitholder’s own situation. The tax discussions in this consent statement/prospectus focus on the U.S. federal income tax consequences generally applicable to individuals who are residents or citizens of the U.S. that acquired their units for cash and hold their units as capital assets, and these discussions have only limited application to other unitholders. ANDX Unitholders are urged to consult their tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the Merger to them.

For U.S. federal income tax purposes, the Merger is intended to be a “merger” of ANDX and MPLX with MPLX treated as the resulting partnership following the Merger.

Accordingly, (1) ANDX will be deemed to contribute all of its assets to MPLX in exchange for (i) MPLX Common Units, MPLX Series B Preferred Units, MPLX TexNew Mex Units and the MPLX Special Limited Partner Interest, (ii) the assumption of ANDX’s liabilities, and (iii) cash received in lieu of fractional MPLX Common Units, followed by (2) a liquidation of ANDX in which (i) MPLX Common Units and cash are distributed to the ANDX Common Unitholders, (ii) MPLX Series B Preferred Units are distributed to the holders of the ANDX Series A Preferred Units, (iii) MPLX TexNew Mex Units are distributed to the holder of ANDX TexNew Mex Units, and (iv) the MPLX Special Limited Partner Interest is distributed to the holder of the ANDX Special Limited Partner Interest. Except (i) with respect to actual or deemed distributions made to an ANDX Unitholder in an amount in excess of the ANDX Unitholder’s tax basis in the unitholder’s units, including as a result of the cash received in lieu of fractional MPLX Common Units or a net decrease in an ANDX Common Unitholder’s share of nonrecourse liabilities as a result of the Merger, (ii) to the extent contributions of cash or other property to ANDX after the date of the Merger Agreement and prior to the effective time of the Merger are treated as part of a “disguised sale” of property, or (iii) to the extent an ANDX Common Unitholder is treated as receiving any non-pro rata merger consideration, no gain or loss should be recognized for U.S. federal income tax purposes by ANDX Unitholders as a result of the Merger. ANDX will specially allocate unrealized gain and loss to the capital accounts of ANDX Common Unitholders in an effort to achieve relative capital accounts consistent with the Public Unitholder Exchange Ratio and the Affiliated Unitholder Exchange Ratio. In the event such allocations are insufficient, ANDX may specially allocate gross income and loss among the ANDX Common Unitholders in the ANDX taxable period ending on the effective date of the Merger to achieve capital accounts consistent with the Public Unitholder Exchange Ratio or the Affiliated Unitholder Exchange Ratio, as applicable. Following the Merger, each holder of MPLX Common Units (each an “MPLX Common Unitholder” and, collectively, the “MPLX Common Unitholders”) and MPLX Series B Preferred Units, including the ANDX Unitholders that receive MPLX Common Units or MPLX Series B Preferred Units in the Merger, will be treated as a partner of MPLX for U.S. federal income tax purposes. For additional information, please read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 99.

Accounting Treatment of the Merger (page 79)

In accordance with the guidance under Accounting Standards Codification Topic 805: Business Combinations, the Merger transactions will be accounted for as a reorganization of entities under common control. The assets and liabilities of ANDX transferred between entities under common control will be recorded by MPLX based on MPC’s historical cost basis as of October 1, 2018 resulting from MPC’s preliminary purchase price accounting.

Listing of MPLX Common Units; Delisting and Deregistration of ANDX Common Units (page 79)

MPLX expects to obtain approval to list the MPLX Common Units to be issued pursuant to the Merger Agreement on the NYSE, which approval is a condition to the closing of the Merger. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, will be paid by the party incurring such expenses, except that MPLX and ANDX will each pay for one-half of (a) any filing fees with respect to the registration statement of which this consent statement/prospectus forms a part and (b) the costs of printing and mailing of the consent statement/prospectus.

Comparison of Unitholders’ Rights (page 139)

Upon completion of the Merger, ANDX Unitholders will become MPLX Unitholders and their rights will be governed by the MPLX Partnership Agreement. There are certain differences between the current rights of

ANDX Unitholders under the ANDX Partnership Agreement and the rights to which they will be entitled to as MPLX Unitholders under the MPLX Partnership Agreement. See the sections entitled “Comparison of Unitholders’ Rights” and “Comparison of Preferred Unitholders’ Rights” beginning on pages 139 and 160, respectively, for a comparison of unitholder rights under the ANDX Partnership Agreement and the MPLX Partnership Agreement.

Risk Factors (page 28)

In addition to the other information contained in or incorporated by reference herein, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26, ANDX Unitholders should carefully consider the following risks before deciding whether to consent to the Merger. ANDX Unitholders should also consider the other information in this consent statement/prospectus and the other documents incorporated by reference herein, particularly the risk factors contained in MPLX’s and ANDX’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. See the section entitled “Where You Can Find More Information” beginning on page 172.

•

The number of MPLX Common Units that holders of ANDX Common Units will be entitled to receive in the Merger is based upon a fixed Public Unitholder Exchange Ratio and Affiliated Unitholder Exchange Ratio. As a result, ANDX Common Unitholders cannot be certain of the precise value of the applicable merger consideration.

•	The market price of MPLX Common Units will continue to fluctuate after the Merger.

•	The market price of MPLX Common Units may be affected by factors different from those that historically have affected the market price of ANDX Common Units.

•	The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.

•

Failure to complete the Merger could negatively impact the price of MPLX Common Units and the price of ANDX Common Units, as well as MPLX’s and ANDX’s respective future businesses and financial results.

•	MPLX Unitholders and ANDX Unitholders will have a reduced ownership in the combined partnership as compared to their ownership in MPLX and ANDX, respectively, prior to the Merger.

•

The number of outstanding MPLX Common Units will increase and MPLX will have outstanding an additional class of preferred units as a result of the Merger, which could make it more difficult for MPLX to pay the current level of quarterly distributions.

•

A downgrade in MPLX’s credit ratings following the Merger could impact the combined partnership’s access to capital and costs of doing business, and independent third parties control and maintain its credit ratings.

•	The Merger is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all.

•	MPLX and ANDX will be subject to business uncertainties while the Merger is pending, which could adversely affect their respective businesses.

•	Directors and executive officers of ANDX GP may have interests in the Merger that are different from, or in addition to, the interests of ANDX Unitholders.

•	ANDX and ANDX GP may be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the completion of the Merger.

•	The Merger may not be accretive, and may be dilutive, to MPLX’s earnings per unit, which may negatively affect the market price of MPLX Common Units.

•	MPLX and ANDX will incur significant transaction and Merger-related costs in connection with the Merger, which may be in excess of those anticipated by MPLX and ANDX.

•

The unaudited pro forma condensed combined financial statements and unaudited forecasted financial information included in this consent statement/prospectus are presented for illustrative purposes only and do not represent the actual financial position or results of operations of the combined partnership following the Merger.

•	The integration of MPLX and ANDX may not be as successful as anticipated.

•	Even if MPLX and ANDX complete the Merger, MPLX may fail to realize all of the anticipated benefits of the proposed Merger.

•	The market price of MPLX Common Units may decline in the future as a result of the sale of MPLX Common Units held by former ANDX Unitholders or current MPLX Unitholders.

•

The combined partnership will record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined partnership in the future.

•	ANDX Unitholders will have different rights as MPLX Unitholders under the MPLX Partnership Agreement than they currently have as ANDX Unitholders under the ANDX Partnership Agreement.

•	No ruling has been obtained with respect to the U.S. federal income tax consequences of the Merger.

•	The expected U.S. federal income tax consequences of the Merger are dependent upon MPLX and ANDX being treated as partnerships for U.S. federal income tax purposes.

•	ANDX Unitholders could recognize taxable income or gain for U.S. federal income tax purposes, in certain circumstances, as a result of the Merger.

•

Treatment of preferred distributions as guaranteed payments for the use of capital creates a different tax treatment for the holders of the MPLX Series B Preferred Units than the holders of MPLX Common Units.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MPLX

The following table presents selected historical consolidated financial data for MPLX as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 and selected historical condensed consolidated financial data as of and for the three months ended March 31, 2019 and 2018. The selected historical consolidated financial data for each of the years ended December 31, 2018, 2017 and 2016 and as of December 31, 2018 and 2017 have been derived from MPLX’s audited consolidated financial statements and related notes included in its Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein. The selected historical consolidated financial data of MPLX for each of the years ended December 31, 2015 and 2014 and as of December 31, 2016, 2015 and 2014 have been derived from MPLX’s selected financial data presented in Item 6 included in its Annual Report on Form 10-K for the year ended December 31, 2018, which included recasted historical results of predecessors. The selected historical condensed consolidated financial data as of March 31, 2019 and for the three months ended March 31, 2019 and 2018 have been derived from MPLX’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which is incorporated by reference herein. The selected historical condensed consolidated balance sheet data as of March 31, 2018 has been derived from MPLX’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, which has not been incorporated by reference herein.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in MPLX’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page 172.

	Year Ended December 31,					Three Months Ended March 31,
	2018	2017	2016	2015	2014	2019	2018
	(In millions, except per unit amounts)
Consolidated Statements of Income Data:
Total Revenues and Other Income	$6,425	$3,867	$3,029	$1,101	$793	$1,646	$1,420
Income from Operations	2,503	1,191	683	381	245	678	557
Net Income	1,834	836	434	333	239	509	423
Net Income Attributable to MPLX LP	1,818	794	233	156	121	503	421
Limited Partners’ Interest in Net Income Attributable to MPLX LP	1,743	411	1	99	115	483	405
Net Income Attributable to MPLX LP Per Limited Partner Unit:
Common—Basic	2.29	1.07	—	1.23	1.55	0.61	0.61
Common—Diluted	2.29	1.06	—	1.22	1.55	0.61	0.61
Subordinated—Basic and Diluted	—	—	—	0.11	1.50	—	—
Cash Distributions Declared Per Limited Partner Unit	2.5300	2.2975	2.0500	1.8200	1.4100	0.6575	0.6175

	As of December 31,					As of March 31,
	2018	2017	2016	2015	2014	2019	2018
	(In millions)
Consolidated Balance Sheet Data:
Property, Plant and Equipment, Net	$14,639	$12,187	$11,408	$10,214	$1,324	$14,816	$13,291
Total Assets	22,779	19,500	17,509	16,404	1,544	23,584	21,006
Long-Term Debt, Including Capital Leases	13,392	6,945	4,422	5,255	644	13,832	11,861
Redeemable Preferred Units	1,004	1,000	1,000	—	—	1,004	1,000

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ANDX

The following table presents selected historical consolidated financial data for ANDX as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 and selected historical condensed consolidated financial data as of and for the three months ended March 31, 2019 and 2018. The selected historical consolidated financial data for each of the years ended December 31, 2018, 2017 and 2016 and as of December 31, 2018 and 2017 have been derived from ANDX’s audited consolidated financial statements and related notes included in its Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein. The selected historical consolidated financial data of ANDX for each of the years ended December 31, 2015 and 2014 and as of December 31, 2016, 2015 and 2014 have been derived from ANDX’s selected financial data as presented in Item 6 included in its Annual Report on Form 10-K for the year ended December 31, 2018, which included recasted historical results of predecessors. The selected historical condensed consolidated financial data as of March 31, 2019 and for the three months ended March 31, 2019 and 2018 have been derived from ANDX’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which is incorporated by reference herein. The selected historical condensed consolidated balance sheet data as of March 31, 2018 has been derived from ANDX’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, which has not been incorporated by reference herein.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in ANDX’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page 172.

	Year Ended December 31,					Three Months Ended March 31,
	2018(a)	2017(a)	2016(a)	2015(a)	2014(a)	2019	2018(a)
	(In millions, except per unit amounts)
Statements of Consolidated Operations Data:
Revenues(b)	$2,380	$3,249	$1,669	$1,112	$600	$630	$546
Net Earnings	600	306	277	249	56	157	131
Loss Attributable to Predecessors	28	43	62	43	46	—	8
Net Earnings Attributable to Noncontrolling Interests	—	—	—	(20)	(3)	—	—
Net Earnings Attributable to Partners	628	349	339	272	99	157	139
Preferred Unitholders’ Interest in Net Earnings	44	3	—	—	—	10	14
General Partner’s Interest in Net Earnings, Including Incentive Distribution Rights	—	79	152	73	43	—	—
Limited Partners’ Interest in Net Earnings	584	267	187	199	43	147	125
Subordinated Unitholder’s Interest in Net Earnings	—	—	—	—	13	—	—
Net Earnings per Limited Partner Unit:
Common—Basic	2.57	2.11	1.87	2.33	0.96	0.60	0.59
Common—Diluted	2.57	2.11	1.87	2.33	0.96	0.60	0.59
Subordinated—Basic and Diluted	—	—	—	—	0.62	—	—
Cash Distributions Paid per Limited Partner Unit	4.0750	3.8062	3.3070	2.8350	2.4125	1.0300	1.000

	As of December 31,					As of March 31,
	2018(a)	2017(a)	2016(a)	2015(a)	2014(a)	2019	2018(a)
	(In millions)
Consolidated Balance Sheet Data:
Total Assets	$10,295	$9,505	$6,589	$5,131	$4,955	$10,534	$9,663
Total Debt, Net of Unamortized Issuance Costs	4,964	4,128	4,054	2,844	2,544	5,125	4,149

(a)

Includes the historical results related to ANDX and the acquired assets from Andeavor and Andeavor’s subsidiaries. For the years ended 2015 and 2014, retrospectively adjusted amounts for the acquisition of Permian, refining logistics and asphalt assets from Andeavor on August 6, 2018 (the “2018 Drop Down”) are not shown because management does not believe presentation of these impacts is material to an investor’s understanding of ANDX’s current operations. Other than certain assets included in the 2018 Drop Down, Western Refining Logistics, LP (“WNRL”) and transportation regulated by the Federal Energy Regulatory Commission and the Regulatory Commission of Alaska tariffs charged to the sponsor on the refined products pipeline included in the logistics assets acquired in 2014, the acquired assets from Andeavor and Andeavor’s subsidiaries did not record revenue for transactions with Andeavor for certain assets acquired prior to the effective date of each acquisition.

(b)

Due to the adoption of Accounting Standards Codification (“ASC”) 606 effective January 1, 2018, the revenues and costs associated with the fuel purchase and supply arrangements for the year ended December 31, 2018 were netted.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial statement data has been prepared to assist in the analysis of financial effects of the Merger between MPLX and ANDX. The information under “Pro Forma Condensed Statement of Combined Income Data” in the table below gives effect to the Merger and related transactions as if they had been consummated on January 1, 2018, the beginning of the earliest period presented. The information under “Pro Forma Condensed Combined Balance Sheet Data” in the table below assumes the Merger and related transactions had been consummated on March 31, 2019.

MPC accounted for the acquisition of Andeavor, including its interest in ANDX, using the acquisition method of accounting, which requires Andeavor assets and liabilities to be recorded at fair value as of the acquisition date. MPC will complete a final determination of the fair value of certain assets and liabilities within the one year measurement period from the date of the acquisition as required by FASB ASC Topic 805, “Business Combinations.” Due to the level of effort required to develop fair value measurements, the valuation studies necessary to determine the fair value of assets acquired and liabilities assumed are still considered to be preliminary by MPC, including the underlying cash flows used to determine the fair value of identified intangible assets and economic obsolescence adjustments to property, plant and equipment. The size and the breadth of the Andeavor acquisition necessitates the use of the one-year measurement period to fully analyze all the factors used in establishing the asset and liability fair values as of the acquisition date, including, but not limited to, property, plant and equipment, intangible assets, real property, leases, environmental and asset retirement obligations and the related tax impacts of any changes made. Any potential adjustments made could be material in relation to the preliminary values recorded by MPC and subsequently recorded by MPLX in relation to MPLX’s acquisition of ANDX.

The information presented below should be read in conjunction with the historical consolidated financial statements and related notes of MPLX and ANDX filed by each with the SEC, and incorporated by reference into this document, and with the unaudited pro forma condensed combined financial statements of MPLX and ANDX, including the related notes, appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 126. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of results that actually would have occurred or that may occur in the future had the Merger been completed on the dates indicated, or the future operating results or financial position of the combined partnership following the Merger. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 28.

(in millions, except per unit amounts)	Three Months Ended March 31, 2019	Year Ended December 31, 2018
Pro Forma Condensed Statement of Combined Income Data:
Total Revenues and Other Income	$2,282	$8,838
Income from Operations	889	3,292
Net Income	668	2,422
Limited Partners’ Interest in Net Income Attributable to MPLX LP	632	2,315
Net Income Attributable to MPLX LP per Limited Partner Unit:
Common—Basic	0.60	2.30
Common—Diluted	0.60	2.30
Cash Distribution Declared per Common Unit	0.72	2.86

As of March 31, 2019
Pro Forma Condensed Combined Balance Sheet Data:
Total Assets	$40,627
Long-Term Debt, Including Capital Leases	18,476
Total Liabilities	21,612
Redeemable Preferred Units	1,004
Total Equity	18,011

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER UNIT FINANCIAL DATA

Presented below are MPLX’s and ANDX’s historical and unaudited pro forma per unit data for the three months ended March 31, 2019 and the year ended December 31, 2018. Except for the historical information for the year ended December 31, 2018, the information provided in the table below is unaudited. This information should be read together with the historical consolidated financial statements and related notes of MPLX and ANDX filed by each with the SEC, and incorporated by reference in this consent statement/prospectus, and with the unaudited pro forma condensed combined financial statements included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 126.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined partnership. The pro forma information, although helpful in illustrating the financial characteristics of the combined partnership under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the Merger and, accordingly, do not attempt to predict or suggest future results. Specifically, the pro forma information excludes projected synergies expected to be achieved as a result of the Merger, including any associated costs that may be required to be incurred to achieve the identified synergies. The pro forma information also excludes the effects of transaction costs associated with the Merger, costs associated with any restructuring, integration activities or asset dispositions resulting from the Merger and expenses associated with accelerated vesting of compensation awards as they are currently not known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the Closing Date. However, such costs could affect the combined company following the Merger in the period the costs are incurred or recorded. Further, the pro forma information does not reflect the effect of any regulatory actions that may impact the results of the combined company following the Merger.

The historical book value per unit is computed by dividing unitholders’ equity by the number of common units outstanding at the end of the period. The pro forma earnings per unit of the combined partnership is computed by dividing the pro forma earnings by the pro forma weighted average number of units outstanding. The pro forma book value per unit of the combined partnership is computed by dividing total pro forma unitholders’ equity by the pro forma number of common units outstanding at the end of the period. The pro forma book value per unit of the combined partnership is computed as if the Merger had been completed on March 31, 2019.

	Three Months Ended March 31, 2019	Year Ended December 31, 2018
MPLX Historical Data:
Net income attributable to MPLX per Common Unit
Common—Basic	$0.61	$2.29
Common—Diluted	0.61	2.29
Cash distributions declared per Common Unit	0.6575	2.5300
Net book value per Common Unit	8.41	8.45
ANDX Historical Data:
Net earnings per Common Unit
Common—Basic	$0.60	$2.57
Common—Diluted	0.60	2.57
Cash distributions declared per Common Unit	1.0300	4.105
Net book value per Common Unit	16.28	16.58
Pro Forma Combined Data:
Net income attributable to combined partnership per Common Unit
Common—Basic	$0.60	$2.30
Common—Diluted	0.60	2.30
Cash distributions declared per Common Unit	0.72	2.86
Net book value per Common Unit	16.25	N/A
Pro Forma Combined Equivalent Data:
Net income attributable to combined partnership per Common Unit
Common—Basic	$0.64	$2.46
Common—Diluted	0.64	2.46
Cash distributions declared per Common Unit	0.77	3.06
Net book value per Common Unit	17.39	N/A

COMPARATIVE PER UNIT MARKET PRICE AND DISTRIBUTION INFORMATION

Trading Symbols

MPLX Common Units are currently listed on the NYSE under the ticker symbol “MPLX.” ANDX Common Units are currently listed on the NYSE under the ticker symbol “ANDX.”

Comparison of MPLX and ANDX Market Prices and Equivalent Market Value of the Merger Consideration

The following table presents per unit closing prices of MPLX Common Units and ANDX Common Units on (i) May 7, 2019, the last trading day before the public announcement of the Merger, and (ii)                     , the most recent practicable trading day before the date of this consent statement/prospectus. This table also presents the equivalent market value per ANDX Common Unit on such dates. The equivalent market value per ANDX Common Unit has been determined by multiplying the closing price of MPLX Common Units on those dates by the applicable exchange ratio, as if the Merger had been effective on such date, rounded to the nearest cent.

	MPLX Common Units		ANDX Common Units		Equivalent Market Value per ANDX Common Unit for Public Common Unitholders		Equivalent Market Value per ANDX Common Unit for Affiliated Common Unitholders
May 7, 2019		$32.19		$33.85		$36.54		$33.25
, 2019	$		$		$		$

Although the applicable exchange ratios are fixed, the market prices of MPLX Common Units and ANDX Common Units will fluctuate prior to the consummation of the Merger, and the market value of the applicable merger consideration ultimately received by ANDX Common Unitholders will depend on the closing price of MPLX Common Units on the day the Merger is consummated. Thus, ANDX Common Unitholders will not know the exact market value of the applicable merger consideration they will receive until the closing of the Merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This consent statement/prospectus, and the documents to which ANDX and MPLX refer you in this consent statement/prospectus, as well as oral statements made or to be made by ANDX and MPLX, include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act and Section 21E of the Exchange Act, which are referred to as the safe harbor provisions. Words such as “may,” “will,” “could,” “would,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “guidance,” “continue,” “future,” “potential,” “intend,” “plan,” “assume,” “believe,” “forecast,” “look,” “build,” “focus,” “create,” “work,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements with respect to the businesses, strategies and plans of ANDX and MPLX, their expectations relating to the Merger and their future financial condition and performance. ANDX and MPLX caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. When considering forward-looking statements, investors should keep in mind the risk factors and other cautionary statements described in the section entitled “Risk Factors” beginning on page 28. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:

•	the risk that the Merger Agreement may be terminated in accordance with its terms and that the Merger may not be completed;

•	the risk that the Merger may not be accretive, and may be dilutive, to MPLX’s earnings per unit, which may negatively affect the market price of MPLX Common Units;

•	the possibility that MPLX and ANDX will incur significant transaction and other costs in connection with the Merger, which may be in excess of those anticipated by MPLX or ANDX;

•	the risk that MPLX may fail to realize the benefits expected from the Merger;

•	the risk that the combined partnership may be unable to achieve cost-cutting synergies or that it may take longer than expected to achieve those synergies;

•	the risk that any announcements relating to, or the completion of, the Merger could have adverse effects on the market price of MPLX Common Units;

•

the risk that the Merger and its announcement and/or completion could have an adverse effect on the ability of MPLX and ANDX to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers; and

•	the risks applicable to MPLX’s and ANDX’s operating results and businesses generally.

Such factors are difficult to predict and in many cases may be beyond the control of MPLX and ANDX. MPLX’s and ANDX’s forward-looking statements are based on assumptions that MPLX and ANDX, respectively, believe to be reasonable but that may not prove to be accurate. Consequently, all of the forward-looking statements MPLX and ANDX make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, the information contained under this heading and the information detailed in MPLX’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, and in ANDX’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019. See the section entitled “Where You Can Find More Information” beginning on page 172.

MPLX and ANDX undertake no obligation to update any such forward-looking statements to reflect events or circumstances that occur, or which they become aware of, except as required by applicable law or regulation. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based only on information available as of the date hereof.

RISK FACTORS

In addition to the other information contained in or incorporated by reference herein, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26, ANDX Common Unitholders should carefully consider the following risks before deciding whether to consent to the Merger. ANDX Common Unitholders should also consider the other information in this consent statement/prospectus and the other documents incorporated by reference herein, particularly the risk factors contained in MPLX’s and ANDX’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. See the section entitled “Where You Can Find More Information” beginning on page 172.

Risks Relating to the Merger

The number of MPLX Common Units that holders of ANDX Common Units will be entitled to receive in the Merger is based upon a fixed Public Unitholder Exchange Ratio and Affiliated Unitholder Exchange Ratio. As a result, ANDX Common Unitholders cannot be certain of the precise value of the applicable merger consideration.

The Public Unitholder Exchange Ratio and Affiliated Unitholder Exchange Ratio are fixed, meaning that they do not change and are not dependent upon the relative values of MPLX Common Units and ANDX Common Units. There will be no adjustment to the Public Unitholder Exchange Ratio or Affiliated Unitholder Exchange Ratio for changes in the market price of MPLX Common Units or ANDX Common Units prior to the completion of the Merger. If the Merger is completed, there will be a time lapse between the date of this consent statement/prospectus and the date on which ANDX Unitholders entitled to receive the applicable merger consideration actually receive such applicable merger consideration. The market value of MPLX Common Units may fluctuate during and after these periods as a result of a variety of factors, including general market and economic conditions, changes in MPLX’s businesses, operations and prospects and regulatory considerations. Such factors are difficult to predict and in many cases may be beyond the control of MPLX and ANDX. Consequently, at the time ANDX Common Unitholders must decide whether to adopt the Merger Agreement, they will not know the actual market value of the applicable merger consideration they will receive when the Merger is completed. The actual value of the applicable merger consideration received by ANDX Common Unitholders at the completion of the Merger will depend on the market value of the MPLX Common Units at that time. This market value may differ, possibly materially, from the market value of MPLX Common Units at the time the Merger Agreement was entered into or at any other time. For additional information about the ANDX per unit applicable merger consideration, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 81.

The market price of MPLX Common Units will continue to fluctuate after the Merger.

Upon completion of the Merger, holders of ANDX Common Units will become holders of MPLX Common Units. The market price of MPLX Common Units may fluctuate significantly following completion of the Merger and holders of ANDX Common Units could lose some or all of the value of their investment in MPLX Common Units. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, the MPLX Common Units, regardless of MPLX’s actual operating performance.

The market price of MPLX Common Units may be affected by factors different from those that historically have affected the market price of ANDX Common Units.

Upon completion of the Merger, holders of ANDX Common Units will become holders of MPLX Common Units. The businesses of MPLX differ from those of ANDX in certain respects, and, accordingly, the financial position or results of operations and/or cash flows of MPLX after the Merger, as well as the market price of MPLX Common Units, may be affected by factors different from those currently affecting the financial position or results of operations and/or cash flows of ANDX. Following the completion of the Merger, ANDX will be part of a larger company with other lines of business and a broader geographic footprint, so decisions affecting ANDX may be made in respect of the larger combined business as a whole rather than the ANDX businesses individually. For a discussion of the businesses of MPLX and ANDX and of some important factors to consider in connection with those businesses, see the section entitled “Information About the Parties” beginning on page 37, and the documents incorporated by reference in the section entitled “Where You Can Find More Information” beginning on page 172, including, in particular, in the sections entitled “Risk Factors” in each of MPLX’s Annual Report on Form 10-K for the year ended December 31, 2018 and ANDX’s Annual Report on Form 10-K for the year ended December 31, 2018.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.

The Merger Agreement is subject to a number of conditions that must be satisfied or waived in order to complete the Merger. Those conditions include, among others: adoption of the Merger Agreement by ANDX Common Unitholders, the accuracy of representations and warranties under the Merger Agreement (subject to the materiality standards set forth in the Merger Agreement) and MPLX’s and ANDX’s performance of their respective obligations under the Merger Agreement in all material respects. These conditions to the closing of the Merger may not be fulfilled in a timely manner or at all, and, accordingly, the Merger may be delayed or may not be completed.

In addition, if the Merger is not completed by November 8, 2019, either MPLX or ANDX may choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time. In addition, MPLX and ANDX may elect to terminate the Merger Agreement in certain other circumstances. See the section entitled “The Merger Agreement—Termination” beginning on page 96.

Failure to complete the Merger could negatively impact the price of MPLX Common Units and the price of ANDX Common Units, as well as MPLX’s and ANDX’s respective future businesses and financial results.

If the Merger is not completed for any reason, MPLX’s and ANDX’s respective businesses and financial results may be adversely affected as follows:

•	MPLX and ANDX may experience negative reactions from the financial markets, including negative impacts on the market price of MPLX Common Units and ANDX Common Units;

•

the manner in which customers, vendors, business partners and other third parties perceive MPLX and ANDX may be negatively impacted, which in turn could affect MPLX’s and ANDX’s marketing operations or their ability to compete for new business or obtain renewals in the marketplace more broadly;

•	MPLX and ANDX may experience negative reactions from employees; and

•

MPLX and ANDX will have expended time and resources that could otherwise have been spent on MPLX’s and ANDX’s existing businesses and the pursuit of other opportunities that could have been beneficial to each company, and MPLX’s and ANDX’s ongoing business and financial results may be adversely affected.

MPLX Unitholders and ANDX Unitholders will have a reduced ownership in the combined partnership as compared to their ownership in MPLX and ANDX, respectively, prior to the Merger.

At the effective time of the Merger, each ANDX Common Unitholder that receives MPLX Common Units will become an MPLX Common Unitholder, with a percentage of ownership of MPLX that is smaller than such unitholder’s percentage ownership in ANDX prior to the Merger. Following the completion of the Merger, the former holders of ANDX Common Units are estimated to own approximately 25% of the outstanding MPLX Common Units immediately after the Merger and current holders of MPLX Common Units as a group are estimated to own approximately 75% of the outstanding MPLX Common Units immediately after the Merger.

The number of outstanding MPLX Common Units will increase and MPLX will have outstanding an additional class of preferred units as a result of the Merger, which could make it more difficult for MPLX to pay the current level of quarterly distributions.

As of May 21, 2019, there were approximately 794,349,225 MPLX Common Units outstanding. MPLX anticipates that it will issue approximately 263 million MPLX Common Units in connection with the Merger. Accordingly, the aggregate dollar amount required to pay the current per unit quarterly distribution on all MPLX Common Units will increase, which could increase the likelihood that MPLX will not have sufficient funds to pay the current level of quarterly distributions to all MPLX Unitholders. Using a $0.6575 per MPLX Common Unit distribution (the amount MPLX paid with respect to the first fiscal quarter of 2019 on May 15, 2019), the aggregate cash distribution paid to MPLX Unitholders on MPLX Common Units totaled approximately $523 million, including a distribution of approximately $332 million to wholly owned subsidiaries of MPC in respect of MPLX Common Units owned by them. Using the same $0.6575 per MPLX Common Unit distribution, the combined pro forma MPLX distribution with respect to the first fiscal quarter of 2019, had the Merger been completed prior to such distribution and giving effect to the ANDX distribution waiver in effect, would have resulted in total cash distributions of approximately $683 million, including a distribution of approximately $425 million to wholly owned subsidiaries of MPC in respect of MPLX Common Units owned by them.

Further, MPLX will issue 600,000 new MPLX Series B Preferred Units in the Merger. MPLX must pay distributions that have accrued on the MPLX Series A Preferred Units and the new MPLX Series B Preferred Units prior to paying any distributions on the MPLX Common Units. Distributions are payable on the MPLX Series A Preferred Units at a rate of the greater of $0.528125 per quarter per MPLX Series A Preferred Unit or the quarterly distribution that the holder would have received on an as-converted basis. MPLX paid approximately $20 million in distributions on the MPLX Series A Preferred Units for the first quarter of 2019. Distributions will initially accrue on the MPLX Series B Preferred Units at a rate of $68.75 per unit per annum, payable on a semi-annual basis, which amounts to total annual distributions of approximately $41 million. The requirement to pay distributions on the new MPLX Series B Preferred Units increases the likelihood that MPLX will not have sufficient funds to pay the current level of distributions to the holders of MPLX Common Units following the completion of the Merger.

A downgrade in MPLX’s credit ratings following the Merger could impact the combined partnership’s access to capital and costs of doing business, and independent third parties control and maintain its credit ratings.

Following the Merger, MPLX will have more debt outstanding on a consolidated basis than it has prior to the Merger, and the Merger may cause rating agencies to reevaluate MPLX’s ratings. A downgrade of MPLX’s credit ratings might increase MPLX’s cost of borrowing and could require MPLX to post collateral with third parties, negatively impacting its available liquidity. MPLX’s ability to access capital markets could also be limited by a downgrade of its credit ratings and other disruptions.

Credit rating agencies perform independent analysis when assigning credit ratings. The analysis includes a number of criteria including, but not limited to, business composition, market and operational risks, as well as various financial tests. Credit rating agencies continue to review the criteria for industry sectors and various debt ratings and may make changes to those criteria from time to time. Credit ratings are not recommendations to buy, sell or hold investments in the rated entity. Ratings are subject to revision or withdrawal at any time by the rating agencies, and MPLX cannot assure that it will maintain its current credit ratings.

The Merger is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all.

The Merger is subject to a number of conditions beyond ANDX’s and MPLX’s control that may prevent, delay or otherwise materially adversely affect its completion. Neither MPLX nor ANDX can predict whether and when these other conditions will be satisfied. Any delay in completing the Merger could cause the combined partnership not to realize some or all of the synergies expected to be achieved if the Merger is successfully completed within its expected time frame. Please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 94.

MPLX and ANDX will be subject to business uncertainties while the Merger is pending, which could adversely affect their respective businesses.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on MPLX and ANDX. These uncertainties could cause customers and others that deal with MPLX and ANDX to seek to change their existing business relationships with MPLX and ANDX, respectively. Retaining employees who provide services to the partnerships may be particularly challenging during the pendency of the Merger, as they may experience uncertainty about their roles with the combined partnership following the Merger. In addition, the Merger Agreement restricts MPLX and ANDX from entering into certain corporate transactions and taking other specified actions without the consent of the other party, and generally requires ANDX to continue its operations in the ordinary course, until completion of the Merger. These restrictions may prevent MPLX and ANDX from pursuing attractive business opportunities that may arise prior to the completion of the Merger. Please see the section entitled “The Merger Agreement—Interim Operations of MPLX and ANDX Pending the Merger,” beginning on page 89, for a description of the restrictive covenants to which MPLX and ANDX are subject.

Directors and executive officers of ANDX GP may have interests in the Merger that are different from, or in addition to, the interests of ANDX Unitholders.

Directors and executive officers of ANDX GP may have interests in the Merger and related transactions, that are different from, or in addition to, the interests of ANDX Unitholders generally. With respect to at least some of the directors and executive officers of ANDX GP, these interests include, among others, positions as directors or officers of MPC, MPLX GP and their respective affiliates; equity holdings in MPC or MPLX; the treatment of outstanding equity-based awards pursuant to the Merger Agreement; and rights to ongoing indemnification and insurance coverage.

These interests are described in more detail in the section entitled “The Merger—Interests of Directors and Executive Officers of ANDX GP in the Merger” beginning on page 73.

ANDX and ANDX GP may be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the completion of the Merger.

Securities class action lawsuits and derivative lawsuits are often brought against partnerships that have entered into merger agreements in an effort to enjoin the subject transactions or seek monetary relief from the parties thereto. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. ANDX and ANDX GP cannot predict the likelihood or outcome of any such lawsuits, or others, nor can they predict the amount of time and expense that would be required to resolve such litigation. An unfavorable resolution of any litigation related to the Merger could delay or prevent its consummation. In addition, the costs of defending the litigation, even if resolved in ANDX’s or ANDX GP’s favor, could be substantial and such litigation could distract ANDX and ANDX GP from pursuing the consummation of the Merger and other potentially beneficial business opportunities.

The Merger may not be accretive, and may be dilutive, to MPLX’s earnings per unit, which may negatively affect the market price of MPLX Common Units.

In connection with the completion of the Merger, based on the number of issued and outstanding ANDX Common Units as of May 21, 2019, MPLX will issue up to approximately 263 million MPLX Common Units. Additionally, approximately 0.2 million MPLX Common Units are expected to be subject to Converted MPLX

Phantom Units following the Merger. The issuance of these new MPLX Common Units could have the effect of depressing the market price of MPLX Common Units, through dilution of earnings per unit or otherwise. Any dilution of, or delay of any accretion to, MPLX earnings per unit could cause the price of MPLX Common Units to decline or increase at a reduced rate.

MPLX and ANDX will incur significant transaction and Merger-related costs in connection with the Merger, which may be in excess of those anticipated by MPLX and ANDX.

Each of MPLX and ANDX has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement, including the costs and expenses of filing, printing and mailing this consent statement/prospectus and all filing and other fees paid to the SEC in connection with the Merger.

MPLX and ANDX expect to continue to incur a number of non-recurring costs associated with completing the Merger, combining the operations of the two partnerships and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the Merger and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs and filing fees.

MPLX and ANDX will also incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs. MPLX and ANDX will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Merger and the integration of the two partnerships’ businesses. Although MPLX and ANDX each expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow MPLX and ANDX to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. See the risk factor entitled “The integration of MPLX and ANDX may not be as successful as anticipated” below.

The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of MPLX following the completion of the Merger.

Many of these costs will be borne by MPLX and/or ANDX even if the Merger is not completed.

The unaudited pro forma condensed combined financial statements and unaudited forecasted financial information included in this consent statement/prospectus are presented for illustrative purposes only and do not represent the actual financial position or results of operations of the combined partnership following the Merger.

The unaudited pro forma condensed combined financial statements and unaudited forecasted financial information contained in this consent statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and do not represent the actual financial position or results of operations of MPLX and ANDX prior to the Merger or that of the combined partnership following the Merger for several reasons. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 126. In addition, the Merger and post-Merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the Merger or in connection with the post-Merger integration process may significantly increase the related costs and expenses incurred by MPLX. The actual financial positions and results of operations of MPLX and ANDX prior to the Merger and that of the combined partnership following the Merger may be different, possibly materially, from the unaudited pro forma condensed combined financial statements or forecasted financial information included in this consent statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial statements and forecasted financial information included in this consent statement/prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of MPLX Common Units may cause a significant change in the purchase price used for MPLX’s accounting purposes and the unaudited pro forma financial statements contained in this consent statement/prospectus.

The integration of MPLX and ANDX may not be as successful as anticipated.

The Merger involves numerous operational, strategic, financial, accounting, legal, tax and other risks; potential liabilities associated with the acquired businesses; and uncertainties related to design, operation and integration of ANDX’s internal control over financial reporting. Difficulties in integrating MPLX and ANDX may result in ANDX performing differently than expected, in operational challenges or in the failure to realize anticipated efficiencies. MPLX’s and ANDX’s existing businesses could also be negatively impacted by the Merger. Potential difficulties that may be encountered in the integration process include, among other factors:

•	the inability to successfully integrate the businesses of MPLX and ANDX in a manner that permits MPLX to achieve the full revenue and cost savings anticipated from the Merger;

•	complexities associated with managing the larger, more complex, integrated business;

•	not realizing anticipated operating synergies;

•	integrating personnel who provide services to the two partnerships while maintaining focus on providing consistent, high-quality products and services;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Merger;

•	loss of key personnel who provide services to the two partnerships;

•	performance shortfalls at one or both of the partnerships as a result of the diversion of management’s attention caused by completing the Merger and integrating the operations of MPLX and ANDX; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Even if MPLX and ANDX complete the Merger, MPLX may fail to realize all of the anticipated benefits of the proposed Merger.

The success of the proposed Merger will depend, in part, on MPLX’s ability to realize the anticipated benefits and cost savings from combining MPLX’s and ANDX’s businesses. The anticipated benefits and cost savings of the proposed Merger may not be realized fully or at all, or may take longer to realize than expected or could have other adverse effects that MPLX does not currently foresee. Some of the assumptions that MPLX has made, such as the achievement of operating synergies and the expansion in opportunities for logistics growth in crude oil production basins and regions, may not be realized. The integration process may, for each of MPLX and ANDX, result in the loss of key personnel who provide services to the two partnerships, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies. There could be potential unknown liabilities and unforeseen expenses associated with the Merger that were not discovered in the course of performing due diligence.

The market price of MPLX Common Units may decline in the future as a result of the sale of MPLX Common Units held by former ANDX Unitholders or current MPLX Unitholders.

Following their receipt of MPLX Common Units as consideration in the Merger, former ANDX Common Unitholders may seek to sell the MPLX Common Units delivered to them. Other MPLX Common Unitholders may also seek to sell MPLX Common Units held by them following, or in anticipation of, completion of the Merger. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of MPLX Common Units, may affect the market for, and the market price of, MPLX Common Units in an adverse manner.

The combined partnership will record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined partnership in the future.

The Merger will be accounted for as a reorganization of entities under common control in accordance with accounting principles generally accepted in the United States. Under a reorganization of entities under common control, the assets and liabilities of ANDX transferred between entities under common control will be recorded by MPLX based on MPC’s historical cost basis resulting from its preliminary purchase price accounting. MPLX will record ANDX’s assets and liabilities at MPC’s basis as of October 1, 2018, the date that common control was first established. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 126.

Effective October 1, 2018, MPC acquired Andeavor, including a controlling interest in ANDX, thus establishing common control between MPLX, ANDX, MPLX GP and ANDX GP. Under MPC’s application of the acquisition method of accounting, a portion of the total purchase price was allocated to ANDX’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of October 1, 2018. The excess of the allocated purchase price over those fair values was recorded as goodwill. MPC’s basis in ANDX’s tangible assets, liabilities, identifiable intangible assets and goodwill will be transferred to MPLX upon completion of the Merger. To the extent the value of goodwill or intangible assets becomes impaired, the combined partnership may be required to incur material non-cash charges relating to such impairment. The combined partnership’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

ANDX Unitholders will have different rights as MPLX Unitholders under the MPLX Partnership Agreement than they currently have as ANDX Unitholders under the ANDX Partnership Agreement.

Upon completion of the Merger, ANDX Unitholders will become MPLX Unitholders and their rights will be governed by the MPLX Partnership Agreement. There are certain differences between the current rights of ANDX Unitholders under the ANDX Partnership Agreement and the rights to which they will be entitled to as MPLX Unitholders under the MPLX Partnership Agreement. See the sections entitled “Comparison of Unitholders’ Rights” and “Comparison of Preferred Unitholders’ Rights” beginning on pages 139 and 160, respectively, for a comparison of unitholder rights under the ANDX Partnership Agreement and the MPLX Partnership Agreement.

Tax Risks of the Merger

No ruling has been obtained with respect to the U.S. federal income tax consequences of the Merger.

No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences of the Merger. Please read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 99.

The expected U.S. federal income tax consequences of the Merger are dependent upon MPLX and ANDX being treated as partnerships for U.S. federal income tax purposes.

The treatment of the Merger as nontaxable to ANDX Unitholders is dependent upon MPLX and ANDX each being treated as a partnership for U.S. federal income tax purposes. If MPLX or ANDX were treated as a corporation for U.S. federal income tax purposes, the consequences of the Merger would be materially different and the Merger would likely be a fully taxable transaction to ANDX Unitholders. For additional information, please read “Material U.S. Federal Income Tax Consequences of the Merger—Assumptions Related to the U.S. Federal Income Tax Treatment of the Merger” beginning on page 100.

ANDX Unitholders could recognize taxable income or gain for U.S. federal income tax purposes, in certain circumstances, as a result of the Merger.

For U.S. federal income tax purposes, (1) ANDX will be deemed to contribute all of its assets to MPLX in exchange for (i) MPLX Common Units, MPLX Series B Preferred Units, MPLX TexNew Mex Units and the

MPLX Special Limited Partner Interest, (ii) the assumption of ANDX’s liabilities, and (iii) cash received in lieu of fractional MPLX Common Units, followed by (2) a liquidation of ANDX in which (i) MPLX Common Units and cash are distributed to the ANDX Common Unitholders, (ii) MPLX Series B Preferred Units are distributed to the holders of the ANDX Series A Preferred Units, (iii) MPLX TexNew Mex Units are distributed to the holder of ANDX TexNew Mex Units, and (iv) the MPLX Special Limited Partner Interest is distributed to the holder of the ANDX Special Limited Partner Interest. The actual receipt of cash and the deemed receipt of cash by ANDX in the Merger could trigger gain to ANDX either because it would be treated as part of a sale or because it exceeds ANDX’s adjusted tax basis in its assets at the closing of the Merger, and any such gain would be allocated to the ANDX Unitholders pursuant to the ANDX Partnership Agreement. ANDX expects that the actual receipt of cash and the deemed receipt of cash by ANDX will qualify for one or more exceptions to sale treatment and ANDX does not currently expect that it will recognize gain as a result of the deemed receipt of cash in the Merger exceeding its adjusted tax basis in its assets. Please read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to ANDX” beginning on page 101.

In addition, as a result of the Merger, ANDX Common Unitholders who receive MPLX Common Units will become limited partners of MPLX for U.S. federal income tax purposes and will be allocated a share of MPLX’s nonrecourse liabilities. Each ANDX Common Unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such ANDX Common Unitholder’s share of nonrecourse liabilities of ANDX immediately before the Merger over such ANDX Common Unitholder’s share of nonrecourse liabilities of MPLX immediately following the Merger. If the amount of cash actually received in the Merger plus any deemed cash distribution received by such ANDX Common Unitholder exceeds the ANDX Common Unitholder’s basis in his ANDX Common Units, such ANDX Common Unitholder will recognize gain in an amount equal to such excess. While there can be no assurance, MPLX and ANDX expect that most ANDX Common Unitholders will not recognize gain in this manner. ANDX Series A Preferred Unitholders will not recognize gain in this manner, as ANDX Series A Preferred Unitholders are not allocated any share of ANDX’s nonrecourse liabilities and, as holders of MPLX Series B Preferred Units, will not be allocated any share of MPLX’s nonrecourse liabilities.

Further, the contribution of property or cash by a partner to a partnership in exchange for a new or additional interest in such partnership will generally not result in the recognition of gain or loss by such partner. However, under Section 707 of the Code and the Treasury Regulations promulgated thereunder, a contribution of cash or other property by a partner to a partnership and a transfer of property (other than an interest in such partnership) by the partnership to such partner, may, in certain circumstances, be characterized, in whole or in part, as a “disguised sale” of property by the partnership to the partner, rather than as a non-taxable distribution of such property by the partnership. For example, if a partner contributes cash to a partnership, and within a reasonable period of time before or after the contribution receives a distribution of property (other than an interest in such partnership) with a value approximately equal to the cash contributed, the transfers may be treated as part of a disguised sale of the distributed property. As a result, contributions of cash or other property to ANDX after the date of the Merger Agreement and prior to the effective time of the Merger may be treated as part of a “disguised sale” of a portion of the MPLX Common Units received in the Merger and may result in gain to ANDX. Any such taxable gain recognized by ANDX as part of a “disguised sale” would be allocated to the ANDX Common Unitholders pursuant to the ANDX Partnership Agreement.

Moreover, each ANDX Common Unitholder holding ANDX Common Units outstanding immediately prior to the effective time of the Merger will be entitled to receive MPLX Common Units in the Merger in exchange for such holder’s ANDX Common Units at the Public Unitholder Exchange Ratio or the Affiliated Unitholder Exchange Ratio, as applicable. As a result, there is a risk that public holders of ANDX Common Units could be deemed, for U.S. federal income tax purposes, to have received non-pro rata merger consideration, which could be taxable to such holders. ANDX will specially allocate unrealized gain and loss to the capital accounts of ANDX Common Unitholders in an effort to achieve relative capital accounts consistent with the Public Unitholder Exchange Ratio and the Affiliated Unitholder Exchange Ratio. In the event such allocations are insufficient, ANDX may specially allocate gross income and loss to achieve capital accounts consistent with the applicable exchange ratio. Although unlikely, other characterizations are possible, and the IRS could take the position that a public holder of ANDX Common Units is required to recognize taxable income with respect to any excess consideration such holder is deemed to receive in the Merger. For additional information, please read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to ANDX Unitholders” beginning on page 102.

The amount and effect of any gain that may be recognized ANDX Unitholders will depend on such ANDX Unitholder’s particular situation, including the ability of such ANDX Unitholder to utilize any suspended passive losses. ANDX Unitholders are urged to consult their tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the Merger to them. For additional information, please read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to ANDX” and “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to ANDX Unitholders” beginning on pages 101 and 102, respectively.

Tax Risks of Holding MPLX Units

You should read and consider risk factors specific to holding MPLX Common Units and MPLX Series B Preferred Units that will also affect ANDX Unitholders after the completion of the Merger. These risks are described in Part I, Item 1A of MPLX’s Annual Report on Form 10-K for the year ended December 31, 2018, and in other documents that are incorporated by reference herein. See the section entitled “Where You Can Find More Information” beginning on page 172 for the location of information incorporated by reference in this consent statement/prospectus.

Treatment of preferred distributions as guaranteed payments for the use of capital creates a different tax treatment for the holders of the MPLX Series B Preferred Units than the holders of MPLX Common Units

The tax treatment of distributions on the MPLX Series B Preferred Units is uncertain. MPLX will treat the holders of such MPLX Series B Preferred Units as partners for tax purposes and will treat distributions on those MPLX Series B Preferred Units as guaranteed payments for the use of capital that will generally be taxable to the holders of the MPLX Series B Preferred Units as ordinary income. This is consistent with the historical treatment by ANDX of the holders of ANDX Series A Preferred Units that are receiving the MPLX Series B Preferred Units in the Merger. Although a holder of MPLX Series B Preferred Units could recognize taxable income from the accrual of such a guaranteed payment even in the absence of a contemporaneous distribution, MPLX anticipates accruing and making the distributions on such units semi-annually or quarterly, as applicable. The holders of the MPLX Series B Preferred Units are generally not anticipated to share in the partnership’s items of income, gain, loss or deduction, except to the extent necessary to provide, to the extent possible, the MPLX Series B Preferred Units with the benefit of their liquidation preference.

Risks Relating to MPLX’s Business

You should read and consider risk factors specific to MPLX businesses that will also affect the combined partnership after the completion of the Merger. These risks are described in Part I, Item 1A of MPLX’s Annual Report on Form 10-K for the year ended December 31, 2018, and in other documents that are incorporated by reference herein. See the section entitled “Where You Can Find More Information” beginning on page 172 for the location of information incorporated by reference in this consent statement/prospectus.

Risks Relating to ANDX’s Business

You should read and consider risk factors specific to ANDX’s businesses that will also affect the combined partnership after the completion of the Merger. These risks are described in Part I, Item 1A of ANDX’s Annual Report on Form 10-K for the year ended December 31, 2018, and in other documents that are incorporated by reference herein. See the section entitled “Where You Can Find More Information” beginning on page 172 for the location of information incorporated by reference in this consent statement/prospectus.

INFORMATION ABOUT THE PARTIES

ANDEAVOR LOGISTICS LP

200 East Hardin Street

Findlay, Ohio 45840

Phone: 419-422-2414

ANDX is a fee-based, full-service, diversified midstream logistics company with integrated assets across the western and mid-continent regions of the United States. ANDX was formed by Andeavor and its wholly owned subsidiary, ANDX GP, in 2010 as a Delaware master limited partnership to own, operate, develop and acquire logistics assets. ANDX operates through three business segments: Terminalling and Transportation, Gathering and Processing and Wholesale. The Terminalling and Transportation segment consists of marine terminals, refined product truck terminals, rail terminals, dedicated storage facilities and transportation pipelines. The Gathering and Processing segment consists of crude oil gathering systems and pipelines as well as natural gas gathering pipelines, processing facilities and fractionation facilities. The Wholesale segment consists of a fee-based fuel wholesale business. ANDX is headquartered in Findlay, Ohio. On October 1, 2018, MPC completed its acquisition of Andeavor in accordance with the Agreement and Plan of Merger, dated as of April 29, 2018, as amended, under which MPC acquired Andeavor. MPC controls ANDX through its indirect ownership of 100% of the membership interests of ANDX GP. MPC also indirectly owned approximately 64% of the outstanding ANDX Common Units as of May 21, 2019.

TESORO LOGISTICS GP, LLC

200 East Hardin Street

Findlay, Ohio 45840

Phone: 419-421-2414

ANDX GP is a Delaware limited liability company, an indirect, wholly owned subsidiary of MPC and owns the non-economic general partner interest in ANDX.

MPLX LP

200 East Hardin Street

Findlay, Ohio 45840

Phone: 419-421-2414

MPLX is a diversified, large-cap master limited partnership formed in 2012 by MPC. MPLX owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX’s assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. MPLX also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. MPLX’s operations are conducted in the following operating segments: L&S and G&P. MPLX’s L&S assets are primarily located in the Midwest and Gulf Coast regions of the U.S. while its G&P assets are primarily located in the Northeast and Southwest regions of the U.S. MPC controls MPLX through its indirect ownership of 100% of the membership interests of MPLX GP. MPC also indirectly owned approximately 64% of the outstanding MPLX Common Units as of May 21, 2019.

MPLX GP LLC

200 East Hardin Street

Findlay, Ohio 45840

Phone: 419-421-2414

MPLX GP is a Delaware limited liability company, an indirect, wholly owned subsidiary of MPC and owns the non-economic general partner interest in MPLX.

MPLX MAX LLC

200 East Hardin Street

Findlay, Ohio 45840

Phone: 419-421-2414

Merger Sub is a direct, wholly owned subsidiary of MPLX. Upon the completion of the Merger, Merger Sub will cease to exist. Merger Sub was formed in Delaware on May 7, 2019 for the sole purpose of effecting the Merger.

WRITTEN CONSENTS OF HOLDERS OF ANDX COMMON UNITS

ANDX Common Units Entitled to Consent and Consent Required

Only holders of ANDX Common Units of record at the close of business on the Record Date will be notified of and be entitled to execute and deliver a written consent with respect to the Merger Agreement, the Merger and on a non-binding, advisory basis, the compensation payments that will or may be made to certain of ANDX’s named executive officers in connection with the Merger (the “Non-Binding Compensation Advisory Proposal”).

Approval of the Merger Agreement and the Transactions Contemplated Thereby, Including the Merger

The approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, by ANDX requires the affirmative vote or consent of (i) holders of at least a majority of the outstanding ANDX Common Units and (ii) ANDX GP and ANDX Refining Southwest, as holders of ANDX Common Units subject to the lower Affiliated Unitholder Exchange Ratio.

Pursuant to the terms of the Support Agreement, ANDX GP and ANDX Refining Southwest, which as of the Record Date together beneficially owned 156,173,128 ANDX Common Units, representing approximately 64% of the outstanding ANDX Common Units, have agreed to deliver the ANDX Written Consent within two business days after the effectiveness of the registration statement of which this consent statement/prospectus forms a part. The delivery of the ANDX Written Consent by ANDX GP and ANDX Refining Southwest with respect to the ANDX Common Units they own will be sufficient to adopt the Merger Agreement and thereby approve the Merger, without the receipt of written consent from any other ANDX Common Unitholder.

In addition, approval and adoption of the Merger Agreement and the Merger does not require the vote or consent of any other limited partners of ANDX pursuant to the terms of the ANDX Partnership Agreement.

Approval of the Non-Binding Compensation Advisory Proposal

Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, require that ANDX provide its Common Unitholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to ANDX’s named executive officers in connection with the Merger, as disclosed in this consent statement/prospectus, including the compensation table and the related narrative named executive officer compensation disclosures set forth in “The Merger—Merger-Related Compensation” (beginning on page 77). This vote is commonly referred to as a “golden parachute say on pay” vote. Accordingly, ANDX’s Common Unitholders are being provided with the opportunity to give their consent, on an advisory basis, on those potential payments.

The affirmative vote of the holders of a majority of the outstanding ANDX Common Units entitled to vote on the Non-Binding Compensation Advisory Proposal, is required to approve the Non-Binding Compensation Advisory Proposal.

The proposal to approve the Non-Binding Compensation Advisory Proposal is a vote separate and apart from the consent to approve the Merger Agreement and the Merger. Accordingly, an ANDX Common Unitholder may give consent with respect to one proposal and not the other. While the ANDX Board intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on ANDX. If the Merger is approved by holders of ANDX Common Units and consummated, the compensation will be payable even if the Non-Binding Compensation Advisory Proposal is not approved because such compensation is based on the terms of the Merger Agreement as well as the contractual arrangements with ANDX’s named executive officers. The delivery of the ANDX Written Consent by ANDX GP and ANDX Refining Southwest with respect to the ANDX Common Units they own will be sufficient to approve the Non-Binding Compensation Advisory Proposal, without the receipt of written consent from any other ANDX Common Unitholder.

ANDX is seeking approval of the following resolution by way of consent:

“RESOLVED, that ANDX’s Common Unitholders approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to ANDX’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Merger-Related Compensation” (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

Submission of Consents

Holders of ANDX Common Units may consent to the approval and adoption of the Merger Agreement, the Merger and the Non-Binding Compensation Advisory Proposal with respect to their ANDX Common Units by completing, dating and signing the written consent furnished with this consent statement/prospectus and returning it to ANDX.

If you hold ANDX Common Units as of the Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to ANDX. Once you have completed, dated and signed the written consent, you may deliver it to ANDX by faxing it to Andeavor Logistics LP, Attention: Molly R. Benson, Secretary, at (419) 421-8427, by emailing a .pdf copy of your written consent to OfficeoftheSecretary@marathonpetroleum.com or by mailing your written consent to Andeavor Logistics LP at 200 East Hardin Street, Findlay, Ohio 45840, Attention: Molly R. Benson, Secretary. If you do not return your written consent, it will have the same effect as a vote against the approval and adoption of the Merger Agreement, the transactions contemplated thereby and the Non-Binding Compensation Advisory Proposal.

If you hold ANDX Common Units in “street name” with a bank, brokerage firm or other nominee, you should follow the instructions provided by your bank, brokerage firm or other nominee.

Upon the later of 20 business days after this consent statement/prospectus is sent to ANDX Unitholders and the date on which a sufficient number of consents to approve and adopt the Merger Agreement and the transactions contemplated thereby have been received, the consent process will conclude. The delivery of the ANDX Written Consent by ANDX GP and ANDX Refining Southwest with respect to the ANDX Common Units they own will be sufficient to adopt the Merger Agreement, and thereby approve the Merger, without the receipt of written consent from any other ANDX Common Unitholder.

Revocation of Consents

Your consent may be revoked at any time before the later of (i) 20 business days after this consent statement/prospectus is sent to ANDX Unitholders and (ii) the date on which the consents of a sufficient number of holders of ANDX Common Units (the “ANDX Common Unitholders”) to approve and adopt the Merger Agreement and the transactions contemplated thereby have been delivered to the secretary of ANDX. If you wish to revoke a previously given consent before that time, you may do so by faxing such revocation to Andeavor Logistics LP, Attention: Molly R. Benson, Secretary, at (419) 421-8427, by emailing a .pdf copy of such revocation to OfficeoftheSecretary@marathonpetroleum.com or by mailing such revocation to Andeavor Logistics LP at 200 East Hardin Street, Findlay, Ohio 45840, Attention: Molly R. Benson, Secretary.

Expenses

The expense of preparing, printing and mailing these consent materials is being borne equally by MPLX and ANDX.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this consent statement/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Transaction Structure

At the effective time of the Merger, Merger Sub will merge with and into ANDX. As a result of the Merger, the separate existence of Merger Sub will cease, and ANDX will continue as the surviving entity and a wholly owned subsidiary of MPLX.

Consideration to ANDX Common Unitholders

As a result of the Merger, each ANDX Common Unit, other than any ANDX Common Unit held by ANDX GP and ANDX Refining Southwest, issued and outstanding immediately prior to the effective time of the Merger will be converted into, and become exchangeable for 1.135 validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”)) MPLX Common Units.

As a result of the Merger, each ANDX Common Unit held by ANDX GP and ANDX Refining Southwest issued and outstanding immediately prior to the effective time of the Merger (“Affiliated Unitholder Eligible Units”) will be converted into, and become exchangeable for 1.0328 validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) MPLX Common Units.

Holders of ANDX Common Units will not be entitled to receive any fractional MPLX Common Units in the Merger, and no holders of Public Unitholder Eligible Units or Affiliated Unitholder Eligible Units will be entitled to distributions, voting rights or other rights in respect of any fractional MPLX Common Unit. Holders of ANDX Common Units that would otherwise have been entitled to receive a fractional MPLX Common Unit will instead be entitled to receive, in lieu of fractional units, an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the fraction of an MPLX Common Unit (after aggregating all the fractional MPLX Common Units held by the holder at the effective time of the Merger and rounded to three decimal places) to which the holder would otherwise be entitled, and (B) an amount equal to the average of the volume weighted average price per unit of the MPLX Common Units on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by MPLX and ANDX) on each of the ten consecutive trading days ending with the complete trading day immediately prior to the effective time of the Merger.

Consideration to ANDX Series A Preferred Unitholders

As a result of the Merger, each ANDX Series A Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into a right for the holder of such unit to receive a validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) MPLX Series B Preferred Unit. By virtue of the conversion, each ANDX Series A Preferred Unit will be cancelled and cease to exist as of the effective time of the Merger.

Consideration to ANDX TexNew Mex Unitholders and ANDX Special Limited Partner Interest

As a result of the Merger, each ANDX TexNew Mex Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into a right for ANDX Refining Southwest, as the holder of all such units, to receive a validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) MPLX TexNew Mex Unit representing a limited partner interest in MPLX. By virtue of the conversion, all ANDX TexNew Mex Units will be cancelled and cease to exist as of the effective time of the Merger. The MPLX TexNew Mex Units are a new class of units in MPLX with substantially equivalent rights, powers, duties and obligations as the TexNew Mex Units.

As a result of the Merger, the ANDX Special Limited Partner Interest outstanding immediately prior to the effective time of the Merger will be converted into a right to receive the MPLX Special Limited Partner Interest and the ANDX Special Limited Partner Interest shall be deemed to be cancelled and shall cease to exist as of the effective time of the Merger.

Background of the Merger

On October 1, 2018, MPC completed its acquisition of Andeavor, pursuant to the Agreement and Plan of Merger, dated as of April 29, 2018 (as amended, the “Andeavor Merger Agreement”), by and among Andeavor, MPC, Mahi Inc., a Delaware corporation and a wholly owned subsidiary of MPC, and Andeavor LLC (f/k/a Mahi LLC), a Delaware limited liability company and a wholly owned subsidiary of MPC. As a result of this transaction and Andeavor becoming a direct wholly owned subsidiary of MPC, MPC obtained the ability to control ANDX through its indirect ownership of the ANDX GP. In addition, as a result of this transaction, MPC acquired beneficial ownership of ANDX Common Units owned at the time by Andeavor and its subsidiaries, representing approximately 64% of the outstanding ANDX Common Units.

In its earnings release issued on November 1, 2018, MPC stated its plans to engage advisors and begin the process of assessing all options for MPLX and ANDX, which could include MPLX acquiring ANDX and ANDX acquiring MPLX.

On November 5, 2018, MPC filed with the SEC amendments to its Schedules 13D relating to both ANDX and MPLX with updated information regarding the assessment of such options.

On November 26, 2018, at the request of Sigmund Cornelius, chairman of the ANDX Conflicts Committee, a representative of Sidley Austin LLP (“Sidley”), contacted representatives of MPC to determine whether Sidley had any potential conflicts that would prevent it from serving as legal advisor to the ANDX Conflicts Committee in connection with the consideration, negotiation and, if appropriate, approval of a potential transaction with MPLX.

On December 3, 2018, the ANDX Conflicts Committee engaged Sidley as its legal advisor in connection with a potential transaction with MPLX. An engagement letter between the ANDX Conflicts Committee and Sidley relating to the same was subsequently executed effective as of such date.

On December 6, 2018, the ANDX Conflicts Committee held separate in-person meetings, also attended by a representative of Sidley, to interview four potential financial advisors. During these interviews, the ANDX Conflicts Committee discussed each financial advisor’s knowledge of precedent simplification and related-party master limited partnership (“MLP”) transactions, experience with conflicts committee assignments (including MLP conflicts committees), prior relationships with MPC, MPLX and ANDX, and proposed fees for its work. Goldman Sachs also delivered to the ANDX Conflicts Committee a relationships disclosure letter. Following the last interview, the ANDX Conflicts Committee held a meeting along with the representative of Sidley, at which meeting the ANDX Conflicts Committee members discussed the interviews, the relative strengths and weaknesses of each of the potential financial advisors, their independence, and their proposed fees. The ANDX Conflicts Committee unanimously agreed to select Goldman Sachs as its financial advisor, subject to negotiation of an acceptable fee and engagement letter with Goldman Sachs. The ANDX Conflicts Committee determined to wait to notify Goldman Sachs until the committee received final information from one of the other prospective financial advisors.

On December 8, 2018, Goldman Sachs delivered a draft engagement letter to the ANDX Conflicts Committee. The ANDX Conflicts Committee and representatives of Sidley engaged in negotiations with Goldman Sachs regarding the engagement letter until December 27, 2018, on which date Goldman Sachs delivered an executed engagement letter that was subsequently executed by the ANDX Conflicts Committee and ANDX. Under the terms of the engagement letter, Goldman Sachs was not entitled to an initial fee unless and until a proposal relating to a transaction was received by the ANDX Conflicts Committee.

On December 17, 2018, at the request of Christopher Helms, chairman of the conflicts committee of the board of directors of MPLX GP (the “MPLX Conflicts Committee”), representatives of MPC contacted Latham & Watkins LLP (“Latham & Watkins”) to determine whether Latham & Watkins had any potential conflicts that would prevent Latham & Watkins from serving as legal advisor to the MPLX Conflicts Committee in connection with the consideration, negotiation and, if appropriate, approval of a potential transaction with ANDX. On December 19, 2018, Michael Beatty, a member of the MPLX Conflicts Committee, contacted a representative of Latham & Watkins regarding the engagement of Latham & Watkins as legal advisor to the MPLX Conflicts Committee.

Also in December 2018, the MPLX Conflicts Committee contacted Jefferies LLC (“Jefferies”) regarding potential service as financial advisor to the MPLX Conflicts Committee in connection with the consideration, negotiation and, if appropriate, approval of a potential transaction with ANDX.

On January 7, 2019, Mr. Beatty again contacted a representative of Latham & Watkins regarding the engagement of Latham & Watkins as legal advisor to the MPLX Conflicts Committee.

On January 9, 2019, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins. During this meeting, representatives of Jefferies and Latham & Watkins provided an overview of their respective qualifications and experience advising MLPs and other companies with respect to transactions similar to the proposed transaction with ANDX. Latham & Watkins also provided an overview of its prior relationships with MPC, MPLX and ANDX. After discussion, the MPLX Conflicts Committee unanimously determined to engage Jefferies and Latham & Watkins as financial advisor and legal counsel, respectively, to the MPLX Conflicts Committee.

On January 17, 2019, Sidley and Latham & Watkins delivered a joint legal due diligence request list to MPC, MPLX and ANDX.

On January 25, 2019, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins. During this meeting, Latham & Watkins reviewed with the MPLX Conflicts Committee the responsibilities of the MPLX Conflicts Committee members in connection with their consideration of a potential transaction under Delaware law and pursuant to the MPLX Partnership Agreement, including with respect to resolving conflicts of interests in accordance with the MPLX Partnership Agreement. Jefferies and Latham & Watkins each also reviewed with the MPLX Conflicts Committee the status of their respective due diligence reviews of ANDX to date.

On January 30, 2019, representatives of Sidley and Latham & Watkins held a telephonic meeting with MPC in-house legal representatives to discuss the due diligence request and the parties’ planned due diligence reviews of ANDX and MPLX, including virtual data room requirements and process-related responses.

On February 13, 2019, Sidley delivered a memorandum regarding duties of directors under Delaware law and pursuant to the ANDX Partnership Agreement to the ANDX Conflicts Committee in anticipation of a due diligence session and further meetings.

On February 13, 2019, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss upcoming management presentations with representatives of MPC, ANDX and MPLX.

On February 14, 2019, Latham & Watkins hosted a diligence and management presentation session in Houston, Texas, with representatives of MPC management, ANDX management and MPLX management, including Michael Hennigan, in his capacity as the President of MPLX GP, Pamela Beall, in her capacity as the Executive Vice President and Chief Financial Officer of MPLX GP, Don Sorensen, President of ANDX GP, Andrew Woodward, former Vice President, Finance of ANDX GP, and Timothy Griffith, in his capacity as the Senior Vice President and Chief Financial Officer of MPC; the ANDX Conflicts Committee; the MPLX Conflicts Committee, with Dan Sandman joining by telephone; Goldman Sachs; Barclays plc (“Barclays”), MPC’s financial advisor in connection with strategic alternatives for MPLX and ANDX; Jefferies; Sidley; and Latham & Watkins in attendance. At the management presentation, members of management of each of MPC, ANDX and MPLX discussed with the conflicts committees and their advisors the strategic rationale for a potential transaction as well as current business plans for each of ANDX and MPLX, including certain unaudited forecasted financial information regarding the applicable entities and their respective assets.

Following the management presentations, the ANDX Conflicts Committee members in attendance met with representatives from Goldman Sachs and Sidley to discuss the presentations and related matters, and the MPLX Conflicts Committee met with Michael Hennigan, in his capacity as the President of MPLX GP, and Pamela Beall, in her capacity as the Executive Vice President and Chief Financial Officer of MPLX GP, to discuss the presentations and related matters, including certain considerations with respect to a potential transaction such as MPLX’s estimates of expected required capital expenditures pertaining to ANDX’s assets based on a report prepared by MPC regarding such capital expenditures (the “MPC CapEx Report”). Mr. Hennigan offered to send the MPC CapEx Report to the MPLX Conflicts Committee for review. Mr. Hennigan and Ms. Beall then left the meeting. Thereafter, the MPLX Conflicts Committee, with Mr. Sandman participating by telephone, held a meeting with representatives of Jefferies and Latham & Watkins to discuss the management presentations and related matters, as well as the overall transaction timeline and due diligence process.

On February 15, 2019, Jefferies delivered to the MPLX Conflicts Committee a relationships disclosure letter.

On February 19, 2019, at a meeting of the board of directors of MPLX GP (the “MPLX Board”), the MPLX Board adopted resolutions delegating to the MPLX Conflicts Committee the full power, authority and responsibilities of the MPLX Board to the extent necessary to (i) develop, in conjunction with the full MPLX Board, a proposal to ANDX regarding a potential transaction or series of related transactions pursuant to which MPLX or one of its affiliates would directly or indirectly acquire all of the outstanding partnership interests of ANDX, (ii) review and evaluate any potential conflicts arising in connection with the proposal and the proposed transaction and related arrangements, (iii) review and evaluate the terms and conditions of the proposal and the proposed transaction and related arrangements on behalf of MPLX and the holders of limited partner interests in MPLX (other than MPLX GP and its affiliates, including MPC) (the “MPLX Public Unitholders”), (iv) negotiate on behalf of MPLX the terms and conditions of the proposed transaction and related arrangements, (v) determine whether the proposed transaction and related arrangements are not adverse to the best interests of MPLX and its subsidiaries treated as a single consolidated entity and the MPLX Public Unitholders and (vi) determine whether to approve or not approve, and to recommend that the MPLX Board approve or not approve, as applicable, the proposed transaction and related arrangements, with any such approval and related recommendation of the MPLX Conflicts Committee constituting “Special Approval” for all purposes under the MPLX Partnership Agreement, including but not limited to Section 7.9 thereof.

Also at the February 19, 2019 MPLX Board meeting, the MPLX Board reviewed a presentation (the “February 19 Presentation”) containing a summary of proposed terms of a potential acquisition by MPLX of all outstanding ANDX Common Units that had been provided to the MPLX Board by representatives of MPC. The February 19 Presentation outlined a unit-for-unit exchange at an exchange ratio of 1.042 MPLX Common Units for each ANDX Common Unit, including the key assumptions and projections underlying the proposed terms of such acquisition.

On February 20, 2019, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss the terms of the proposed transaction contained in the February 19 Presentation, including the key assumptions and projections related thereto. Representatives of Latham & Watkins also reviewed with the MPLX Conflicts Committee the status of Latham & Watkins’ legal due diligence review of ANDX.

On February 25, 2019, Mr. Hennigan sent a copy of the MPC CapEx Report to representatives of Latham & Watkins in response to a follow-up request by representatives of Latham & Watkins.

On February 27, 2019, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to further discuss the terms of the proposed transaction contained in the February 19 Presentation. Jefferies reviewed with the MPLX Conflicts Committee its preliminary financial analysis of the terms of the proposed transaction contained in the February 19 Presentation and provided an overview of comparable precedent transactions.

On March 1, 2019, the MPLX Conflicts Committee held a telephonic meeting (the “March 1 Meeting”) with Mr. Hennigan and Ms. Beall to discuss considerations related to a potential merger transaction between MPLX and ANDX. At the March 1 Meeting, Mr. Hennigan and Ms. Beall discussed with the MPLX Conflicts Committee certain of Mr. Hennigan’s and Ms. Beall’s observations regarding the valuation of ANDX and the potential terms of the transaction as outlined in the February 19 Presentation.

Later that day, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to further discuss the March 1 Meeting. Representatives of Jefferies discussed Jefferies’ preliminary analysis of the proposed transaction. Representatives of Jefferies, among other things, (i) summarized the transaction and provided background on each of MPLX and ANDX and their respective businesses, (ii) reviewed the proposed exchange ratio of 1.042 contained in the February 19 Presentation in the context of an implied multiples analysis, (iii) discussed summary market data for the MPLX Common Units and the ANDX Common Units, along with implied multiples with respect thereto relating to, among other things, total equity value, EBITDA and distributable cash flow, and (iv) described the implied premiums to pricing sensitivity analysis undertaken by Jefferies. The MPLX Conflicts Committee then discussed with representatives of Jefferies and Latham & Watkins the strategic considerations involved in providing an initial proposal to ANDX with respect to a potential transaction, as well as the overall transaction negotiations and execution process. Jefferies and Latham & Watkins also provided updates with respect to their respective due diligence reviews of ANDX.

On March 13, 2019, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins. Representatives of Jefferies further discussed Jefferies’ preliminary analysis of the proposed transaction. The MPLX Conflicts Committee then discussed with representatives of Jefferies and Latham & Watkins additional strategic considerations involved in providing an initial proposal to ANDX with respect to a potential transaction. Jefferies and Latham & Watkins also provided updates with respect to their respective due diligence reviews of ANDX. Following the meeting, at the direction of the MPLX Conflicts Committee, Latham & Watkins provided a draft of an initial offer letter proposing a unit-for-unit exchange at an exchange ratio of 1.02 MPLX Common Units for each ANDX Common Unit for the MPLX Conflicts Committee’s review.

On March 14, 2019, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to review the draft offer letter and other economic and strategic considerations related to making an initial offer. Following this discussion, the MPLX Conflicts Committee unanimously determined to send the offer letter the following day to the ANDX Conflicts Committee, including a proposed exchange ratio for the potential merger transaction of 1.02 MPLX Common Units for each ANDX Common Unit.

On March 15, 2019, Mr. Helms, as chairman of the MPLX Conflicts Committee, delivered to Gary Heminger, in his capacity as the chairman and chief executive officer of ANDX GP, a letter dated March 15, 2019 (the “March 15 Letter”) and addressed to the ANDX Conflicts Committee containing the MPLX Conflicts Committee’s proposal for a strategic transaction between MPLX and ANDX. The proposal provided for the acquisition of ANDX by MPLX at an exchange ratio of 1.02 MPLX Common Units for each outstanding ANDX Common Unit (the “Initial MPLX Offer”). The March 15 Letter further noted that the MPLX Conflicts Committee would appreciate an opportunity to present its proposal in more detail to the ANDX Conflicts Committee and its advisors as soon as possible.

On March 18, 2019, Mr. Heminger forwarded the March 15 Letter to the ANDX Board, along with a letter dated March 18, 2019, from Mr. Heminger, in his capacity as chairman and chief executive officer of the ANDX Board, to Mr. Cornelius as chairman of the ANDX Conflicts Committee. In his letter, Mr. Heminger requested that the ANDX Conflicts Committee proceed with a review and evaluation of the Initial MPLX Offer pursuant to Section 7.9 of the ANDX Partnership Agreement (i.e., as a “Special Approval”), with an understanding that the ANDX Board would ultimately make any determination whether to approve or not approve any combination of ANDX and MPLX. Mr. Heminger further noted in the letter that the ANDX Board had previously authorized the ANDX Conflicts Committee to engage Goldman Sachs and Sidley as its financial and legal advisors, respectively, and that it was the intention of the ANDX Board for the ANDX Conflicts Committee to engage with the MPLX Conflicts Committee in an evaluation of a possible combination of the two partnerships.

On March 19, 2019, the ANDX Conflicts Committee held a telephonic meeting with representatives of Goldman Sachs and Sidley. The representatives of Goldman Sachs provided an overview of the Initial MPLX Offer and discussed certain financial aspects of the Initial MPLX Offer with the ANDX Conflicts Committee. The ANDX Conflicts Committee discussed the Initial MPLX Offer and further process matters in connection with the same.

Also on March 19, 2019, representatives of Jefferies contacted representatives of Goldman Sachs and offered to meet in order to discuss the MPLX Conflicts Committee’s reasons for the exchange ratio proposed in the Initial MPLX Offer. Representatives of Goldman Sachs indicated that Goldman Sachs would respond to Jefferies’ request at a future time.

On March 21, 2019, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss the transaction and steps to be taken while awaiting ANDX’s response to the Initial MPLX Offer. Representatives of Jefferies described Jefferies’ March 19 discussion with Goldman Sachs. Jefferies and Latham & Watkins also provided updates with respect to their respective due diligence reviews of ANDX.

On March 27, 2019, Jones Day, counsel to MPC, provided Latham & Watkins with an initial draft of the Merger Agreement and proposed transaction timeline.

On April 1, 2019, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins. Representatives of Latham & Watkins reviewed with the MPLX Conflicts Committee the terms of the initial draft Merger Agreement that Jones Day had provided to Latham & Watkins. The MPLX Conflicts Committee determined that, while the committee had not received a response from the ANDX Conflicts Committee to the Initial MPLX Offer, the committee and Latham & Watkins should provide comments to the Merger Agreement in order to be constructive and make progress on the transaction. Representatives of Latham & Watkins also reviewed with the MPLX Conflicts Committee the status of Latham & Watkins’ legal due diligence review of ANDX and the proposed timeline provided by Jones Day.

On April 2, 2019, the ANDX Conflicts Committee held a meeting in person at the offices of Goldman Sachs, with James Lamanna joining by telephone, along with representatives of Goldman Sachs and Sidley. At the meeting, representatives of Goldman Sachs discussed with the ANDX Conflicts Committee Goldman Sachs’

preliminary financial analysis of the financial terms of the Initial MPLX Offer. The ANDX Conflicts Committee then discussed the Initial MPLX Offer and strategies it might pursue with respect to next steps. Based on the ANDX Conflicts Committee’s evaluation of the Initial MPLX Offer, and after consultation with representatives of Goldman Sachs and Sidley, the ANDX Conflicts Committee determined to reject the Initial MPLX Offer, and further concluded that the Initial MPLX Offer did not serve as a basis for any further negotiation (the “Initial ANDX Response”).

Also on April 2, 2019, at the direction of the MPLX Conflicts Committee, Latham & Watkins provided Jones Day with a revised draft of the Merger Agreement, including revisions to, among other things, certain representations, warranties, interim covenants and termination rights of the parties.

On that same day, the ANDX Board adopted a resolution by written consent delegating to the ANDX Conflicts Committee, the power and authority to: (i) review and evaluate the terms and conditions of, and to determine the advisability of, the Initial MPLX Offer and any alternative transaction thereto with MPLX on behalf of ANDX and the ANDX Common Unitholders excluding ANDX GP and ANDX Refining Southwest (the “ANDX Public Unitholders”); (ii) negotiate, or delegate to any person or persons the ability to negotiate, with MPLX and its representatives, or any other appropriate person, with respect to the terms and conditions of the Proposed Transaction (including any ancillary agreements with MPC); (iii) determine whether or not to approve the Proposed Transaction by “Special Approval” (pursuant to Section 7.9(a) of the ANDX Partnership Agreement); and (iv) make any recommendations to the ANDX Board regarding the proposed transaction as the ANDX Conflicts Committee shall determine to be appropriate.

On April 3, 2019, Mr. Cornelius, acting on behalf of the ANDX Conflicts Committee, delivered a letter (the “April 3 Letter”) to Mr. Helms stating the Initial ANDX Response. The April 3 Letter further indicated that the ANDX Conflicts Committee would be willing to review, evaluate and potentially negotiate a revised proposal by the MPLX Conflicts Committee, but that the ANDX Conflicts Committee did not believe a presentation by the MPLX Conflicts Committee and its advisors regarding the Initial MPLX Offer would be productive at that time.

Later that day, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss the April 3 Letter and a potential response thereto. Following this discussion, the MPLX Conflicts Committee decided to advise MPC that, based on the April 3 Letter, it appeared that discussions with ANDX may have reached an impasse and that the MPLX Conflicts Committee would not negotiate against itself by submitting a revised offer to the ANDX Conflicts Committee. Representatives of Latham & Watkins then reviewed with the MPLX Conflicts Committee additional revisions to the Merger Agreement, including revisions to limit ANDX’s ability to amend existing related-party agreements with MPC after the signing of the Merger Agreement. Following the meeting, at the direction of the MPLX Conflicts Committee, Latham & Watkins provided Jones Day with a further revised draft of the Merger Agreement containing the revisions discussed with the MPLX Conflicts Committee.

On April 5, 2019, representatives of Barclays, at the direction of MPC, contacted representatives of Jefferies and asked Jefferies to contact Goldman Sachs in order to obtain an understanding of why the ANDX Conflicts Committee concluded that the Initial MPLX Offer did not serve as a basis for further negotiation.

Later that same day, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss Barclays’ request for Jefferies to contact Goldman Sachs. Following discussion, the MPLX Conflicts Committee authorized Jefferies to contact Goldman Sachs and offer to discuss the MPLX Conflicts Committee’s reasons for the exchange ratio reflected in the Initial MPLX Offer.

On April 7, 2019, representatives of Jefferies spoke by phone with representatives of Goldman Sachs and explained to Goldman Sachs that the MPLX Conflicts Committee did not plan to provide a revised offer.

Later that same day, representatives of Jefferies contacted representatives of Goldman Sachs in order to discuss the Initial MPLX Offer and the Initial ANDX Response. Goldman Sachs responded that the ANDX

Conflicts Committee did not view the Initial MPLX Offer as a valid starting point for discussions and that the ANDX Conflicts Committee had determined not to pursue a potential transaction on those terms. Representatives of Jefferies subsequently contacted representatives of Barclays and relayed the substance of Jefferies’ discussions with Goldman Sachs.

On April 8, 2019, Mr. Heminger, acting on behalf of MPC, spoke by phone with Mr. Cornelius. Mr. Heminger explained that he was looking for a way to advance the discussions and encouraged the ANDX Conflicts Committee to make a proposal. Mr. Cornelius informed Mr. Heminger that the ANDX Conflicts Committee was scheduled to meet on April 10, 2019 and that he would reach out to Mr. Heminger after the meeting.

Also on April 8, 2019, representatives of Barclays, at the direction of MPC, contacted representatives of Jefferies and Goldman Sachs and proposed that the parties’ respective financial advisors meet in person the following week.

Later that same day, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss Jefferies’ conversations with Goldman Sachs and Barclays, as well as the merits of the proposed meeting of the parties’ financial advisors. Following discussion, the MPLX Conflicts Committee authorized Jefferies to participate in the meeting and share with Barclays and Goldman Sachs certain aspects of Jefferies’ financial analysis of the proposed business combination.

On April 9, 2019, representatives of MPC held a telephonic conversation with representatives of Latham & Watkins during which Latham & Watkins discussed with such representatives the general status of negotiations among the parties.

On April 10, 2019, the ANDX Conflicts Committee held a telephonic meeting with representatives of Goldman Sachs and Sidley to discuss whether or not to make a counterproposal to the Initial MPLX Offer. Representatives of Goldman Sachs updated the ANDX Conflicts Committee on its previous discussions with representatives of Jefferies regarding the Initial ANDX Response. Mr. Cornelius advised the ANDX Conflicts Committee on his discussions with Mr. Heminger, explaining that Mr. Heminger had expressed his hope that the parties could advance negotiations even in light of the Initial ANDX Response. The ANDX Conflicts Committee engaged in discussions with Goldman Sachs and Sidley regarding whether or not to make a counterproposal and requested that Goldman Sachs reach out to Jefferies and Barclays to attempt to break through the impasse.

Later on April 10, 2019, Mr. Cornelius spoke with Mr. Heminger. Mr. Cornelius stated the ANDX Conflicts Committee agreed with MPC’s proposal for representatives of Goldman Sachs, Jefferies and Barclays to meet.

On April 11, 2019, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss the proposed meeting of the parties’ financial advisors. Representatives of Jefferies reviewed with the MPLX Conflicts Committee certain information that Jefferies intended to share with Barclays and Goldman Sachs. Latham & Watkins then provided the MPLX Conflicts Committee with a description of Latham & Watkins’ April 9 telephonic conversation with representatives of MPC.

On April 15, 2019, representatives of Goldman Sachs, Jefferies and Barclays met in New York City and discussed the assumptions being utilized by Goldman Sachs and Jefferies for their respective financial analyses. The representatives of Goldman Sachs, Jefferies and Barclays also discussed the financial impact of those assumptions on their respective financial analyses of illustrative exchange ratios for a potential transaction.

Later that same day, representatives of Jefferies held a telephonic conversation with Mr. Heminger acting on behalf of MPC, and Mr. Hennigan, acting on behalf of MPLX GP, in which Jefferies discussed the general status of negotiations among the parties and suggested that either the ANDX Conflicts Committee propose a counteroffer or that MPC make an alternative proposal to both committees.

On April 16, 2019, the ANDX Conflicts Committee held a telephonic meeting with representatives of Goldman Sachs and Sidley. At the meeting, representatives of Goldman Sachs provided an update on their discussions with representatives of Barclays and Jefferies, including a summary of the perspectives of Jefferies and MPLX management as to the future financial performance of the companies, and Jefferies’ representation that the MPLX Conflicts Committee would not be making another offer. The ANDX Conflicts Committee discussed next steps in developing a potential counteroffer, and requested that Goldman Sachs provide further analysis on potential exchange ratios.

Later that same day, Mr. Heminger contacted Mr. Cornelius to schedule a call. Mr. Cornelius informed Mr. Heminger that the ANDX Conflicts Committee had received a debrief from the three financial advisors’ meeting and that the ANDX Conflicts Committee was developing a counteroffer.

On April 17, 2019, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins at which representatives of Jefferies provided a summary of the meeting of the parties’ respective financial advisors held on April 15, 2019. The MPLX Conflicts Committee discussed whether to propose that MPC offer some form of sponsor support in order to resolve the potential impasse between the parties.

Later that same day, the ANDX Conflicts Committee held a telephonic meeting with representatives of Goldman Sachs and Sidley to continue discussing a potential counteroffer. Representatives of Goldman Sachs discussed the ANDX and MPLX management forecasts and ANDX and MPLX street estimates, the estimates and forecasts of securities analysts covering ANDX and MPLX, as well as an updated preliminary financial analysis of a potential transaction. At that meeting, the ANDX Conflicts Committee authorized Mr. Cornelius to make a counteroffer of 1.35 MPLX Common Units for each outstanding ANDX Common Unit (the “Second ANDX Response”). Thereafter, Mr. Cornelius delivered a letter setting forth the Second ANDX Response to Mr. Helms.

On April 18, 2019, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss the Second ANDX Response. Representatives of Jefferies discussed Jefferies’ analysis of the proposed exchange ratio in the Second ANDX Response. The MPLX Conflicts Committee discussed with representatives of Jefferies and Latham & Watkins whether to respond to the Second ANDX Response. Following discussion, the MPLX Conflicts Committee decided to consider responding to the Second ANDX Response with an increased exchange ratio, and Latham & Watkins provided a draft counteroffer letter to the MPLX Conflicts Committee for review.

Also on April 18, 2019, at the direction of the MPLX Conflicts Committee, representatives of Jefferies discussed the transaction and the MPLX Conflicts Committee’s proposed counteroffer with representatives of Barclays, and Barclays, on behalf of MPC, requested that the MPLX Conflicts Committee refrain from sending the counteroffer letter to ANDX until Mr. Heminger spoke to Mr. Cornelius.

Later that same day, Mr. Heminger, acting on behalf of MPC, and Mr. Cornelius spoke by phone. Mr. Heminger thanked Mr. Cornelius for sending the Second ANDX Response, but also expressed his concern with its content and asked the ANDX Conflicts Committee’s rationale for its offer. Mr. Cornelius stated that the Initial MPLX Offer was substantially below market, was inconsistent with precedent transactions, ignored the historical valuation relationship between the entities and did not represent a constructive starting point for negotiations. However, in the interest of finding a path forward, Mr. Cornelius noted that the ANDX Conflicts Committee was willing to communicate the Second ANDX Response. Mr. Cornelius noted such proposal was supported by longer-term historical related values between the two securities, and that it would enable the pro forma company to pay the current MPLX distribution while maintaining an approximate 1.4x coverage ratio. Mr. Cornelius also cited the ANDX Conflicts Committee’s belief that the proposed transaction would be slightly accretive to ANDX and roughly breakeven for MPLX and MPC. Mr. Heminger stated his view that the proposal would represent a dilutive transaction to MPLX on a DCF-per-unit basis.

Mr. Cornelius suggested that the financial advisors speak again to understand differences in calculations, and they agreed that Mr. Heminger, acting on behalf of MPC, should request that Barclays and Jefferies contact Goldman Sachs to discuss this further.

Also later that day, representatives of Barclays, Jefferies and Goldman Sachs held a telephonic meeting to further discuss the respective financial analysis methodologies of each financial advisor.

On April 19, 2019, Mr. Heminger, acting on behalf of MPC, and Mr. Cornelius corresponded regarding the different analytical approaches being discussed and used by the respective financial advisors to the ANDX Conflicts Committee and the MPLX Conflicts Committee and by Barclays, as financial advisor to MPC, including analysis regarding “distributable cash flow” and “discounted cash flow” metrics and their prior discussions regarding the “dueling DCFs” in certain earlier communications, along with assumptions being used in the financial analyses to assess the financial impact of illustrative exchange ratios for a potential transaction.

On April 20, 2019, Mr. Heminger, acting on behalf of MPC, and Mr. Cornelius spoke again by phone. Mr. Heminger agreed to look at comparisons based on management forecasts, with no adjustments, and for MPC to work on an offer to the ANDX Conflicts Committee in support of the transaction, noting his understanding that MPC support in the form of a different exchange ratio would likely be required to get a deal done. Mr. Heminger also noted that MPC considered the accretion/dilution to remain much more favorable to ANDX in 2019 and later years, and stated that he could not support a transaction even at a 1.15x exchange ratio, particularly due to the DCF-per-unit dilution for MPLX in years 2020 and beyond. Mr. Cornelius said he would wait for MPLX’s next offer and respond accordingly.

Also on April 20, 2019, Mr. Heminger, acting on behalf of MPC, contacted Mr. Helms and discussed the transaction, including the financial analysis methodologies discussed between MPC and Barclays. Mr. Heminger informed Mr. Helms of his belief that an exchange ratio of 1.06 MPLX Common Units for each outstanding ANDX Common Unit could be sufficient to reach an agreement among the parties.

Later that same day, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss the proposed counteroffer letter drafted by Latham & Watkins. Representatives of Jefferies provided the MPLX Conflicts Committee with a description of its April 18 conversations with Barclays and Goldman Sachs, and Mr. Helms provided the committee with a description of his earlier conversation with Mr. Heminger, including Mr. Heminger’s belief that a 1.06x exchange ratio could be sufficient to reach an agreement on the transaction. Jefferies provided the committee with its analysis of a proposed exchange ratio of 1.06 MPLX Common Units for each outstanding ANDX Common Unit. Following discussion, the MPLX Conflicts Committee determined to respond to the Second ANDX Response by sending the ANDX Conflicts Committee the counteroffer letter proposing an all-unit transaction with an exchange ratio of 1.06 MPLX Common Units for each outstanding ANDX Common Unit, representing a 1.7% premium based on the closing prices of the ANDX Common Units and the MPLX Common Units on April 18, 2019 (the “Second MPLX Offer”). The MPLX Conflicts Committee also discussed that MPC could offer some form of subsidy in order to support a higher exchange ratio to the ANDX Public Unitholders by agreeing to receive a lower exchange ratio for ANDX Common Units held by affiliates of MPC. Later that same day, Mr. Helms, on behalf of the MPLX Conflicts Committee, delivered the Second MPLX Offer to Mr. Cornelius.

On April 22, 2019, the ANDX Conflicts Committee held a telephonic meeting with representatives of Goldman Sachs and Sidley. Representatives of Goldman Sachs discussed with the committee members preliminary financial analyses of the Second MPLX Offer. After discussion, the ANDX Conflicts Committee approved sending a counteroffer with an exchange ratio of 1.30 MPLX Common Units for each outstanding ANDX Common Unit (the “Third ANDX Response”). Later that same day, Mr. Cornelius, on behalf of the ANDX Conflicts Committee, delivered the Third ANDX Response to Mr. Helms.

Also on April 22, 2019, Mr. Heminger, acting on behalf of MPC, spoke by phone with Mr. Cornelius. Mr. Heminger stated that he wanted to understand the logic for the Third ANDX Response, believing that it was dilutive on a DCF-per-unit basis to MPLX. Mr. Cornelius stated that the Second MPLX Offer was dilutive to ANDX and represented a below-market transaction. Additionally, Mr. Cornelius explained the ANDX Conflicts Committee believed that the ANDX Common Unit price reflected ANDX management’s public commentary regarding its financial policies. Mr. Cornelius highlighted that the ANDX Conflicts Committee believed the Second MPLX Offer fell short on a number of metrics important in the evaluation of a transaction, including: (i) the Second MPLX Offer would be value dilutive to ANDX using a discounted cash flow valuation and dilutive based on a distributable cash flow analysis; (ii) management’s forecasts for MPLX were substantially more bullish than analyst estimates and, based on analyst estimates for both ANDX and MPLX, the Second MPLX Offer was even more value destructive and dilutive to ANDX; and (iii) as the Second MPLX Offer represented an at or below market offer, the premium implied by the Second MPLX Offer would be among the lowest in precedent transactions.

Later that same day, Mr. Heminger and Mr. Cornelius spoke again by phone. Mr. Heminger, acting on behalf of MPC, proposed a merger transaction in which the ANDX Public Unitholders would receive 1.10 MPLX Common Units for each of their ANDX Common Units, while MPC’s affiliates would receive an “at market” exchange ratio for the ANDX Common Units held by such affiliates (the “Initial MPC Proposal”). Mr. Heminger noted that the Initial MPC Proposal would provide a premium to the ANDX Public Unitholders and be marginally accretive to both ANDX and MPLX, and stated that he did not contemplate MPC providing any additional financial support to facilitate a transaction. Mr. Cornelius noted that he would communicate the Initial MPC Proposal to the ANDX Conflicts Committee.

On April 23, 2019, the ANDX Board held a regularly scheduled meeting in Findlay, Ohio. Discussion of approval for the regular quarterly distribution by ANDX was tabled at that time.

On April 24, 2019, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss the Third ANDX Response. In light of the exchange ratio proposed by the ANDX Conflicts Committee in the Third ANDX Response, the MPLX Conflicts Committee discussed with representatives of Jefferies and Latham & Watkins possible alternative transactions for the acquisition of ANDX by MPLX. The MPLX Conflicts Committee directed Latham & Watkins to discuss potential alternative transactions with representatives of MPC and MPLX and to report back to the MPLX Conflicts Committee.

Also on April 24, 2019, the ANDX Conflicts Committee held a telephonic meeting with representatives of Goldman Sachs and Sidley. Representatives of Goldman Sachs discussed preliminary financial analyses of the Initial MPC Proposal. After discussions with representatives of Goldman Sachs and Sidley, the ANDX Conflicts Committee authorized Mr. Cornelius to make a counteroffer to MPC with a 1.20x exchange ratio for the ANDX Public Unitholders and a 1.04x exchange ratio for the ANDX Common Units held by MPC’s affiliates (the “April 24 ANDX Response”).

Later that same day, Mr. Cornelius and Mr. Heminger, acting on behalf of MPC, spoke by phone, with Timothy Griffith in the room with Mr. Heminger. Mr. Cornelius presented the April 24 ANDX Response to Mr. Heminger. Mr. Heminger expressed his disappointment with the counteroffer. Mr. Heminger reiterated that he did not contemplate MPC providing any additional financial support to facilitate a transaction. Mr. Cornelius reviewed various talking points several times regarding the items that he had discussed with Mr. Heminger on April 22, 2019 in connection with the Third ANDX Response. Mr. Heminger stated that he was going to advise the MPC and MPLX GP boards of directors of the April 24 ANDX Response.

Later that same day, the MPLX Conflicts Committee met with Mr. Heminger, Mr. Griffith and other representatives of MPC to discuss the exchange ratio proposed by the ANDX Conflicts Committee in the Third ANDX Response. Mr. Heminger asked whether the MPLX Conflicts Committee would be willing to offer up to 1.07 MPLX Common Units for each outstanding ANDX Common Unit in support of a potential merger transaction with ANDX. After meeting privately to discuss Mr. Heminger’s inquiry, the MPLX Conflicts Committee indicated to Mr. Heminger that the MPLX Conflicts Committee would be willing to offer up to 1.07 MPLX Common Units for each outstanding ANDX Common Unit in support of a potential merger transaction with ANDX, but that the MPLX Conflicts Committee would not support an exchange ratio higher than 1.07 MPLX Common Units for each outstanding ANDX Common Unit.

Later that same day, the MPLX Board held a regularly scheduled meeting in Findlay, Ohio.

On the morning of April 25, 2019, Mr. Cornelius spoke with Mr. Heminger. Mr. Heminger, acting on behalf of MPC, stated he wanted to be responsive to the ANDX Conflicts Committee’s concerns about the dilutive impact of the Initial MPC Proposal to the ANDX Public Unitholders. To help bridge the differences between the Initial MPC Proposal and the April 24 ANDX Response, Mr. Heminger, acting on behalf of MPC, proposed that MPC would make a supplemental cash payment to the ANDX Public Unitholders in order to make the Initial MPC Proposal 2.5% accretive to ANDX Public Unitholders for 2019.

Later that same morning, the ANDX Conflicts Committee held a telephonic meeting with representatives of Goldman Sachs and Sidley. Mr. Cornelius provided the ANDX Conflicts Committee an overview of his conversation with Mr. Heminger prior to the meeting and the proposed supplemental cash payment. The ANDX Conflicts Committee requested Goldman Sachs provide an updated analysis of the Initial MPC Proposal, including the supplemental cash payment. The ANDX Conflicts Committee adjourned the meeting to be reconvened later that day.

Following the ANDX Conflicts Committee meeting, Mr. Cornelius emailed Mr. Heminger to request a clarification about the dollar amount proposed as a supplemental cash payment. Mr. Heminger responded by email that the amount of parent support, which could include cash to provide 2019 accretion for ANDX Public Unitholders, using MPC management projections, was “in the ballpark of $250 million.”

Later that same day, the ANDX Conflicts Committee reconvened its telephonic meeting with representatives from Goldman Sachs and Sidley. Representatives of Goldman Sachs provided an overview of Goldman Sachs’ and Barclays’ previous discussions regarding certain financial aspects of a potential transaction and different perspectives as to the financial implications of a potential transaction. Additionally, representatives of Goldman Sachs discussed financial analyses of the Initial MPC Proposal, as supplemented by the cash payment proposal. After discussion, the ANDX Conflicts Committee authorized Mr. Cornelius to deliver a counteroffer to Mr. Heminger of (i) a 1.10x exchange ratio for ANDX Public Unitholders, plus cash consideration of $2.75 for each ANDX Common Unit held by the public (representing a total implied cash value of approximately $250 million), noting that this counteroffer represented a value equivalent to a 1.185x exchange ratio, which was less than the April 24 ANDX Response; (ii) with respect to ANDX Common Units held by MPC affiliates, such MPC affiliates would receive an “at-market” exchange ratio and no cash consideration; (iii) a commitment that the quarterly distribution on the ANDX Common Units would be paid at current levels through the closing of the proposed transaction; and (iv) acceptable other terms and conditions around transaction documentation (the “April 25 ANDX Response”). Following the ANDX Conflicts Committee meeting, Mr. Cornelius responded by email to Mr. Heminger with the April 25 ANDX Response.

Later that same day, Mr. Heminger responded by email that his proposal was intended to be inclusive of all value that MPC was forgoing to “top up” the difference between an “at-market” transaction and the value that he believed MPLX would agree to, and then added value to get ANDX Public Unitholders some accretion in 2019. He expressed surprise that the ANDX Conflicts Committee would view his proposal as an additional $250 million in cash. Mr. Heminger stated that his all-in offer represented an exchange ratio of 1.10x to ANDX and a supplemental cash payment in order to have ANDX accretion equal MPLX accretion in the first year (the “April 25 MPC Proposal”).

On the morning of April 26, 2019, Mr. Cornelius spoke with Mr. Heminger by phone. Mr. Heminger, acting on behalf of MPC, reiterated that he believed the April 25 MPC Proposal was fair. Mr. Cornelius informed Mr. Heminger that the ANDX Conflicts Committee was meeting later that morning.

Later that same morning, the ANDX Conflicts Committee held a telephonic meeting with representatives of Goldman Sachs and Sidley. Representatives of Goldman Sachs discussed preliminary financial analyses of the April 25 MPC Proposal. The ANDX Conflicts Committee requested that Goldman Sachs clarify certain understandings with Barclays before the ANDX Conflicts Committee would send any response to the proposal.

Later that same day, representatives of Goldman Sachs discussed with representatives of Barclays the ANDX Conflicts Committee’s understandings with respect to the April 25 MPC Proposal. Representatives of Barclays provided representatives of Goldman Sachs with additional detail into the basis for the April 25 MPC Proposal; however, representatives of Barclays stated that it was unable to fully explain any discrepancies between Mr. Heminger’s proposal and Mr. Cornelius’ interpretation of the proposal, as representatives of Barclays did not participate in the discussion.

Later that same day, following Mr. Cornelius’ receipt of feedback from representatives of Goldman Sachs regarding their discussions with representatives of Barclays, Mr. Cornelius delivered an email to Mr. Heminger to request in writing the specifics of the April 25 MPC Proposal, including the exchange ratio to be received by the ANDX Public Unitholders, the exchange ratio to be received by MPC’s affiliates, and any cash consideration to be received by the ANDX Public Unitholders. The email noted that the ANDX Conflicts Committee rejected the 1.10x exchange ratio included in the April 25 MPC Proposal, and summarized the follow-up conversations between Mr. Heminger and Mr. Cornelius regarding the inclusion of cash consideration to facilitate a transaction.

Later that same day, Mr. Heminger, acting on behalf of MPC, delivered to Mr. Cornelius via email a written offer proposing an exchange ratio to ANDX Public Unitholders of 1.10x, an exchange ratio to MPC’s affiliates of 1.0528x, and additional discussion to be held regarding any dilution to ANDX Public Unitholders estimated for 2019, with MPC total support not to exceed $250 million in premium forgone on ANDX Common Units held by MPC’s affiliates, together with any contemplated cash consideration (the “April 26 MPC Proposal”).

On the morning of April 27, 2019, the ANDX Conflicts Committee held a telephonic meeting with representatives of Goldman Sachs and Sidley. At the meeting, Goldman Sachs discussed preliminary financial analyses of the April 26 MPC Proposal. After discussion, the ANDX Conflicts Committee authorized the delivery of a counteroffer to Mr. Heminger proposing a 1.15x exchange ratio to the ANDX Public Unitholders, with up to 0.05x being payable either in MPLX units or fulfilled in cash of equivalent value (the “April 27 ANDX Response”).

Later that morning, at the direction of MPC and the MPLX Conflicts Committee, Latham & Watkins delivered an initial draft of the Merger Agreement to representatives of Sidley. The initial draft Merger Agreement contemplated, among other things, only a single exchange ratio for all ANDX Common Unitholders, no covenant regarding future levels of ANDX distributions, a support agreement from MPC’s affiliates, and a continuation of waived distributions by MPC’s affiliates on the ANDX Special Limited Partner Interest in a new MPLX Special Limited Partner Interest.

Later that same day, Mr. Cornelius delivered an email counterproposal to Mr. Heminger with the April 27 ANDX Response. The email counterproposal with the April 27 ANDX Response proposed a 1.15x exchange ratio to the ANDX Public Unitholders, noting that the ANDX Conflicts Committee would be receptive to all-equity consideration or a 1.10x exchange ratio for the ANDX Public Unitholders, with the remaining 0.05x exchange ratio fulfilled in cash, which would represent $1.63 per ANDX Common Unit. The email correspondence also noted that the ANDX Conflicts Committee would like a commitment from MPC for the ANDX quarterly distribution to be paid for both the first and second quarters of 2019, as applicable.

Later that same day, Mr. Cornelius held a call with Mr. Heminger during which Mr. Heminger, acting on behalf of MPC, presented a counteroffer proposing an exchange ratio of 1.11x for the ANDX Public Unitholders, an exchange ratio of 1.0471x for MPC’s affiliates, and MPC’s agreement to hold the ANDX distribution at the proposed first quarter 2019 level for distributions paid in respect of the second and third quarters of 2019 (the “April 27 MPC Proposal”). Mr. Cornelius reiterated the ANDX Conflicts Committee’s position regarding the 1.15x exchange ratio for the ANDX Public Unitholders, but advised Mr. Heminger that he would discuss MPC’s proposal with the full ANDX Conflicts Committee.

Later that evening, the ANDX Conflicts Committee held another teleconference meeting with representatives of Goldman Sachs and Sidley. At the meeting, Goldman Sachs discussed preliminary financial analyses of the April 27 MPC Proposal. Following the meeting, Mr. Cornelius communicated a non-binding counteroffer to Mr. Heminger by email proposing a 1.15x exchange ratio for the ANDX Public Unitholders and a 1.0471x exchange ratio for MPC’s affiliates, and with ANDX distributions to be maintained at current levels through the closing of the proposed transaction. Mr. Cornelius emphasized that the counteroffer “is simply our bottom line.” Mr. Cornelius further noted that such counteroffer would not include any other special voting by ANDX unitholders, such as a “majority of the minority” construct, which is an alternative approval process available to ANDX GP under the ANDX Partnership Agreement in lieu of seeking “Special Approval” from the ANDX Conflicts Committee.

On April 28, 2019, the ANDX Conflicts Committee held a telephonic meeting with representatives of Goldman Sachs and Sidley. At this meeting, Goldman Sachs discussed preliminary financial analyses of certain financial aspects of the potential transaction. After further discussion, the ANDX Conflicts Committee members unanimously agreed that the committee’s prior offer proposing a 1.15x exchange ratio for the ANDX Public Unitholders should not be changed, and that Mr. Cornelius should communicate the same to Mr. Heminger.

Later that same day, Mr. Cornelius emailed Mr. Heminger informing him of the ANDX Conflicts Committee’s understanding with respect to the effects of the exchange ratios, and that Mr. Cornelius believed that the ANDX Conflicts Committee remained focused on obtaining the right value for the ANDX Public Unitholders. Mr. Cornelius emphasized that the committee believed the proposed 1.15x exchange ratio for the ANDX Public Unitholders (and the proposed 1.0471x exchange ratio for MPC’s affiliates) should work for all parties, as the committee believed it would be accretive to both ANDX and MPLX, in line with premiums for precedent transactions and represent a value per unit on a discounted cash flow basis only slightly above the status quo valuation based on ANDX management’s forecasts. Mr. Cornelius noted that he expected to receive a call from Mr. Heminger that evening.

Later that evening, Mr. Cornelius and Mr. Heminger spoke again. Mr. Heminger informed Mr. Cornelius that the board of directors of MPC (the “MPC Board”) had not authorized him to increase his previous offer regarding sponsor support for the transaction, and informed Mr. Cornelius that he did not believe MPLX would approve a transaction above a 1.07x blended exchange ratio. He asked Mr. Cornelius again whether he could move from the proposed 1.15x exchange ratio, and Mr. Cornelius informed him that the ANDX Conflicts Committee was not able to move under the current facts and circumstances. Mr. Cornelius advised the other ANDX Conflicts Committee members of the conversation.

On April 29, 2019, the ANDX Board held a telephonic meeting at which a regular quarterly distribution for the first quarter of 2019 of $1.03 per ANDX Common Unit was approved. Separately, Mr. Cornelius requested that a meeting of the ANDX Conflicts Committee and its advisors be scheduled for later in the week in anticipation of further discussions.

On May 1, 2019, the ANDX Conflicts Committee held a telephonic meeting with representatives of Goldman Sachs and Sidley. At the meeting, representatives of Goldman Sachs discussed preliminary financial analyses of certain financial aspects of the potential transaction. After discussion, the ANDX Conflicts Committee determined to wait to hear from MPC or MPLX on any further responses. Mr. Cornelius advised the committee members that he would keep them informed on further feedback from Mr. Heminger. He also advised the ANDX Conflicts Committee that he had heard from Gregory Goff, a director of MPLX and ANDX, as well as the Executive Vice Chairman of MPC.

On May 1, 2019, Jones Day sent a draft of the Support Agreement to Latham & Watkins.

On May 2, 2019, Mr. Goff, acting on behalf of MPC, met with Mr. Cornelius at Mr. Cornelius’ office in Houston, Texas. Mr. Goff discussed his understanding of the status of negotiations, his hope that negotiations could advance to conclusion and his views on the risks of a standalone approach for ANDX. Mr. Goff reviewed the Barclays accretion/dilution analysis with Mr. Cornelius, and inquired why prior offers by Mr. Heminger had not been acceptable. Mr. Cornelius responded by pointing to the 1.15x exchange ratio, and asked why that was not acceptable. Mr. Goff then asked whether a 1.135x exchange ratio would work. Mr. Cornelius informed him that he would inquire about that with the ANDX Conflicts Committee.

Later that same day, Mr. Heminger, acting on behalf of MPC, discussed with Mr. Helms a potential merger transaction in which the ANDX Public Unitholders would receive 1.135 MPLX Common Units for each outstanding ANDX Common Unit held by them and MPC’s affiliates would receive 1.0328 MPLX Common Units for each outstanding ANDX Common Unit held by such MPC affiliates, resulting in a blended exchange ratio of 1.07 MPLX Common Units for each outstanding ANDX Common Unit.

Later that evening, Mr. Cornelius and Mr. Heminger spoke by phone. Mr. Heminger, acting on behalf of MPC, confirmed MPC would be interested in pursuing a transaction at a 1.135x exchange ratio for the ANDX Public Unitholders (the “May 2 MPC Proposal”), and Mr. Cornelius informed him that he would inquire with the ANDX Conflicts Committee. Mr. Heminger noted he could not yet confirm a definitive exchange ratio for MPC’s affiliates, as he would need to confirm the calculation. Later that evening, Mr. Cornelius and representatives from Goldman Sachs discussed and corresponded regarding the May 2 MPC Proposal, and confirmed that the exchange ratio to be received by MPC’s affiliates would be 1.0328x in order to achieve a blended exchange ratio of 1.07x.

Later that evening, the ANDX Conflicts Committee held a telephonic meeting with representatives from Goldman Sachs and Sidley. At the meeting, Mr. Cornelius updated the ANDX Conflicts Committee and its advisors of his conversations with Mr. Heminger and Mr. Goff, his understanding of the May 2 MPC Proposal, and his understanding that the May 2 MPC Proposal would be considered by the MPC Board. At this meeting, the ANDX Conflicts Committee agreed to support a transaction based on a 1.135x exchange ratio for the ANDX Public Unitholders, a 1.0328x exchange ratio for MPC’s affiliates, and ANDX distributions continued at the current rate through the effective date of the proposed transaction.

On May 4, 2019, the ANDX Conflicts Committee and representatives from Goldman Sachs and Sidley corresponded regarding the May 2 MPC Proposal, which the ANDX Conflicts Committee understood to require a 1.135x exchange ratio for the ANDX Public Unitholders and 1.0328x exchange ratio for MPC’s affiliates, for a blended exchange ratio of 1.07x, along with an agreement to continue current ANDX distribution levels, and Merger Agreement terms reflecting the same. Later on May 4, 2019, Sidley delivered comments to the Merger Agreement to representatives of Latham & Watkins and Jones Day.

Later that same day, Mr. Cornelius and Mr. Heminger corresponded by email about Merger Agreement terms relating to the continuation of regular ANDX quarterly distributions at the current level prior to the effective time of the proposed transaction. Representatives from Sidley and Jones Day also discussed the same.

On May 4, 2019, at the direction of MPC and the MPLX Conflicts Committee, Latham & Watkins sent a draft of the Support Agreement to Sidley.

On May 5, 2019, Jones Day, Latham & Watkins and Sidley exchanged comments to the draft Merger Agreement and draft Support Agreement, as well as disclosure schedules, and negotiated open terms, including the covenant relating to ANDX distributions.

On May 6, 2019, Latham & Watkins and Sidley exchanged comments to the draft Merger Agreement and draft Support Agreement, as well as disclosure schedules, and negotiated final terms, including covenants relating to ANDX distributions and an amendment to the omnibus agreement with ANDX. A revised draft Merger Agreement exchanged by the parties included a proposed exchange ratio of 1.135x for the ANDX Public Unitholders and a proposed exchange ratio of 1.0328x for MPC’s affiliates.

On that same day, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss the proposed merger transaction. Latham & Watkins reviewed with the MPLX Conflicts Committee the terms of the latest draft of the Merger Agreement, including, among other items, closing conditions, representations and warranties, operating covenants and termination provisions. Latham & Watkins also reviewed with the MPLX Conflicts Committee the terms of the Support Agreement and reported on the results of Latham & Watkins’ legal due diligence review of ANDX.

Also on May 6, 2019, the MPC Board approved by way of a unanimous action by written consent the acceptance of a 1.0328x exchange ratio for the ANDX common units held by MPC’s affiliates and also approved the Support Agreement.

On May 7, 2019, the ANDX Conflicts Committee met with representatives of Goldman Sachs and Sidley to review and discuss the proposed transaction. Representatives of Goldman Sachs discussed financial analyses of the proposed transaction. Following the presentation and responses to questions from ANDX Conflicts Committee members, representatives of Goldman Sachs rendered its oral fairness opinion, subsequently confirmed in writing, that, as of May 7, 2019 and based upon and subject to the factors and assumptions set forth therein, the Public Unitholder Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of the Public Unitholder Eligible Units.

Representatives of Sidley then summarized for the ANDX Conflicts Committee the material terms of the Merger Agreement and the Support Agreement. Representatives of Sidley and the ANDX Conflicts Committee then reviewed and discussed reasons for approval of the Merger and the Merger Agreement, and disadvantages relating to the same. The ANDX Conflicts Committee also provided additional feedback on reasons for individual support for the transaction, including risks associated with a standalone strategy. After further discussion with the representatives of Sidley and Goldman Sachs, the ANDX Conflicts Committee, acting in good faith, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in, or not opposed to, the best interests of, ANDX and its subsidiaries treated as a single consolidated entity and the holders of Public Unitholder Eligible Units, (ii) approved and declared advisable the Merger and the consummation of the transactions contemplated by the Merger Agreement, which such approval in (i) and (ii) constituted “Special Approval” under the ANDX Partnership Agreement, and (iii) recommended that the ANDX Board approve the Merger Agreement, the other Transaction Documents and the transactions contemplated thereby, including the Merger.

Later on May 7, 2019, the ANDX Board held a telephonic meeting. Upon the receipt of the recommendation of the ANDX Conflicts Committee, the ANDX Board unanimously determined that the Merger Agreement, the other Transaction Documents and the transactions contemplated thereby, including the Merger, are in, or not opposed to, the best interests of ANDX and its subsidiaries treated as a single consolidated entity, approved and declared advisable the Merger Agreement, the other Transaction Documents to which ANDX and ANDX GP are a party and the transactions contemplated thereby, including the Merger, and resolved to recommend that the holders of ANDX Common Units adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, and directed that the Merger Agreement be submitted to the holders of ANDX Common Units for their adoption by written consent.

On that same day, Mr. Helms, on behalf of the MPLX Conflicts Committee, sent a letter dated the same date stating that the MPLX Conflicts Committee was pleased to submit its non-binding proposal of an all-unit transaction with an exchange ratio of 1.135x MPLX Common Units for each outstanding ANDX Common Unit that is held by the ANDX Public Unitholders and an exchange ratio of 1.0328x MPLX Common Units for each outstanding ANDX Common Unit held by MPC’s affiliates.

Later that same day, the MPLX Conflicts Committee held a telephonic meeting with representatives of Jefferies and Latham & Watkins to discuss the transaction. Latham & Watkins reviewed with the MPLX Conflicts Committee several updates to the terms of the Merger Agreement and the Support Agreement, including, among other items, the revision of the Support Agreement to include an agreement by MPC to amend ANDX’s existing omnibus agreement to change the definition of a “Partnership Change of Control,” such that the Merger would not provide MPC and its affiliates with an option to terminate certain of their obligations thereunder. Jefferies discussed with the MPLX Conflicts Committee its financial analysis regarding the potential merger transaction and the exchange ratios. Following such discussions, the MPLX Conflicts Committee, in good faith, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were not adverse to the best interests of MPLX and its subsidiaries treated as a single consolidated entity and the MPLX Public Unitholders, (ii) approved the Merger Agreement and the consummation of transactions contemplated thereby, including the Merger, which such approval in (i) and (ii) constituted “Special Approval” under the MPLX Partnership Agreement, and (iii) recommended that the MPLX Board approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

Later on May 7, 2019, the MPLX Board held a telephonic meeting. Upon the receipt of the recommendation of the MPLX Conflicts Committee, the MPLX Board unanimously determined that the Merger Agreement, the other Transaction Documents and the transactions contemplated thereby, including the Merger, are not adverse to the best interests of MPLX and its subsidiaries treated as a single consolidated entity, and approved and declared the Merger Agreement, the other Transaction Documents to which MPLX and MPLX GP are a party and the transactions contemplated thereby, including the Merger, advisable.

Later that same day, the parties executed the Merger Agreement and the Support Agreement.

On May 8, 2019, prior to market open, MPC, MPLX and ANDX issued a press release announcing the Merger.

Amended and Restated MPLX Partnership Agreement

Amended and Restated MPLX Partnership Agreement

The Merger Agreement provides that, prior to the closing, MPC and MPLX will take all actions as are necessary and appropriate to amend and restate the MPLX Partnership Agreement to allow for the creation and issuance of the MPLX Series B Preferred Units, the MPLX Special Limited Partner Interest and the MPLX TexNew Mex Units. The form of the amended and restated MPLX Partnership Agreement is attached to this consent statement/prospectus as Annex C and is incorporated herein by reference. You should read the MPLX Partnership Agreement because it, and not this consent statement/prospectus, is the legal document that, upon its execution and delivery, will govern the rights of MPLX Unitholders following the effective time of the Merger. For additional information regarding the MPLX Partnership Agreement, see “Comparison of Unitholders’ Rights—MPLX Unitholders” beginning on page 139.

Recommendation of the ANDX Board

On May 7, 2019, the ANDX Conflicts Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby are in, or not opposed to, the best interests of ANDX and its Subsidiaries treated as a single consolidated entity and the holders of Public Unitholder Eligible Units, approved the Merger and the consummation of the transactions contemplated thereby (the foregoing constituting “Special Approval” under the ANDX Partnership Agreement), and recommended that the ANDX Board approve the Merger, the Transaction Documents and the consummation of the transactions contemplated thereby (the “ANDX Conflicts Committee Recommendation”).

Upon receipt of the ANDX Conflicts Committee Recommendation, the ANDX Board unanimously determined that the Merger Agreement, the other Transaction Documents and the transactions contemplated thereby, including the Merger are in, or not opposed to, the best interests of ANDX and its subsidiaries treated as a single consolidated entity, approved the Merger Agreement, the other Transaction Documents to which ANDX and ANDX GP are a party and the transactions contemplated thereby, including the Merger, and resolved to recommend that the holders of ANDX Common Units vote “FOR” the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, a vote “FOR” the Non-Binding Compensation Advisory Proposal, and directed that the Merger Agreement and the Non-Binding Compensation Advisory Proposal be submitted to a vote of holders of ANDX Common Units by written consent.

Reasons for the Recommendation of the ANDX Board

The ANDX Board consulted with its legal advisors and financial advisors and considered many factors in its evaluation of the Merger. The ANDX Board considered the following factors to be generally positive or favorable in making its determination and approvals with respect to the Merger and its related recommendation to the ANDX unitholders:

•	The financial terms offered to the ANDX Public Unitholders, including:

•	The consideration to be paid to ANDX Public Unitholders of 1.135 MPLX Common Units for each ANDX Common Unit (such MPLX Common Units, the “Public Unitholder Merger Consideration”), represents:

•

An 8% premium to the 30-day volume-weighted average closing price for the period ended on May 2, 2019 (the third to last trading day before the meeting of the ANDX Conflicts Committee that approved the Merger); and

•	A 6% premium to ANDX’s closing price on May 2, 2019 (the third to last trading day before the meeting of the ANDX Conflicts Committee that approved the Merger).

•

The affiliate support by MPC and its subsidiaries with lower consideration to be paid per ANDX Common Unit held by ANDX GP and ANDX Refining Southwest, at an exchange ratio of 1.0328 MPLX Common Units (the “Affiliated Unitholder Merger Consideration”), which represents 15,960,894 fewer MPLX Common Units issuable to MPC and its subsidiaries compared to an exchange ratio of 1.135x MPLX Common Units for the Public Unitholder Merger Consideration.

•	The fact that the exchange ratios are fixed, and therefore not subject to negative trading discrepancies.

•

The ANDX Public Unitholders would be entitled to the right to receive MPLX Common Units at the Public Unitholder Exchange Ratio, which is an exchange ratio the ANDX Conflicts Committee viewed as fair and reasonable in light of ANDX’s recent and projected financial performance, MPLX’s recent and projected financial performance, and relative past trading prices of the ANDX Common Units and MPLX Common Units, as well as the strengths of the surviving entity and benefits to be received by the holders of ANDX Common Units, including, among others:

•	The combined partnership’s lower pro forma leverage relative to the existing leverage of ANDX, and greater financial flexibility of a less levered entity; and

•

The combined partnership’s forecast higher distribution coverage relative to ANDX standalone, which is expected to provide strengthened distribution stability and long-term growth prospects, enhancing funding optionality and reducing reliance on capital markets.

•

The ANDX Conflicts Committee believed the Public Unitholder Exchange Ratio was the highest exchange ratio the MPLX Conflicts Committee would be willing to accept on a blended basis when taken together with the Affiliated Unitholder Merger Consideration issuable at a lower exchange ratio in support of the Merger.

•

The risks of ANDX pursuing a standalone strategy, including its anticipated cost of capital and ability to maintain its current distribution levels and to receive additional dropdown opportunities from MPC.

•	The fact that the Merger will simplify the organizational structure of MPC and its subsidiaries, thereby eliminating potential for conflicts of interests between MPLX and ANDX.

•	The additional public float and expected additional liquidity in MPLX Common Units.

•

The delivery of an opinion by Goldman Sachs to the ANDX Conflicts Committee on May 7, 2019, that, as of such date and based on and subject to the assumptions, limitations and qualifications set forth in the opinion and based on other matters as Goldman Sachs considered relevant, the Public Unitholder Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to the ANDX Public Unitholders.

•	The fact that the Merger is generally not expected to be taxable to the Partnership or the ANDX Public Unitholders.

The ANDX Board considered the following factors to be generally negative or unfavorable in making its determination and approvals with respect to the Merger and the related recommendation to the holders of ANDX Common Units:

•

In the near term, it is anticipated that regular quarterly cash distributions to the ANDX Public Unitholders on an as-exchanged basis will be lower than the current level of distributions to the ANDX Public Unitholders would be if the Merger were not completed.

•

The fact that the delivery of the ANDX Written Consent by ANDX GP and ANDX Refining Southwest with respect to the ANDX Common Units they own will be sufficient to adopt the Merger Agreement and thereby approve the Merger, without the receipt of written consent from any other holder of ANDX Common Units.

The foregoing discussion of the information and factors considered by the ANDX Board is not intended to be exhaustive, but includes material factors the ANDX Board considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the ANDX Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the ANDX Board may have given differing weights to different factors. Overall, the ANDX Board believed that the positive factors supporting the Merger outweighed the negative factors it considered.

The explanation of the reasoning of the ANDX Board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26.

Opinion of Financial Advisor to the ANDX Conflicts Committee

Goldman Sachs rendered its opinion to the ANDX Conflicts Committee that, as of May 7, 2019 and based upon and subject to the factors and assumptions set forth therein, the Public Unitholder Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the ANDX Public Unitholders.

The full text of the written opinion of Goldman Sachs, dated May 7, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the ANDX Conflicts Committee in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any ANDX Public Unitholder should vote with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to unitholders and Annual Reports on Form 10-K of ANDX and MPLX for the five years ended December 31, 2018;

•	certain interim reports to unitholders and Quarterly Reports on Form 10-Q of ANDX and MPLX;

•	certain other communications from ANDX and MPLX to their respective unitholders;

•	certain publicly available research analyst reports for ANDX and MPLX;

•	summary financial results for each of ANDX and MPLX for the three-month period ended March 31, 2019; and

•

certain internal financial analyses and forecasts for ANDX prepared by its management (which we refer to in this section as the “ANDX Standalone Forecast”), certain internal financial analyses and forecasts for MPLX standalone prepared by its management (which we refer to in this section as the “MPLX Standalone Forecast”) and certain financial analyses and forecasts for MPLX pro forma for the Merger prepared by the management of MPC and adjusted by the ANDX Conflicts Committee (which we refer to in this section as the “MPLX Pro Forma Forecast” and, collectively, with the ANDX Standalone Forecast and the MPLX Standalone Forecast, as the “Forecasts”), in each case, as approved for Goldman Sachs’ use by the ANDX Conflicts Committee, including certain cost synergies projected by the management of MPC to result from the Merger as approved for Goldman Sachs’ use by the ANDX Conflicts Committee (which we refer to in this section as the “Synergies Forecast”).

Goldman Sachs also held discussions with members of the ANDX Conflicts Committee and the managements of ANDX, MPLX and MPC regarding their respective assessment of the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of ANDX and MPLX; reviewed the reported price and trading activity for ANDX Common Units and MPLX Common Units; compared certain financial and stock market information for ANDX and MPLX with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with the ANDX Conflicts Committee’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the ANDX Conflicts Committee’s consent that the Forecasts, including the Synergies Forecast, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the ANDX Conflicts Committee. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of ANDX or MPLX or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on ANDX or MPLX or on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of ANDX to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to ANDX; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, ANDX or any alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders of the Public Unitholder Eligible Units, as of the date of the opinion, of the Public Unitholder Exchange Ratio pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the conversion of Affiliated Unitholder Eligible Units into the right to receive MPLX Common Units or the Affiliated Unitholder Exchange Ratio, any allocation of the aggregate consideration payable pursuant to the Merger Agreement, including between the holders of Public Unitholder Eligible Units and holders of Affiliated Unitholder Eligible Units, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of ANDX; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of ANDX, or any class of such persons in connection with the Merger, whether relative to the Public Unitholder Exchange Ratio pursuant to the Merger Agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which the MPLX Common Units will trade at any time or as to the impact of the Merger on the solvency or viability of ANDX or MPLX or the ability of ANDX or MPLX to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the ANDX Conflicts Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 3, 2019, the second to last trading day before the meeting of the ANDX Conflicts Committee that approved the Merger, and is not necessarily indicative of current market conditions.

Implied Exchange Ratio Analysis; Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for the ANDX Common Units and the MPLX Common Units from April 27, 2018 to May 3, 2019 and calculated historical exchange ratios for the ANDX Common Units by dividing the closing price per ANDX Common Unit by the closing price per MPLX Common Unit for each day during the following periods: (i) the twelve-month period ended May 3, 2019; (ii) April 30, 2018, the first trading day after the announcement of MPC’s acquisition of Andeavor, through May 3, 2019; (iii) August 6, 2018, the last trading day before the closing of ANDX’s $1.6 billion dropdown transaction, through May 3, 2019; (iv) the six-month period ended May 3, 2019; and (v) October 26, 2018, the first trading day after the announcement of the change in ANDX’s distribution policy, through May 3, 2019. The following table presents the results of this analysis:

Period ending May 3, 2019	Historical Exchange Ratio
Last 12 months	1.1816x
Since MPC/ANDV Merger	1.1818x
Since ANDX $1.6bn Dropdown	1.1623x
Last 6 months	1.0707x
Since ANDX DPU Policy Announcement	1.0760x

Illustrative Discounted Cash Flow Analysis—ANDX Standalone.

Using the ANDX Standalone Forecast, Goldman Sachs performed an illustrative discounted cash flow analysis of the ANDX Common Units on a standalone basis. Using discount rates ranging from 6.0% to 7.5%, reflecting estimates of ANDX’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2018 (i) estimates of unlevered free cash flow for ANDX for fiscal years 2019 through 2023, as reflected in the ANDX Standalone Forecast and (ii) a range of illustrative terminal values for ANDX, which were calculated by applying an illustrative terminal value to EBITDA multiple range of 9.5x to 12.0x to estimated terminal year EBITDA for ANDX, which estimated terminal year EBITDA was approved for Goldman Sachs’ use by the ANDX Conflicts Committee. Goldman Sachs derived such discount rate range by application of the Capital Asset Pricing Model (“CAPM”), which requires certain partnership-specific inputs, including the partnership’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the partnership, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to EBITDA multiple ranges for ANDX were derived by Goldman Sachs using its professional judgment and experience, taking into account, among other things, EBITDA multiples implied by ANDX’s trading prices and next 12 months’ EBITDA as reported by ANDX over certain prior periods. Goldman Sachs derived a range of illustrative enterprise values for ANDX on a standalone basis by adding the ranges of illustrative present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for ANDX the amount of net debt and preferred equity for ANDX as of December 31, 2018 as reported by ANDX to derive a range of illustrative equity values. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding units of ANDX, as provided by the management of ANDX and approved for Goldman Sachs’ use by the ANDX Conflicts Committee, to derive a range of illustrative present values per ANDX Common Unit on a standalone basis of $42.56 to $61.28.

Illustrative Discounted Cash Flow Analysis—Implied Valuation Uplift.

Using the MPLX Pro Forma Forecast, Goldman Sachs performed an illustrative discounted cash flow analysis on the MPLX Common Units pro forma for the Merger and calculated the implied valuation uplift for the Public Unitholder Eligible Units upon consummation of the Merger. Using (i) discount rates ranging from 6.0% to 7.5% (referred to in this section as the “Standalone DCF Discount Rate Range”), reflecting estimates of the weighted average cost of capital of ANDX on a standalone basis, and (ii) discount rates ranging from 5.5% to 7.0% (referred to in this section as the “Blended DCF Discount Rate Range”), reflecting estimates of the blended weighted average cost of capital of each of ANDX and MPLX on a standalone basis, Goldman Sachs discounted to present value as of December 31, 2018 (i) estimates of unlevered free cash flow for MPLX pro forma for the Merger (including free cash flow resulting from the estimated synergies as reflected in the Synergies Forecast) for the years 2019 through 2023, as reflected in the MPLX Pro Forma Forecast and (ii) a range of illustrative terminal values for MPLX pro forma for the Merger, which were calculated by applying an illustrative terminal value to EBITDA multiple range of 9.5x to 12.0x to estimated terminal year EBITDA for MPLX pro forma for the Merger, which estimated terminal year EBITDA was approved for Goldman Sachs’ use by the ANDX Conflicts Committee. Goldman Sachs derived such discount rate range by application of CAPM, which requires certain partnership-specific inputs, including the partnership’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the partnership, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to EBITDA multiple ranges for MPLX pro forma for the Merger were derived by Goldman Sachs using its professional judgment and experience, taking into account, among other things, EBITDA multiples implied by trading prices for ANDX and MPLX and next-12 months’ EBITDA as reported by ANDX and MPLX over certain prior periods. Goldman Sachs derived a range of illustrative enterprise values for MPLX pro forma for the Merger by adding the ranges of illustrative present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for MPLX pro forma for the Merger the estimated amount of net debt and nonconvertible preferred equity for MPLX pro forma for the Merger and book values of MPLX’s non-controlling interests, in each case as of December 31, 2018 and as reported by MPLX to derive a range of illustrative equity values for MPLX pro forma for the Merger. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding units of MPLX pro forma for the Merger, as provided by the management of MPC and approved for Goldman Sachs’ use by the ANDX Conflicts Committee, to derive a range of illustrative present values per MPLX Common Unit pro forma for the Merger. Goldman Sachs then calculated a range of illustrative implied values for the pro forma value to be received per Public Unitholder Eligible Unit pursuant to the Merger Agreement by multiplying the implied price per MPLX Common Units pro forma for the Merger derived from the above analysis by the Public Unitholder Exchange Ratio. This analysis resulted in a range of illustrative implied values for the pro forma value to be received per Public Unitholder Eligible Unit pursuant to the Merger Agreement of (i) $43.66 to $61.84 using the Standalone DCF Discount Rate Range and (ii) $45.01 to $63.63 using the Blended DCF Discount Rate Range.

Illustrative Present Value of Future Unit Price Analysis—ANDX GP Standalone.

Goldman Sachs performed an illustrative analysis of the implied present values of illustrative future values per ANDX Common Unit, which is designed to provide an indication of the present value of a theoretical future value of an entity’s equity as a function of such entity’s financial multiples. Goldman Sachs first calculated the illustrative implied value per ANDX Common Unit on a standalone basis as of December 31, 2022 by applying a range of illustrative EV/EBITDA multiples of 9.5x to 12.0x to estimated EBITDA for ANDX for fiscal year 2022, as reflected in the ANDX Standalone Forecast. The illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and illustrative multiple estimates for ANDX and MPLX. To derive illustrative implied equity values per ANDX Common Unit on a standalone basis, Goldman Sachs subtracted from the range of illustrative enterprise values it derived for ANDX on a standalone basis the amount of ANDX’s net debt as of December 31, 2022 as reflected in the ANDX Standalone Forecast and the book value of ANDX’s preferred equity as of December 31, 2022 as approved for Goldman Sachs’ use by the ANDX Conflicts Committee. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding units of ANDX on a standalone basis, as provided by ANDX management and approved for Goldman Sachs’ use by the ANDX Conflicts Committee to derive a range of illustrative values per ANDX Common Unit on a standalone basis as of December 31, 2022. Goldman Sachs then discounted to present value as of December 31, 2018, using a range of illustrative discount rates of 7.0% to 8.0%, reflecting an estimate of ANDX’s cost of equity, the sum of (i) the theoretical future value of ANDX Common Units as of December 31, 2022 and (ii) the aggregate per unit distributions estimated for each of the fiscal years 2019 to 2022 as reflected in the ANDX Standalone Forecast. Goldman Sachs derived such discount rate range by application of CAPM, which requires certain entity-specific inputs, including a beta for the entity, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of illustrative implied present values per ANDX Common Unit of $43.61 to $59.77.

Illustrative Present Value of Future Unit Price Analysis—Implied Valuation Uplift.

Goldman Sachs performed an illustrative analysis of the implied present values of illustrative future values per MPLX Common Unit pro forma for the Merger and calculated the implied valuation uplift for ANDX Common Units upon consummation of the Merger. Goldman Sachs first calculated the illustrative implied value per MPLX Common Unit pro forma for the Merger as of December 31, 2022 by applying a range of illustrative EV/EBITDA multiples of 9.5 to 12.0 to estimated EBITDA of MPLX pro forma for the Merger for fiscal year 2022, as reflected in the MPLX Pro Forma Forecast. The illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and illustrative EV/EBITDA multiple estimates for ANDX and MPLX. To derive illustrative implied equity values per MPLX Common Unit pro forma for the Merger, Goldman Sachs subtracted from the range of illustrative enterprise values it derived for MPLX pro forma for the Merger the amount of MPLX’s net debt and nonconvertible preferred equity pro forma for the Merger as of December 31, 2022 as reflected in the MPLX Pro

Forma Forecast and book value of MPLX’s non-controlling interests as of December 31, 2022 as approved for Goldman Sachs’ use by the ANDX Conflicts Committee. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding units of MPLX pro forma for the Merger, as provided by MPC management and approved for Goldman Sachs’ use by the ANDX Conflicts Committee to derive a range of illustrative values per MPLX Common Unit as of December 31, 2022. Goldman Sachs then discounted to present value as of December 31, 2018, using (i) a range of illustrative discount rates of 7.0% to 8.0% (referred to in this section as the “Standalone PV of FUP Discount Rate Range”), reflecting an estimate of ANDX’s cost of equity on a standalone basis and (ii) a range of illustrative discount rates of 6.5% to 7.5% (referred to in this section as the “Blended PV of FUP Discount Rate Range”), reflecting estimates of the blended cost of equity of each of ANDX and MPLX on a standalone basis, the sum of (i) the theoretical future value of MPLX Common Units pro forma for the Merger as of December 31, 2022 and (ii) the aggregate per unit distributions estimated for each of the years 2019 to 2022, as reflected in the MPLX Pro Forma Forecast to derive a range or illustrative implied present values per MPLX Common Unit pro forma for the Merger. Goldman Sachs also discounted to present value as of December 31, 2018, using the Standalone PV of FUP Discount Rate Range and the Blended PV of FUP Discount Rate Range, the distribution per ANDX Common Unit paid by ANDX for the first quarter of 2019. Goldman Sachs derived such discount rate range by application of CAPM, which requires certain entity-specific inputs, including a beta for the entity, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then calculated a range of illustrative implied values for the pro forma value to be received per Public Unitholder Eligible Unit pursuant to the Merger Agreement by adding (i) the product obtained by multiplying the implied present values per MPLX Common Units pro forma for the Merger derived from the above analysis by the Public Unitholder Exchange Ratio and (ii) implied present value of the distribution per ANDX Common Unit paid by ANDX for the first quarter of 2019. This analysis resulted in a range of illustrative implied present values for the pro forma value to be received per Public Unitholder Eligible Unit pursuant to the Merger Agreement of (i) $44.76 to $60.56 using the Standalone PV of FUP Discount Rate Range and (ii) $45.49 to $61.59 using the Blended PV of FUP Discount Rate Range.

Illustrative Contribution Analysis. Goldman Sachs analyzed the implied contribution of ANDX (calculated based on the relative contributions of the Public Unitholder Eligible Units and the Affiliated Unitholder Eligible Units) and MPLX to the pro forma combined partnership using (i) an illustrative standalone equity value for ANDX and MPLX, calculated using the closing price per ANDX Common Unit and MPLX Common Unit as of May 3, 2019 and the number of fully diluted outstanding ANDX Common Units and MPLX Common Units as provided by management of ANDX and MPLX, respectively, and approved for Goldman Sachs’ use by the ANDX Conflicts Committee, (ii) estimated EBITDA for fiscal years 2019 through 2021, as reflected in the ANDX Forecast and the MPLX Forecast, respectively and (iii) estimated distributable cash flow for fiscal years 2019 through 2021, as reflected in the ANDX Forecast and the MPLX Forecast, respectively.

The following table presents the results of this analysis:

Metric	Public Unitholder Eligible Units Implied Equity Value Contribution to Pro Forma Combined Partnership	Affiliated Unitholder Eligible Units Implied Equity Value Contribution to Pro Forma Combined Partnership	MPLX Implied Equity Value Contribution to Pro Forma Combined Partnership
Diluted Market Cap.	8.8%	15.3%	75.9%
EBITDA
2019E	9.4%	16.5%	74.1%
2020E	8.9%	15.6%	75.4%
2021E	9.2%	16.0%	74.8%
Distributable Cash Flow
2019E	9.3%	16.3%	74.4%
2020E	8.9%	15.6%	75.4%
2021E	8.9%	15.6%	75.5%

Pro Forma Merger Analysis. Goldman Sachs prepared illustrative pro forma analyses of the potential financial impact of the Merger using the ANDX Standalone Forecast and the MPLX Pro Forma Forecast. For each of the calendar years 2019 to 2023 Goldman Sachs compared the distributable cash flows per ANDX Common Unit on a standalone basis and the distributions per ANDX Common Unit on a standalone basis to the distributable cash flows per MPLX Common Unit pro forma for the Merger represented by the Public Unitholder Exchange Ratio and the distributions per MPLX Common Unit pro forma for the Merger represented by the Public Unitholder Exchange Ratio. The following table presents the results of this analysis, which indicated the Merger would be accretive to the holders of Public Unitholder Eligible Units on the basis of distributable cash flows per ANDX Common Unit and dilutive to the holders of Public Unitholder Eligible Units on the basis of distributions per ANDX Common Unit:

Metric	2019	2020	2021	2022	2023
Distributable cash flows per unit standalone	$4.36	$4.70	$5.00	$5.25	$5.56
Distributable cash flows pro forma to unaffiliated units	$4.43	$5.01	$5.35	$5.69	$6.11
Distributions per unit standalone	$4.12	$4.12	$4.12	$4.12	$4.12
Distributions pro forma to unaffiliated units	$3.02	$3.12	$3.21	$3.31	$3.41

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the ANDX Conflicts Committee as to the fairness from a financial point of view to the holders of Public Unitholder Eligible Units, as of the date of the opinion, of the Public Unitholder Exchange Ratio pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ANDX, MPLX, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The applicable merger consideration was determined through arm’s-length negotiations between the ANDX Conflicts Committee, the MPLX Conflicts Committee and MPC and was approved by the ANDX Board. Goldman Sachs provided advice to the ANDX Conflicts Committee during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio or amount of consideration to ANDX GP or the ANDX Board or that any specific exchange ratio or amount of consideration constituted the only appropriate exchange ratio and/or amount of consideration for the transaction.

As described above, Goldman Sachs’ opinion to the ANDX Conflicts Committee was one of many factors taken into consideration by the ANDX Conflicts Committee in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of ANDX, MPLX, any of their respective affiliates and third parties, including MPC, an affiliate of ANDX and MPLX, and its affiliates, or any currency or commodity that may be involved in the Merger. Goldman Sachs acted as financial advisor to the ANDX Conflicts Committee in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to ANDX and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor to Andeavor, an affiliate of ANDX, in connection with the merger of ANDX and WNRL and the buy-in of ANDX’s incentive distribution rights in October 2017; as joint bookrunner with respect to the public offering of 3.500% Senior Notes due 2022, 4.250% Senior Notes due 2027 and 5.200% Senior Notes due 2047 (aggregate principal amount $1,750,000,000) by ANDX and Tesoro Logistics Finance Corp., an affiliate of ANDX, in November 2017; as joint bookrunner with respect to the public offering of 6.875% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (aggregate principal amount $600,000,000) by ANDX in November 2017; as joint bookrunner with respect to the public offering of 3.800% Senior Notes due 2028 and 4.500% Senior Notes due 2048 (aggregate principal amount $1,000,000,000) by ANDX in December 2017; and as financial advisor to Andeavor in connection with its merger with MPC in October 2018. During the two-year period ended May 7, 2019, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to ANDX and/or its affiliates of approximately $88.9 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to MPLX and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to the public offering of 3.375% Senior Notes due 2023, 4.000% Senior Notes due 2028 4.500% Senior Notes due 2038, 4.700% Senior Notes due 2048 and 4.900% Senior Notes due 2058 (aggregate principal amount $5,500,000,000) by MPLX in February 2018. During the two-year period ended May 7, 2019, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to MPLX and/or its affiliates of approximately $0.9 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to ANDX, MPLX and their respective affiliates, for which the Investment Banking Division of Goldman Sachs may receive compensation.

The ANDX Conflicts Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated December 27, 2018 the ANDX Conflicts Committee engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. The engagement letter between the ANDX Conflicts Committee and Goldman Sachs provides for a transaction fee of $4,000,000, $250,000 of which became payable upon the receipt by the ANDX Conflicts Committee of MPLX’s initial acquisition proposal, and the remainder of which is contingent upon consummation of the Merger. Goldman Sachs may receive an additional fee of up to $2,500,000 at the Conflict Committee’s sole discretion. In addition, ANDX GP has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Unaudited Forecasted Financial Information

ANDX and MPLX each prepared unaudited forecasted financial information for the years 2019 through 2023 for each respective entity on a standalone basis. The unaudited forecasted financial information does not give effect to the Merger, including any anticipated synergies or their related costs or expenses. The unaudited forecasted financial information was prepared separately by each of the partnerships using, in some cases, different assumptions, and is not intended to be added together. Adding the unaudited forecasted financial information together for the two partnerships is not intended to represent the results the combined partnership will achieve if the Merger is completed and is not intended to represent forecasted financial information for the combined partnership if the Merger is completed. Neither MPLX nor ANDX, as a matter of course, makes public long-term projections as to future earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, the unaudited forecasted financial information was made available to the MPLX Conflicts Committee, the ANDX Conflicts Committee, MPC, and/or Goldman Sachs in connection with the evaluation of the Merger. The inclusion of the unaudited forecasted financial information set forth below should not be regarded as an indication that any of MPLX, ANDX, MPC, Goldman Sachs or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Readers of this document are cautioned not to place undue reliance on the unaudited forecasted financial information.

The unaudited forecasted financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited forecasted financial information covers multiple years, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the unaudited forecasted financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions which may not materialize and that are inherently subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of MPLX, ANDX and/or MPC and will be beyond the control of the combined entity. ANDX Unitholders are urged to review the SEC filings of MPLX and ANDX for a description of risk factors with respect to the respective businesses of MPLX and ANDX. See the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages 26 and 172, respectively. The unaudited forecasted financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information but, in the view of each of MPLX’s and ANDX’s management, as applicable, was prepared on a reasonable basis, reflected the best available estimates and judgments as of the date of preparation, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of MPLX and ANDX, as applicable. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this consent statement/prospectus are cautioned not to place undue reliance on the unaudited forecasted financial information. The unaudited forecasted financial information included in this document has been prepared by, and is the responsibility of MPLX’s and ANDX’s management. None of the independent accountants of MPLX or ANDX nor any other independent accountants, have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying unaudited forecasted financial information and, accordingly, the independent accountants do not express an opinion or any other form of assurance with respect thereto.

The PricewaterhouseCoopers LLP report incorporated by reference in this consent statement/prospectus relates to MPLX’s previously issued financial statements. The Ernst & Young LLP report incorporated by reference in this consent statement/prospectus relates to ANDX’s previously issued financial statements. None of the foregoing reports extend to the unaudited forecasted financial information and should not be read to do so.

NEITHER MPLX NOR ANDX HAVE UPDATED OR INTEND TO UPDATE OR OTHERWISE REVISE THE UNAUDITED FORECASTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

ANDX. The following table presents select unaudited forecasted financial information of ANDX for fiscal year 2019 through fiscal year 2023 prepared by management of ANDX GP, which is referred to as the ANDX unaudited forecasted financial information:

Distributable Cash Flow Summary

(dollars in millions, other than per unit)	2019E	2020E	2021E	2022E	2023E
EBITDA(1)	$1,435	$1,550	$1,663	$1,766	$1,884
Distributable Cash Flow(2)	1,111	1,195	1,267	1,330	1,407
DCF / LP Unit(3)	4.36	4.70	5.00	5.25	5.57
DCF / LP Unit year-over-year growth	11.1%	7.9%	6.2%	5.1%	6.0%
Distribution per ANDX Common Unit (earned basis)	4.12	4.12	4.12	4.12	4.12
Distribution per ANDX Common Unit year-over-year growth	0%	0%	0%	0%	0%
Total net capital expenditures	696	841	985	874	868
Growth capital expenditures	604	743	881	763	750
Net maintenance capital expenditures (including capitalized interest)	92	98	104	111	118

(1)

EBITDA, which is defined as net earnings plus depreciation and amortization expense, interest and financing costs and income tax expense, is a non-GAAP financial measure as it excludes amounts included in net earnings, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

(2)	Distributable cash flow is a non-GAAP financial measure. Amounts in this line are presented before distributions in respect of ANDX Series A Preferred Units.
(3)	DCF in this table refers to distributable cash flow, which is a non-GAAP financial measure. Amounts in this line reflect DCF per ANDX Common Unit.

The ANDX unaudited forecasted financial information is based on various assumptions, including the following principal assumptions:

•	It is assumed that ANDX will continue as a standalone entity;

•

There is assumed an average $750 million growth capital spend in 2019E-2023E, with organic growth capital in 2020E-2023E capped at $413 million with a 12-month EBITDA lag at a 7x EBITDA multiple, and the remainder of capital expenditures for acquisitions and dropdowns at a 9x multiple starting mid-year;

•	There is assumed that the ANDX Series A Preferred Units remain outstanding, with $41 million of annual distributions paid for each of 2019E through 2023E;

•	There is assumed no increase in ANDX Common Units outstanding eligible for distributions; and

•	There is assumed to be no increase in per unit distributions or aggregate cash distributions on the ANDX Common Units.

The estimates and assumptions underlying the ANDX unaudited forecasted financial information are inherently uncertain and, though considered reasonable by ANDX GP as of the date of the preparation of such unaudited forecasted financial information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited forecasted financial information, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 26 and 28, respectively. Accordingly, there can be no assurance that the unaudited forecasted financial information is necessarily predictive of the actual future performance of ANDX, or that actual results will not differ materially from those presented in the ANDX unaudited forecasted financial information. Inclusion of the ANDX unaudited forecasted financial information in this consent statement/prospectus should not be regarded as a representation by any person that the results contained in the ANDX unaudited forecasted financial information will be achieved.

The ANDX unaudited forecasted financial information is not included in this consent statement/prospectus in order to induce any ANDX unitholder to consent to the Merger.

MPLX. The following table presents select unaudited forecasted financial information of MPLX for fiscal year 2019 through fiscal year 2023 prepared by management of MPLX GP, which is referred to as the MPLX unaudited forecasted financial information:

Distributable Cash Flow Summary

(dollars in millions, other than per unit)	2019E	2020E	2021E	2022E	2023E
Adjusted EBITDA(1)	$3,920	$4,420	$4,650	$4,944	$5,267

Distributable Cash Flow(2)	$3,108	$3,548	$3,776	$4,031	$4,330
DCF / LP unit(3)	3.8110	4.3612	4.6453	4.9637	5.3364
DCF / LP unit year-over-year growth	8%	14%	6%	7%	7%
Distribution per MPLX Common Unit (earned basis)	2.665	2.745	2.826	2.912	3.002
Distribution per MPLX Common Unit year-over-year growth	5%	3%	3%	3%	3%
Total capital expenditures	2,753	2,190	2,177	2,179	2,181
Organic growth capital expenditures	2,583	2,000	2,000	2,000	2,000
Maintenance capital expenditures (including capitalized interest)	170	191	180	183	187

(1)

Non-GAAP financial measure. Adjusted EBITDA is net income adjusted for (i) depreciation and amortization; (ii) provision for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) net interest and other financial costs; (vi) income from equity method investments; (vii) distributions and adjustments related to equity method investments; (viii) unrealized derivative gains and losses; and other adjustments as deemed necessary.

(2)	Distributable cash flow is a non-GAAP financial measure. Amounts in this line are presented before distributions in respect of MPLX Series A Preferred Units.
(3)	DCF in this table refers to distributable cash flow, which is a non-GAAP financial measure. Amounts in this line reflect DCF per MPLX Common Unit.

The MPLX unaudited forecasted financial information is based on various assumptions, including the following principal assumptions:

•

There was assumed to be $2.583 billion in organic growth capital expenditures for 2019E based on maximum spending authorized by the MPLX Board, and then $2.0 billion in each year thereafter through 2023E;

•	There was assumed to be no acquisitions or annual dropdown transactions from MPC or its affiliates; and

•	There was assumed 30.8 million of MPLX Series A Preferred Units to remain outstanding without conversion.

The estimates and assumptions underlying the MPLX unaudited forecasted financial information are inherently uncertain and, though considered reasonable by the management of MPLX GP as of the date of the preparation of such unaudited forecasted financial information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited forecasted financial information, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 26 and 28, respectively. The unaudited forecasted financial information included in this document has been prepared by, and is the responsibility of, MPLX’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited forecasted financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The unaudited forecasted financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Accordingly, there can be no assurance that the forecasted results are necessarily predictive of the actual future performance of MPLX, or that actual results will not differ materially from those presented in the MPLX unaudited forecasted financial information. Inclusion of the MPLX unaudited forecasted financial information in this consent statement/prospectus should not be regarded as a representation by any person that the results contained in the MPLX unaudited forecasted financial information will be achieved. The PricewaterhouseCoopers LLP report incorporated by reference in this consent statement/prospectus relates to MPLX’s previously issued financial statements. It does not extend to the unaudited forecasted financial information and should not be read to do so.

Synergies Forecast. In connection with the ANDX and MPLX standalone forecasts, management of MPC also projected $25.0 million of annual cost synergies to result from the Merger.

The MPLX unaudited forecasted financial information is not included in this consent statement/prospectus in order to induce any ANDX unitholder to consent to the Merger.

Recommendation of the MPLX Board

The MPLX Conflicts Committee, with the advice and assistance of its financial and legal advisors, negotiated, evaluated, and, at a meeting held on May 7, 2019, unanimously approved the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

In reaching its decision to approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and to recommend that the MPLX Board approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger (the “MPLX Conflicts Committee Recommendation”), the MPLX Conflicts Committee consulted extensively with its financial and legal advisors and MPLX’s management. After such discussions, the MPLX Conflicts Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are not adverse to the best interests of MPLX and its subsidiaries treated as a consolidated entity and the holders of MPLX Common Units (other than MPLX GP and its affiliates, including MPC).

Upon receipt of the MPLX Conflicts Committee Recommendation, the MPLX Board unanimously determined that the Merger Agreement, the other Transaction Documents and the transactions contemplated thereby, including the Merger are not adverse to the best interests of MPLX and its subsidiaries treated as a consolidated entity, and approved and declared the Merger Agreement, the other Transaction Documents to which MPLX and MPLX GP are a party and the transactions contemplated thereby, including the Merger, advisable.

Reasons of the MPLX Board for the Merger

The MPLX Board’s decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, was based on a number of factors, including the following (which are not necessarily presented in order of relative importance):

•

MPLX’s expected business, assets, financial condition, results of operations, business plan and prospects following the completion of the Merger, including the expected pro forma effect of the Merger on the combined partnership.

•	The Merger is expected to be accretive to MPLX on a DCF basis.

•

MPLX management’s identification of synergies associated with the Merger, and MPLX’s past record of successfully integrating acquisitions and of realizing the projected financial goals and benefits of acquisitions.

•

That the combination will create a larger, more diversified industry-leading midstream energy infrastructure and logistics company with enhanced cash flow stability and will enhance long-term growth potential and opportunities for MPLX in comparison to MPLX continuing as a standalone entity.

•	The combined pro forma asset footprint of MPLX and ANDX offers significant opportunities to diversify business and enhance margins.

•

That the increased size, scale, and resources of MPLX following the Merger would facilitate continued investments by MPLX in growth initiatives and thereby create additional long-term MPLX Unitholder value.

•

The expectation that, following the Merger, MPLX would have a stronger financial and credit profile, given the more diverse asset base and stronger balance sheet of the combined partnership, which may decrease borrowing costs for the combined partnership and strengthen its investment grade credit profile.

•

The attractiveness of the Merger to MPLX in comparison to other acquisition opportunities reasonably available to MPLX, including the belief that MPLX and ANDX share similar approaches to employing an integrated business model for midstream infrastructure and logistics.

•

The MPLX Conflicts Committee’s knowledge of, and discussions with MPLX management regarding, MPLX’s business operations, financial condition, earnings and prospects, and its knowledge of ANDX’s business, operations, financial condition, earnings and prospects, taking into account ANDX’s publicly filed information and the results of MPLX’s due diligence investigation of ANDX.

•	That MPC, which beneficially owned approximately 64% of ANDX Common Units as of May 7, 2019, was willing to support the Merger by accepting a lower exchange ratio than ANDX Public Unitholders.

•

The significant overlap between the unitholder base of MPLX and the unitholder base of ANDX and the perceived similarity in corporate cultures, which would facilitate the integration of ANDX into the MPLX corporate group.

•

The terms and conditions of the Merger were determined through arm’s-length negotiations among MPC, the MPLX Conflicts Committee and the ANDX Conflicts Committee and their respective representatives and advisors.

•

The MPLX Conflicts Committee retained independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, MPLX’s and ANDX’s industry generally, and MPLX and ANDX particularly, as well as substantial experience advising publicly traded limited partnerships and their affiliates with respect to transactions similar to the proposed transaction.

•

That the combined partnership would continue to be led by the strong, experienced MPLX management team and that seven current ANDX directors, including the chairman, are also directors of MPLX and will remain directors of MPLX post-Merger, which would provide valuable expertise and experience and in-depth familiarity with ANDX to the MPLX Board.

•

The review by the MPLX Conflicts Committee with its legal and financial advisors of the structure of the proposed Merger and the financial and other terms of the Merger Agreement, including each party’s representations, warranties and covenants, the conditions to each party’s obligations and the termination provisions, as well as the likelihood of consummation of the proposed Merger and the contractual obligation of MPC to support the Merger.

•	The Merger will eliminate potential conflicts between ANDX and MPLX and allow MPLX to capture additional midstream growth opportunities involving MPC.

•

The results of the due diligence investigation of ANDX conducted by advisors to the MPLX Conflicts Committee were consistent with the expectations of the MPLX Conflicts Committee with respect to the strategic and financial benefits of the Merger.

•	The MPLX Conflicts Committee had no obligation to recommend any transaction, including the proposal put forth by MPC.

•

That the Public Unitholder Exchange Ratio and the Affiliated Exchange Ratio is fixed and will not fluctuate in the event that the market price of ANDX Common Units increases relative to the market price of MPLX Common Units between the date of the Merger Agreement and the completion of the Merger.

•	The fact that there are limited circumstances in which the ANDX Conflicts Committee may terminate the Merger Agreement.

The MPLX Board considered all of these factors as a whole and unanimously concluded that they supported a determination to approve the Merger Agreement, the Merger and the other transactions contemplated thereby. The foregoing discussion of the information and factors considered by the MPLX Board is not exhaustive. In view of the wide variety of factors considered by the MPLX Board in connection with its evaluation of the Merger and the complexity of these matters, the MPLX Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above and any other factors, individual members of the MPLX Board may have viewed factors differently or given different weight or merit to different factors.

The foregoing discussion of the information and factors considered by the MPLX Board is forward-looking in nature. This information should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26.

Regulatory Approvals

In connection with the Merger, MPLX intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE. MPLX and ANDX are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is applicable to the Merger.

The Merger is not reportable under the HSR Act, and therefore, no filings with respect to the Merger were required with the FTC or the DOJ.

MPC’s Ownership Interest In and Control of ANDX and MPLX

ANDX unitholders should be aware that each of ANDX and MPLX is controlled by MPC through MPC’s indirect 100% ownership of ANDX GP, which owns 100% of the non-economic general partner interest in ANDX, and MPLX GP, which owns 100% of the non-economic general partner interest in MPLX. As a result, MPC appoints the members of both the ANDX Board and the MPLX Board, in each case a majority of whom are affiliated with MPC and its affiliates, and thereby could be seen as controlling all of ANDX’s and MPLX’s decisions, other than those involving certain conflicts of interest with MPC or that require an affirmative vote of holders of the limited partner interests in ANDX or MPLX pursuant to and in the percentages specified by the ANDX Partnership Agreement or the MPLX Partnership Agreement, as applicable. In addition, as of the Record Date, MPC indirectly owned (i) approximately 64% of the outstanding ANDX Common Units and (ii) approximately 64% of the outstanding MPLX Common Units. Following the closing of the Merger, MPC will indirectly own approximately 63% of the outstanding MPLX Common Units, not including any MPLX Common Units issuable upon conversion of the MPLX Series A Preferred Units or in respect of Converted MPLX Phantom Units, and all of the MPLX TexNew Mex Units and the MPLX Special Limited Partner Interest and continue to indirectly own 100% of the membership interests of ANDX GP and MPLX GP.

Certain directors and executive officers associated with MPC have a relationship with ANDX and MPLX. Gary R. Heminger is Chairman of the Board and Chief Executive Officer of MPC, Chairman of the MPLX Board

and Chief Executive Officer of MPLX GP and Chairman of the ANDX Board and Chief Executive Officer of ANDX GP. Timothy T. Griffith is Senior Vice President and Chief Financial Officer of MPC and a member of the MPLX Board and the ANDX Board. Donald C. Templin is President, Refining, Marketing and Supply of MPC and a member of the MPLX Board and the ANDX Board. Gregory J. Goff is Executive Vice Chairman of MPC and the MPC Board and a member of the MPLX Board and the ANDX Board. Certain of the foregoing persons also serve as officers, directors and/or members of management of other affiliates of MPC.

Interests of Directors and Executive Officers of ANDX GP in the Merger

In considering the recommendation of the ANDX Conflicts Committee, ANDX Common Unitholders should be aware that the directors and executive officers of ANDX GP may have interests in the Merger and related transactions, that are different from, or in addition to, the interests of ANDX Unitholders generally. With respect to at least some of the directors and executive officers, these interests include, but are not limited to, positions as directors or officers of MPC, MPLX GP and their respective affiliates; the treatment in the Merger of ANDX Phantom Units held by ANDX GP executive officers and directors; equity holdings in MPC or MPLX; and rights to ongoing indemnification and insurance coverage. These interests are described in more detail below, and certain of them are quantified in the narrative and tabular disclosure included in the section entitled “—Merger-Related Compensation” beginning on page 77.

The members of the ANDX Conflicts Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger and in determining to recommend to ANDX Common Unitholders that they consent to the adoption of the Merger Agreement. ANDX Common Unitholders should take these interests into account in deciding whether to consent to the adoption of the Merger Agreement.

The directors and executive officers of MPLX GP, in their capacity as such, do not have interests in the Merger and related transactions that are different from, or in addition to, the interests of MPLX Unitholders generally.

Treatment of ANDX Phantom Units and ANDX Director Phantom Units

Assumption and Potential Double-Trigger Acceleration of ANDX Phantom Units

As described below in the section titled “The Merger Agreement—Treatment of ANDX Phantom Units in the Merger” beginning on page 82, any ANDX Phantom Units, other than any ANDX Director Phantom Unit, will be assumed by MPLX and converted into phantom units denominated in MPLX Common Units. Pursuant to their pre-existing terms, these awards, with the exception of the March 1, 2019 ANDX Phantom Units award to Don J. Sorenson (the “2019 Sorenson ANDX Phantom Units Award”), will vest upon a qualifying termination of employment of the holder within two years following the October 1, 2018, closing date of MPC’s acquisition of Andeavor, which transaction constituted a change in control of ANDX (the “Prior CIC”). The 2019 Sorenson ANDX Phantom Units Award does not provide for the full vesting of the award upon a qualified termination of employment of the holder within two years of the Prior CIC. Instead, such award provides for full vesting of the award upon a qualified termination of Mr. Sorenson within two years of a change in control of MPC (“MPC CIC”).

The table below sets forth the number of ANDX Phantom Units held by ANDX GP’s current executive officers as of May 21, 2019 (the assumed date of the closing of the Merger solely for purposes of this “Interests of Directors and Executive Officers of ANDX GP in the Merger” disclosure), which will be assumed by MPLX and will vest upon the earlier of their respective vesting dates or a qualifying termination of employment on the basis of the Prior CIC or an MPC CIC, as applicable. The estimate of the intrinsic value of such awards (on a pre-tax basis) is based on a price per unit of $35.11, which is the average closing market price of ANDX Common Units over the first five business days following the public announcement of the Merger.

Executive Officers	Number of ANDX Phantom Units (#)	Estimated Intrinsic Value $
Don J. Sorensen(1)	27,540	966,929
Gregory J. Goff(2)	129,902	4,560,859

(1)

Mr. Sorensen’s unvested ANDX Phantom Units also have accrued distribution equivalents of $119,342. 11,338 of the 27,540 ANDX Phantom Units are subject to the terms of the 2019 Sorenson ANDX Phantom Units Award.

(2)

Although Mr. Goff is no longer an executive officer of ANDX GP, he received his ANDX Phantom Units as an executive officer. His ANDX Phantom Units will be treated the same as the ANDX Phantom Units for other executive officers of ANDX GP. Mr. Goff’s unvested ANDX Phantom Units also have accrued distribution equivalents of $877,772.

As of May 21, 2019, none of the other executive officers of ANDX GP since January 1, 2018, which include Gary R. Heminger, Suzanne Gagle, Blane W. Peery, D. Andrew Woodward, Steven M. Sterin, Kim K.W. Rucker, and Stephan E. Tompsett, hold any ANDX Phantom Units and none is entitled to any compensation that is based on or otherwise relates to the Merger.

Cancellation of Awards Held by Directors of ANDX GP

As described below in the section titled “The Merger Agreement—Treatment of ANDX Phantom Units in the Merger” beginning on page 82, any ANDX Director Phantom Unit will automatically be canceled at the effective time of the Merger, and the holder of any ANDX Director Phantom Unit will be entitled to a cash payment equal to (i) the number of ANDX Common Units subject to the ANDX Director Phantom Unit immediately prior to the effective time of the Merger, whether or not vested, multiplied by (ii) the product of (A) the Public Unitholder Exchange Ratio and (B) the average of the volume weighted average price per unit of MPLX Common Units on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by MPLX and ANDX) on each of the ten consecutive trading days ending with the complete trading day immediately prior to the Closing Date.

The table below sets forth the number of ANDX Director Phantom Units held by non-executive members of the ANDX Board as of May 21, 2019 (the assumed date of the closing of the Merger solely for purposes of this “Interests of Directors and Executive Officers of ANDX General Partner in the Merger” disclosure), which will be automatically canceled at the effective time of the Merger in exchange for the cash payment described above. The estimate of the intrinsic value of such awards (on a pre-tax basis) is based on a price per unit of $35.11, which is the average closing market price of ANDX Common Units over the first five business days following the public announcement of the Merger.

Non-Executive Directors	Number of ANDX Director Phantom Units (#) (1)	Estimated Intrinsic Value $
Sigmund L. Cornelius	1,658	58,212
Ruth I. Dreessen	1,658	58,212
James H. Lamanna	1,658	58,212
Frank M. Semple	2,114	74,223

(1)	Mr. Semple also has accrued distribution equivalents with respect to 456 unvested ANDX Director Phantom Units in the amount of $939.36.

See “—Assumption and Potential Double-Trigger Acceleration of ANDX Phantom Units” above for the treatment of the ANDX Phantom Units held by Mr. Goff. Mr. Goff does not hold any ANDX Director Phantom Units. None of the other non-executive directors of ANDX since January 1, 2018, which include Pamela K.M. Beall, Raymond J. Bromark, Timothy T. Griffith, Michael J. Hennigan, Thomas C. O’Connor, Jeff A. Stevens, Donald C. Templin, and Michael Wiley, hold any ANDX Director Phantom Units and none is entitled to any compensation that is based on or otherwise relates to the Merger.

Economic Interests of Directors and Executive Officers of ANDX GP in the Other Parties to the Transaction

As described above under “—MPC’s Ownership Interest In and Control of ANDX and MPLX,” certain directors and executive officers of ANDX GP have a relationship with one or more of MPC and MPLX GP, including by serving as a director and/or officer of such entities. Through their relationships with these entities and otherwise, certain of these directors and executive officers of ANDX GP hold equity interests in MPC, MPLX or both. In certain circumstances these equity interests are more valuable than the equity interests in ANDX held by such director or executive officer of ANDX GP. Holding these equity interests in MPC or MPLX, each of which is a counterparty with economic interests adverse to ANDX in certain of the transactions contemplated by the Merger Agreement, gives such directors and executive officers of ANDX GP interests in the Merger and related transactions that are different from the interests of ANDX unitholders generally. Set forth in the table below is the number of: (i) shares of MPC common stock, (ii) MPLX Common Units, and (iii) ANDX Common Units beneficially owned by each of the current directors and executive officers of ANDX GP as of May 21, 2019.

	MPC		MPLX		ANDX
Name	Common Stock Beneficially Owned		Common Units Beneficially Owned		Common Units Beneficially Owned
Pamela K.M. Beall	127,328	(a)	36,648	(h)	—
Sigmund L. Cornelius	—		—		5,002	(l)
Ruth I. Dreessen	—		—		3,694	(l)
Suzanne Gagle	89,994	(a)	22,001	(h)	—
Gregory J. Goff	2,066,697	(a)(b)(c)	48,873	(h)	300,378	(c)
Timothy T. Griffith	285,554	(a)	36,846	(h)	—
Gary R. Heminger	2,898,865	(a)(d)	263,871	(i)(j)	—
Michael J. Hennigan	42,431	(a)	144,136	(h)	—
James H. Lamanna	—		—		16,660	(l)
Blane W. Peery	38,486	(e)	—		—
Frank M. Semple	4,749	(f)	585,093	(b)(j)(k)	2,114	(l)
Don J. Sorensen	34,616	(g)	—		37,160	(g)
Donald C. Templin	593,577	(a)(b)	91,155	(b)(h)	—

(a)

Includes all MPC stock options exercisable within 60 days of May 21, 2019 as follows: Ms. Beall, 83,440; Ms. Gagle, 71,357; Mr. Goff, 283,329; Mr. Griffith, 233,800; Mr. Heminger, 2,311,513; Mr. Hennigan, 10,075; and Mr. Templin, 495,395. This includes 111,052 stock options exercisable but not in the money as of May 21, 2019.

(b)	Includes shares of MPC common stock or MPLX Common Units, as applicable, held by or with spouse, with spouse as co-trustee, or by trust for the benefit of spouse.
(c)

MPC total includes (i) 483,554 MPC restricted stock units converted from previously outstanding Andeavor awards, a portion of which may be forfeited under certain conditions, (ii) 226,383 shares of MPC common stock held by G Goff Foundation Inc., for which Mr. Goff acts as trustee with shared voting and investment power, and (iii) 38,875 shares of MPC common stock held in trust for which Mr. Goff acts as trustee with shared voting and investment power. ANDX total includes 129,902 ANDX Phantom Units, a portion of which may be forfeited under certain conditions, that will settle in ANDX Common Units.

(d)	Includes 206,202 shares of MPC common stock indirectly beneficially held in trust.
(e)	Includes 23,912 MPC restricted stock units, which were converted from previously outstanding Andeavor awards and a portion of which may be forfeited under certain conditions.
(f)	Includes MPC restricted stock unit awards, which vest upon retirement from service on the MPC Board or observer status.
(g)

MPC total includes 20,653 MPC restricted stock units converted from previously outstanding Andeavor awards, a portion of which may be forfeited under certain conditions. ANDX total includes 27,540 ANDX Phantom Units, a portion of which may be forfeited under certain conditions.

(h)

Includes MPLX Phantom Unit awards, which may be forfeited under certain conditions, as follows: Ms. Beall, 10,773; Ms. Gagle; 14,122, Mr. Goff, 36,920; Mr. Griffith, 17,188; Mr. Hennigan, 129,119; Mr. Templin, 30,221.

(i)	Includes 77,852 MPLX Phantom Unit awards, which are fully vested and will settle in MPLX Common Units at the end of the applicable performance period.
(j)	Includes MPLX Common Units indirectly beneficially held in trust as follows: Mr. Heminger, 131,915; Mr. Semple, 527,517.
(k)	Includes 8,799 MPLX Phantom Unit awards, which will settle in MPLX Common Units upon retirement from service on the MPLX Board.
(l)

Includes 1,658 ANDX Phantom Units that will settle in ANDX Common Units upon the director’s retirement from service on the ANDX Board. Mr. Semple’s amount includes an additional 456 ANDX Phantom Units that will vest and settle in ANDX Common Units on October 1, 2019.

Merger-Related Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of ANDX GP’s named executive officers that is based on or otherwise relates to the Merger and that will or may become payable to the named executive officers at the closing of the Merger or on a qualifying termination of employment upon or following the consummation of the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation payable to ANDX GP named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of ANDX unitholders. The named executive officers of MPLX GP will not receive compensation based on or otherwise relating to the Merger.

As described above, pursuant to the pre-existing terms of the award agreements granted to ANDX GP employees, awards will vest on a double-trigger basis upon a qualifying termination of the individual’s employment within two years following the date of the Prior CIC, except that with regard to the 2019 Sorenson ANDX Phantom Units Award, such award will vest on a double-trigger basis upon Mr. Sorenson’s qualifying termination of employment within two years following the date of an MPC CIC. (Because the 2019 Sorenson ANDX Phantom Units Award does not provide for payment to Mr. Sorenson in connection with the Merger, it is excluded from the table below.) Such awards are not subject to accelerated vesting on a single-trigger basis in connection with the Merger. For details on the treatment of outstanding ANDX Phantom Units, see the section titled “The Merger Agreement—Treatment of ANDX Phantom Units in the Merger” beginning on page 82.

The amounts set forth in the table below assume the following:

•	the closing of the Merger occurred on May 21, 2019;

•	the individual is terminated without “cause” immediately following the closing of the Merger; and

•

the per unit value of each ANDX Phantom Unit subject to accelerated vesting is $35.11, which is the average closing market price of ANDX Common Units over the first five business days following the public announcement of the Merger.

The amounts reported in the table below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this consent statement/prospectus, and do not reflect compensation actions that may occur following the filing of this consent statement/prospectus, base compensation increases or annual equity award grants in the ordinary course prior to the effective time of the Merger. The amounts reported below also include any equity awards that may vest after May 21, 2019, but before the actual closing of the Merger. As a result, the actual amounts, if any, to be received by an ANDX GP named executive officer may differ materially from the amounts set forth below. In addition, the amounts reflected in the table below are attributable to double-trigger arrangements (i.e., the amounts are payable only in the event of a qualifying termination of the named executive officer’s employment during a specified period).

Golden Parachute Compensation
Name	Cash ($)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax reimbursement ($)	Total ($)
Gary R. Heminger(1)	—	—	—	—	—	—
D. Andrew Woodward(1)	—	—	—	—	—	—
Don J. Sorensen	—	676,516	—	—	—	676,516
Gregory J. Goff	—	5,438,631	—	—	—	5,438,631
Steven M. Sterin(1)	—	—	—	—	—	—
Kim K.W. Rucker(1)	—	—	—	—	—	—

(1)

As of May 21, 2019, Messrs. Heminger, Woodward, and Sterin and Ms. Rucker were not entitled to any compensation that is based on or otherwise relates to the Merger and thus will not receive any “golden parachute” compensation in connection with the Merger.

(2)

Equity. The amounts in this column include unvested ANDX Phantom Units that will vest on a double-trigger basis upon a qualifying termination of the named executive officer’s employment within two years following the date of the Prior CIC, and with respect to Mr. Sorenson, excludes his 2019 Sorenson ANDX Phantom Units Award of 11,338 ANDX Phantom Units. Such award agreements granted to Messrs. Sorensen and Goff include standard restrictive covenants, including non-competition covenants, for a period of one year following termination of employment. The following table sets forth the estimated value of the award:

Named Executive Officer	Phantom Units (#)	Value ($)	Distribution equivalents ($)
Don J. Sorensen	16,202	568,852	107,664
Gregory J. Goff	129,902	4,560,859	877,772

Indebtedness Following the Merger

In connection with the Merger, MPLX intends to repay the indebtedness outstanding under ANDX’s existing credit facilities. In addition, MPLX may conduct an offer to exchange any and all outstanding ANDX senior notes of one or more series for MPLX senior notes having the same maturity and interest rates as the ANDX senior notes being exchanged. MPLX currently intends to finance the repayment of such indebtedness using a combination of cash on hand and drawings on MPLX’s revolving credit facility. For a discussion of the combined partnership’s indebtedness on a pro forma basis giving effect to the refinancing of existing indebtedness, see the section entitled “Selected Unaudited Pro Forma Condensed Combined Financial Data” beginning on page 21.

Indemnification and Insurance

The parties to the Merger Agreement have agreed that, from and after the effective time of the Merger, MPLX and the surviving entity in the Merger will indemnify and hold harmless (subject to certain conditions to provide advancement of expenses and applicable law), each present and former director and officer of ANDX GP, each known as an indemnified person, from and against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to matters such indemnified person’s service as a director or officer of ANDX GP or an employee of ANDX or ANDX GP or services performed by such person at the request of ANDX or ANDX GP (including acting, at the request of ANDX or ANDX GP, as a director, officer, employee, partner, manager, fiduciary or trustee of any other person) at or prior to the effective time of the Merger, whether asserted or claimed prior to, at or after the effective time of the Merger in connection with the Merger Agreement.

In addition, the Merger Agreement contains certain obligations related to the purchase of directors’ and officers’ liability insurance “tail” policies with respect to matters existing or occurring at or prior to the effective time of the Merger for persons who are covered under ANDX’s or ANDX GP’s existing policies. For additional information see the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 97.

Listing of MPLX Common Units; Delisting and Deregistration of ANDX Common Units

MPLX expects to obtain approval to list the MPLX Common Units to be issued pursuant to the Merger Agreement on the NYSE, which approval is a condition to the closing of the Merger. Assuming that such approval is sought and obtained, MPLX expects the MPLX Common Units to be issued pursuant to the Merger Agreement to be quoted on the NYSE under the symbol “MPLX.”

Consent Solicitation Costs

The enclosed consent card is being solicited on behalf of the ANDX Board. In addition to solicitation by mail, ANDX GP’s directors, officers and employees may solicit consents in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

ANDX will ask banks, brokers and other custodians, nominees and fiduciaries to forward the consent solicitation materials to the beneficial owners of shares of ANDX Common Units held of record by such nominee holders. ANDX will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the consent solicitation materials to the beneficial owners.

No Dissenters’ Rights

ANDX Common Unitholders do not have appraisal rights under applicable law or contractual appraisal rights under the ANDX Partnership Agreement or the Merger Agreement.

No MPLX Unitholder Approval Required

The approval and adoption of the Merger Agreement and the Merger by MPLX does not require the affirmative vote or consent of MPLX Unitholders.

Accounting Treatment of the Merger

In accordance with the guidance under ASC Topic 805: Business Combinations, the Merger will be accounted for as a reorganization of entities under common control. The assets and liabilities of ANDX transferred between entities under common control will be recorded by MPLX based on MPC’s historical cost basis as of October 1, 2018 resulting from its preliminary purchase price accounting.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement, which was executed on May 7, 2019. The description of the Merger Agreement in this section and elsewhere in this consent statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this consent statement/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety, because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary are included solely to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about MPLX, ANDX, or any of their respective subsidiaries or affiliates contained in this consent statement/prospectus or in MPLX’s or ANDX’s public reports filed with the SEC may supplement, update or modify the factual disclosures about MPLX or ANDX, as applicable, contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by MPLX, MPLX GP, ANDX, ANDX GP and Merger Sub were made solely for the purposes of the Merger Agreement and as of specific dates and were qualified and subject to important limitations agreed to by MPLX, MPLX GP, ANDX, ANDX GP and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to complete the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to unitholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the respective disclosure letters that MPLX and ANDX delivered to each other in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this consent statement/prospectus, may have changed since the date of the Merger Agreement. Investors should not rely on the Merger Agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of MPLX, MPLX GP, ANDX, ANDX GP, Merger Sub or any of their respective subsidiaries or affiliates.

The Merger

The Merger Agreement provides that, upon the terms and subject to the conditions in the Merger Agreement, and in accordance with the DRULPA, and the Delaware Limited Liability Company Act, as amended, at the effective time of the Merger, Merger Sub will merge with and into ANDX. As a result of the Merger, the separate existence of Merger Sub will cease, and ANDX will continue as the surviving entity in the Merger and a wholly owned subsidiary of MPLX.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed to in writing by each of the parties, the closing of the Merger will take place on the second business day following the day on which the last to be satisfied or waived of the conditions to completion of the Merger, described in the section entitled “—Conditions to the Completion of the Merger” beginning on page 94, has been satisfied or waived (other than those conditions which by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions).

Assuming timely satisfaction of the necessary closing conditions, the parties currently expect the closing of the Merger to occur in the second half of 2019. The Merger shall become effective at the time when the certificate of merger for the Merger has been duly filed with the secretary of state of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the certificate of merger for the Merger.

Merger Consideration

As a result of the Merger, each Public Unitholder Eligible Unit will be converted into the right to receive Public Unitholder Merger Consideration and each MPLX Common Unit so issued will be validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

As a result of the Merger, each Affiliated Unitholder Eligible Unit will be converted into the right to receive Affiliated Unitholder Merger Consideration and each MPLX Common Unit so issued will be validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

In addition, each ANDX Series A Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive an MPLX Series B Preferred Unit (the “ANDX Series A Consideration”) and each MPLX Series B Preferred Unit so issued will be validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

Holders of ANDX Common Units will not be entitled to receive any fractional MPLX Common Units in the Merger, and no holders of ANDX Common Units will be entitled to distributions, voting rights or other rights in respect of any fractional MPLX Common Unit. Holders of ANDX Common Units that would otherwise have been entitled to receive a fractional MPLX Common Unit will instead be entitled to receive, in lieu of fractional units, an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the fraction of an MPLX Common Unit (after aggregating all the fractional MPLX Common Units held by the holder at the effective time of the Merger and rounded to three decimal places) to which the holder would otherwise be entitled, and (B) an amount equal to the average of the volume weighted average price per unit of the MPLX Common Units on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by MPLX and ANDX) on each of the ten consecutive trading days ending with the complete trading day immediately prior to the effective time of the Merger.

Each ANDX TexNew Mex Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into a right to receive a validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) MPLX TexNew Mex Unit, and all ANDX TexNew Mex Units will be deemed to be cancelled and will cease to exist as of the effective time of the Merger.

The ANDX Special Limited Partner Interest outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the MPLX Special Limited Partner Interest and the ANDX Special Limited Partner Interest will be deemed to be cancelled and will cease to exist as of the effective time of the Merger.

All ANDX Common Units outstanding immediately prior to the effective time of the Merger, including the Public Unitholder Eligible Units and the Affiliated Unitholder Eligible Units, and all ANDX Series A Preferred Units, will cease to be outstanding, will be cancelled and will cease to exist as of the effective time of the Merger. Each certificate formerly representing any of the ANDX Common Units and each book-entry account formerly representing any non-certificated ANDX Common Units will thereafter represent only the right to receive, without interest, the Public Unitholder Merger Consideration or Affiliated Unitholder Merger

Consideration, as applicable, and the right, if any, to receive cash in lieu of fractional units into which ANDX Common Units have been converted, and any distributions payable with respect to the MPLX Common Units issued in the Merger, the record date for which is at or after the effective time of the Merger. Each certificate formerly representing any of the ANDX Series A Preferred Units and each book-entry account formerly representing any non-certificated ANDX Series A Preferred Units will thereafter represent only the right to receive, without interest, the ANDX Series A Consideration and any distributions payable with respect to the MPLX Series B Preferred Units issued in the Merger, the record date for which is at or after the effective time of the Merger.

Each limited liability company interest of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into ANDX Common Units, which shall constitute in the aggregate 100% of the aggregate partnership interest of all limited partners in the surviving entity in the Merger.

MPLX’s partnership interests issued and outstanding immediately prior to the effective time of the Merger will be unchanged and remain outstanding, and each limited partner and general partner admitted to MPLX immediately prior to the effective time of the Merger shall continue as a limited partner and general partner of MPLX, as applicable.

Treatment of ANDX Phantom Units in the Merger

At the effective time of the Merger, each ANDX Phantom Unit, other than any ANDX Director Phantom Unit, whether vested or unvested, will, automatically and without any action on the part of the holder, cease to represent a phantom unit denominated in ANDX Common Units and will be converted into a phantom unit denominated in MPLX Common Units (the “Converted MPLX Phantom Unit”). The number of MPLX Common Units subject to each Converted MPLX Phantom Unit will be equal to the product (rounded down to the nearest whole number) of (x) the number of ANDX Common Units subject to such ANDX Phantom Unit immediately prior to the effective time of the Merger multiplied by (y) the Public Unitholder Exchange Ratio. Any then-accumulated distribution equivalent amounts payable pursuant to distribution equivalent rights with respect to each ANDX Phantom Unit will carry over and be paid to the holder upon, and subject to, the vesting of the Converted MPLX Phantom Unit that corresponds to the ANDX Phantom Unit to which such distribution equivalent amounts relate.

At the effective time of the Merger, each ANDX Director Phantom Unit will automatically and without any action on the part of the holder, be cancelled and will only entitle the holder of the ANDX Director Phantom Unit to receive (without interest), as soon as reasonably practicable after the effective time of the Merger (but in any event no later than ten business days after the effective time of the Merger), a cash payment equal to (i) the number of ANDX Common Units subject to the ANDX Director Phantom Unit immediately prior to the effective time of the Merger, whether or not vested, multiplied by (ii) the product of (A) the Public Unitholder Exchange Ratio and (B) the average of the volume weighted average price per unit of MPLX Common Units on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by MPLX and ANDX) on each of the ten consecutive trading days ending with the complete trading day immediately prior to the Closing Date; provided, however, that to the extent that the ANDX Director Phantom Unit constitutes nonqualified deferred compensation subject to 409A of the Code, such payment shall be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax penalty under Section 409A of the Code.

Exchange Procedures

At or prior to the effective time of the Merger, MPLX will deposit with an exchange agent selected by MPLX with ANDX’s prior approval (which approval must not be unreasonably conditioned, withheld or delayed) to serve as the exchange agent for the benefit of the holders of the Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units and the Series A preferred Units (a) an aggregate number of MPLX

Common Units and MPLX Series B Preferred Units, as applicable, to be issued in uncertificated form or book-entry form and (b) an aggregate amount of cash comprising approximately the aggregate amount of cash, if any, required to be paid in lieu of any fractional MPLX Common Units pursuant to the Merger Agreement. In addition, MPLX will deposit with the exchange agent, as necessary from time to time after the effective time of the Merger, any distributions, if any, to which the holders of Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units, as applicable, may be entitled, as further described in the section entitled “—Distributions on MPLX Common Units and MPLX Series B Preferred Units” beginning on page 84.

Promptly after the effective time of the Merger (and in any event within three business days thereafter), MPLX will cause the exchange agent to mail to each holder of record of Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units that are represented by certificates or book-entry units not held through The Depositary Trust Company (“DTC”) a notice advising such holders of the effectiveness of the Merger, including a letter of transmittal and instructions for surrendering the certificates representing such Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units (or affidavits of loss in lieu of certificates) or transferring the book-entry units to the exchange agent in exchange for the Public Unitholder Merger Consideration, Affiliated Unitholder Merger Consideration or the ANDX Series A Consideration, cash in lieu of fractional MPLX Common Units and distributions, in each case, to which such holders are entitled pursuant to the terms of the Merger Agreement. With respect to book-entry units held through DTC, MPLX and ANDX will cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees on the Closing Date (or if closing occurs after 11:30 a.m. (New York Time) on the Closing Date, on the first business day after the Closing Date), upon surrender of the Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units, as applicable, held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, Public Unitholder Merger Consideration, the Affiliated Unitholder Merger Consideration, the ANDX Series A Consideration, cash in lieu of fractional MPLX Common Units and distributions, in each case, to which such beneficial owners thereof are entitled pursuant to the terms of the Merger Agreement. Upon surrender to the exchange agent of the Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units by physical surrender of the certificates representing Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units or sending “an agent’s message” in customary form for book-entry units, the holder of such certificates or book-entry units will be entitled to receive in exchange therefor (i) the number of ANDX Common Units that such holder is entitled to receive, and (ii) cash in the amount (after giving effect to any required tax withholdings as provided in the Merger Agreement) of any cash in lieu of fractional MPLX Common Units plus any unpaid non-stock distributions and any other distributions that such holder has the right to receive pursuant to the Merger Agreement. No interest will be paid or accrued on any amount payable upon due surrender of the Public Unitholder Eligible Units, the Affiliated Unitholder Eligible Units or the ANDX Series A Preferred Units.

Termination of the Exchange Fund

Any portion of the exchange fund that remains unclaimed for twelve months after the effective time of the Merger will be delivered to MPLX. Thereafter, any holder of Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units will be entitled to look only to MPLX for delivery of the Public Unitholder Merger Consideration, Affiliated Unitholder Merger Consideration or ANDX Series A Consideration, as applicable, and payment of any cash, distributions payable and/or issuable, as contemplated by the Merger Agreement, without any interest thereon. None of the surviving entity in the Merger, MPLX, the exchange agent or any other person will be liable to any former holder of ANDX Common Units or ANDX Series A Preferred Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Immediately before any portion of the exchange fund would otherwise escheat to or become the property of any governmental entity, such amount will, to the extent permitted by applicable law, become the property of MPLX free and clear of all claims or interest of any person previously entitled thereto.

Lost, Stolen or Destroyed Unit Certificates

If a certificate for Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units has been lost, stolen or destroyed, then before the person holding the certificate is entitled to receive the applicable merger consideration (and/or cash in lieu of fractional units and/or unpaid distributions with respect to such Public Unitholder Merger Consideration or Affiliated Unitholder Merger Consideration, as contemplated by the Merger Agreement), such person will need to make an affidavit of that fact and if required by MPLX or MPLX GP, post a bond (in a customary amount and upon such terms as may be required by MPLX or MPLX GP) as indemnity against any claim that may be made against MPLX or the exchange agent with respect to such certificate.

Adjustments to Prevent Dilution

In the event that, prior to the effective time of the Merger, either ANDX or MPLX changes the number of ANDX Common Units (or securities convertible or exchangeable into or exercisable for ANDX Common Units) or the number of MPLX Common Units (or securities convertible or exchangeable into or exercisable for MPLX Common Units), as the case may be, issued and outstanding, by reason of any reclassification, unit split (including a reverse unit split), unit distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a distribution paid in units with a record date within such period is declared, then the Public Unitholder Merger Consideration and Affiliated Unitholder Merger Consideration will be equitably adjusted to provide the holders of ANDX Common Units and MPLX with the same economic effect as contemplated by the Merger Agreement prior to such event.

Organizational Documents

At the effective time of the Merger, the certificate of limited partnership of ANDX as in effect immediately prior to the effective time of the Merger will be amended to reflect the admission of New ANDX GP as the general partner of the surviving entity in the Merger, and the partnership agreement of the surviving entity in the Merger will remain in effect without modification until thereafter changed or amended as provided therein or by applicable law. Pursuant to the partnership agreement of the surviving entity in the Merger, New ANDX GP (as defined in the Merger Agreement) will be the sole general partner of ANDX, with a non-economic general partner interest in ANDX, and MPLX will be admitted as the sole limited partner of ANDX. ANDX will continue after the effective time of the Merger without dissolution.

Distributions on MPLX Common Units and MPLX Series B Preferred Units

All MPLX Common Units and MPLX Series B Preferred Units to be issued pursuant to the Merger shall be deemed issued and outstanding as of the effective time of the Merger and whenever a distribution is declared by MPLX in respect of the MPLX Common Units or MPLX Series B Preferred Units, the record date for which is at or after the effective time of the Merger, that declaration shall include distributions in respect of all units issuable pursuant to the Merger Agreement. No distributions in respect of the MPLX Common Units or MPLX Series B Preferred Units will be paid to any holder of any unsurrendered Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Unit, as applicable, until the certificate (or affidavit of loss in lieu of the certificate as provided in the Merger Agreement) or book-entry unit is surrendered for exchange in accordance with the Merger Agreement. Following such surrender, there shall be issued and/or paid to the holder of record of the whole MPLX Common Units issued in exchange for Public Unitholder Eligible Units or Affiliated Unitholder Eligible Units, or MPLX Series B Preferred Units issued in exchange for ANDX Series A Preferred Units, without interest, (i) at the time of such surrender, the distributions with a record date at or after the effective time of the Merger and payment date prior to or on the date of surrender and (ii) at the appropriate payment date, the distributions payable with respect to such whole MPLX Common Units or MPLX Series B Preferred Units, as applicable, with a record date after the effective time of the Merger but with a payment date subsequent to surrender.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by ANDX that are subject, in some cases, to specified expectations and qualifications contained in the Merger Agreement, in forms, statements, reports or other documents filed or furnished, as applicable, by ANDX to the SEC (including the exhibits and schedules thereto) on or after December 31, 2017 and prior to the date of the Merger Agreement or in the disclosure letters delivered by ANDX to MPLX in connection with the Merger Agreement. These representations and warranties relate to, among other things:

•	the organization, good standing and qualification to do business;

•	the capitalization of ANDX, including:

•

the issued and outstanding number of ANDX Common Units, ANDX TexNew Mex Units, ANDX Phantom Units, ANDX Director Phantom Units, ANDX Special Limited Partner Interest, ANDX Series A Preferred Units and non-economic ANDX GP Interest;

•	the due authorization and validity of all securities and limited partner interests in accordance with the ANDX Partnership Agreement;

•	the absence of preemptive, purchase, call, first refusal, subscription or similar rights;

•	the ownership of subsidiaries;

•	the ownership, due authorization and validity of the non-economic ANDX general partnership interest; and

•	the ownership, due authorization and validity of the ANDX Special Limited Partner Interest;

•

the corporate authority and approval relating to the execution, delivery and performance of ANDX’s and ANDX GP’s obligations under the Merger Agreement, subject to the approval by a majority of the outstanding ANDX Common Units and the Affiliated Unitholder Eligible Units of the Merger Agreement;

•

the ANDX Conflicts Committee’s unanimous determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in, or not opposed to, the best interest of ANDX and its subsidiaries treated as a consolidated entity and the holders of Public Unitholder Eligible Units, approval of the Merger Agreement, the Merger and the consummation of the transactions contemplated thereby, and its recommendation that the ANDX Board approve the Merger, the Transaction Documents and the consummation of the transactions contemplated thereby;

•

the ANDX Board’s unanimous determination that the Merger Agreement, the other Transaction Documents and the transactions contemplated thereby, including the Merger are in, or not opposed to, the best interests of ANDX and its Subsidiaries treated as a consolidated entity, approval and declaration that the Merger Agreement, the other Transaction Documents to which ANDX and ANDX GP are a party and the transactions contemplated thereby, including the Merger, are advisable, and its recommendation that the holders of ANDX Common Units approve the Merger and adopt the Merger Agreement;

•

government notices, reports, filings, consents, registrations, approvals, permits and authorizations required in connection with the execution, delivery and performance of the Merger Agreement and the completion of the Merger;

•	filings with the SEC since December 31, 2017 and the financial statements included therein;

•	compliance with NYSE rules and regulations;

•	compliance with disclosure controls and procedures required under the Exchange Act and the Sarbanes-Oxley Act of 2002;

•

except in connection with the execution and delivery of the Merger Agreement, the Merger, or any of the other transactions contemplated by the Merger Agreement, the operation of the business consistent in all material respects with past practices since December 31, 2018 through the date of the Merger Agreement by ANDX and ANDX GP and their subsidiaries;

•	the absence of a material adverse effect since December 31, 2018 through the date of the Merger Agreement with respect to ANDX and its subsidiaries;

•	the absence of certain legal proceedings, investigations and government orders against ANDX or ANDX GP and their subsidiaries;

•	employee benefits and labor matters;

•

compliance with applicable laws, the absence of governmental investigations, the possession of and compliance with licenses and permits necessary for the conduct of business and the absence of violations of the U.S. Foreign Corrupt Practices Act and any other U.S. and foreign anti-corruption laws;

•	the inapplicability of anti-takeover laws;

•	environmental matters;

•	tax matters;

•	intellectual property rights;

•	certain material contracts;

•	real property and rights-of-way;

•	opinion of financial advisor;

•	insurance;

•	the absence of undisclosed investment banker, broker or finders fees; and

•

the absence of any untrue statement of a material fact or omission to state a material fact in the information supplied by ANDX, ANDX GP and their subsidiaries for inclusion in this registration statement.

The Merger Agreement also contains customary representation and warranties by MPLX, MPLX GP and Merger Sub that are subject, in some cases, to specified expectations and qualifications contained in the Merger Agreement, in forms, statements, reports or other documents filed or furnished, as applicable, by MPLX to the SEC (including the exhibits and schedules thereto) on or after December 31, 2017 and prior to the date of the Merger Agreement or in the disclosure letter delivered to ANDX and ANDX GP relating to the following:

•	the organization, good standing and qualification to do business;

•	the capitalization of MPLX and Merger Sub, including:

•	the issued and outstanding MPLX Common Units, MPLX Series A Preferred Units, MPLX Performance Units, MPLX Phantom Units and non-economic MPLX GP Interest;

•	the due authorization and validity of all securities and limited partner interests in accordance with the MPLX Partnership Agreement;

•	the absence of preemptive rights, purchase, call, first refusal subscription or similar rights;

•	the ownership of significant subsidiaries of MPLX;

•	the ownership of the non-economic MPLX GP interest; and

•	the ownership of issued and outstanding limited liability company interests in Merger Sub;

•	the corporate authority relating to the execution, delivery and performance of MPLX’s and Merger Sub’s respective obligations under the Merger Agreement;

•

the unanimous determination by the MPLX Conflicts Committee that the Merger Agreement and the transactions contemplated thereby, including the Merger, are not adverse to the best interest of MPLX and its subsidiaries treated as a consolidated entity and the holders of MPLX Common Units (other than MPLX GP and its Affiliates, including MPC), approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and its recommendation that the MPLX Board approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger;

•

the MPLX Board’s unanimous determination that the Merger Agreement, the other Transaction Documents and the transactions contemplated thereby, including the Merger are not adverse to the best interests of MPLX and its subsidiaries treated as a consolidated entity, approval and declaration that the Merger Agreement, the other Transaction Documents to which MPLX and MPLX GP are a party and the transactions contemplated thereby, including the Merger, are advisable;

•

government notices, reports, filings, consents, registrations, approvals, permits and authorizations required in connection with the execution, delivery and performance of the Merger Agreement and the completion of the Merger;

•	filings with the SEC since December 31, 2017 and the financial statements included therein;

•	compliance with NYSE rules and regulations;

•	compliance with disclosure controls and procedures required under the Exchange Act and the Sarbanes-Oxley Act of 2002;

•

except in connection with the execution and delivery of the Merger Agreement, the Merger, or any of the transactions contemplated by the Merger Agreement, the operation of the business consistent in all material respects with past practices since December 31, 2018, by MPLX and MPLX GP and their subsidiaries;

•	the absence of a material adverse effect since December 31, 2018 through the date of the Merger Agreement with respect to MPLX and its subsidiaries;

•	the absence of certain legal proceedings, investigations and government orders against MPLX or MPLX GP and their subsidiaries;

•	employee benefits and labor matters;

•

compliance with applicable laws, the absence of governmental investigations and the possession of and compliance with licenses and permits necessary for the conduct of business and the absence of violations of the U.S. Foreign Corrupt Practices Act and any other U.S. and foreign anti-corruption laws;

•	the inapplicability of anti-takeover laws;

•	environmental matters;

•	tax matters;

•	intellectual property rights;

•	certain material contracts;

•	real property and rights-of-way;

•	insurance;

•	the absence of undisclosed investment banker, broker or finders fees; and

•

the absence of any untrue statement of a material fact or omission to state a material fact in the information supplied by MPLX, MPLX GP and their subsidiaries for inclusion in this registration statement.

Many of the representations and warranties contained in the Merger Agreement are qualified by an “ANDX material adverse effect” or an “MPLX material adverse effect” standard (that is, they would not be deemed untrue or incorrect unless their failure to be true and correct individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on ANDX or its subsidiaries or MPLX or its subsidiaries and/or by a general materiality standard or by a knowledge standard). Some of the representations and warranties contained in the Merger Agreement are also qualified by their effect on the consummation of the transactions contemplated by the Merger Agreement (that is, they would not be deemed untrue or incorrect unless their failure to be true and correct (assuming there was no MPLX/ANDX (as applicable) material adverse effect, where such standard was also applicable) would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement).

An “ANDX material adverse effect” means any change, event, occurrence or effect that, individually or taken together with any other changes, events, occurrences or effects is, or would reasonably be expected to be, materially adverse to the financial condition, properties, business or results of operations of ANDX and its subsidiaries taken as a whole, excluding any effects to the extent resulting from any of the following:

•

the announcement or consummation of the transactions contemplated by the Merger Agreement; provided that the exception related to the consummation of the transaction does not apply to any representation or warranty if the primary purpose from the face of such representation or warranty is to address the consequences resulting from the consummation of the Merger; and

•

any litigation brought by or on behalf of any current or former holder of ANDX Common Units, in its capacity as such, arising from allegations of any breach of duty or violation of law, or the ANDX Partnership Agreement relating to the Merger Agreement or the Merger;

The definition of “ANDX material adverse effect” also excludes any effect to the extent resulting from any of the following, provided that such exclusions will not prevent or otherwise affect a determination that any change, effect or development underlying such matter has resulted in or contributed to, a “ANDX material adverse effect”:

•	any failure to meet any internal or publicly available projections, forecasts, estimates or predictions; and

•	any decline in the market price, trading volume or credit rating of any of ANDX’s securities.

Except to the extent that they disproportionately adversely affect ANDX and its subsidiaries compared to other companies of similar size operating in the petrochemical refining and pipeline industries, the following are also excluded from the definition of “ANDX material adverse effect”:

•	changes in applicable law or in GAAP after the date of the Merger Agreement;

•	changes in the economy or financial markets generally in the U.S. or any other country, or changes that are the result of acts of war, sabotage or terrorism or natural disasters;

•	changes that are the result of factors generally affecting the petrochemical refining or pipeline industries; and

•

changes in the prices of natural gas, crude oil, refined petroleum products, other hydrocarbon products or natural gas liquids or products produced from hydrocarbon products, natural gas liquids or crack spreads.

An “MPLX material adverse effect” means any change, event, occurrence or effect that, individually or taken together with any other changes, events, occurrences or effects is, or would reasonably be expected to be, materially adverse to the financial condition, properties, business or results of operations of MPLX and its subsidiaries taken as a whole, excluding any effects to the extent resulting from any of the following:

•

the announcement or consummation of the transactions contemplated by the Merger Agreement; provided that the exception related to the consummation of the transaction does not apply to any representation or warranty if the primary purpose from the face of such representation or warranty is to address the consequences resulting from the consummation of the Merger; and

•

any litigation brought by or on behalf of any current or former holder of MPLX Common Units, in its capacity as such, arising from allegations of any breach of duty or violation of Law or breach relating to the Merger Agreement, the MPLX Partnership Agreement or the Merger;

The definition of “MPLX material adverse effect” also excludes any effect to the extent resulting from any of the following, provided that such exclusions will not prevent or otherwise affect a determination that any change, effect or development underlying such matter has resulted in or contributed to, an “MPLX material adverse effect”:

•	any failure to meet any internal or publicly available projections, forecasts, estimates or predictions; and

•	any decline in the market price, trading volume or credit rating of any of MPLX’s securities.

Except to the extent that they disproportionately adversely affect MPLX and its subsidiaries compared to other companies of similar size operating in the petrochemical refining and pipeline industries, the following are also excluded from the definition of “MPLX material adverse effect”:

•	changes in applicable law or in GAAP after the date of the Merger Agreement;

•	changes in the economy or financial markets generally in the U.S. or any other country, or changes that are the result of acts of war, sabotage or terrorism or natural disasters;

•	changes that are the result of factors generally affecting the petrochemical refining or pipeline industries; and

•

changes in the prices of natural gas, crude oil, refined petroleum products, other hydrocarbon products or natural gas liquids or products produced from hydrocarbon products, natural gas liquids or crack spreads.

Interim Operations of MPLX and ANDX Pending the Merger

Under the terms of the Merger Agreement, each of ANDX and ANDX GP will, and will cause its subsidiaries to, after the date of the Merger Agreement and prior to the effective time of the Merger except as required by applicable law or otherwise as expressly contemplated by the Merger Agreement, (i) conduct its business in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organizations and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (iii) use commercially reasonable efforts to comply in all material respects with applicable laws and material contracts, and (iv) use commercially reasonable efforts to keep in full force and effect all material insurance policies maintained by or on behalf of ANDX, ANDX GP and their subsidiaries, other than changes to such policies made in the ordinary course of business.

In addition, ANDX and ANDX GP have agreed that, after the date of the Merger Agreement and prior to the effective date of the Merger, unless MPLX gives its approval in writing (such approval not to be unreasonably withheld, delayed or conditioned), and except as otherwise expressly contemplated by the Merger Agreement, as required by applicable law or as subject to certain other exceptions set forth in the Merger Agreement, ANDX will not and will not permit its subsidiaries to do the following, among other things:

•

adopt or propose any change to its governing documents or the governing documents of its subsidiaries as in effect on the date of the Merger Agreement, other than in immaterial respects in relation to any of their subsidiaries;

•

issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of ANDX or any its subsidiaries, or securities convertible or exchangeable into or exercisable for any units of such capital stock, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests;

•

declare, set aside or pay any distributions in respect of its equity securities or rights or split, combine or reclassify any of its equity securities or rights, subject to certain exceptions, including distributions to the holders of limited partnership units announced prior to the date of the Merger Agreement or consistent with past practice;

•

settle, propose to settle or compromise any action before a governmental entity if such settlement, proposed settlement or compromise (i) with respect to the payment of monetary damages, involves the payment of monetary damages that exceed $5,000,000 in the aggregate (together with all other settlements or compromises after the date of the Merger Agreement), (ii) imposes any material equitable or non-monetary relief, penalty or restriction on ANDX, ANDX GP or their subsidiaries (or, after the effective time of the Merger, MPLX or MPLX GP or any of their subsidiaries) or (iii) that would reasonably be expected to affect the rights or defenses available to ANDX or ANDX GP or any of their subsidiaries in certain related or similar claims;

•

recommend, propose, announce, adopt or vote to adopt a plan of complete or partial dissolution or liquidation that would (i) prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the Merger Agreement, or (ii) adversely affect in a material way the rights of holders of the securities of any party to the Merger Agreement;

•

transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of ANDX’s or ANDX GP’s material assets, product lines or businesses or those of any of their subsidiaries, including any equity interests of any of their subsidiaries, subject to certain exceptions, including (i) in connection with goods or services provided in the ordinary course of business and sales of obsolete assets, or (ii) for sales, leases, licenses or other dispositions of assets that are contemplated in any budget that has received the requisite approvals from the governing bodies of ANDX or any of its subsidiaries, are in the ordinary course of business or with a fair market value not in excess of $10,000,000 in the aggregate;

•

except for the incurrence of indebtedness for borrowed money pursuant to any revolving line of credit of ANDX or any of its subsidiaries, (i) incur, assume or guarantee any indebtedness for borrowed money, (ii) issue, assume or guarantee any debt securities, (iii) grant any option, warrant or right to purchase any debt securities, or (iv) issue any securities convertible into or exchangeable for any debt securities of others;

•

amend, modify or terminate, or waive any material right under, any ANDX Material Contract (as defined in the Merger Agreement) with MPC or any of its Affiliates (other than ANDX or any of its subsidiaries);

•

enter into any contract with MPC or any of its Affiliates (other than ANDX or any of its subsidiaries) that would be a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

•	make any change to its accounting policies or procedures, except as required by changes after the date of the Merger Agreement in accordance with GAAP;

•

change its fiscal or taxable year or method of accounting for tax purposes, make, change or revoke any material tax election, settle or compromise any material liability for taxes, file any material amended tax return, enter into an arrangement with any governmental entity with respect to taxes, surrender any right to claim a refund for taxes, consent to an extension of the statute of limitations applicable to any tax claim or assessment, or take any action that would reasonably be expected to cause ANDX or any of its subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation;

•

except as required pursuant to the terms of any employee benefit plan or adopted pursuant to the Merger Agreement or as otherwise required by applicable law, (i) establish, adopt, materially amend or terminate any employee benefit plan, (ii) grant any new awards, or amend or modify the terms of any outstanding awards, under any employee benefit plan, (iii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any employee benefit plan, (iv) hire any employee, other than any employee with an aggregate annual salary of less than $250,000, or (v) terminate the employment of any executive officer other than for cause; or

•	agree, authorize or commit to do any of the foregoing.

Each of MPLX and MPLX GP will and will cause its subsidiaries to, after the date of the Merger Agreement and prior to the effective time of the Merger, except as required by applicable laws or as otherwise expressly contemplated by the Merger Agreement, (i) conduct its business in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (iii) use commercially reasonable efforts to comply in all material respects with applicable laws and material contracts, and (iv) use commercially reasonable efforts to keep in force all material insurance policies maintained by or on behalf of MPLX, MPLX GP and their subsidiaries, other than changes to such policies made in the ordinary course of business.

In addition, MPLX and MPLX GP have agreed that, after the date of the Merger Agreement and prior to the effective date of the Merger, except as required by applicable laws or as otherwise expressly contemplated by the Merger Agreement, (i) each of the MPLX and MPLX GP will, and agrees that it will cause its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice, and (ii) each of MPLX and MPLX GP will not and will not permit its subsidiaries to do the following, among other things, unless ANDX and ANDX GP gives their approval in writing (such approval not to be unreasonably withheld, delayed or conditioned):

•

adopt or propose any change to its governing documents or the governing documents of its subsidiaries as in effect on the date of the Merger Agreement, other than in immaterial respects in relation to any of their subsidiaries;

•	make any change to its accounting policies or procedures, except as required by changes after the date of the Merger Agreement in accordance with GAAP; or

•

change its fiscal or taxable year or method of accounting for tax purposes, make, change or revoke any material tax election, settle or compromise any material liability for taxes, file any material amended tax return, enter into an arrangement with any governmental entity with respect to taxes, surrender any right to claim a refund for taxes, consent to an extension of the statute of limitations applicable to any tax claim or assessment, or take any action that would reasonably be expected to cause MPLX or any of its subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation.

Reasonable Best Efforts; Regulatory Filings and Other Actions

Reasonable Best Efforts

ANDX, ANDX GP, MPLX and MPLX GP have agreed to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to take all actions reasonably necessary, proper or advisable on their respective parts under the Merger Agreement and applicable laws to complete and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to complete the Merger or any of the other transactions contemplated by the Merger Agreement.

Filings; Information Sharing

ANDX, ANDX GP, MPLX and MPLX GP have agreed to cooperate in the preparation of the Registration Statement of which this consent statement/prospectus forms a part and use their reasonable best efforts to have the registration statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement, and promptly thereafter mail this consent statement/prospectus, which will include a form of consent that may be executed by holders of the ANDX Common Units in connection with their written consent, to the holders of ANDX Common Units. The parties will use their reasonable best efforts to satisfy prior to the effective date of the registration statement all necessary state securities laws or “blue sky” notice requirements in connection with the Merger and other transactions contemplated by the Merger Agreement.

Subject to certain exceptions specified in the Merger Agreement, ANDX and MPLX have agreed to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement and to furnish to each other, upon request, with all information concerning itself, its subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filings, notice or application made by or on behalf of MPLX, MPLX GP, ANDX, ANDX GP or any of their respective subsidiaries to any third party and/or any governmental entity in connection with the Merger and other transactions contemplated by the Merger Agreement.

Transaction Litigation

Under the terms of the Merger Agreement, other than any proceeding where MPLX or MPLX GP are adverse to ANDX or ANDX GP, ANDX and ANDX GP will give MPLX and MPLX GP the opportunity to participate in the defense or settlement of any unitholder litigation against ANDX or ANDX GP and/or the members of the ANDX Board relating to the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement; however, ANDX and ANDX GP will control the defense and/or settlement of any such litigation and the related disclosure of information must be made after consultation with the other parties. ANDX and ANDX GP have agreed not to settle any litigation without the consent of MPLX and MPLX GP, which consent will not be unreasonably withheld, conditioned or delayed.

Access and Reports

Until the earlier of termination of the Merger Agreement or the effective time of the Merger and upon reasonable prior notice, ANDX and ANDX GP will give MPLX and MPLX GP and MPLX and MPLX GP will give ANDX and ANDX GP reasonable access during normal business hours to the offices, properties, employees, books and records of such party and their subsidiaries and furnish to such other parties and their authorized representatives financial and operating data and other information as may reasonably be requested.

The parties will not be required to permit any inspection or disclose any document or information that would, in the reasonable judgment of ANDX, ANDX GP, MPLX or MPLX GP, (i) result in the disclosure of any trade secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of the Merger Agreement, (ii) result in a violation of applicable law, including any fiduciary duty, (iii) waive the protection of any attorney-client privilege, or (iv) result in the disclosure of any sensitive or personal information that would expose ANDX, ANDX GP, MPLX or MPLX GP to the risk of liability.

Stock Exchange Listing and Delisting

MPLX and MPLX GP have agreed to use their reasonable best efforts to take, or cause to be taken, and do or cause to be done all things reasonably necessary, proper or advisable on their part to cause the MPLX Common Units to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, ANDX and ANDX GP will cooperate with MPLX and MPLX GP and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part to enable the delisting by MPLX and MPLX GP and the surviving entity in the Merger of the ANDX Common Units from the NYSE and the deregistration of the ANDX Common Units under the Exchange Act as promptly as practicable after the effective time of the Merger.

Distribution Cooperation

ANDX GP will determine, declare and cause ANDX to pay regular quarterly cash distributions on the ANDX Common Units for each quarter in accordance with the ANDX Partnership Agreement in the ordinary course and consistent with past practice, including with respect to amount and timing of record dates and payment dates; provided, however that, subject to applicable law, the Merger Agreement and the ANDX Partnership Agreement, any such regular quarterly distribution will not be less than $1.03 per ANDX Common Unit without separate determination and approval of the ANDX Conflicts Committee.

ANDX, ANDX GP, MPLX and MPLX GP have agreed to coordinate with each other regarding the declaration and payment of distributions in respect of any ANDX Common Units and MPLX Common Units, so that no holder of ANDX Common Units receives two distributions or fails to receive one distribution, for any calendar quarter, with respect to its applicable ANDX Common Units or MPLX Common Units received pursuant to the Merger in exchange for the ANDX Common Units.

Tax Treatment

ANDX, ANDX GP, MPLX and MPLX GP have agreed that, for U.S. federal income and applicable state and local tax purposes, the Merger is intended to be treated as an “assets-over” partnership merger transaction with MPLX treated as the resulting partnership. As a result, the Merger is intended to be treated for U.S. federal income and applicable state and local tax purposes as (i) a contribution of all of the assets and liabilities of ANDX to MPLX in exchange for partnership interests in MPLX, and the cash received in lieu of fractional units pursuant to the Merger Agreement (which to the greatest extent possible is intended to be treated as reimbursement of capital expenditures pursuant to Treasury Regulations Section 1.707-4(d)), immediately followed by (ii) a liquidating distribution by ANDX of such partnership interests in MPLX and cash received in lieu of fractional units pursuant to the Merger Agreement to the partners of ANDX, taking into account the non-pro rata sharing of the applicable merger consideration (which non-pro rata sharing is, to the greatest extent possible, intended to be treated as a nontaxable sharing of any unrealized gain or unrealized loss within ANDX). None of MPLX, ANDX nor any partner of MPLX or ANDX is intended to recognize taxable gain (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code, (B) a disguised sale attributable to contributions of cash or other property to ANDX after the date of the Merger Agreement and prior to the Merger, or (C) if required by applicable law and the ultimate circumstances, (I) the receipt of any non-pro rata merger consideration or (II) the receipt of cash in lieu of fractional units pursuant to the Merger Agreement). Unless required to do so as a result of a “determination” as defined for U.S. federal income tax purposes, ANDX, ANDX GP, MPLX and MPLX GP agree not to make any tax filings or otherwise take any position inconsistent with this intended tax treatment and to cooperate with the other parties to make any filings, statements or reports required to effect, disclose or report this intended tax treatment.

Conflicts Committees

Prior to the earlier of the effective time of the Merger and the termination of the Merger Agreement, none of ANDX, ANDX GP, MPLX, MPLX GP or any of their subsidiaries will eliminate the ANDX Conflicts Committee or the MPLX Conflicts Committee, or revoke or diminish the authority of the ANDX Conflicts Committee or the MPLX Conflicts Committee, or remove or cause the removal (without cause) of any director of the ANDX Board or MPLX Board that is a member of the ANDX Conflicts Committee or the MPLX Conflicts Committee either as a member of such board or such committee, without the affirmative vote of the MPLX Board or ANDX Board, as applicable, including the affirmative vote of a majority of members of the applicable conflicts committee.

New MPLX Interests

Prior to the closing, MPC and MPLX shall take all actions that are necessary and appropriate to amend and restate the MPLX Partnership Agreement to allow for the creation and issuance of the MPLX Series B Preferred Units, the MPLX Special Limited Partner Interest and the MPLX TexNew Mex Units pursuant to the Merger Agreement.

Conditions to the Completion of the Merger

Under the Merger Agreement, the respective obligations of MPLX, MPLX GP, ANDX, ANDX GP and Merger Sub to complete the Merger are subject to the satisfaction or waiver at or prior to the closing of the following conditions:

•

Effectiveness of the Registration Statement. The registration statement of which this consent statement/prospectus forms a part must have become effective under the Securities Act and must not be the subject of any stop order issued by the SEC or any pending proceedings initiated by the SEC seeking such a stop order.

•

Written Consent. The written consent of holders of a majority of the outstanding ANDX Common Units approving the Merger Agreement and the transactions contemplated thereby must have been obtained in accordance with applicable law and filed with the minutes of proceedings of ANDX, and such written consent must not have been amended, modified, withdrawn, terminated or revoked.

•

No Orders. There must not have been enacted, issued, promulgated, enforced or entered by any court or other governmental entity of competent jurisdiction any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement.

•	NYSE Listing. The MPLX Common Units issuable to the holders of ANDX Common Units pursuant to the Merger Agreement must have been authorized for listing on the NYSE upon official notice of issuance.

•

Tax Opinions. MPLX and ANDX must have received tax opinions from their respective legal counsel relating to the classification of their gross income as “qualifying income” within the meaning of Section 7704(d) of the Code.

Under the Merger Agreement, the obligations of MPLX, MPLX GP and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

certain representations and warranties of ANDX and ANDX GP regarding aspects of ANDX’s capitalization must be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date), except for such inaccuracies as would not be material in amount or effect;

•

the representations and warranties of ANDX and ANDX GP regarding the absence of any ANDX material adverse effect since December 31, 2018 must be true and correct as of the date of the Merger Agreement;

•

certain representations and warranties of ANDX and ANDX GP regarding organization and good standing, corporate authority, approval and fairness, and takeover statutes must be true and correct, without regard to materiality, material adverse effect or similar qualifiers, in all material respects as of the date of the Merger Agreement and as of the closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be true and correct as of such other date);

•

the other representations and warranties of ANDX and ANDX GP must be true and correct, without regard to materiality, material adverse effect or similar qualifiers, as of the date of the Merger Agreement and as of the closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•	ANDX and ANDX GP must have performed in all material respects all of their obligations under the Merger Agreement required to be performed at or prior to the date of the closing;

•	there must not have occurred any ANDX material adverse effect since the date of the Merger Agreement;

•	MPLX, MPLX GP and Merger Sub must have received a certificate signed by an executive officer of ANDX to the effect that the foregoing closing conditions have been satisfied; and

•	MPLX must have received an opinion from Jones Day related to certain tax matters as outlined in the Merger Agreement.

Under the Merger Agreement, the obligation of ANDX and ANDX GP to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

certain representations and warranties of MPLX and MPLX GP regarding aspects of their capitalization and the capitalization of Merger Sub must be true and correct as of the date of the Merger Agreement and as of the date of the closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date), except for such inaccuracies as would not be material in amount or effect;

•

the representations and warranties of MPLX and MPLX GP regarding the absence of any MPLX material adverse effect since December 31, 2018 must be true and correct as of the date of the Merger Agreement;

•	certain representations and warranties of MPLX and MPLX GP regarding due organization and good standing, corporate authority and takeover statutes must be true and correct, without regard to materiality, material adverse effect or similar qualifiers, in all material respects as of the date of the Merger Agreement and as of the closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date);

•

the other representations and warranties of MPLX and MPLX GP must be true and correct, without regard to materiality, material adverse effect or similar qualifiers, as of the date of the Merger Agreement and as of the date of the closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have an MPLX material adverse effect;

•	MPLX, MPLX GP and Merger Sub must have performed in all material respects all of their obligations under the Merger Agreement required to be performed at or prior to the closing;

•	there must not have occurred any MPLX material adverse effect since the date of the Merger Agreement;

•	ANDX and ANDX GP must have received a certificate signed by an executive officer of MPLX to the effect that the foregoing closing conditions have been satisfied; and

•	ANDX must have received an opinion from Vinson & Elkins L.L.P. related to certain tax matters as outlined in the Merger Agreement.

Termination

ANDX and MPLX may terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger by mutual written consent of ANDX and MPLX.

The Merger Agreement may also be terminated and abandoned by either ANDX or MPLX if:

•	the completion of the Merger does not occur by the termination date; or

•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable;

provided that the right to terminate the Merger Agreement as described above will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any matter that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

In addition, the Merger Agreement may be terminated and abandoned by ANDX and ANDX GP if there has been a breach of any representation, warranty, covenant or agreement made by MPLX, MPLX GP or Merger Sub in the Merger Agreement, or any such representation and warranty shall have become untrue after the date of the Merger Agreement, such that the condition to closing relating to the accuracy of the representations of MPLX and MPLX GP or the condition to closing relating to the covenants or agreements of MPLX and MPLX GP would not be satisfied, and such breach or condition is not curable or, if curable, is not cured by the termination date.

The Merger Agreement may be further terminated or abandoned by MPLX and MPLX GP if there has been a breach of any representation, warranty, covenant or agreement made by ANDX and ANDX GP in the Merger Agreement, or any such representation and warranty shall have become untrue after the date of the Merger Agreement, such that the condition to closing relating to the accuracy of the representations of ANDX and ANDX GP, or the condition to closing relating to the covenants or agreements of ANDX and ANDX GP would not be satisfied, and such breach or condition is not curable or, if curable, is not cured by the termination date.

Expenses

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, will be paid by the party incurring such expenses, except that MPLX and ANDX shall each pay for one-half of: (a) any filing fees with respect to the registration statement of which this consent statement/prospectus forms a part and (b) the costs of printing and mailing this consent statement/prospectus.

Indemnification; Directors’ and Officers’ Insurance

The parties to the Merger Agreement have agreed that, from and after the effective time of the Merger and to the fullest extent permitted under applicable law, MPLX and the surviving entity in the Merger will indemnify and hold harmless (and advance expenses as incurred), each present and former director and officer of ANDX GP, each known as an indemnified person, from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such indemnified person’s service as a director or officer of ANDX GP or employee of ANDX or ANDX GP or services performed by such person at the request of ANDX or ANDX GP (including acting, at the request of ANDX or ANDX GP, as a director, officer, employee, partner, manager, fiduciary or trustee of any other person) at or prior to the effective time of the Merger, whether asserted or claimed prior to, at or after the effective time of the Merger.

From and after the effective time of the Merger, MPLX and MPLX GP will honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger (including the transactions contemplated by the Merger Agreement) existing in favor of each present and former director and officer of ANDX GP as provided in the governing documents of ANDX and ANDX GP, under applicable Delaware law and will ensure that the governing documents of the surviving entity in the Merger will, for a period of six years following the effective time of the Merger, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the governing documents of ANDX as of the date of the Merger Agreement.

For at least six years after the effective time of the Merger, the surviving entity in the Merger will maintain, for the benefit of the directors and officers of ANDX GP as of the effective time of the Merger, an insurance and indemnification policy that provides coverage for events occurring prior to the effective time of the Merger that is substantially equivalent to the existing policies of ANDX and ANDX GP; provided that the annual cost of the insurance shall in no event exceed 300% of the current annual premium paid by ANDX and ANDX GP for such purpose; and provided further, that if the cost of such insurance coverage exceeds such amount, the surviving entity in the Merger will obtain a policy with the greatest coverage available for a cost not exceeding such amount. As an alternative, at or prior to the effective time of the Merger, ANDX and ANDX GP may obtain, at their election, prepaid policies, which provide directors and officers with coverage for at least six years with respect to claims arising from facts or events that occurred on or before the effective time of the Merger; provided that ANDX and ANDX GP shall in no event spend more than an amount equal to six multiplied by 300% of the current annual premium paid by ANDX and ANDX GP for the existing policies of ANDX and ANDX GP. Any such prepaid policies obtained prior to the effective time of the Merger must be maintained in full force and effect and the obligations thereunder be honored. Any successors and assigns of MPLX and MPLX GP or the surviving entity in the Merger will be obligated to assume their indemnification obligations under the Merger Agreement.

Indemnified persons will have the right to enforce the provisions of the Merger Agreement relating to their indemnification.

Modification and Amendment

At any time prior to the effective time of the Merger, the Merger Agreement may be modified or amended by written agreement of the parties, by action taken or authorized by the ANDX Conflicts Committee (in the case of ANDX or ANDX GP) and the MPLX Board (in the case of MPLX or MPLX GP). However, the MPLX Board may not take or authorize any such action without prior written approval of the MPLX Conflicts Committee.

Remedies

In the event of termination of the Merger Agreement pursuant to the provisions described in the section entitled “—Termination” beginning on page 96, the Merger Agreement (other than certain provisions as set forth in the Merger Agreement) will become void and of no effect with no liability on the part of any party to the Merger Agreement (or of any of its representatives or affiliates). However, except as otherwise expressly provided in the Merger Agreement, no termination shall relieve any party to the Merger Agreement of any liability or damages to the other party resulting from any knowing and intentional material breach of the Merger Agreement.

Support Agreement

Concurrently with the execution of the Merger Agreement, MPLX, ANDX, ANDX GP, ANDX Refining Southwest and MPC entered into the Support Agreement, pursuant to which, subject to the terms and conditions therein, ANDX GP and ANDX Refining Southwest have agreed to deliver a written consent covering all of the ANDX Common Units beneficially owned by them (the “Covered Units”) within two business days after the registration statement of which this consent statement/prospectus forms a part becomes effective under the Securities Act, approving the Merger, Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement.

The Support Agreement also generally prohibits ANDX GP and ANDX Refining Southwest from transferring the Covered Units. The Support Agreement terminates upon the earliest to occur of the termination of the Merger Agreement, the time the Merger becomes effective and the written agreement of the parties to the Support Agreement to terminate the Support Agreement.

Amendment to Omnibus Agreement

Prior to the Closing, MPC, ANDX GP and ANDX shall take all actions as are necessary and appropriate to amend the Fourth Amended and Restated Omnibus Agreement, dated effective as of October 30, 2017, by and among Andeavor, ANDX, ANDX GP and the other parties thereto, as amended as of the date hereof (including by that certain First Amendment to Fourth Amended and Restated Omnibus Agreement, dated as of January 30, 2019, the “Omnibus Agreement”), effective as of the Closing Date and in such form as is reasonably acceptable to MPLX, to reflect the admission of the New ANDX General Partner as the general partner of the surviving entity in the Merger and provide that a “Partnership Change of Control” (as defined in the Omnibus Agreement) shall not be deemed to occur unless and until MPC no longer directly or indirectly controls the general partner of ANDX.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the Merger that may be relevant to ANDX Unitholders. Unless otherwise noted, the legal conclusions set forth in the discussion relating to the consequences of the Merger to ANDX and ANDX Unitholders are the opinion of Vinson & Elkins L.L.P., counsel to ANDX, as to the material U.S. federal income tax consequences relating to those matters. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Merger. Moreover, the discussion focuses on ANDX Unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, financial institutions, insurance companies, real estate investment trusts (REITs), individual retirement accounts (IRAs), mutual funds, traders in securities that elect mark-to-market, persons who hold ANDX Common Units or ANDX Series A Preferred Units (or who will hold MPLX Common Units or MPLX Series B Preferred Units after the Merger) as part of a hedge, straddle or conversion transaction, persons who acquired ANDX Common Units or ANDX Series A Preferred Units by gift, or directors and employees of ANDX that received (or are deemed to receive) ANDX Common Units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under an ANDX equity incentive plan. Also, the discussion assumes that ANDX Unitholders acquired their ANDX Common Units or ANDX Series A Preferred Units, as applicable, for cash and that such units are held as capital assets at the time of the Merger (generally, property held for investment).

Neither ANDX nor MPLX has sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Some tax aspects of the Merger are not certain, and no assurance can be given that the below-described opinions and/or the statements contained herein with respect to tax matters would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the Merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Accordingly, ANDX and MPLX strongly urge each ANDX Unitholder to consult with, and depend upon, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences of the Merger particular to the unitholder.

Tax Opinions Required as a Condition to Closing

No ruling has been or will be requested from the IRS with respect to the tax consequences of the Merger. Instead, ANDX and MPLX will rely on the opinions of their respective counsel regarding the tax consequences of the Merger.

It is a condition of MPLX’s obligation to complete the Merger that MPLX receive an opinion of its counsel, Jones Day, to the effect that for U.S. federal income tax purposes:

•	MPLX should not recognize any income or gain as a result of the Merger; and

•

no gain or loss should be recognized by MPLX Common Unitholders and MPLX Series A Preferred Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

It is a condition of ANDX’s obligation to complete the Merger that ANDX receive an opinion of its counsel, Vinson & Elkin L.L.P., to the effect that for U.S. federal income tax purposes:

•	ANDX should not recognize any income or gain as a result of the Merger; and

•

no gain or loss should be recognized by holders of ANDX Common Units and ANDX Series A Preferred Units as a result of the Merger (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code, (B) a disguised sale attributable to contributions of cash or other property to ANDX after the date of the Merger Agreement and prior to the effective time of the Merger, (C) the receipt of any non-pro rata merger consideration, or (D) the receipt of cash paid in lieu of fractional units pursuant to the Merger Agreement).

It is a condition of each of MPLX’s and ANDX’s obligation to complete the Merger that:

•

MPLX shall have received an opinion of Jones Day dated as of the Closing Date to the effect that (A) at least 90% of the gross income of MPLX for (1) all of the calendar year that immediately precedes the calendar year that includes the Closing Date and (2) each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is “qualifying income” within the meaning of Section 7704(d) of the Code and (B) at least 90% of the combined gross income of each of MPLX and ANDX for (1) all of the calendar year that immediately precedes the calendar year that includes the Closing Date and (2) each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is “qualifying income” within the meaning of Section 7704(d) of the Code; and

•

ANDX shall have received an opinion of Vinson & Elkins L.L.P. dated as of the Closing Date to the effect that at least 90% of the gross income of ANDX for (A) all of the calendar year that immediately precedes the calendar year that includes the Closing Date and (B) each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is “qualifying income” within the meaning of Section 7704(d) of the Code.

The opinions of counsel will assume that the Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and described in this consent statement/prospectus. In addition, the tax opinions delivered to MPLX and ANDX at closing will be based upon certain factual assumptions, representations and covenants made by the officers of MPLX, ANDX, MPLX GP and ANDX GP and any of their respective affiliates. If there are material changes to the tax consequences of the Merger and either MPLX or ANDX waives the receipt of the requisite tax opinion as a condition to closing, then this consent statement/prospectus will be amended and recirculated and unitholder approval will be resolicited. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, no assurance can be given that the above-described opinions will be sustained by a court if contested by the IRS.

Collectively these opinions of counsel are defined herein as the “Merger Opinions.”

Assumptions Related to the U.S. Federal Income Tax Treatment of the Merger

The expected U.S. federal income tax consequences of the Merger are dependent upon ANDX and MPLX being treated as partnerships for U.S. federal income tax purposes at the time of the Merger. If ANDX or MPLX were to be treated as a corporation for U.S. federal income tax purposes at the time of the Merger, the consequences of the Merger would be materially different. If MPLX were to be treated as a corporation for U.S. federal income tax purposes, the Merger would likely be a fully taxable transaction to the ANDX Unitholders.

The discussion below assumes that each of ANDX and MPLX will be classified as a partnership for U.S. federal income tax purposes at the time of the Merger and that following the Merger, MPLX will be treated as the continuing partnership for U.S. federal income tax purposes. Please read the discussion of the opinion of

Jones Day that MPLX is classified as a partnership for U.S. federal income tax purposes and the discussion of the opinion of Vinson & Elkins L.L.P. that ANDX is classified as a partnership for U.S. federal income tax purposes under “—U.S. Federal Income Tax Treatment of the Merger” below.

Additionally, the discussion below assumes that all of the liabilities of ANDX that are deemed assumed by MPLX in the Merger qualify for an exception to the “disguised sale” rules. MPLX and ANDX believe that such liabilities qualify for one or more of the exceptions to the “disguised sale” rules and intend to take the position that neither MPLX nor ANDX will recognize any income or gain as a result of the “disguised sale” rules with respect to such liabilities.

U.S. Federal Income Tax Treatment of the Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, a subsidiary of MPLX will merge with and into ANDX and (i) all ANDX Common Units will be converted into the right to receive MPLX Common Units and (ii) all ANDX Series A Preferred Units will be converted into the right to receive MPLX Series B Preferred Units. For U.S. federal income tax purposes, the Merger will be a “merger” of MPLX and ANDX within the meaning of the Treasury Regulations promulgated under Section 708 of the Code, with MPLX treated as the resulting partnership and ANDX treated as the terminated partnership.

As a result, the following is deemed to occur for U.S. federal income tax purposes: (1) ANDX will be deemed to contribute all of its assets to MPLX in exchange for (i) MPLX Common Units, MPLX Series B Preferred Units, MPLX TexNew Mex Units and the MPLX Special Limited Partner Interest, (ii) the assumption of ANDX’s liabilities, and (iii) cash received in lieu of fractional MPLX Common Units, followed by (2) a liquidation of ANDX in which (i) MPLX Common Units and cash are distributed to the holders of ANDX Common Units, (ii) MPLX Series B Preferred Units are distributed to the holders of the ANDX Series A Preferred Units, (iii) MPLX TexNew Mex Units are distributed to the holder of ANDX TexNew Mex Units, and (iv) the MPLX Special Limited Partner Interest is distributed to the holder of the ANDX Special Limited Partner Interest (the “Assets-Over Form”).

The remainder of this discussion, except as otherwise noted, assumes that the Merger and the transactions contemplated thereby will be treated for U.S. federal income tax purposes in the manner described above. For the purposes of this discussion, and based upon the assumptions and representations referenced above, Jones Day is of the opinion that MPLX will be treated as a partnership for U.S. federal income tax purposes immediately preceding the Merger. The representations upon which Jones Day has relied in rendering its opinion include, without limitation: (1) neither MPLX nor any of MPLX’s partnership or limited liability company subsidiaries, other than those identified as such to Jones Day, have elected or will elect to be treated as a corporation for U.S. federal income tax purposes and (2) for each taxable year, more than 90% of MPLX’s gross income has been and will be income of the type that Jones Day has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code. In addition, for the purposes of this discussion, and based upon the assumptions and representations referenced above, Vinson & Elkins L.L.P. is of the opinion that ANDX will be treated as a partnership for U.S. federal income tax purposes immediately preceding the Merger. The representations upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation: (1) neither ANDX nor any of its partnership or limited liability company subsidiaries, other than those identified as such to Vinson & Elkins L.L.P., has elected or will elect to be treated as a corporation for U.S. federal income tax purposes, and (2) for each taxable year of its existence, more than 90% of ANDX’s gross income has been and will be income of a type that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

Tax Consequences of the Merger to ANDX

Under the Assets-Over Form described above, ANDX will be deemed to contribute all of its assets to MPLX in exchange for MPLX Common Units, MPLX Series B Preferred Units, MPLX TexNew Mex Units, the

MPLX Special Limited Partner Interest, the assumption of ANDX’s liabilities, and cash in lieu of fractional MPLX Common Units. In general, the deemed contribution of assets from ANDX to MPLX in exchange for MPLX Common Units, MPLX Series B Preferred Units, MPLX TexNew Mex Units, and the MPLX Special Limited Partner Interest will not result in the recognition of gain or loss by ANDX. The actual and deemed receipt of cash by ANDX, however, could give rise to the recognition of taxable gain by ANDX, and any such taxable gain would be allocated to the holders of ANDX Common Units pursuant to the ANDX Partnership Agreement. The deemed receipt of cash by ANDX could give rise to a partially taxable “disguised sale” of assets from ANDX to MPLX. Under Section 707 of the Code and the Treasury Regulations promulgated thereunder (the “disguised sale rules”), a transfer of property (other than money) by a partner to a partnership and a transfer of money or other consideration (other than an interest in such partnership) by the partnership to such partner (including the partnership’s assumption of, or taking of property subject to, certain liabilities), may, in certain circumstances, be characterized, in whole or in part, as a “disguised sale” of property by the partner to the partnership, rather than as a non-taxable contribution of such property to the partnership. The deemed receipt of cash from MPLX is expected to qualify for one or more exceptions to “disguised sale” treatment and therefore might not be treated as part of a disguised sale of property by ANDX to MPLX.

Further, under the disguised sale rules, a contribution of cash or other property by a partner to a partnership and a transfer of property (other than an interest in such partnership) by the partnership to such partner, may, in certain circumstances, also be characterized, in whole or in part, as a “disguised sale” of property by the partnership to the partner, rather than as a non-taxable distribution of such property by the partnership. Although not contemplated, contributions of cash or other property to ANDX after the date of the Merger Agreement and prior to the effective time of the Merger, if any, may be treated as part of a “disguised sale” of a portion of the MPLX Common Units received in the Merger and may result in gain to ANDX. Any such taxable gain recognized by ANDX as part of a “disguised sale” would be allocated to the ANDX Common Unitholders pursuant to the ANDX Partnership Agreement.

Tax Consequences of the Merger to ANDX Unitholders

Under the Assets-Over Form, (i) ANDX Common Unitholders will be deemed to receive distributions in liquidation of ANDX consisting of MPLX Common Units and any cash in lieu of fractional MPLX units and (ii) ANDX Series A Preferred Unitholders will be deemed to receive distributions in liquidation of ANDX consisting of MPLX Series B Preferred Units. In general, the receipt of MPLX Common Units or MPLX Series B Preferred Units will not result in the recognition of taxable gain or loss to such unitholders. The receipt of cash by a holder of ANDX Common Units (including, as discussed below, a deemed distribution of cash resulting from a net reduction in the amount of nonrecourse liabilities allocated to such unitholder) will result in the recognition of taxable gain if such actual or deemed receipt of cash exceeds such ANDX Common Unitholder’s adjusted tax basis in the ANDX Common Units surrendered in the Merger.

As a partner in ANDX, an ANDX Common Unitholder is entitled to include the nonrecourse liabilities of ANDX attributable to its ANDX Common Units in the tax basis of its ANDX Common Units. As a partner in MPLX after the Merger, an ANDX Common Unitholder will be entitled to include the nonrecourse liabilities of MPLX attributable to the MPLX Common Units received in the Merger in the tax basis of such units received. The nonrecourse liabilities of MPLX will include the nonrecourse liabilities of ANDX after the Merger. The amount of nonrecourse liabilities attributable to an ANDX Common Unit or an MPLX Common Unit is determined under complex federal income tax regulations. An ANDX Series A Preferred Unitholder is not allocated any share of ANDX’s liabilities and will not be allocated any share of MPLX’s liabilities. As a result, there should be no net change in the amount of liabilities allocated to an ANDX Series A Preferred Unitholder.

If the nonrecourse liabilities attributable to the MPLX Common Units received by an ANDX Common Unitholder in the Merger exceed the nonrecourse liabilities attributable to the ANDX Common Units surrendered by such ANDX Common Unitholder in the Merger, such ANDX Common Unitholder’s tax basis in the MPLX Common Units received will be correspondingly higher than such unitholder’s tax basis in the ANDX Common

Units surrendered. If the nonrecourse liabilities attributable to the MPLX Common Units received by an ANDX Common Unitholder in the Merger are less than the nonrecourse liabilities attributable to the ANDX Common Units surrendered by such ANDX Common Unitholder in the Merger, such ANDX Common Unitholder’s tax basis in the MPLX Common Units received will be correspondingly lower than the unitholder’s tax basis in the ANDX Common Units surrendered. Please read “—Tax Basis and Holding Period of the MPLX Common Units and ANDX Series A Preferred Units Received” below.

Any reduction in a unitholder’s share of nonrecourse liabilities described in the preceding paragraph will be treated as a deemed cash distribution to an ANDX Common Unitholder. Additionally, an ANDX Common Unitholder will receive a cash distribution in lieu of any fractional units in the Merger. If the amount of any such actual or deemed distributions of cash to an ANDX Common Unitholder exceeds such ANDX Common Unitholder’s tax basis in the ANDX Common Units surrendered, such ANDX Common Unitholder will recognize taxable gain in an amount equal to such excess. While there can be no assurance, MPLX and ANDX expect that most ANDX Common Unitholders will not recognize gain in this manner, and that no ANDX Series A Preferred Unitholder will recognize gain in this manner. However, the application of the rules governing the allocation of nonrecourse liabilities in the context of the Merger is complex and subject to uncertainty. There can be no assurance that an ANDX Common Unitholder will not recognize gain as a result of the distributions deemed received by such ANDX Common Unitholder as a result of a net decrease in the amount of nonrecourse liabilities allocable to such ANDX Common Unitholder as a result of the Merger and the amount of cash for fractional MPLX Common Units actually received by such ANDX Common Unitholder in the Merger.

Additionally, holders of ANDX Common Units outstanding immediately prior to the effective time of the Merger will be entitled to receive MPLX Common Units in the Merger in exchange for such holder’s ANDX Common Units at the Public Unitholder Exchange Ratio or the Affiliated Unitholder Exchange Ratio, as applicable. As a result, public holders of ANDX Common Units could be deemed, for U.S. federal income tax purposes, to have received an amount of consideration disproportionate to their pro rata share of the value of their ANDX Common Units, with any amount in excess of such pro rata share treated as a taxable transfer to such holders, which could be includible in gross income. ANDX will specially allocate unrealized gain and loss to the capital accounts of ANDX Common Unitholders in an effort to achieve relative capital accounts consistent with the applicable exchange ratio. In the event such allocations are insufficient, ANDX may specially allocate gross income and loss among the ANDX Common Unitholders in the ANDX taxable period ending on the effective date of the Merger to achieve capital accounts consistent with the Public Unitholder Exchange Ratio and the Affiliated Unitholder Exchange Ratio, as applicable. Although unlikely, other characterizations are possible, and the IRS could take the position that a public holder of ANDX Common Units is required to recognize taxable income with respect to any excess consideration such holder is deemed to receive in the Merger.

The amount and effect of any gain that may be recognized by an ANDX Unitholder will depend on such unitholder’s particular situation, including the ability of the affected ANDX Unitholder to utilize any suspended passive losses. Depending on these factors, any particular affected ANDX Unitholder may, or may not, be able to offset all or a portion of any gain recognized. Each ANDX Unitholder should consult such unitholder’s own tax advisor in analyzing whether the Merger causes such unitholder to recognize actual and/or deemed distributions in excess of the tax basis of his ANDX Common Units or ANDX Series A Preferred Units surrendered in the Merger.

Tax Basis and Holding Period of the MPLX Units Received

An ANDX Common Unitholder has an initial tax basis in its ANDX Common Units, which consists of the amount such ANDX Common Unitholder paid for such ANDX Common Units plus such ANDX Common Unitholder’s share of ANDX’s nonrecourse liabilities. That basis has been and will be increased by such ANDX Common Unitholder’s share of income (including such holder’s share of income for the taxable period ending on the effective date of the Merger) and by any increases in such ANDX Common Unitholder’s share of nonrecourse liabilities. That basis has been and will be decreased, but not below zero, by distributions, by such ANDX Common Unitholder’s share of losses (including such holder’s share of income for the taxable period ending on the effective date of the Merger), by any decreases in such ANDX Common Unitholder’s share of nonrecourse liabilities and by such ANDX Common Unitholder’s share of expenditures that are not deductible in computing taxable income and are not required to be capitalized.

An ANDX Common Unitholder will have an initial aggregate tax basis in the MPLX Common Units that such ANDX Common Unitholder receives in the Merger equal to (x) such ANDX Common Unitholder’s adjusted tax basis in the ANDX Common Units exchanged therefor, decreased by (y) (i) any basis attributable to such ANDX Common Unitholder’s share of ANDX’s nonrecourse liabilities and (ii) any cash received in the Merger, and increased by (z) such ANDX Common Unitholder’s share of MPLX’s nonrecourse liabilities immediately after the Merger. In addition, the tax basis in the MPLX Common Units received in the Merger by an ANDX Common Unitholder will be increased by the amount of any income or gain recognized by such ANDX Common Unitholder pursuant to the transactions contemplated by the Merger.

An ANDX Series A Preferred Unitholder has an initial tax basis in its ANDX Series A Preferred Units equal to the amount such ANDX Series A Preferred Unitholder paid for such ANDX Series A Preferred Units. That basis has generally not been and will not be increased or decreased by any allocation of income, gain, loss or deduction by ANDX to such ANDX Series A Preferred Unitholder or by any distribution to such ANDX Series A Preferred Unitholder. As a result, an ANDX Series A Preferred Unitholder should have an initial aggregate tax basis in the MPLX Series B Preferred Units that such ANDX Series A Preferred Unitholder receives in the Merger equal the amount such ANDX Series A Preferred Unitholder paid for such ANDX Series A Preferred Units.

As a result of the Assets-Over Form, an ANDX Unitholder will have a holding period in the MPLX Common Units or MPLX Series B Preferred Units, as applicable, received in the Merger that is not determined by reference to its holding period in its ANDX units exchanged therefor. Instead, such ANDX Unitholder’s holding period in the MPLX Common Units or MPLX Series B Preferred Units, as applicable, received in the Merger that are attributable to ANDX’s capital assets or assets used in its business as defined in Section 1231 of the Code will include ANDX’s holding period in those assets. The holding period for MPLX Common Units or MPLX Series B Preferred Units, as applicable, received by an ANDX Unitholder attributable to other assets of ANDX, such as inventory and receivables, will begin on the day following the Merger.

Effect of Termination of ANDX’s Tax Year at Closing of Merger

ANDX uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. As a result of the Merger, ANDX’s taxable year will end as of the effective date of the Merger, and ANDX will be required to file a final U.S. federal income tax return for the taxable year ending upon the effective date of the Merger. Each ANDX Unitholder will receive a Schedule K-1 from ANDX for the taxable year ending upon the effective date of the Merger and will be required to include in income its share of income, gain, loss and deduction for this period. In addition, an ANDX Unitholder who has a taxable year ending on a date other than December 31 and after the date the Merger is effected must include its share of income, gain, loss and deduction in income for its taxable year, with the result that the ANDX Unitholder will be required to include in income for its taxable year its share of more than one year of income, gain, loss and deduction from ANDX.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF MPLX UNIT OWNERSHIP

This section is a summary of certain of the material U.S. federal income tax considerations that may be relevant to ANDX Unitholders entitled to receive Merger consideration in connection with the Merger who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Jones Day, counsel to MPLX and MPLX GP, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. Except for the Merger Opinions, which will be given at the effective time of the Merger (as discussed in more detail below in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”), and unless otherwise noted, this section is based upon current provisions of the Code, Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

The following discussion does not comment on all U.S. federal income tax matters affecting MPLX or MPLX unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts, or “IRAs,” real estate investment trusts or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each ANDX Unitholder to consult his or her own tax advisor in analyzing the state, local and foreign tax consequences particular to him or her of the ownership or disposition of MPLX Common Units or MPLX Series B Preferred Units and potential changes in applicable tax laws.

The IRS has issued us private letter rulings confirming that a portion of MPLX’s operations generates “qualifying income” under Section 7704 of the Code. Otherwise, the IRS has made no determination as to MPLX’s status or the status of MPLX’s operating subsidiaries for federal income tax purposes or whether MPLX’s operations generate “qualifying income” under Section 7704 of the Code. Instead, we will rely on opinions of Jones Day. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to MPLX’s unitholders and thus will be borne indirectly by MPLX’s unitholders. Furthermore, the tax treatment of MPLX, or of an investment in MPLX, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Jones Day and are based on the accuracy of the representations made by MPLX. Jones Day (as counsel to MPLX) and Vinson & Elkins L.L.P. (as tax counsel to ANDX) will issue their respective Merger Opinions as discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

For the reasons described below, Jones Day has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (i) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read the section entitled “—Treatment of Short Sales”); (ii) whether MPLX monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read the section entitled “—Disposition of Units—Allocations Between Transferors and Transferees”); (iii) whether MPLX method for taking into account Section 743 adjustments is sustainable in certain cases (please read the section entitled “—Section 754 Election” and “—Disposition of Units—Uniformity of Units”); and (iv) whether an ANDX Common Unitholder will be able to utilize suspended passive losses related to its ANDX Common Units to offset income from MPLX (please read the section entitled “—Limitation on Deductibility of Losses” and “—Disposition of Units—Uniformity of Units.”).

Partnership Status

A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his or her share of items of income, gain, loss and deduction of the partnership in computing his or her U.S. federal income tax liability, regardless of whether cash distributions are made to him or her by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him or her is in excess of the partner’s adjusted tax basis in his or her partnership interest. Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90.0% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Based on estimates consistent with MPLX’s last quarterly earning disclosure and MPLX’s expectations about changes in relative income sources, including changes from the Merger, we estimate that less than 2.0% of MPLX’s current gross income on a pro forma basis is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by MPLX and MPLX GP and a review of the applicable legal authorities, Jones Day is of the opinion that at least 90.0% of MPLX’s current gross income constitutes qualifying income. The portion of MPLX’s income that is qualifying income may change from time to time.

The IRS has issued MPLX private letter rulings confirming that a portion of MPLX’s operations generates “qualifying income” under Section 7704 of the Code. Otherwise, the IRS has made no determination as to MPLX’s status or the status of MPLX’s operating subsidiaries for U.S. federal income tax purposes or whether MPLX’s operations generate “qualifying income” under Section 7704 of the Code. Instead, MPLX will rely on the opinion of Jones Day on such matters. It is the opinion of Jones Day that, based upon the Code, its regulations, published revenue rulings and court decisions, on MPLX’s private letter ruling, and on the representations described below that:

•	MPLX will be classified as a partnership for U.S. federal income tax purposes; and

•

Each of MPLX’s operating subsidiaries will, except as otherwise identified to Jones Day, be treated as a partnership or will be disregarded as an entity separate from us for U.S. federal income tax purposes.

In rendering its opinion, Jones Day has relied on factual representations made by MPLX. The representations made by us upon which Jones Day has relied include:

•	Neither MPLX nor any of its operating subsidiaries, except as otherwise identified to Jones Day, has elected or will elect to be treated as a corporation; and

•

For each taxable year, more than 90.0% of MPLX’s gross income has been and will be income of the type that Jones Day has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

MPLX believes that these representations have been true in the past and expect that these representations will continue to be true in the future.

On January 24, 2017, final regulations regarding which activities give rise to “qualifying income” within the meaning of Section 7704 of the Code were published in the Federal Register. MPLX does not believe these final regulations affect its ability to be treated as a partnership for U.S. federal income tax purposes.

If MPLX fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require MPLX to make adjustments with respect to MPLX’s unitholders or pay other amounts), MPLX will be treated as if we had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which MPLX fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in MPLX. This deemed contribution and liquidation should be tax-free to unitholders and us so long as MPLX, at that time, do not have liabilities in excess of the tax basis of its assets. Thereafter, MPLX would be treated as a corporation for U.S. federal income tax purposes.

If MPLX were treated as a corporation for U.S. federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its corporate income tax return rather than being passed through to MPLX’s unitholders, and MPLX’s net income would be taxed to MPLX at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of MPLX’s current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his or her units, or taxable capital gain, after the unitholder’s tax basis in his or her units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in any unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Jones Day’s opinion that MPLX will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Holders of common units of MPLX will be treated as partners of MPLX for U.S. federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of MPLX for U.S. federal income tax purposes.

A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his or her status as a partner with respect to those units for U.S. federal income tax purposes. Please read the section entitled “—Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by any unitholder who is not a partner for federal income tax purposes, and any cash distributions received by any unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding units in MPLX. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in MPLX for federal income tax purposes.

Tax Consequences of MPLX Common Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under the section entitled “—Entity-Level Collections” MPLX will not pay any U.S. federal income tax. Instead, each MPLX Common Unitholder will be required to report on his or her income tax return his or her share of MPLX’s income, gains, losses and deductions without regard to whether MPLX make cash distributions to him or her. Consequently, MPLX may allocate income to an MPLX Common Unitholder even if he or she has not received a cash distribution. Each MPLX Common Unitholder will be required to include in income his or her allocable share of our income, gains, losses and deductions for our taxable year ending with or within his or her taxable year. MPLX’s taxable year ends on December 31.

Treatment of Distributions on MPLX Common Units

Distributions by MPLX to any MPLX Common Unitholder generally will not be taxable to the MPLX Common Unitholder for U.S. federal income tax purposes, except to the extent that the amount of any such cash distribution exceeds his or her tax basis in his or her units immediately before the distribution. MPLX’s cash distributions in excess of any MPLX Common Unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “—Disposition of Common Units.” Any reduction in any MPLX Common Unitholder’s share of MPLX’s liabilities for which no partner, including MPLX GP, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that MPLX Common Unitholder. To the extent that MPLX’s distributions cause any MPLX Common Unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he or she must recapture any losses deducted in previous years. Please read the section entitled “—Limitations on Deductibility of Losses.”

A decrease in any MPLX Common Unitholder’s percentage interest in MPLX because of MPLX’s issuance of additional units will decrease his or her share of MPLX’s nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to any MPLX Common Unitholder, regardless of his or her tax basis in his or her units, if the distribution reduces the MPLX Common Unitholder’s share of MPLX’s “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the Code, and collectively, “Section 751 Assets.” To that extent, the MPLX Common Unitholder will be treated as having been distributed his or her proportionate share of the Section 751 Assets and then having exchanged those assets with MPLX in return for the non-pro rata portion of the actual distribution made to him or her. This latter deemed exchange will generally result in the MPLX Common Unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the MPLX Common Unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Treatment of MPLX Series B Preferred Units and Distributions Thereon

The U.S. federal income tax treatment of the MPLX Series B Preferred Units is uncertain. MPLX will treat such units as partnership interests and the holders of the such units as partners entitled to a guaranteed payment for the use of capital on the MPLX Series B Preferred Units. This is consistent with the historical treatment by ANDX of the ANDX Series A Preferred Unitholders that are receiving the MPLX Series B Preferred Units in the Merger. If the MPLX Series B Preferred Units are not partnership interests, they would likely constitute indebtedness for U.S. federal income tax purposes, in which case distributions or accruals on the MPLX Series B Preferred Units would constitute interest income to their holders. The remainder of this discussion assumes that the MPLX Series B Preferred Units are treated as partnership interests and are not treated as indebtedness for U.S. federal income tax purposes.

Although the IRS may disagree with this treatment, MPLX will treat distributions to holders of the MPLX Series B Preferred Units as guaranteed payments for the use of capital. Guaranteed payments accrued within MPLX’s taxable year will be included as ordinary income to the holders of the MPLX Series B Preferred Units in the taxable year in which MPLX deduct the guaranteed payments, whether or not a distribution of such amounts has actually been made. This is consistent with the historical treatment by ANDX of the ANDX Series A Preferred Unitholders that are receiving the MPLX Series B Preferred Units in the Merger. MPLX expects to make distributions to the holders of MPLX Series B Preferred Units semi-annually on the 15th day of each February and August of each year up to and including February 15, 2023, and thereafter quarterly on the 15th day of each February, May, August and November, and to report the income related to such expected distributions generally as accruing to the holders of the MPLX Series B Preferred Units on the record date for such distribution. Because a unitholder must recognize income on the guaranteed payments during the taxable year of the accrual, the guaranteed payment attributable to the period beginning and ending December 31st will accrue to the holder of record of an MPLX Series B Preferred Unit on December 31st for such period. A holder of MPLX Series B Preferred Units that has a taxable year ending on a date other than December 31 and that disposes of all its units following the close of MPLX’s taxable year but before the close of its taxable year will be required to include in income for its taxable year its income from more than one year of guaranteed payments. If you are a taxpayer reporting your income using the accrual method or using a taxable year other than the calendar year, you should consult your tax advisor with respect to the consequences of MPLX’s guaranteed payment distribution accrual and reporting convention.

The holders of the MPLX Series B Preferred Units are generally not anticipated to share in MPLX’s items of income, gain, loss or deduction, except to the extent necessary to provide the MPLX Series B Preferred Units with the benefit of their liquidation preference. MPLX will not allocate any share of its nonrecourse liabilities to the MPLX Series B Preferred Units.

If the distributions to the MPLX Series B Preferred Units are not respected as guaranteed payments for the use of capital, holders of such units may be treated as receiving an allocable share of gross income from the Partnership equal to their cash distributions, to the extent the MPLX has sufficient gross income to make such allocations of gross income. In the event there is not sufficient gross income to match such distributions, the distributions to the MPLX Series B Preferred Units would reduce the capital accounts of the MPLX Series B Preferred Units, requiring a subsequent allocation of income or gain to provide the MPLX Series B Preferred Units with their liquidation preference, if possible.

Tax Basis of Units

A unitholder has a single, unified adjusted tax basis in his interests in MPLX, which includes his common units. A unitholder’s initial tax basis for his units will be determined in the manner described in “Material U.S. Federal Income Tax Consequences of the Merger—Tax Basis and Holding Period of the MPLX Common Units and MPLX Series B Preferred Units Received.” That initial tax basis will be increased by his or her share of MPLX’s income and by any increases in his or her share of MPLX’s nonrecourse liabilities. That tax basis will be decreased, but not below zero, by distributions from MPLX, by the unitholder’s share of MPLX’s losses, by any decreases in his or her share of MPLX’s nonrecourse liabilities and by his or her share of MPLX’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of MPLX’s debt that is recourse to MPLX GP to the extent of the MPLX GP’s “net value” as defined in regulations under Section 752 of the Code, but will have a share, generally based on his or her share of profits, of MPLX’s nonrecourse liabilities. Please read the section entitled “—Disposition of Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by any unitholder of his or her share of MPLX’s losses will be limited to the tax basis in his or her units and, in the case of an individual unitholder, any unitholder that is an estate or trust, or a corporate unitholder (if more than 50.0% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to MPLX’s activities, if that is less than his or her tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his or her at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to any unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his or her at-risk amount is subsequently increased, provided such losses do not exceed such unitholder’s tax basis in his or her units. Upon the taxable disposition of a unit, any gain recognized by any unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the tax basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, any MPLX Unitholder will be at risk to the extent of the tax basis of his or her units, excluding any portion of that tax basis attributable to his or her share of MPLX’s nonrecourse liabilities, reduced by (i) any portion of that tax basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he or she borrows to acquire or hold his or her units, if the lender of those borrowed funds owns an interest in MPLX, is related to the MPLX Unitholder or can look only to the units for repayment. An MPLX Unitholder’s at-risk amount will increase or decrease as the tax basis of the MPLX Unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his or her share of MPLX’s nonrecourse liabilities.

In addition to the tax basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses MPLX generates will only be available to offset MPLX’s passive income generated in the future and will not be available to offset income from other passive activities or investments, including MPLX’s investments or any unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed any MPLX Unitholder’s share of income we generate may be deducted in full when he or she disposes of his or her entire investment in MPLX in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the tax basis limitation.

An MPLX Unitholder’s share of MPLX’s net income may be offset by any of MPLX’s suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

There is no guidance as to whether suspended passive activity losses of ANDX will be available to offset passive activity income that is allocated from MPLX after the Merger to a former ANDX Common Unitholder. The IRS may contend that since MPLX is not the same partnership as ANDX, the passive loss limitation rules would not allow a former ANDX Common Unitholder to utilize such losses until such time as all of the former ANDX Common Unitholder’s MPLX Common Units are sold. An MPLX Unitholder may take the position, however, that MPLX should be deemed a continuation of ANDX for this purpose such that any suspended ANDX losses would be available to offset MPLX taxable income allocated to such unitholder. Because of the lack of guidance with respect to this issue, Jones Day is unable to opine as to whether suspended passive activity losses arising from ANDX activities will be available to offset MPLX taxable income allocated to a former ANDX Common Unitholder following the Merger. If an ANDX Common Unitholder has losses with respect to ANDX Common Units, it is urged to consult its own tax advisor.

For taxpayers other than corporations in taxable years beginning after December 31, 2017, and before January 1, 2026, an “excess business loss” limitation further limits the deductibility of losses by such taxpayers. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000 or $500,000 for taxpayers filing a joint return. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses MPLX generates that are allocated to an MPLX Unitholder and not otherwise limited by the basis, at risk or passive loss limitations will be included in the determination of such MPLX Unitholder’s aggregate trade or business deductions. Consequently, any losses MPLX generates that are not otherwise limited will only be available to offset an MPLX Unitholder’s other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, MPLX’s losses that are not otherwise limited may not offset an MPLX Unitholder’s non-trade or business income (such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.

Limitations on Interest Deductions

In general, MPLX is entitled to a deduction for interest paid or accrued on indebtedness properly allocable to MPLX’s trade or business during MPLX’s taxable year. However, MPLX’s deduction for this “business interest” is limited to the sum of MPLX’s business interest income and 30% of MPLX’s “adjusted taxable income.” For the purposes of this limitation, MPLX’s adjusted taxable income is computed without regard to any business interest or business interest income, without any deduction for depreciation, amortization or depletion (for taxable years beginning before January 1, 2022) without any adjustments for taxes. This limitation is first applied at the partnership level and any deduction for business interest is taken into account in determining MPLX’s non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of each of MPLX’s unitholders is determined without regard to such unitholder’s distributive share of any of MPLX’s items of income, gain, deduction or loss and is increased by such unitholder’s distributive share of MPLX’s excess taxable income, which is generally equal to the excess of 30% of MPLX’s adjusted taxable income over the amount of MPLX’s deduction for business interest for a taxable year.

To the extent MPLX’s deduction for business interest is not limited, we will allocate the full amount of MPLX’s deduction for business interest among MPLX’s unitholders in accordance with their percentage interests in MPLX. To the extent MPLX’s deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with their percentage interest in us, but such amount of “excess business interest” will not be currently deductible. Subject to certain limitations and adjustments to a unitholder’s basis in its units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year.

In addition to this limitation on the deductibility of a partnership’s business interest, the deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	MPLX’s interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of any MPLX Unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the MPLX Unitholders’ share of MPLX’s portfolio income will be treated as investment income.

Entity-Level Collections

If MPLX is required or elect under applicable law to pay any U.S. federal, state, local or foreign income tax on behalf of any unitholder or MPLX GP or any former MPLX Unitholder, MPLX is authorized to pay those taxes from MPLX’s funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, MPLX is authorized to treat the payment as a distribution to all current unitholders. MPLX is authorized to amend the MPLX Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the MPLX Partnership Agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, MPLX’s items of income, gain, loss and deduction will be allocated among the MPLX Common Unitholders in accordance with their percentage interests in MPLX. If MPLX has a net loss, that loss will be allocated first to MPLX Common Unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, second to holders of MPLX Series A Preferred Units and the holders of MPLX Series B Preferred Units (“the MPLX Series B Preferred Unitholders”) in accordance with their percentage interests MPLX to the extent of their positive capital accounts and, third, to MPLX GP.

Specified items of MPLX’s income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of MPLX’s assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to MPLX by MPLX GP and its affiliates (or by a third party) that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as “Section 704(c) Allocations,” to any unitholder purchasing units in an offering of securities hereunder will be essentially the same as if the tax bases of MPLX’s assets were equal to their fair market values at the time of an offering of securities hereunder. In the event MPLX issues additional units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to MPLX GP and all of MPLX’s Unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some MPLX Unitholders. Finally, although MPLX does not expect that MPLX’s operations will result in the creation of negative adjusted capital accounts, if negative adjusted capital accounts nevertheless result, items of MPLX’s income and gain will be allocated in an amount and manner sufficient to eliminate the negative adjusted capital account balance as quickly as possible.

Former ANDX Common Unitholders that are deemed to receive MPLX Common Units in the Merger will receive the Section 704(c) Allocations that otherwise would have been allocated to ANDX pursuant to Section 704(c) of the Code had ANDX simply contributed its assets to MPLX in exchange for Common Units. Under these rules for example, following the Merger in the event that MPLX is deemed to divest itself of certain assets deemed formerly owned by ANDX (including through a distribution of such assets), all or a portion of any gain recognized as a result of a divestiture of such assets may be required to be allocated to the former ANDX Common Unitholders. In addition, a former ANDX Common Unitholder may also be required to recognize its share of ANDX’s remaining “built-in gain” upon certain distributions by MPLX to that MPLX Common Unitholder of other MPLX property (other than money) within seven years following the Merger. No special distributions will be made to the former ANDX Common Unitholders with respect to any tax liability from such transactions.

An allocation of items of MPLX’s income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his or her interest in MPLX, which will be determined by taking into account all the facts and circumstances, including:

•	his or her relative contributions to MPLX;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Jones Day is of the opinion that, with the exception of the issues described in the section entitled “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under the MPLX Partnership Agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

An MPLX Unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he or she would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of MPLX’s income, gain, loss or deduction with respect to those units would not be reportable by the MPLX Unitholder;

•	any cash distributions received by the MPLX Unitholder as to those units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Jones Day has not rendered an opinion regarding the tax treatment of any MPLX Unitholder whose units are loaned to a short seller to cover a short sale of MPLX units; therefore, MPLX Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read the section entitled “—Disposition of Units—Recognition of Gain or Loss.”

Alternative Minimum Tax

Each noncorporate unitholder will be required to take into account his or her distributive share of any items of MPLX’s income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate married taxpayers filing jointly in 2019 is 26.0% on the first $194,800 of alternative minimum taxable income in excess of the exemption amount (which is phased out as a taxpayer’s income increases) and 28.0% on any additional alternative minimum taxable income. For taxable years beginning after December 31, 2017, and before January 1, 2026, the exemption amount and exemption amount phaseout thresholds for the alternative minimum tax are temporarily increased. Prospective MPLX Unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37.0% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 20.0%. Unless extended by legislation, the 37.0% rate applies only to taxable years beginning prior to December 31, 2025. Thereafter, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6%. Such rates are subject to change by new legislation at any time.

An additional 3.8% Medicare tax is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes any unitholder’s allocable share of MPLX’s income and gain realized by any unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder’s net investment income and (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess of adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

For taxable years beginning after December 31, 2017 and ending on or before December 31, 2025, an MPLX Common Unitholder is entitled to a deduction equal to 20.0% of his or her allocable share of MPLX’s “qualified business income.” For purposes of this deduction, MPLX’s “qualified business income” is equal to the sum of:

•

the net amount of MPLX’s U.S. items of income, gain, deduction and loss to the extent such items are included or allowed in the determination of taxable income for the year, excluding, however, certain specified types of passive investment income (such as capital gains and dividends, which are taxed at a rate of 20.0%); and

•

any gain recognized upon a disposition of MPLX Common Units to the extent such gain is attributable to Section 751 Assets, such as depreciation recapture and MPLX’s “inventory items,” and is thus treated as ordinary income under Section 751 of the Code.

Section 754 Election

We have made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “—Disposition of Units—Constructive Termination.” The election will generally permit us to adjust a common unit purchaser’s tax basis in MPLX’s assets, or “inside basis,” under Section 743(b) of the Code to reflect his or her purchase price. This election does not apply with respect to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in MPLX’s assets with respect to any unitholder will be considered to have two components: (i) his or her share of MPLX’s tax basis in MPLX’s assets, or “common basis,” and (ii) his or her Section 743(b) adjustment to that basis.

MPLX has adopted the remedial allocation method as to all MPLX properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150.0% declining balance method. Under the MPLX

Partnership Agreement, MPLX GP is authorized to take a position to preserve the uniformity of MPLX Common Units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Disposition of Units—Uniformity of Units.”

MPLX is depreciating the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treating that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which does not directly apply to a material portion of MPLX’s assets. To the extent that this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we have applied (and expect to continue to apply) the rules described in the Treasury Regulations and legislative history. If MPLX determines that this position cannot reasonably be taken, MPLX may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in MPLX’s assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Disposition of Units—Uniformity of Units.” Any MPLX Unitholder’s tax basis for his or her common units is reduced by his share of MPLX’s deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position MPLX takes that understates deductions will overstate the unitholder’s tax basis in his or her common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” Jones Day is unable to opine as to whether MPLX’s method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Code or if MPLX uses an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge MPLX’s position with respect to depreciating or amortizing the Section 743(b) adjustment MPLX takes to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his or her units is higher than the units’ share of the aggregate tax basis of MPLX’s assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his or her share of any gain or loss on a sale of MPLX’s assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his or her units is lower than those units’ share of the aggregate tax basis of MPLX’s assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A tax basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if MPLX distributes property and have a substantial tax basis reduction. Generally, a built-in loss or a tax basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of MPLX’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among MPLX’s assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to MPLX’s tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than MPLX’s tangible assets. MPLX cannot assure you that the determinations MPLX makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in MPLX’s opinion, the expense of compliance exceed the benefit of the election, MPLX may seek permission from the IRS to revoke MPLX’s Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he or she would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

MPLX uses the year ending December 31 as MPLX’s taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his or her share of MPLX’s income, gain, loss and deduction for MPLX’s taxable year ending within or with his or her taxable year. In addition, any unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his or her units following the close of MPLX’s taxable year but before the close of his or her taxable year must include his or her share of MPLX’s income, gain, loss and deduction in income for his or her taxable year, with the result that he or she will be required to include in income for his or her taxable year his or her share of more than 12 months of MPLX’s income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization

The tax basis of MPLX’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of MPLX’s assets and their tax basis immediately prior to an offering of securities hereunder will be borne by MPLX GP and all of MPLX’s unitholders as of that time. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, MPLX may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “—Disposition of Units—Uniformity of Units.” Property MPLX subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Code.

If MPLX disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, any unitholder who has taken cost recovery or depreciation deductions with respect to property MPLX owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his or her interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs MPLX incurs in selling MPLX’s units, called “syndication expenses,” must be capitalized and cannot be deducted currently, ratably or upon MPLX’s termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions MPLX incurs will be treated as syndication expenses.

Valuation and Tax Basis of MPLX’s Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on MPLX’s estimates of the relative fair market values, and the initial tax bases, of MPLX’s assets. Although MPLX may from time to time consult with professional appraisers regarding valuation matters, MPLX will make many of the relative fair market value estimates itself. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of tax basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. Any unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him or her plus his or her share of MPLX’s nonrecourse liabilities. Because the amount realized includes any MPLX Unitholder’s share of MPLX’s nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income attributable to a unit and, therefore, decreased any unitholder’s tax basis in that unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his or her original cost.

Except as noted below, gain or loss recognized by any MPLX Unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units with a holding period of more than 12 months (the determination of such holding period is discussed in “Material U.S. Federal Income Tax Consequences of the Merger—Tax Basis and Holding Period of the MPLX Common Units and MPLX Series B Preferred Units Received”) will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets that MPLX owns. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, any unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his or her entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling MPLX Common Unitholder who can identify MPLX Common Units transferred with an ascertainable holding period to elect to use the actual holding period of the MPLX Common Units transferred. Thus, according to the ruling discussed above, any MPLX Common Unitholder will be unable to select high or low tax basis MPLX Common Units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he or she may designate specific common units sold for purposes of determining the holding period of units transferred. Any unitholder electing to use the actual holding period of MPLX Common Units transferred must consistently use that identification method for all subsequent sales or exchanges of MPLX Common Units. Any MPLX Common Unitholder considering the purchase of additional units or a sale of MPLX Common Units purchased in separate transactions is urged to consult his or her tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, MPLX’s taxable income and losses will be determined for each taxable period, will be prorated on a monthly basis and will be subsequently apportioned among MPLX’s Unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which MPLX refers to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of MPLX’s assets other than in the ordinary course of business will be allocated among MPLX’s Unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, any MPLX Unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that permit publicly traded partnerships to use a monthly simplifying convention that is similar to ours, but they do not specifically authorize all aspects of the proration method MPLX has adopted. Accordingly, Jones Day is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If MPLX’s method were found to be inappropriate by the IRS or a court of law, MPLX’s taxable income or losses might be reallocated among the unitholders.

MPLX is authorized to revise MPLX’s method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year. We do not currently plan to change MPLX’s method of allocation.

Any MPLX Unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of MPLX’s income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

Any MPLX Common Unitholder who sells any of his or her MPLX Common Units is generally required to notify MPLX in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of MPLX Common Units who purchases MPLX Common Units from another MPLX Common Unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of MPLX Common Units

Because MPLX cannot match transferors and transferees of MPLX Common Units, MPLX must maintain uniformity of the economic and tax characteristics of the MPLX Common Units to a purchaser of these units. In the absence of uniformity, MPLX may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the MPLX Common Units. Please read “—Section 754 Election.” MPLX intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of MPLX’s assets.

Please read “—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, MPLX will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring MPLX Common Units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in MPLX’s assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if MPLX determines that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If MPLX chooses not to utilize this aggregate method, MPLX may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any MPLX Common Units that would not have a material adverse effect on the MPLX Common Unitholders. In either case, and as stated above under “—Section 754 Election,” Jones Day has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in MPLX Common Units. Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of MPLX’s income allocated to any MPLX Common Unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it. The treatment of guaranteed payments for the use of capital on the MPLX Series B Preferred Units to tax-exempt investors is not certain because there is no direct controlling authority on such treatment, and such payments may be treated as UBTI for U.S. federal income tax purposes. Jones Day is unable to opine with respect to whether such payments constitute UBTI for U.S. federal income tax purposes. If you are a tax-exempt entity, you should consult your tax advisor with respect to the consequences of owning the MPLX Series B Preferred Units.

Non-resident aliens and foreign corporations, trusts or estates that own MPLX Common Units will be considered to be engaged in business in the U.S. because of the ownership of MPLX Common Units. As a consequence, they will be required to file U.S. federal income tax returns to report their share of MPLX’s income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of MPLX’s net income or gain. Moreover, under rules applicable to publicly traded partnerships, MPLX’s quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to MPLX’s transfer agent on a Form W-8BEN, Form W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require MPLX to change these procedures. While the tax treatment of guaranteed payments for the use of capital on the MPLX Series B Preferred Units to foreign unitholders is not certain, the distributions may be treated as effectively connected income. Consequently, a foreign MPLX Series B Preferred Unitholder would generally be required to file U.S. federal income tax returns and pay U.S. federal income tax on such amounts in the same manner as a foreign MPLX Common Unitholder.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30.0%, in addition to regular U.S. federal income tax, on its share of MPLX’s earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity” (as defined in Section 884(c) of the Code), that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A foreign unitholder who sells or otherwise disposes of an MPLX Common Unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent that the gain is effectively connected with a U.S. trade or business of the foreign unitholder. While a 2017 decision by the United States Tax Court held that gain from the sale of a partnership interest is not, solely as a result of the U.S. trade or business activities of the partnership, treated as effectively connected with a U.S. trade or business of a non-U.S. partner, legislation effectively overturns this decision for dispositions occurring after November 27, 2017. The law also imposes a 10% withholding tax on the amount realized on the disposition of a partnership interest by a foreign partner. Although the amount realized on the sale of disposition of an MPLX Common Unit includes the partner’s share of partnership liabilities, the IRS has issued proposed regulations that would treat the total cash purchase price for MPLX Common Units as the amount realized for purposes of this 10% withholding tax. Such withholding tax obligation is currently suspended in the case of a disposition of certain publicly traded partnership interests until 60 days after the proposed regulations are finalized. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he or she owned (directly or constructively applying certain attribution rules) more than 5.0% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50.0% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the five-year period ending on the date of disposition. Currently, more than 50.0% of MPLX’s assets consist of U.S. real property interests and MPLX does not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

MPLX intends to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his or her share of MPLX’s income, gain, loss and deduction for preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. MPLX cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither MPLX nor Jones Day can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit MPLX’s U.S. federal income tax returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his or her U.S.

federal income tax return. Any audit of any unitholder’s U.S. federal income tax return could result in adjustments not related to MPLX’s federal income tax returns in addition to those related to MPLX’s U.S. federal income tax returns.

Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. For taxable years beginning prior to January 1, 2018, the Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The MPLX Partnership Agreement names MPLX GP as the Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on MPLX’s behalf and on behalf of MPLX Unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against MPLX Unitholders for items in MPLX’s U.S. federal income tax returns. The Tax Matters Partner may bind any MPLX Unitholder with less than a 1.0% profits interest in MPLX to a settlement with the IRS unless that MPLX Unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the MPLX Unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1.0% interest in profits or by any group of MPLX Unitholder having in the aggregate at least a 5.0% interest in profits. However, only one action for judicial review will go forward, and each MPLX Unitholder with an interest in the outcome may participate. The Tax Matters Partner may select the forum for judicial review, and if the Tax Matters Partner selects the Court of Federal Claims or a District Court, rather than the Tax Court, partners may be required to pay any deficiency asserted by the IRS before judicial review is available.

Any MPLX Unitholder must file a statement with the IRS identifying the treatment of any item on his or her U.S. federal income tax return that is not consistent with the treatment of the item on MPLX’s U.S. federal income tax return. Intentional or negligent disregard of this consistency requirement may subject any MPLX Unitholder to substantial penalties.

For taxable years beginning after December 31, 2017, the above set of rules no longer apply to U.S. federal income tax audits of MPLX and other partners. Under the new rules, there no longer is a Tax Matters Partner, but rather a partner or other person with a substantial presence in the United States is designated as the partnership representative (“Partnership Representative”). The Partnership Representative has the sole authority to act on MPLX’s behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. Actions taken by us or by the Partnership Representative on MPLX’s behalf with respect to such matters will be binding on us and all of MPLX’s unitholders. MPLX GP has been designated as the Partnership Representative. Some details of these rules are not yet clear. Each prospective MPLX Unitholder should consult his or her own tax advisor regarding this new system for partnership audits.

In addition, if the IRS makes audit adjustments to MPLX’s income tax returns for tax years beginning after December 31, 2017, the IRS may collect any resulting taxes (including any applicable penalties and interest) directly from us. MPLX will generally have certain limited rights to shift any such tax liability to MPLX GP and MPLX’s unitholders in accordance with their interests in us during the year under audit, but there can be no assurance that we will be able to do so (or choose to do so) under all circumstances. If MPLX is are required to make payments of taxes, penalties and interest resulting from audit adjustments, MPLX’s cash available for distribution to MPLX GP and MPLX’s unitholders might be substantially reduced.

Additional Withholding Requirements

Additional withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30%

withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States, which MPLX refers to as “FDAP Income,” or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

The withholding provisions described above generally apply to all payments of FDAP Income and to payments of relevant gross proceeds. The IRS issued proposed Treasury Regulations that would eliminate the application of this regime with respect to payments of gross proceeds (but not payments of FDAP Income). Pursuant to these proposed Treasury Regulations, MPLX or any other applicable withholding agent may (but are not required to) rely on this proposed change until final regulations are issued or until such proposed regulations are rescinded. Each ANDX Unitholder should consult his or her own tax advisor regarding the applicability of these withholding provisions to an investment in MPLX units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	information about whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty per failure, with a significant maximum penalty per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

A penalty equal to 20.0% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year generally exists if the amount of the understatement exceeds the greater of 10.0% of the tax required to be shown on the U.S. federal income tax return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the tax return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the tax return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, MPLX must disclose the pertinent facts on MPLX’s U.S. federal income tax return. In addition, MPLX will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their U.S. federal income tax returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which MPLX does not believe includes us, or any of MPLX’s investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted tax basis of any property, claimed on a tax return is 150.0% or more of the amount determined to be the correct amount of the valuation or adjusted tax basis, (b) the price for any property or services (or for the use of property) claimed on any such tax return with respect to any transaction between persons described in Code Section 482 is 200.0% or more (or 50.0% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10.0% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a tax return is 200.0% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40.0%. MPLX does not anticipate making any valuation misstatements.

In addition, the 20.0% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40.0%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If MPLX was to engage in a “reportable transaction,” MPLX (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts above certain thresholds (generally in excess of $2.0 million in any single year, or $4.0 million in a combination of years). MPLX’s participation in a reportable transaction could increase the likelihood that MPLX’s federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Administrative Matters—Information Returns and Audit Procedures.”

Moreover, if MPLX was to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Administrative Matters—Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on U.S. federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

MPLX does not expect to engage in any “reportable transactions.”

Legislative Developments

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in MPLX Common Units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied, and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes. Please read “—Partnership Status.” MPLX does unable to predict whether any such changes will ultimately be enacted by Congress or promulgated by the IRS and the U.S. Department of the Treasury. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in MPLX’s units.

STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES

In addition to U.S. federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which MPLX does business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective common unitholder should consider their potential impact on his or her investment in MPLX. MPLX currently conducts and/or is registered to transact business in more than 30 states. Many of these states currently impose an income tax on corporations and other entities. Many of these states also impose a personal income tax on individuals. MPLX may also own property or do business in other jurisdictions in the future. Although you may not be required to file an income tax return and pay income taxes in some jurisdictions because your income from that jurisdiction falls below the applicable threshold to trigger a filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which MPLX does business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or MPLX may elect, to withhold an amount equal to a percentage of income from amounts distributed to a common unitholder who is not a resident of the jurisdiction. MPLX’s withholding, whether in an amount which is greater or less than a particular common unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident common unitholder from the obligation to file an income tax return in such jurisdiction. Amounts withheld will be treated as if distributed to common unitholders for purposes of determining the amounts distributed by us. Please read “—Entity-Level Collections.” Based on current law and MPLX’s estimate of MPLX’s future operations, MPLX GP anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each MPLX Unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his or her investment in MPLX. Accordingly, each ANDX Unitholder is urged to consult his or her own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each MPLX unitholder to file all state, local and foreign, as well as U.S. federal income tax returns, that may be required of him or her. Jones Day has not rendered an opinion on the state, local or foreign tax consequences of an investment in MPLX.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Pro Forma Financial Information

On May 7, 2019, pursuant to the Merger Agreement, MPLX agreed to acquire all of the outstanding ANDX Common Units in a unit-for-unit transaction at a blended exchange ratio of 1.07x. The Public Unitholder Exchange Ratio will be 1.135 MPLX Common Units for each ANDX Common Unit held while the Affiliated Unitholder Exchange Ratio will be 1.0328 MPLX Common Units for each ANDX Common Unit held, subject to customary post-closing adjustments.

The following unaudited pro forma condensed combined financial statements, which are referred to as the unaudited pro forma financial statements, have been prepared to assist in the analysis of financial effects of the Merger. The unaudited pro forma condensed statements of combined income for the year ended December 31, 2018, and the three months ended March 31, 2019, combine the historical consolidated statements of income of MPLX and ANDX, giving effect to the Merger as if it had been completed on January 1, 2018, the beginning of the earliest period presented. The unaudited pro forma condensed statement of combined income for the year ended December 31, 2018 has been derived from MPLX’s and ANDX’s audited consolidated financial statements and related notes included in their respective Annual Reports on Form 10-K for the year ended December 31, 2018. For ANDX during this period, the predecessor period from January 1, 2018 to September 30, 2018 was derived from financial data for the nine months ended September 30, 2018 while the successor period from October 1, 2018 to December 31, 2018 was calculated using the financial data for ANDX’s fiscal year ended December 31, 2018 and subtracting financial data for the nine months ended September 30, 2018. The unaudited pro forma condensed statement of combined income for the three months ended March 31, 2019 was derived from MPLX’s and ANDX’s unaudited condensed consolidated financial statements and related notes contained in their respective Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2019. The unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheets of MPLX and ANDX as of March 31, 2019, giving effect to the Merger as if it had been completed on March 31, 2019. The historical consolidated financial statements of ANDX have been adjusted to reflect certain reclassification and other conforming adjustments in order to align to MPLX condensed financial statement presentation.

Effective October 1, 2018, MPC acquired Andeavor, including a controlling interest in ANDX, thus establishing common control between MPLX, ANDX, MPLX GP and ANDX GP. In accordance with the guidance under ASC Topic 805: Business Combinations, the Merger transaction will be accounted for as a reorganization of entities under common control. The assets and liabilities of ANDX transferred between entities under common control will be recorded by MPLX based on MPC’s historical cost basis resulting from MPC’s preliminary purchase price accounting. MPLX will record ANDX’s assets and liabilities at MPC’s basis as of October 1, 2018, the date that common control was first established. The unaudited pro forma financial statements also include successor period results from October 1, 2018 through March 31, 2019 relating to MPC’s period of ownership of ANDX as a result of the October 1, 2018 transaction. The predecessor period from January 1, 2018 through October 1, 2018, which represents ANDX financial results prior to MPC’s period of ownership, is also included to show 2018 pro forma results as if the transaction had occurred on January 1, 2018.

MPC accounted for the acquisition of Andeavor, including its interest in ANDX, using the acquisition method of accounting which requires Andeavor assets and liabilities to be recorded at fair value as of the acquisition date. MPC will complete a final determination of the fair value of certain assets and liabilities within the one year measurement period from the date of the acquisition as required by FASB ASC Topic 805. Due to the level of effort required to develop fair value measurements, the valuation studies necessary to determine the fair value of assets acquired and liabilities assumed are still considered to be preliminary by MPC, including the underlying cash flows used to determine the fair value of identified intangible assets and economic obsolescence adjustments to property, plant and equipment. The size and the breadth of the Andeavor acquisition necessitates the use of the one year measurement period to fully analyze all the factors used in establishing the asset and liability fair values as of the acquisition date, including, but not limited to, property, plant and equipment, intangible assets, real property, leases, environmental and asset retirement obligations and the related tax impacts of any changes made. Any potential adjustments made could be material in relation to the preliminary values recorded by MPC, and subsequently recorded by MPLX, in relation to MPLX’s acquisition of ANDX.

Assumptions and estimates underlying the adjustments to the unaudited pro forma financial statements, which are referred to as the pro forma adjustments, are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are: (i) directly attributable to the Merger; (ii) factually supportable; and (iii) with respect to the unaudited pro forma statements of income, expected to have a continuing impact on the combined results of MPLX and ANDX following the Merger. The unaudited pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have occurred if the Merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position of the combined partnership.

The unaudited pro forma financial statements, although helpful in illustrating the financial characteristics of the combined partnership under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the Merger and, accordingly, do not attempt to predict or suggest future results. Specifically, the unaudited pro forma financial statements exclude projected synergies expected to be achieved as a result of the Merger, and do not include any associated costs that may be required to be incurred to achieve the identified synergies. The unaudited pro forma condensed combined statements of income also exclude the effects of transaction costs associated with the Merger, costs associated with any restructuring, integration activities or asset dispositions resulting from the Merger and expenses associated with accelerated vesting of compensation awards as they are currently not known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the Closing Date. However, such costs could affect the combined partnership following the Merger in the period the costs are incurred or recorded. Further, the unaudited pro forma financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined partnership following the Merger.

The unaudited pro forma financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma financial statements;

•	the historical audited consolidated financial statements of MPLX for the year ended December 31, 2018, included in MPLX’s Annual Report on Form 10-K and incorporated by reference into this document;

•

the historical unaudited condensed consolidated financial statements of MPLX as of and for the three months ended March 31, 2019, included in MPLX’s Quarterly Report on Form 10-Q and incorporated by reference into this document;

•	the historical audited consolidated financial statements of ANDX for the year ended December 31, 2018, included in ANDX’s Annual Report on Form 10-K and incorporated by reference into this document;

•

the historical unaudited condensed consolidated financial statements of ANDX as of and for the three months ended March 31, 2019, included in ANDX’s Quarterly Report on Form 10-Q and incorporated by reference into this document; and

•

other information relating to MPLX and ANDX contained in or incorporated by reference into this document. See the sections entitled “Where You Can Find More Information” and “Selected Historical Consolidated Financial Data of MPLX” and “Selected Historical Consolidated Financial Data of ANDX” beginning on pages 172, 17 and 19, respectively.

MPLX LP

Unaudited Pro Forma Condensed Combined Statement of Income

Three Months Ended March 31, 2019

	Historical		Pro Forma Adjustments
(in millions, except per unit data)	MPLX	ANDX (Note 4)	MPC’s Basis in ANDX	Subtotal	Adjustments	Notes		Combined
Revenues and other income:
Service revenue	$438	$135	$—	$573	$—			$573
Service revenue—related parties	578	225	—	803	—			803
Service revenue—product related	34	—	—	34	—			34
Rental income	94	4	—	98	—			98
Rental income—related parties	193	132	—	325	—			325
Product sales	202	47	—	249	—			249
Product sales—related parties	11	87	—	98	(2)	(a	)	96
Income/(loss) from equity method investments	70	7	1	78	—	(b	)	78
Other income/(loss)	—	—	—	—	—			—
Other income—related parties	26	—	—	26	—			26

Total revenues and other income	1,646	637	1	2,284	(2)			2,282

Costs and expenses:
Cost of revenues (excludes items below)	210	138	14	362	—	(c	)	362
Purchased product costs	194	47	—	241	—			241
Rental cost of sales	37	—	—	37	—			37
Rental cost of sales—related parties	3	38	—	41	—			41
Purchases—related parties	212	64	—	276	(2)	(a	)	274
Depreciation and amortization	211	101	(6)	306	—	(d	)	306
General and administrative expenses	82	20	—	102	—			102
Other taxes	19	11	—	30	—			30

Total costs and expenses	968	419	8	1,395	(2)			1,393

Income from operations	678	218	(7)	889	—			889
Related party interest and other financial costs	1	1	—	2	—			2
Interest expense	156	58	(9)	205	—	(e	)	205
Other financial costs	14	2	—	16	—			16

Income before income taxes	507	157	2	666	—			666
Provision/(benefit) for income taxes	(2)	—	—	(2)	—			(2)

Net income	509	157	2	668	—			668
Less: Net income attributable to noncontrolling interests	6	—	—	6	—			6

Net income attributable to MPLX LP	503	157	2	662	—			662
Less: Preferred distributions	20	10	—	30	—			30

Limited partners’ interest in net income attributable to MPLX LP	$483	$147	$2	$632	$—			$632

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common-basic	$0.61	$0.60						$0.60
Common-diluted	$0.61	$0.60						$0.60
Weighted average limited partner units outstanding:
Common-basic	794	246				(f	)	1,057
Common-diluted	795	246				(f	)	1,058

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

MPLX LP

Unaudited Pro Forma Condensed Combined Statement of Income

Year Ended December 31, 2018

	Historical			Pro Forma Adjustments
		Successor	Predecessor
(in millions, except per unit data)	MPLX	ANDX for the period October 1, 2018 to December 31, 2018 (Note 4)	ANDX for the period January 1, 2018 to September 30, 2018 (Note 4)	MPC’s Basis in ANDX	Subtotal	Adjustments	Notes		Combined
Revenues and other income:
Service revenue	$1,704	$143	$455	$—	$2,302	$—			$2,302
Service revenue—related parties	2,159	242	635	—	3,036	—			3,036
Service revenue—product related	198	—	—	—	198	—			198
Rental income	349	3	10	—	362	—			362
Rental income—related parties	718	127	280	—	1,125	—			1,125
Product sales	902	20	161	—	1,083	—			1,083
Product sales—related parties	49	88	216	—	353	—			353
Income/(loss) from equity method investments	240	6	25	2	273	—	(b	)	273
Other income/(loss)	7	—	2	—	9	(2)	(g	)	7
Other income—related parties	99	—	—	—	99	—			99

Total revenues and other income	6,425	629	1,784	2	8,840	(2)			8,838

Costs and expenses:
Cost of revenues (excludes items below)	948	145	428	39	1,560	—	(c	)	1,560
Purchased product costs	845	26	140	—	1,011	—			1,011
Rental cost of sales	135	—	2	—	137	—			137
Rental cost of sales—related parties	5	26	57	—	88	—			88
Purchases—related parties	860	60	169	—	1,089	—			1,089
Depreciation and amortization	766	100	268	13	1,147	—	(d	)	1,147
General and administrative expenses	291	30	91	—	412	(8)	(h	)	404
Other taxes	72	10	28	—	110	—			110

Total costs and expenses	3,922	397	1,183	52	5,554	(8)			5,546

Income from operations	2,503	232	601	(50)	3,286	6			3,292
Related party interest and other financial costs	5	—	—	—	5	—			5
Interest expense	534	58	162	(32)	722	—	(e	)	722
Other financial costs	122	3	10	—	135	—			135

Income before income taxes	1,842	171	429	(18)	2,424	6			2,430
Provision/(benefit) for income taxes	8	—	—	—	8	—			8

Net income	1,834	171	429	(18)	2,416	6			2,422
Less: Net loss attributable to predecessors	—	—	(28)	—	(28)	—			(28)
Less: Net income attributable to noncontrolling interests	16	—	—	—	16	—			16

Net income attributable to MPLX LP	1,818	171	457	(18)	2,428	6			2,434
Less: Preferred distributions	75	10	34	—	119	—			119

Limited partners’ interest in net income attributable to MPLX LP	$1,743	$161	$423	$(18)	$2,309	$6			$2,315

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common-basic	$2.29	$0.66	$1.91						$2.30
Common-diluted	$2.29	$0.66	$1.91						$2.30
Weighted average limited partner units outstanding:
Common-basic	761	246	223				(f	)	1,006
Common-diluted	761	246	223				(f	)	1,006

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

MPLX LP

Unaudited Pro Forma Condensed Combined Balance Sheet

as of March 31, 2019

	Historical		Pro Forma Adjustments
(in millions)	MPLX	ANDX (Note 4)	MPC’s Basis in ANDX	Subtotal	Adjustments	Notes	Combined
Assets
Current assets:
Cash and cash equivalents	$93	$29	$—	$122	$—		$122
Receivables, net	365	245	—	610	—		610
Current assets—related parties	386	324	—	710	(2)	(a)	708
Inventories	74	21	—	95	—		95
Other current assets	34	29	—	63	—		63

Total current assets	952	648	—	1,600	(2)		1,598
Equity method investments	4,270	602	126	4,998	—	(i)	4,998
Property, plant and equipment, net	14,816	6,882	17	21,715	—	(i)	21,715
Intangibles, net	414	1,091	(184)	1,321	—	(i)	1,321
Goodwill	2,581	1,051	6,662	10,294	—	(i)	10,294
Right of use assets	262	122	—	384	—		384
Noncurrent assets—related parties	256	—	—	256	—		256
Other noncurrent assets	33	145	(117)	61	—	(i)	61

Total assets	23,584	10,541	6,504	40,629	(2)		40,627

Liabilities
Current liabilities:
Accounts payable	110	117	—	227	—		227
Accrued liabilities	189	17	—	206	8	(j)	214
Current liabilities—related parties	204	276	—	480	(2)	(a)	478
Accrued property, plant and equipment	249	93	—	342	—		342
Accrued interest payable	156	69	—	225	—		225
Operating lease liabilities	46	12	—	58	—		58
Current maturities of debt	1	503	(5)	499	—	(i)	499
Other current liabilities	74	58	—	132	—		132

Total current liabilities	1,029	1,145	(5)	2,169	6		2,175
Long-term deferred revenue	94	47	(6)	135	—	(i)	135
Long-term liabilities—related parties	273	—	—	273	—		273
Long-term deferred revenue—related parties	—	13	—	13	—		13
Long-term debt	13,832	4,629	15	18,476	—	(i)	18,476
Deferred income taxes	12	1	—	13	—		13
Long-term operating lease liabilities	216	109	—	325	—		325
Deferred credits and other liabilities	195	7	—	202	—		202

Total liabilities	15,651	5,951	4	21,606	6		21,612
Redeemable preferred units	1,004	—	—	1,004	—		1,004
Equity
Preferred unitholders	—	593	—	593	—		593
Common unitholders—public	8,326	3,385	—	11,711	(185)	(k)	11,526
Common unitholder—MPC	(1,632)	612	6,500	5,480	177	(i) (j) (k)	5,657
Accumulated other comprehensive loss	(15)	—	—	(15)	—		(15)

Total MPLX LP partners’ capital	6,679	4,590	6,500	17,769	(8)		17,761
Noncontrolling interests	250	—	—	250	—		250

Total equity	6,929	4,590	6,500	18,019	(8)		18,011

Total liabilities, preferred units and equity	$23,584	$10,541	$6,504	$40,629	$(2)		$40,627

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRO FORMA PRESENTATION

Merger

At the effective time of the Merger (i) each holder of outstanding common units representing limited partner interests in ANDX (each, an “ANDX Common Unit” and, collectively, the “ANDX Common Units”), other than any ANDX Common Unit held by ANDX GP or ANDX Refining Southwest, will be entitled to receive 1.135 MPLX Common Units representing limited partner interests in MPLX; (ii) each ANDX Common Unit held by ANDX GP and ANDX Refining Southwest will be converted to 1.0328 MPLX Common Units, in each case, in consideration for each ANDX Common Unit that such holder owns immediately prior to the effective time of the Merger; (iii) each ANDX Series A Preferred Unitholder immediately prior to effective time of the Merger will be entitled to receive a Series B Preferred Unit representing limited partnership interests in MPLX; (iv) each ANDX TexNew Mex Unit, as such term is defined in the ANDX Partnership Agreement, issued and outstanding immediately prior to the effective time of the Merger shall be converted into a validly issued, fully paid and non-assessable new class of units of MPLX with substantially equivalent rights, powers, duties and obligations as the ANDX TexNew Mex Units, and by virtue of such conversion, all ANDX TexNew Mex Units shall be deemed to be cancelled and shall cease to exist as of the effective time of the Merger; and (v) the interest in ANDX that confers upon the holder thereof only the rights and obligations specifically provided in the ANDX Partnership Agreement with respect to ANDX Special Limited Partner Interests shall be converted into a new limited partner interest in MPLX with substantially equivalent rights, powers duties and obligations, and by virtue of such conversion, such ANDX Special Limited Partner Interests shall be cancelled and shall cease to exist as of the effective time of the Merger. As a result of the Merger, ANDX will continue as a Delaware limited partnership and a wholly owned subsidiary of MPLX.

Based on the Public Unitholder Exchange Ratio and Affiliated Unitholder Exchange Ratio described above, the ANDX Unitholders will receive in the aggregate approximately 263 million MPLX Common Units as consideration in the Merger, which excludes MPLX Common Units to be issued in the future under certain ANDX equity awards that are being converted into MPLX equity awards as a result of the Merger. The final calculation of the number of MPLX Common Units issued in connection with the Merger will be made upon closing.

Unaudited Pro Forma Financial Statements

Effective October 1, 2018, MPC acquired Andeavor, including a controlling interest in ANDX, thus establishing common control between MPLX, ANDX, MPLX GP and ANDX GP. The unaudited pro forma financial statements have been prepared assuming the Merger is accounted for as a reorganization of entities under common control. The assets and liabilities of ANDX transferred between entities under common control will be recorded by MPLX based on MPC’s historical cost basis resulting from MPC’s preliminary purchase price accounting. MPLX will record ANDX’s assets and liabilities at MPC’s basis as of October 1, 2018, the date that common control was first established. The unaudited pro forma financial statements also include successor period results from October 1, 2018 through March 31, 2019 relating to MPC’s period of ownership of ANDX as a result of the October 1, 2018 transaction. The predecessor period from January 1, 2018 through October 1, 2018, which represents ANDX financial results prior to MPC’s period of ownership, is also included to show 2018 pro forma results as if the transaction had occurred on January 1, 2018.

Assumptions and estimates underlying the adjustments to the unaudited pro forma financial statements, which are referred to as the pro forma adjustments, are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Merger; (2) factually supportable; and (3) with respect to the unaudited pro forma statements of income, expected to have a continuing impact on the combined results of MPLX and ANDX following the Merger.

The unaudited pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated. Further, the unaudited pro forma financial statements do not purport to project the future operating results or financial position of the combined partnership following the Merger. The pro forma adjustments represent management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analysis is performed. The unaudited pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the unaudited pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Merger that are not expected to have a continuing impact.

NOTE 2—FINANCING

The unaudited pro forma financial statements contemplates pro forma financing activities, which consists of repayment of borrowings under the ANDX revolving credit facility and the ANDX dropdown credit facility. Repayment of these facilities is assumed to be funded utilizing borrowings under MPLX’s revolving credit facility which is anticipated to be expanded.

ANDX Revolving Credit Facility and ANDX Dropdown Credit Facility

The ANDX revolving credit facility provides for total loan capacity of $1.1 billion while the ANDX dropdown credit facility provides for total loan capacity of $1.0 billion as of March 31, 2019. The ANDX revolving credit facility and the ANDX dropdown credit facility each expire in January of 2021.

As of March 31, 2019, the ANDX revolving credit facility had outstanding borrowings of $999 million and $101 million of available borrowing capacity. The weighted average interest rate for the borrowings under the ANDX revolving credit facility was 4.24% as of March 31, 2019. As of March 31, 2019, the ANDX dropdown credit facility had outstanding borrowings of $405 million and $595 million of available borrowing capacity. The weighted average interest rate for the borrowings under the ANDX dropdown credit facility was 4.52% as of March 31, 2019.

MPLX Revolving Credit Facility

The MPLX credit facility provides for total loan capacity of $2.25 billion as of March 31, 2019. Borrowings are available under the MPLX credit facility up to the total loan availability of the facility. The MPLX revolving credit facility expires in July of 2022. As of March 31, 2019, there was $425 million in borrowings outstanding under the MPLX credit facility, which had unused credit availability of $1.825 billion (excluding letters of credit of $3 million), or 81% the borrowing capacity. The weighted average interest rate for borrowings under the MPLX credit facility was 3.916% at March 31, 2019. MPLX intends to pursue expanding the availability of the MPLX credit facility to fund the repayment of borrowings under the ANDX revolving credit facility and the dropdown credit facility.

Pro Forma Financing

As of March 31, 2019, ANDX had a total of $1.4 billion of indebtedness outstanding under its credit facilities, excluding $7 million of unamortized debt issuance costs. MPLX plans to repay these amounts with its existing revolving credit facility. As such, adjustments to debt have been included in the unaudited pro forma balance sheet as of March 31, 2019 as follows:

Existing ANDX debt obligations (credit facilities)(in millions):	As of March 31, 2019
Revolving credit facility	$(999)
Dropdown credit facility	(405)

Total debt obligations (credit facilities) refinanced	(1,404)
Add: Additional borrowings under the MPLX revolving credit facility	1,404

Change in combined MPLX long-term debt (credit facilities)	$—

Additionally, the following table outlines the adjustments made to interest expense for the year ended December 31, 2018, and the three months ended March 31, 2019:

Pro forma adjustment to interest expense (in millions)	Three Months Ended March 31, 2019	Year Ended December 31, 2018
Interest expense for existing debt obligations refinanced:
Credit facilities	$(14)	$(30)
Reverse related amortization of loan fees	(1)	(4)
Interest expense on incremental borrowings:
Interest expense on incremental borrowings	13	27

Decrease to interest expense	$(2)	$(7)

NOTE 3—PRO FORMA ADJUSTMENTS

The unaudited pro forma financial statements reflect the following adjustments:

(a)	Adjustment reverses transactions between ANDX and MPLX which previously would have been recorded as transactions between related parties that now must be eliminated;

(b)	Adjusts amortization of equity method investment basis differences as a result of recognition of MPC’s investment in ANDX’s equity method investments;

(c)

The adjustment conforms accounting policies related to capitalization of assets as well as treatment of turnaround and major maintenance costs which were historically capitalized and subsequently amortized by ANDX;

(d)

To adjust depreciation and amortization expense for: (i) incremental depreciation and amortization resulting from the recognition of MPC’s basis for ANDX’s property, plant and equipment and intangible assets as outlined in Note 1; and (ii) to remove ANDX’s amortization of deferred turnaround and major maintenance costs to conform accounting policies;

(e)

To adjust interest expense to: (i) amortize the fair value adjustments over the remaining term of ANDX’s outstanding debt; (ii) reverse the amortization of ANDX’s historical debt issuance cost and original issue discounts; and (iii) adjust for the difference in the weighted average interest rate between MPLX’s revolving credit facility and the ANDX revolving credit and dropdown facilities as described in Note 2.

(f)	To adjust the weighted average number of MPLX Common Units outstanding based on the Public Unitholder Exchange Ratio and the Affiliated Unitholder Exchange Ratio, as described in Note 1 as follows:

(in millions, except exchange ratio)	Three Months Ended March 31, 2019	Year Ended December 31, 2018
Basic:
MPLX historical weighted average Common Units	794	761
ANDX historical weighted average Common Units	246	229
Blended conversion exchange ratio	1.07	1.07
MPLX Common Units issued upon the Merger	263	245

MPLX pro forma weighted average Common Units	1,057	1,006
Diluted:
MPLX historical weighted average Common Units	795	761
ANDX historical weighted average Common Units	246	229
Blended conversion exchange ratio	1.07	1.07
MPLX Common Units issued upon the Merger	263	245

MPLX pro forma weighted average Common Units	1,058	1,006

(g)

To reverse the gain on asset disposal recorded by ANDX in the successor period ended December 31, 2018. The sales price of the asset matched MPC’s basis recognized as of October 1, 2018, therefore no gain is recorded on the sale;

(h)	The adjustment eliminates transaction costs incurred by MPLX and ANDX in connection with dropdown transactions executed by the respective partnerships;

(i)

To adjust for MPC’s basis in ANDX. As described in Note 1, the Merger is accounted for as a reorganization of entities under common control and thus MPLX is recording assets and liabilities on the March 31, 2019 balance sheet at MPC’s historical basis which represents the amounts recorded related to ANDX as of October 1, 2018 as well as any adjustments/activity from that date through March 31, 2019.

(j)	To adjust for estimated transaction costs associated with MPLX’s acquisition of ANDX.

(k)	To recognize the impact to equity related to MPC’s basis in ANDX and the issuance of MPLX units in exchange for ANDX units.

(in millions)	MPLX LP	ANDX LP
Common unitholder equity as of March 31, 2019	$6,694	$3,997
Recognition of MPC’s basis in ANDX and adjustments	6,492	—
Recognition of the exchange of ANDX Common Units for MPLX Common Units	3,997	(3,997)

Pro forma common unitholder equity as of March 31, 2019	$17,183	$—

NOTE 4—ANDX HISTORICAL FINANCIAL STATEMENT PRESENTATION

The historical financial statement information of ANDX was derived from the unaudited condensed consolidated financial statements included in ANDX’s Quarterly Report on Form 10-Q for the three months ended March 31, 2019 and the audited consolidated financial statements included in ANDX’s Annual Report on Form 10-K for the year ended December 31, 2018. The predecessor period from January 1, 2018 to September 30, 2018 was derived from financial data for the nine months ended September 30, 2018 while the successor period from October 1, 2018 to December 31, 2018 was calculated using the financial data for

ANDX’s fiscal year ended December 31, 2018 and subtracting financial data for the nine months ended September 30, 2018. The following reclassifications to the historical ANDX financial statement presentation have been made to align the presentation of ANDX’s financial statement amounts with MPLX’s financial statement amounts in the accompanying unaudited pro forma financial statements:

Unaudited Condensed Statement of Income

For the Three Months Ended March 31, 2019 (Successor Period):

(in millions)	ANDX Historical as filed	Reclassifications to MPLX Presentation	ANDX Historical as presented
Revenues and other income:
Revenues:
Affiliate	$444	$ (444)	$—
Third party	186	(186)	—
Service revenue	—	135	135
Service revenue—related parties	—	225	225
Service revenue—product related	—	—	—
Rental income	—	4	4
Rental income—related parties	—	132	132
Product sales	—	47	47
Product sales—related parties	—	87	87
Income/(loss) from equity method investments	—	7	7
Other income/(loss)	—	—	—
Other income—related parties	—	—	—

Total revenues and other income	630	7	637
Costs and Expenses:
NGL expense (excluding items shown separately below)	59	(59)	—
Operating expenses (excluding depreciation and amortization)	239	(239)	—
(Gain) loss on asset disposals and impairments	—	—	—
Cost of revenues (excludes items below)	—	138	138
Purchased product costs	—	47	47
Rental cost of sales	—	—	—
Rental cost of sales—related parties	—	38	38
Purchases—related parties	—	64	64
Depreciation and amortization expenses	101	—	101
General and administrative expenses	20	—	20
Other taxes	—	11	11

Total costs and expenses	419	—	419

Income from operations	211	7	218
Interest and financing costs, net	61	(61)	—
Equity in earnings of equity method investments	(7)	7	—
Other income, net	—	—	—
Related party interest and other financial costs	—	1	1
Interest expense	—	58	58
Other financial costs	—	2	2

Income before income taxes	157	—	157
Provision/(benefit) for income taxes	—	—	—

Net income	157	—	157
Less: Net income attributable to predecessors	—	—	—
Less: Net income attributable to noncontrolling interests	—	—	—

Net income attributable to ANDX LP	157	—	157
Less: Preferred unitholders’ interest in net earnings	10	—	10

Limited partners’ interest in net income attributable to ANDX LP	$147	$—	$147

Unaudited Condensed Statement of Income

For the Nine Months Ended September 30, 2018 (Predecessor Period):

(in millions)	ANDX Historical as filed	Reclassifications to MPLX Presentation	ANDX Historical as presented
Revenues and other income:
Revenues:
Affiliate	$1,131	$(1,131)	$—
Third-party	626	(626)	—
Service revenue	—	455	455
Service revenue—related parties	—	635	635
Service revenue—product related	—	—	—
Rental income	—	10	10
Rental income—related parties	—	280	280
Product sales	—	161	161
Product sales—related parties	—	216	216
Income/(loss) from equity method investments	—	25	25
Other income/(loss)	—	2	2
Other income—related parties	—	—	—

Total revenues and other income	1,757	27	1,784
Costs and Expenses:
NGL expense (excluding items shown separately below)	166	(166)	—
Operating expenses (excluding depreciation and amortization)	658	(658)	—
(Gain) loss on asset disposals and impairments	2	(2)	—
Cost of revenues (excludes items below)	—	428	428
Purchased product costs	—	140	140
Rental cost of sales	—	2	2
Rental cost of sales—related parties	—	57	57
Purchases—related parties	—	169	169
Depreciation and amortization expenses	268	—	268
General and administrative expenses	91	—	91
Other taxes	—	28	28

Total costs and expenses	1,185	(2)	1,183

Income from operations	572	29	601
Interest and financing costs, net	172	(172)	—
Equity in earnings of equity method investments	(25)	25	—
Other income, net	(4)	4	—
Related party interest and other financial costs	—	—	—
Interest expense	—	162	162
Other financial costs	—	10	10

Income before income taxes	429	—	429
Provision/(benefit) for income taxes	—	—	—

Net income	429	—	429
Less: Net loss attributable to predecessors	(28)	—	(28)
Less: Net income attributable to noncontrolling interests	—	—	—

Net income attributable to ANDX LP	457	—	457
Less: Preferred unitholders’ interest in net earnings	34	—	34

Limited partners’ interest in net income attributable to ANDX LP	$423	$—	$423

Unaudited Condensed Statement of Income

For the Three Months Ended December 31, 2018 (Successor Period):

(in millions)	ANDX Historical as filed	Reclassifications to MPLX Presentation	ANDX Historical as presented
Revenues and other income:
Revenues:
Affiliate	$458	$(458)	$—
Third party	165	(165)	—
Service revenue	—	143	143
Service revenue—related parties	—	242	242
Service revenue—product related	—	—	—
Rental income	—	3	3
Rental income—related parties	—	127	127
Product sales	—	20	20
Product sales—related parties	—	88	88
Income/(loss) from equity method investments	—	6	6
Other income/(loss)	—	—	—
Other income—related parties	—	—	—

Total revenues and other income	623	6	629
Costs and Expenses:
NGL expense (excluding items shown separately below)	40	(40)	—
Operating expenses (excluding depreciation and amortization)	227	(227)	—
(Gain) loss on asset disposals and impairments	2	(2)	—
Cost of revenues (excludes items below)	—	145	145
Purchased product costs	—	26	26
Rental cost of sales	—	—	—
Rental cost of sales—related parties	—	26	26
Purchases—related parties	—	60	60
Depreciation and amortization expenses	100	—	100
General and administrative expenses	30	—	30
Other taxes	—	10	10

Total costs and expenses	399	(2)	397

Income from operations	224	8	232
Interest and financing costs, net	61	(61)	—
Equity in earnings of equity method investments	(6)	6	—
Other income, net	(2)	2	—
Related party interest and other financial costs	—	—	—
Interest expense	—	58	58
Other financial costs	—	3	3

Income before income taxes	171	—	171
Provision/(benefit) for income taxes	—	—	—

Net income	171	—	171
Less: Net income attributable to predecessors	—	—	—
Less: Net income attributable to noncontrolling interests	—	—	—

Net income attributable to ANDX LP	171	—	171
Less: Preferred unitholders' interest in net earnings	10	—	10

Limited partners' interest in net income attributable to ANDX LP	$161	$—	$161

Unaudited Condensed Balance Sheet

As of March 31, 2019

(in millions)	ANDX Historical as filed	Reclassifications to MPLX Presentation	ANDX Historical as presented
Balance Sheet as of March 31, 2019
Assets
Current assets
Cash and cash equivalents	$29	$—	$29
Receivables, net of allowance for doubtful accounts
Trade and other	252	(252)	—
Affiliate	309	(309)	—
Receivables, net	—	245	245
Current assets—related parties	—	324	324
Inventories	—	21	21
Prepayments and other current assets	58	(58)	—
Other current assets	—	29	29

Total current assets	648	—	648
Equity method investments	602	—	602
Property, plant and equipment, net	6,882	—	6,882
Acquired intangibles, net	1,091	(1,091)	—
Intangibles, net	—	1,091	1,091
Goodwill	1,051	—	1,051
Right of use assets	—	122	122
Noncurrent assets—related parties	—	—	—
Other noncurrent assets, net	260	(115)	145

Total assets	$10,534	$7	$10,541

Liabilities
Current liabilities
Accounts payable
Trade and other	$208	$(208)	$—
Affiliate	274	(274)	—
Accounts payable	—	117	117
Accrued liabilities	—	17	17
Accrued interest and financing costs	69	(69)	—
Current liabilities—related parties	—	276	276
Accrued property, plant and equipment	—	93	93
Accrued interest payable	—	69	69
Operating lease liabilities	—	12	12
Current maturities of debt	503	—	503
Other current liabilities	91	(33)	58

Total current liabilities	1,145	—	1,145
Debt, net of unamortized issuance costs	4,622	(4,622)	—
Long-term deferred revenue	—	47	47
Long-term liabilities—related parties	—	—	—
Long-term deferred revenue—related parties	—	13	13
Long-term debt	—	4,629	4,629
Other noncurrent liabilities	177	(177)	—
Deferred income taxes	—	1	1
Long-term operating lease liabilities	—	109	109
Deferred credits and other liabilities	—	7	7

Total liabilities	5,944	7	5,951

Equity
Preferred unitholders: 600,000 units issued and outstanding	593	—	593
Common unitholders: 245,562,963 units issued and outstanding	3,997	(3,997)	—
Common unitholders—public	—	3,385	3,385
Common unitholders—MPC	—	612	612

Total equity	4,590	—	4,590

Total liabilities and equity	$10,534	$7	$10,541

COMPARISON OF UNITHOLDERS’ RIGHTS

The rights of ANDX Unitholders are currently governed by the ANDX Partnership Agreement and the DRULPA. The rights of MPLX Unitholders are currently governed by the MPLX Partnership Agreement and the DRULPA. Prior to the closing of the Merger, MPLX GP will amend and restate the MPLX Partnership Agreement which, as amended and restated, and together with the DRULPA, will govern the rights of MPLX Unitholders, including ANDX Unitholders receiving MPLX units in the Merger, following the consummation of the Merger. Unless the context otherwise requires, the description of the rights of MPLX Unitholders appearing in this section describes the rights provided for in the amended and restated MPLX Partnership Agreement.

The following description summarizes certain material provisions of the ANDX Partnership Agreement and the MPLX Partnership Agreement that may affect the rights of ANDX Unitholders and MPLX Unitholders following the effective time of the Merger but does not purport to be a complete statement of all material provisions of the partnership agreements, or a complete description of the specific provisions referred to in this summary. The identification of specific differences between the two partnership agreements is not intended to indicate that other equally significant or more significant differences do not exist. ANDX Unitholders should read carefully the relevant provisions of the amended and restated MPLX Partnership Agreement, a form of which is attached to this consent statement/prospectus as Annex C. This summary is qualified in its entirety by reference to the DRULPA, the ANDX Partnership Agreement and the amended and restated MPLX Partnership Agreement. Capitalized terms used in the table below and not otherwise defined in this consent statement/prospectus are used as defined in the applicable partnership agreement. Copies of the other documents referred to in this summary may be obtained as described under “Where You Can Find More Information.” A comparison of the rights of ANDX Series A Preferred Unitholders and holders of MPLX Series B Preferred Units is included in “Comparison of Preferred Unitholders’ Rights” beginning on page 160.

ANDX Unitholders	MPLX Unitholders
PURPOSE AND TERM OF EXISTENCE

ANDX’s stated purpose under the ANDX Partnership Agreement is limited to engaging directly or indirectly in any business activity that is approved by ANDX GP and lawfully exercising all rights and powers conferred upon ANDX pursuant to any agreement relating to such business activity and doing anything necessary or appropriate to the foregoing, including making capital contributions or loans to its subsidiaries. ANDX GP, however, may not cause ANDX to engage in any business activity that it determines would cause ANDX to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

ANDX’s partnership term will continue until ANDX is dissolved pursuant to the terms of its partnership agreement. ANDX’s existence as a separate legal entity will continue until cancellation of its Certificate of Limited Partnership pursuant to the DRULPA.

MPLX’s stated purpose under the MPLX Partnership Agreement is limited to engaging directly or indirectly in any business activity that is approved by MPLX GP and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that MPLX GP shall not cause it to engage, directly or indirectly, in any business activity that MPLX GP determines would be reasonably likely to cause it to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. MPLX GP is authorized in general to perform all acts it determines to be necessary or appropriate to carry out its purposes and to conduct its business.

MPLX’s partnership term will continue until MPLX is dissolved pursuant to the terms of its partnership agreement. MPLX’s existence as a separate legal entity will continue until cancellation of its Certificate of Limited Partnership pursuant to the DRULPA.

ANDX Unitholders	MPLX Unitholders

OUTSTANDING UNITS AND PARTNERSHIP INTERESTS

As of May 21, 2019, in addition to the ANDX Special Limited Partner Interest and non-economic general partner interest, ANDX had approximately 246 million ANDX Common Units, 600,000 ANDX Series A Preferred Units, and 80,000 ANDX TexNew Mex Units outstanding. The ANDX Series A Preferred Units, the TexNew Mex Units, the ANDX Special Partner Interest and the general partner interest are not deemed to represent any percentage interest in ANDX. As of May 21, 2019, no other classes of partnership securities were outstanding.

As of May 21, 2019, MPLX had approximately 794 million MPLX Common Units and 30,769,232 MPLX Series A Preferred Units outstanding. The MPLX Series A Preferred Units are not deemed to represent any percentage interest in MPLX unless or until they are converted into MPLX Common Units under certain circumstances as set forth in the MPLX Partnership Agreement. The MPLX Series A Preferred Units constituted an approximate 3.7% limited partner interest in MPLX on an as-converted basis and assuming a one-to-one conversion ratio as of May 21, 2019. As of May 21, 2019, no other classes of partnership interests were outstanding.

Following the effective time of the Merger, in addition to the classes of partnership interests described above, MPLX will have outstanding 600,000 MPLX Series B Preferred Units, 80,000 MPLX TexNew Units and the MPLX Special Limited Partner Interest outstanding. The MPLX Series B Preferred Units, the MPLX TexNew Mex Units and the MPLX Special Partner Interest will have substantially the same rights and preferences as the ANDX Series A Preferred Units, the ANDX TexNew Mex Units and the ANDX Special Partner Interest, respectively.

ISSUANCE OF ADDITIONAL SECURITIES

Subject to the approval of the ANDX Series A Preferred Unitholders in certain circumstances, the ANDX Partnership Agreement authorizes ANDX to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by ANDX GP, without the approval of any limited partners, provided that the affirmative vote or consent of the holders of at least two-thirds of the outstanding ANDX Series A Preferred Units, voting separately as a single class, is required for the issuance of partnership interests that rank senior to or, if the cumulative distributions payable on outstanding ANDX Series A Preferred Units are in arrears, in parity with, the ANDX Series A Preferred Units with respect to distributions on such partnership interests or distributions upon liquidation.

The MPLX Partnership Agreement authorizes MPLX to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by MPLX GP without the approval of the unitholders, provided that the approval of the Series A Required Voting Percentage (which requires the affirmative vote of the record holders of 75% of the outstanding MPLX Series A Preferred Units, voting separately as a single class) is required for issuances of additional partnership interests that rank senior to or, subject to certain limitations, in parity with, the Series A Preferred Units with respect to distributions on such partnership interests or distributions upon liquidation. In addition, following the effective time of the Merger, the affirmative vote or consent of the holders of at least two-thirds of the outstanding MPLX Series A Preferred Units and MPLX Series B Preferred Units, voting together as a single class, will be required for the issuance of partnership interests

ANDX Unitholders	MPLX Unitholders

senior to or, if the cumulative distributions payable on outstanding MPLX Series B Preferred Units are in arrears, in parity with, the MPLX Series B Preferred Units with respect to distributions on such partnership interests or distributions upon liquidation.

It is possible that ANDX will fund acquisitions through the issuance of additional ANDX Common Units, ANDX Series A Preferred Units or other partnership securities. Holders of any ANDX Common Units issued will be entitled to share equally on a pro rata basis with the then-existing holders of ANDX Common Units in distributions of Available Cash (as defined below in “Distributions of Available Cash”). In addition, the issuance of additional ANDX Common Units, ANDX Series A Preferred Units or other partnership securities may dilute the value of the interests of the then-existing holders of ANDX Common Units in ANDX’s net assets.

It is possible that MPLX will fund acquisitions, distributions or capital expenditures through the issuance of additional MPLX Common Units, MPLX Series B Preferred Units or other partnership interests. Holders of any additional MPLX Common Units issued will be entitled to share equally, on a pro rata basis, with the then-existing holders of MPLX Common Units in MPLX’s distributions of Available Cash (as defined below in “Distributions of Available Cash”). In addition, the issuance of additional MPLX Common Units, MPLX Series B Preferred Units or other partnership interests may dilute the value of the interests of the then-existing holders of MPLX Common Units in MPLX’s net assets.

DISTRIBUTIONS OF AVAILABLE CASH

Within 45 days following the end of each quarter, ANDX will distribute all of its Available Cash to its unitholders of record as of the applicable record date.

Available Cash is defined in the ANDX Partnership Agreement and generally means, for any quarter ending prior to liquidation, all cash and cash equivalents on hand at the end of such quarter and, if ANDX GP determines, any portion of additional cash on hand on the date of determination of available cash with respect to such quarter resulting from working capital borrowings made after the quarter ends less the amount of any cash reserves established by ANDX GP to:

•  provide for the proper conduct of ANDX’s business (including reserves for future capital expenditures and for ANDX’s anticipated future credit needs);

•  comply with applicable law or any debt instruments or other agreements or obligations; or

•  provide funds for distributions to holders of the ANDX TexNew Mex Units and ANDX Common Units in respect of any one or more of the next four quarters.

Available Cash is distributed as follows. First, ANDX makes the distributions out of Available Cash to the

Within 60 days following the end of each quarter, MPLX will distribute all of its Available Cash to its unitholders of record as of the applicable record date.

Available Cash is defined in the MPLX Partnership Agreement and generally means, for any quarter ending prior to liquidation, all cash and cash equivalents on hand at the end of that quarter and, if MPLX GP determines, any portion of additional cash on hand resulting from working capital borrowings made after quarter end less, the amount of cash reserves established by the MPLX GP to:

•  provide for the proper conduct of MPLX business (including reserves for future capital expenditures and MPLX’s anticipated future credit needs);

•  comply with applicable law, any of MPLX’s debt instruments or other agreements; or

•  provide funds for distributions to MPLX’s unitholders for any one or more of the next four quarters (so long as MPLX distributes the minimum distribution of $0.2625 on all Common Units with respect to the quarter).

Available Cash will be distributed as follows. First, MPLX will make distributions out of Available Cash to the holders of MPLX Series A Preferred Units and

ANDX Unitholders	MPLX Unitholders

holders of ANDX Series A Preferred Units, pro rata, until all required cumulative semi-annual distributions have been paid.

After payment of the cumulative semi-annual distributions on the ANDX Series A Preferred Units, ANDX makes distributions of Available Cash, if any, payable to the holders of the ANDX TexNew Mex Units with respect to such quarter, pro rata, in the amounts described below in “Distributions on TexNew Mex Units.”

After payment of the cumulative quarterly and semi-annual distributions on the ANDX Series A Preferred Units and the distributions, if any, payable on the ANDX TexNew Mex Units with respect to the quarter, Available Cash is distributed, pro rata, to holders of ANDX Common Units, as of the record date selected by ANDX GP.

MPLX Series B Preferred Units, pro rata, until all required cumulative quarterly and semi-annual distributions payable on the MPLX Series A Preferred Units and the MPLX Series B Preferred Units have been paid.

After payment of the cumulative quarterly and semi-annual distributions on the MPLX Series A Preferred Units and the MPLX Series B Preferred Units, MPLX will make distributions of Available Cash, if any, payable to the holders of the MPLX TexNew Mex Units with respect to such quarter, pro rata, in the amounts described below in “Distributions on TexNew Mex Units.”

After payment of the cumulative quarterly and semi-annual distributions on the MPLX Series A Preferred Units, the MPLX Series B Preferred Units and the distributions, if any, payable on the MPLX TexNew Mex Units with respect to the quarter, Available Cash will be distributed, pro rata, to holders of MPLX Common Units, as of the record date selected by the MPLX GP.

DISTRIBUTIONS ON PREFERRED UNITS

The ANDX Series A Preferred Units rank senior to all ANDX Common Units and the ANDX TexNew Mex Units with respect to distributions and rights upon liquidation.

The holders of ANDX Series A Preferred Units are entitled to receive a cumulative, semi-annual distribution payable in arrears on the 15th day of February and August of each year up to and including February 15, 2023. After February 15, 2023, the holders of ANDX Series A Preferred Units are entitled to receive cumulative, quarterly distributions payable in arrears on the 15th day of February, May, August and November of each year.

The MPLX Series A Preferred Units rank, and the MPLX Series B Preferred Units when issued in exchange for ANDX Series A Preferred Units will rank, senior to all MPLX Common Units and MPLX TexNew Mex Units with respect to distributions and rights upon liquidation.

The holders of the MPLX Series A Preferred Units are entitled to receive cumulative, quarterly distributions equal to the greater of $0.528125 per unit or the amount of distributions they would have received on an as-converted basis. The distributions are payable within 60 days following the end of each quarter.

The holders of MPLX Series B Preferred Units will be entitled to receive a cumulative, semi-annual distribution payable in arrears on the 15th day of February and August of each year up to and including February 15, 2023. After February 15, 2023, the holders of MPLX Series B Preferred Units are entitled to receive cumulative, quarterly distributions payable in arrears on the 15th day of February, May, August and November of each year.

ANDX Unitholders	MPLX Unitholders

Up to and including February 15, 2023, distributions accrue on the ANDX Series A Preferred Units at a rate of 6.875% per annum on the $1,000 liquidation preference per ANDX Series A Preferred Unit (equal to $68.75 per ANDX Series A Preferred Unit per annum). After February 15, 2023, distributions will accrue on the ANDX Series A Preferred Units at a rate per annum equal to the three-month LIBOR plus a spread of 4.652%.

ANDX may not pay any distributions for any quarter on any junior securities, including the ANDX Common Units and ANDX TexNew Mex Units, unless the distribution payable on the ANDX Series A Preferred Units with respect to such quarter, together with any previously accrued and unpaid distributions on the ANDX Series A Preferred Units, have been paid in full, provided that, during the period when distributions are payable on a semi-annual basis on the ANDX Series A Preferred Units, ANDX may make quarterly distributions on junior or parity securities so long as ANDX GP expects ANDX to have sufficient funds to pay the full distribution on the ANDX Series A Preferred Units on the next successive payment date.

Up to and including February 15, 2023, distributions will accrue on the MPLX Series B Preferred Units at a rate of 6.875% per annum on the $1,000 liquidation preference per MPLX Series B Preferred Unit (equal to $68.75 per MPLX Series B Preferred Unit per annum). After February 15, 2023, distributions will accrue on the MPLX Series B Preferred Units at a rate per annum equal to the three-month LIBOR plus a spread of 4.652%.

MPLX may not pay any distributions for any quarter on any junior securities, including the MPLX Common Units and MPLX TexNew Mex Units, unless the distribution payable on the MPLX Series A Preferred Units and MPLX Series B Preferred Units for such quarter, together with any previously accrued and unpaid distributions, have been paid in full, provided that, during the period when distributions are payable on a semi-annual basis on the MPLX Series B Preferred Units, MPLX may make quarterly distributions on junior or parity securities so long as MPLX GP expects MPLX to have sufficient funds to pay the full distribution on the MPLX Series B Preferred Units on the next successive payment date.

DISTRIBUTIONS ON TEXNEW MEX UNITS

Prior to any distributions of Available Cash, Available Cash with respect to any quarter will first be distributed to the holders of the ANDX TexNew Mex Units, pro rata, as of the record date, in an amount equal to eighty percent (80%) of the excess, if any, of (1) the TexNew Mex Shared Segment Distributable Cash Flow with respect to the applicable quarter over (2) the TexNew Mex Base Amount with respect to such quarter, less any amounts reserved with the consent of holders of a majority of the ANDX TexNew Mex Units in accordance with the ANDX Partnership Agreement to fund Expansion Capital Expenditures or Investment Capital Expenditures with respect to the TexNew Mex Shared Segment.	Following the effective time of the Merger, prior to any distributions of Available Cash to holders of MPLX Common Units, Available Cash with respect to any quarter will first be distributed to the holders of the MPLX TexNew Mex Units, pro rata, as of the record date, in an amount equal to eighty percent (80%) of the excess, if any, of (1) the TexNew Mex Shared Segment Distributable Cash Flow with respect to the applicable quarter over (2) the TexNew Mex Base Amount with respect to such quarter, less any amounts reserved with the consent of holders of a majority of the MPLX TexNew Mex Units in accordance with the MPLX Partnership Agreement to fund Expansion Capital Expenditures or Investment Capital Expenditures with respect to the TexNew Mex Shared Segment.

CHARACTERIZATION OF DISTRIBUTIONS OF AVAILABLE CASH

Distributions of Available Cash to unitholders are not characterized as being paid from operating surplus or capital surplus.	Distributions of Available Cash to unitholders are characterized as either being paid from “Operating Surplus” or “Capital Surplus.”

ANDX Unitholders	MPLX Unitholders
All Available Cash distributed by MPLX on any date from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed by MPLX since October 31, 2012, the closing of MPLX’s initial public offering, equals the Operating Surplus from such date through the end of the quarter immediately preceding that distribution. MPLX anticipates that distributions from Operating Surplus will generally not represent a return of capital. However, Operating Surplus, as defined in the MPLX Partnership Agreement, includes certain components, including a $60.0 million cash basket, that represent non-operating sources of cash. Consequently, it is possible that all or a portion of specific distributions from Operating Surplus may represent a return of capital. Any Available Cash distributed by MPLX in excess of its cumulative Operating Surplus will be deemed Capital Surplus under the MPLX Partnership Agreement. The MPLX Partnership Agreement treats a distribution of Capital Surplus as the repayment of the initial unit price from the Initial Public Offering and as a return of capital. MPLX does not anticipate that it will make any distributions from Capital Surplus.

LIQUIDATION

Upon dissolution of ANDX, if a liquidator is appointed, the liquidator will proceed to dispose of the assets of ANDX, discharge ANDX’s liabilities, and otherwise wind up ANDX’s affairs in the manner and time frame the liquidator deems is appropriate, subject to the DRULPA and the following:

The assets may be disposed of by public or private sale or by distribution in kind to one or more partners on such terms as the liquidator and such partners may agree. The liquidator may defer the liquidation or distribution of ANDX’s assets for a reasonable time if it determines that an immediate sale would be impractical or would cause undue loss to the partners.

Liabilities of ANDX include amounts owed to the liquidator as compensation for serving in such capacity and amounts owed to partners otherwise than in respect of their distribution rights under the ANDX Partnership Agreement. With respect to any liability that is contingent, conditional, unmatured, or is otherwise not yet due and payable, the liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for

Upon dissolution of MPLX, if a liquidator is appointed, the liquidator will proceed to dispose of the assets of MPLX, discharge MPLX’s liabilities, and otherwise wind up MPLX’s affairs in the manner and time frame the liquidator deems is appropriate, subject to the DRULPA and the following:

The assets may be disposed of by public or private sale or by distribution in kind to one or more partners on such terms as the liquidator and such partners may agree. The liquidator may defer the liquidation or distribution of MPLX’s assets for a reasonable time if it determines that an immediate sale would be impractical or would cause undue loss to the partners.

Liabilities of MPLX include amounts owed to the liquidator as compensation for serving in such capacity and amounts owed to partners otherwise than in respect of their distribution rights under the MPLX Partnership Agreement. With respect to any liability that is contingent, conditional, unmatured, or is otherwise not yet due and payable, the liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or

ANDX Unitholders	MPLX Unitholders

its payment. When paid, any unused portion of the reserve will be distributed as additional liquidation proceeds.

All property and all cash in excess of that required to discharge liabilities as described above and required to satisfy the Capital Accounts relating to the ANDX Series A Preferred Units, will be distributed to the partners in accordance with, and to the extent of, the positive balances in their respective capital accounts, as determined after taking into account all capital account adjustments set forth in the ANDX Partnership Agreement for the taxable period during which liquidation occurs (as determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)). Such distribution will be made by the end of such taxable period or, if later, within 90 days after the date of liquidation; provided that the amounts required to satisfy, in aggregate, the Capital Accounts relating to the ANDX Series A Preferred Units and any accumulated and unpaid Series A Distributions shall be paid prior to making any other distributions.

other assets to provide for its payment. When paid, any unused portion of the reserve will be distributed as additional liquidation proceeds.

All property and all cash in excess of that required to discharge liabilities as described above and required to satisfy the Capital Accounts relating to the MPLX Series A Preferred Units and the MPLX Series B Preferred Units, will be distributed to the partners in accordance with, and to the extent of, the positive balances in their respective capital accounts, as determined after taking into account all capital account adjustments set forth in the ANDX Partnership Agreement for the taxable period during which liquidation occurs (as determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)). Such distribution will be made by the end of such taxable period or, if later, within 90 days after the date of liquidation.

MERGER, CONSOLIDATION OR CONVERSION

ANDX may merge or consolidate with or convert into one or more entities (including a corporation, limited liability company, trust or unincorporated business) pursuant to a Merger Agreement or Plan of Conversion approved in accordance with the ANDX Partnership Agreement.

A merger, consolidation or conversion of ANDX requires the prior consent of ANDX GP. ANDX GP must also approve the Merger Agreement or Plan of Conversion, as the case may be, which must include certain information as set forth in the ANDX Partnership Agreement. Subject to certain exceptions set forth in the ANDX Partnership Agreement and described below, once approved by ANDX GP, the Merger Agreement or Plan of Conversion must be submitted to a vote or approval by written consent of the Limited Partners, and the Merger Agreement or Plan of Conversion will be approved upon receipt of the affirmative vote or consent of the holders of a Unit Majority (which is the majority of Outstanding ANDX Common Units), except to the extent that the Merger Agreement or Plan of Conversion effects an Amendment to the ANDX Partnership Agreement that requires the approval of a greater percentage of outstanding units or any class of limited partners as

MPLX may merge or consolidate with or convert into one or more entities (including a corporation, limited liability company, trust or unincorporated business) pursuant to a Merger Agreement or Plan of Conversion approved in accordance with the MPLX Partnership Agreement.

A merger, consolidation or conversion of MPLX requires the prior consent of MPLX GP. MPLX GP must also approve the Merger Agreement or Plan of Conversion, as the case may be, which must include certain information as set forth in the MPLX Partnership Agreement. Subject to certain exceptions set forth in the MPLX Partnership Agreement and described below, once approved by MPLX GP, the Merger Agreement or Plan of Conversion must be submitted to a vote or approval by written consent of the limited partners, and the Merger Agreement or Plan of Conversion will be approved upon receipt of the affirmative vote or consent of the holders of a Unit Majority (which is the majority of Voting Eligible MPLX Common Units and Voting Eligible MPLX Series A Preferred Units, voting together as a single class (with the holders of the MPLX Series A Preferred Units voting on an as-converted basis at the then-applicable Series A Conversion Rate)) except to

ANDX Unitholders	MPLX Unitholders

described below under “Amendment of Partnership Agreement.”

ANDX GP may, without the vote or approval of the limited partners, consummate any merger or consolidation without the prior approval of unitholders if: (i) ANDX GP has received an opinion of counsel that the merger or consolidation, as the case may be, would not result in the loss of limited liability of any limited partner or cause ANDX to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; (ii) the transaction would not result in an amendment to the ANDX Partnership Agreement that could not otherwise be adopted solely by ANDX GP; (iii) ANDX is the surviving entity; (iv) each unit outstanding immediately prior to the transaction will be identical following the merger or consolidation; and (v) the units to be issued do not exceed 20% of ANDX’s outstanding partnership securities immediately prior to the transaction.

In addition, if certain conditions in the ANDX Partnership Agreement are satisfied, ANDX GP may, without the vote or approval of the Limited Partners, convert ANDX or any of its subsidiaries into a new limited liability entity or merge ANDX or any of its subsidiaries into, or convey some or all of ANDX’s assets to, a newly formed entity if: (i) ANDX GP has received an opinion of counsel that the merger or conveyance would not result in the loss of limited liability under the DRULPA of any limited partner or cause ANDX or any of its subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the partnership into another limited liability entity; and (iii) ANDX GP determines that the governing instruments of the new entity provide the limited partners and ANDX GP with substantially the same rights and obligations as contained in the ANDX Partnership Agreement.

The limited partners are not entitled to dissenters’ rights of appraisal under the ANDX Partnership Agreement or applicable Delaware law in the event of a conversion,

the extent that the Merger Agreement or Plan of Conversion effects an amendment to the MPLX Partnership Agreement that requires the approval of a greater percentage of outstanding units or any class of limited partners as described below under “Amendment of Partnership Agreement.”

MPLX GP may, without the vote or approval of the limited partners, consummate any merger or consolidation without the prior approval of unitholders if: (i) MPLX GP has received an opinion of counsel that the merger or consolidation, as the case may be, would not result in the loss of limited liability of any limited partner or cause MPLX to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; (ii) the transaction would not result in an amendment to the MPLX Partnership Agreement that could not otherwise be adopted solely by MPLX GP; (iii) MPLX is the surviving entity; (iv) each unit outstanding immediately prior to the transaction will be identical following the merger or consolidation; and (v) the units to be issued do not exceed 20% of MPLX’s outstanding partnership securities immediately prior to the transaction.

In addition, if certain conditions in the MPLX Partnership Agreement are satisfied, MPLX GP may, without the vote or approval of the limited partners, convert MPLX or any of its subsidiaries into a new limited liability entity or merge MPLX or any of its subsidiaries into, or convey some or all of MPLX’s assets to, a newly formed entity if: (i) MPLX GP has received an opinion of counsel that the merger or conveyance would not result in the loss of limited liability under the DRULPA of any limited partner or cause MPLX or any of its subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the partnership into another limited liability entity; and (iii) MPLX GP determines that the governing instruments of the new entity provide the limited partners and MPLX GP with substantially the same rights and obligations as contained in the MPLX Partnership Agreement.

The limited partners are not entitled to dissenters’ rights of appraisal under the MPLX Partnership Agreement or applicable Delaware law in the event

ANDX Unitholders	MPLX Unitholders
merger or consolidation, a sale of substantially all of ANDX’s assets or any other similar transaction or event.	of a conversion, merger or consolidation, a sale of substantially all of MPLX’s assets or any other similar transaction or event.

SALE OF ALL OR SUBSTANTIALLY ALL OF ASSETS

ANDX GP generally may not, without the prior vote or approval of the holders of a Unit Majority, sell, exchange, or otherwise dispose of all or substantially all the assets of ANDX and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions. However, ANDX GP may, without the approval of the limited partners, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of the assets of ANDX and its subsidiaries, and may sell any or all of ANDX’s assets in a forced sale pursuant to the foreclosure of, or other realization upon, any such encumbrance.	MPLX GP generally may not, without the prior approval of the holders of a Unit Majority, sell, exchange, or otherwise dispose of all or substantially all of the assets of MPLX and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions. However, MPLX GP may, without the approval of the limited partners, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of the assets of MPLX and its subsidiaries, and may sell any or all of MPLX’s assets in a forced sale pursuant to the foreclosure of, or other realization upon, any such encumbrance.

TRANSFER OF GENERAL PARTNER INTEREST

Prior to June 30, 2021, ANDX GP may not transfer all or any part of its general partner interest in ANDX unless such transfer: (a) has been approved by the prior written consent or vote of the holders of a majority of the Outstanding ANDX Common Units (excluding any ANDX Common Units held by ANDX GP and its affiliates); or (b) is of all, but not less than all, of its general partner interest to (I) an affiliate of ANDX GP (other than an individual), or (II) another person (other than an individual) in connection with the merger or consolidation of ANDX GP with or into such other person or the transfer by ANDX GP of all or substantially all of its assets to such other person.

On or after June 30, 2021, ANDX GP may transfer all or any of its general partner interest without unitholder approval.

Notwithstanding the foregoing, ANDX GP may not transfer all or any part of its general partner interest in ANDX to another person unless (a) the transferee agrees to assume the rights and duties of ANDX GP under the ANDX Partnership Agreement and to be bound by the provisions of the ANDX Partnership Agreement; (b) ANDX receives an opinion of counsel that such

Prior to December 31, 2022, MPLX GP may not transfer all or any part of its general partner interest in MPLX unless such transfer: (a) has been approved by the prior written consent or vote of the holders of a majority of the outstanding MPLX Common Units and MPLX Series A Preferred Units, voting together as a single class (with the holders of MPLX Series A Preferred Units voting on an as-converted basis at the then-applicable Series A Conversion Rate), excluding any units held by MPLX GP and its affiliates; or (b) is of all, but not less than all, or its general partner interest to (I) an affiliate of MPLX GP (other than an individual), or (II) another person (other than an individual) in connection with the merger or consolidation of MPLX GP with or into such other person or the transfer by MPLX GP of all or substantially all of its assets to such other person.

On or after December 31, 2022, MPLX GP may transfer all or any of its general partner interest without unitholder approval.

Notwithstanding the foregoing, MPLX GP may not transfer all or any part of its general partner interest in MPLX to another person unless (a) the transferee agrees to assume the rights and duties of MPLX GP under the MPLX Partnership Agreement and to be bound by the provisions of the MPLX Partnership Agreement; (b) MPLX receives an opinion of

ANDX Unitholders	MPLX Unitholders

transfer would not result in the loss of limited liability under the DRULPA of any limited partner or cause ANDX to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; and (c) the transferee also agrees to purchase all (or the appropriate portion thereof) of the partnership or membership interest of the general partner or managing member of each of ANDX’s subsidiaries.

ANDX GP and its affiliates may at any time transfer ANDX Common Units to one or more persons, without unitholder approval.

counsel that such transfer would not result in the loss of limited liability under the DRULPA of any limited partner or cause MPLX to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; and (c) the transferee also agrees to purchase all (or the appropriate portion thereof) of the partnership or membership interest of the general partner or managing member of each of MPLX’s subsidiaries.

MPLX GP and its affiliates may at any time transfer MPLX Common Units to one or more persons, without unitholder approval.

WITHDRAWAL OF GENERAL PARTNER

ANDX GP has agreed not to withdraw voluntarily as the general partner prior to June 30, 2021 without first providing 90 days’ advance notice and obtaining the approval of a majority of ANDX’s Outstanding ANDX Common Units, excluding those held by ANDX GP and its affiliates, and furnishing an opinion of counsel stating that such withdrawal (following the selection of the successor general partner) would not result in the loss of the limited liability under the DRULPA of any of ANDX limited partners or subsidiaries or cause ANDX or any of its subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.

Notwithstanding the requirements of withdrawal described above, ANDX GP may withdraw without unitholder approval upon 90 days’ notice to ANDX limited partners if at least 50% of ANDX’s outstanding units are held or controlled by one person and its affiliates other than ANDX GP and its affiliates. In addition, the ANDX Partnership Agreement permits ANDX GP in some instances to sell or otherwise transfer all of its general partner interest in ANDX without the approval of the unitholders. See “Transfer of General Partner Interest” above.

Any time on or after June 30, 2021, ANDX GP may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ advance written notice to the unitholders, and that withdrawal

MPLX GP has agreed not to withdraw voluntarily as MPLX’s general partner prior to December 31, 2022 without first providing 90 days’ advance notice and obtaining the approval of the holders of a majority of the outstanding MPLX Common Units and MPLX Series A Preferred Units, voting together as a single class (with holders of MPLX Series A Preferred Units voting on an as-converted basis at the then-applicable conversion rate), excluding units held by MPLX GP and its affiliates, and furnishing an opinion of counsel stating that such withdrawal (following the selection of the successor general partner) would not result in the loss of the limited liability under the DRULPA of any of MPLX limited partners or subsidiaries or cause MPLX or any of its subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.

Notwithstanding the requirements of withdrawal described above, MPLX GP may withdraw without unitholder approval upon 90 days’ notice to MPLX limited partners if at least 50% of MPLX outstanding units are held or controlled by one person and its affiliates other than MPLX GP and its affiliates. In addition, the MPLX Partnership Agreement permits MPLX GP in some instances to sell or otherwise transfer all of its general partner interest in MPLX without the approval of the unitholders. See “Transfer of General Partner Interest” above.

Any time on or after December 31, 2022, MPLX GP may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice to the unitholders, and that

ANDX Unitholders	MPLX Unitholders

would not constitute a violation of the ANDX Partnership Agreement.

Upon the voluntary withdrawal of ANDX GP, a Unit Majority may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, ANDX will be dissolved, wound up, and liquidated, unless within a specified time period after that withdrawal, a Unit Majority agree to continue ANDX’s business and to appoint a successor general partner.

withdrawal would not constitute a violation of the MPLX Partnership Agreement.

Upon voluntary withdrawal of MPLX GP by giving notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, MPLX will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue MPLX’s business by appointing a successor general partner.

REMOVAL OF GENERAL PARTNER

ANDX GP may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of ANDX’s Outstanding Units, voting together as a single class, including units held by ANDX GP and its affiliates, and ANDX receives an opinion of counsel regarding limited liability and tax matters. In addition, any removal of ANDX GP is also subject to the approval of a successor general partner by a vote of the holders of a Unit Majority.	MPLX GP may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding MPLX Common Units and MPLX Series A Preferred Units voting together as a single class (with the holders of the MPLX Series A Preferred Units voting on an as-converted basis at the then-applicable Series A Conversion Rate), including units held by MPLX GP and its affiliates, and MPLX receives an opinion of counsel regarding limited liability and tax matters. In addition, any removal of MPLX GP is also subject to the approval of a successor general partner by the vote of the holders of a Unit Majority.

LIMITED CALL RIGHTS

If at any time ANDX GP and its affiliates hold more than 75% of the total Limited Partner Interests of any class then Outstanding, ANDX GP will have the right, which it may assign in whole or in part to its affiliates or to ANDX, to purchase all, but not less than all, of then outstanding limited partner interests held by unaffiliated persons. The purchase price in the event of a purchase under these provisions would be the greater of: (1) the current market price of the limited partner interests of the class as of the date three days before the date the notice is mailed to the limited partners as provided in the ANDX Partnership Agreement; and (2) the highest price paid by ANDX GP or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date ANDX GP mails notice of its election to purchase units. The current market price is defined in the ANDX Partnership Agreement and generally means, in respect of any class of limited partner interests, as of any date, the average of the daily	If at any time MPLX GP and its affiliates own more than 85% of the then-issued and outstanding limited partner interests of any class, MPLX GP will have the right, which it may assign in whole or in part to any of its affiliates or to MPLX, to acquire all, but not less than all, of the then outstanding limited partner interests (but excluding the MPLX Series A Preferred Units) of such class held by unaffiliated persons. The purchase price in the event of this purchase is the greater of: (1) the current market price of the limited partner interests of the class as of the date three days before the date the notice is mailed to the limited partners as provided in the MPLX Partnership Agreement; and (2) the highest price paid by MPLX GP or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date MPLX GP mails notice of its election to purchase units. The current market price is defined in the MPLX

ANDX Unitholders	MPLX Unitholders

closing prices per limited partner interest of such class for the 20 consecutive trading days immediately prior to such date.

As a result of ANDX GP’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his ANDX Common Units in the market.

Partnership Agreement and generally means, in respect of any class of limited partner interests, as of any date, the average of the daily closing prices per limited partner interest of such class for the 20 consecutive trading days immediately prior to such date.

As a result of MPLX GP’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his MPLX Common Units in the market.

PREEMPTIVE RIGHTS

No person has any preemptive, preferential or other similar right with respect to the issuance of any partnership security.

MPLX GP has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase MPLX Common Units, or other partnership interests whenever, and on the same terms that, MPLX issues those interests to persons other than its general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by MPLX Common Units, that existed immediately prior to each issuance. The other holders of MPLX Common Units will not have preemptive rights to acquire additional MPLX Common Units or other partnership interests.

Except as noted above or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any partnership interest.

AMENDMENT OF PARTNERSHIP AGREEMENT

Amendments to the ANDX Partnership Agreement may be proposed only by ANDX GP. However, ANDX GP will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to ANDX or its limited partners, including any duty to act in good faith or any other standard imposed by the ANDX Partnership Agreement.

In some circumstances, more particularly described in the ANDX Partnership Agreement, ANDX GP may make amendments to the ANDX Partnership Agreement

Amendments to the MPLX Partnership Agreement may be proposed only by MPLX GP. However, MPLX GP will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to MPLX or its limited partners, including any duty to act in good faith or any other standard imposed by the MPLX Partnership Agreement.

In some circumstances, more particularly described in the MPLX Partnership Agreement, MPLX GP may make amendments to the MPLX Partnership

ANDX Unitholders	MPLX Unitholders

without the approval of the limited partners or assignees to reflect:

•  a change in the name of ANDX, the location of its principal place of business, its registered agent or its registered office;

•  the admission, substitution, withdrawal or removal of partners;

•  a change that ANDX GP determines to be necessary or appropriate to qualify or continue ANDX’s qualification as a limited partnership or partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither ANDX nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•  a change that ANDX GP determines does not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•  a change that ANDX GP determines to be necessary or appropriate to: (a) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (b) facilitate the trading of ANDX’s units or to comply with any rule, regulation, guideline, or requirement of any national securities exchange on which the limited partner interests are or will be listed for trading;

•  a change that ANDX GP determines to be necessary or appropriate in connection with splits or combinations of partnership securities;

•  a change that ANDX GP determines is required to effect the intent of the provisions of the registration statement filed by ANDX in connection with its initial public offering, ANDX Partnership Agreement or otherwise contemplated by the ANDX Partnership Agreement;

•  a change in ANDX’s fiscal year or taxable year and any changes that the general partner determines are necessary or appropriate as a result of a change in ANDX’s fiscal year or taxable year;

Agreement without the approval of the limited partners or assignees to reflect:

•  a change in MPLX’s name, the location of its principal office, its registered agent or its registered office;

•  the admission, substitution, withdrawal or removal of partners;

•  a change that MPLX GP determines to be necessary or appropriate to qualify or continue MPLX’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither MPLX nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•  a change that MPLX GP determines does not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•  a change that MPLX GP determines to be necessary or appropriate to: (a) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (b) facilitate the trading of MPLX’s units or to comply with any rule, regulation, guideline, or requirement of any national securities exchange on which the limited partner interests are or will be listed for trading;

•  a change that MPLX GP determines to be necessary or appropriate in connection with splits or combinations of partnership interests;

•  a change that MPLX GP determines is required to effect the intent of the provisions of the registration statement filed by MPLX in connection with its initial public offering, the MPLX Partnership Agreement or otherwise contemplated by the MPLX Partnership Agreement;

•  a change in MPLX’s fiscal year or taxable year and any changes that the general partner determines are necessary or appropriate as a result of a change in MPLX’s fiscal year or taxable year;

ANDX Unitholders	MPLX Unitholders

•  an amendment that is necessary, in the opinion of counsel, to prevent ANDX, or its general partner or its directors, officers, trustees, or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•  an amendment that ANDX GP determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of partnership securities;

•  any amendment expressly permitted by the ANDX Partnership Agreement to be made by the general partner acting alone;

•  an amendment effected, necessitated, or contemplated by a merger agreement approved in accordance with the ANDX Partnership Agreement;

•  an amendment that ANDX GP determines to be necessary or appropriate to reflect and account for the formation by ANDX of, or an investment by ANDX in, any corporation, partnership, joint venture, limited liability company, or other entity in connection with the conduct by ANDX of activities permitted by the ANDX Partnership Agreement;

•  mergers with, conveyances to or conversions into another limited liability entity undertaken without the approval of the unitholders in accordance with the ANDX Partnership Agreement as described above under “Mergers, Consolidations or Conversions”; or

•  any other amendments substantially similar to the foregoing.

Proposed amendments (other than those described above) must be approved by ANDX GP and the holders of a Unit Majority, unless a greater or different percentage is required under the ANDX Partnership Agreement or by Delaware law.

•  an amendment that is necessary, in the opinion of counsel, to prevent MPLX or its general partner or its directors, officers, agents or trustees, from in any manner, being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (ERISA), whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•  an amendment that MPLX GP determines to be necessary or appropriate for the authorization or issuance of additional partnership interests;

•  any amendment expressly permitted in the MPLX Partnership Agreement to be made by MPLX GP acting alone;

•  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the MPLX Partnership Agreement;

•  any amendment that MPLX GP determines to be necessary or appropriate to reflect and account for the formation by MPLX of, or its investment in, any corporation, partnership or other entity, in connection with its conduct of activities permitted by the MPLX Partnership Agreement;

•  mergers with, conveyances to or conversions into another limited liability entity undertaken without the approval of the Limited Partners in accordance with the MPLX Partnership Agreement as described above under “Mergers, Consolidations or Conversions”; or

•  any other amendments substantially similar to any of the matters described in the clauses above.

Proposed amendments (other than those described above) must be approved by MPLX GP and the holders of a Unit Majority of the outstanding MPLX Common Units, unless a greater or different percentage is required under the MPLX Partnership Agreement.

ANDX Unitholders	MPLX Unitholders

No provision of the ANDX Partnership Agreement that establishes a percentage of Outstanding units (including units deemed owned by the general partner) required to take any action may be amended, altered, changed, repealed or rescinded to reduce or increase such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced, or in the case of an increase in the percentage required to remove the general partner, not less than 90% of the outstanding units or, in the case of an increase in the percentage required to call a special meeting, not less than a majority of the outstanding units.

No amendment to the ANDX Partnership Agreement may enlarge the obligations of any limited partner without its consent unless approved by at least a majority of the type or class of limited partner interests so affected or enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the general partner or any of its affiliates, without the consent of the general partner, which may be given or withheld at its option.

Unless the ANDX Partnership Agreement otherwise provides, any amendment that would have a material adverse effect on the rights or preferences of any class of ANDX partnership interests in relation to other classes of ANDX partnership interests must be approved by the holders of a majority of the Outstanding Partnership Interests of the class affected.

No amendment to the ANDX Partnership Agreement (other than those that may be made by the general partner without the approval of ANDX’s limited partners or as otherwise provided for in the ANDX Partnership Agreement) will become effective without the approval of the holders of at least 90% of the outstanding units voting together as a single class unless ANDX obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

The provisions of the ANDX Partnership Agreement preventing the amendments having the effects described

No provision of the MPLX Partnership Agreement that establishes a percentage of Voting Eligible limited partner units or class of limited partners required to take any action may be amended, altered, changed, repealed or rescinded to reduce or increase such voting percentage or change the required vote of such class unless such amendment is approved by the written consent or the affirmative vote of holders of Voting Eligible units whose aggregate units constitute 66 2/3% of the class affected or not less than the voting requirement sought to be reduced, or in the case of an increase in the percentage required to remove the general partner, not less than 90% of the outstanding units or, in the case of an increase in the percentage required to call a special meeting, not less than a majority of the outstanding units.

No amendment to the MPLX Partnership Agreement may enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected or enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the general partner or any of its affiliates, without the consent of the general partner, which consent may be given or withheld at its option.

Unless the MPLX Partnership Agreement otherwise provides, any amendment that would have a material adverse effect on the rights or preferences of any class of MPLX partnership interests in relation to other classes of MPLX partnership interests must be approved by the holders of a majority of the Voting Eligible partnership interests of the class affected.

No amendments to the MPLX Partnership Agreement (other than those that may be made by the general partner without the approval of MPLX’s limited partners or as otherwise provided for in the MPLX Partnership Agreement) will become effective without the approval of holders of at least 90.0% of the Voting Eligible MPLX units unless MPLX first obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

The provisions of the MPLX Partnership Agreement preventing the amendments having the effects

ANDX Unitholders	MPLX Unitholders
in any of the clauses above can be amended upon the approval of the holders of at least 90.0% of the Outstanding units.	described in any of the clauses above can be amended upon the approval of the holders of at least 90.0% of the Voting Eligible MPLX units.

DISSOLUTION OF THE PARTNERSHIP

ANDX will be dissolved, and its affairs wound up, upon the occurrence of any of the following:

•  the withdrawal or removal of ANDX GP as the general partner or any other event that results in ANDX GP ceasing to be the general partner (other than by reason of a transfer of the general partner interest in accordance with the ANDX Partnership Agreement or withdrawal or removal following approval and admission of a successor);

•  an election by ANDX GP to dissolve the partnership that is approved by the holders of a Unit Majority;

•  the entry of a decree of judicial dissolution of ANDX pursuant to the provisions of the DRULPA; or

•  at any time there are no limited partners, unless ANDX is continued without dissolution in accordance with the DRULPA.

Upon dissolution pursuant to the first bullet above, the holders of a Unit Majority may also elect, within specific time limitations, to continue the business on the same terms and conditions described in the ANDX Partnership Agreement by appointing and approving a successor general partner, subject to ANDX’s receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner and none of ANDX nor any of its subsidiaries would be treated as an association taxable as a corporation or otherwise be taxed as an entity for federal income tax purposes upon the exercise of such right to continue.

MPLX will be dissolved, and its affairs wound up, upon the occurrence of any of the following:

•  the withdrawal or removal of MPLX GP as the general partner or any other event that results in MPLX GP ceasing to be the general partner (other than by reason of a transfer of the general partner interest in accordance with the MPLX Partnership Agreement or withdrawal or removal followed by approval and admission of a successor);

•  the election of MPLX GP to dissolve MPLX, if approved by the holders of a Unit Majority;

•  the entry of a decree of judicial dissolution of MPLX pursuant to the provisions of the DRULPA; or

•  at any time there being no limited partners, unless MPLX is continued without dissolution in accordance with the DRULPA.

Upon a dissolution under the first bullet above, the holders of a Unit Majority may also elect, within specific time limitations, to continue MPLX’s business on the same terms and conditions described in the MPLX Partnership Agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to MPLX’s receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner, and none of MPLX nor any of its subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

MANAGEMENT

ANDX GP conducts, directs, and manages all activities of ANDX. Except as expressly provided in the ANDX Partnership Agreement, all management powers over the business and affairs of ANDX are exclusively vested in ANDX GP, and no limited partner has any management power over the business and affairs of ANDX. ANDX	MPLX GP conducts, directs and manages all activities of MPLX. Except as otherwise expressly provided in the MPLX Partnership Agreement, all management powers over the business and affairs of MPLX are exclusively vested in MPLX GP, and no limited partner has any management power over the

ANDX Unitholders	MPLX Unitholders
GP has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct ANDX’s business.	business and affairs of MPLX. MPLX GP has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct MPLX’s business.

CHANGE OF CONTROL PROVISIONS

The ANDX Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change management.

Generally, if any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of any outstanding units of any class, the units owned by such person or group cannot be voted on any matter and will not be considered outstanding for purposes of calculating required votes, determining the presence of a quorum for other similar purposes under the ANDX Partnership Agreement. This loss of voting rights does not apply to any person or group that acquires the units from the general partner or its affiliates (other than ANDX) and any transferees of that person or group approved by the general partner or to any person or group who acquires the units with the prior approval of the ANDX Board.

The ANDX Partnership Agreement limits the ability of unitholders to call meetings of the limited partners or to acquire information about ANDX’s operations in addition to other provisions limiting the unitholders’ ability to influence the manner or direction of management.

The MPLX Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change management.

Generally, if any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of any outstanding units of any class, the units owned by such person or group cannot be voted on any matter will not be considered outstanding for purposes of calculating required votes, determining the presence of a quorum for other similar purposes under the MPLX Partnership Agreement. This loss of voting rights does not apply to any person or group that acquires the units from the general partner or its affiliates (other than MPLX) and any transferees of that person or group approved by MPLX GP or to any person or group who acquires the units with the prior approval of the MPLX Board. In addition, the provision does not apply to certain holders of MPLX Series A Preferred Units in respect of their ownership of the MPLX Series A Preferred Units or MPLX Common Units into which the MPLX Series A Preferred Units may be converted.

The MPLX Partnership Agreement limits the ability of unitholders to call meetings of the limited partners or to acquire information about MPLX’s operations in addition to other provisions limiting the unitholders’ ability to influence the manner or direction of management.

MEETINGS, VOTING

Special meetings of ANDX’s limited partners may be called by the general partner or by limited partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed, in accordance with the procedures set forth in the ANDX Partnership Agreement. ANDX GP must send notice of any meetings to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which limited	Special meetings of MPLX’s limited partners may be called by the general partner or by limited partners owning 20.0% or more of the Voting Eligible units of the class or classes for which a meeting is proposed in accordance with the procedures set forth in the MPLX Partnership Agreement. MPLX GP must send notice of any meetings to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting,

ANDX Unitholders	MPLX Unitholders
partners must submit approvals) and any such meeting may not be held less than 10 days or more than 60 days after the mailing of notice of the meeting. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the Outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any such action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. If authorized by ANDX GP, any action that is required or permitted to be taken at a meeting of the limited partners may be taken without a meeting if an approval in writing describing the action so taken is signed by limited partners owning not less than the minimum percentage of the outstanding units that would be necessary to authorize or take that action at a meeting.	the date by which limited partners must submit approvals) and any such meeting may not be held less than 10 days or more than 60 days after the mailing of notice of the meeting. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the Voting Eligible units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by MPLX GP, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting.

TRANSFER OF UNITS; STATUS AS A LIMITED PARTNER OR ASSIGNEE; REDEMPTION OF UNITS HELD BY INELIGIBLE HOLDERS

Upon acceptance of the transfer of limited partner interests, each transferee of or other person acquiring ANDX limited partner interests (including any nominee holder acting for the account of another person) will be admitted as a limited partner with respect to the limited partner interests transferred when such transfer is reflected in ANDX’s books and records and such person becomes the record holder of the limited partner interests so transferred. In addition, each transferee or other person acquiring such limited partner interests: (1) represents that the transferee has the capacity, power, and authority to enter into the ANDX Partnership Agreement; (2) agrees to be bound by the terms and conditions of the ANDX Partnership Agreement; and (3) gives the consents, waivers, and approvals contained in the ANDX Partnership Agreement.

Upon acceptance of the transfer of limited partner interests, each transferee of or other person acquiring MPLX limited partner interests (including any nominee holder acting for the account of another person) will be admitted as a limited partner with respect to the limited partner interests transferred when such transfer is reflected in MPLX’s books and records and such person becomes the record holder of the limited partner interests so transferred. In addition, each transferee or other person acquiring such limited partner interests: (1) represents that the transferee has the capacity, power, and authority to enter into the MPLX Partnership Agreement; (2) agrees to be bound by the terms and conditions of the MPLX Partnership Agreement; (3) gives the consents, waivers, and approvals contained in the MPLX Partnership Agreement; and (4) certifies that the transferee is not an Ineligible Holder.

The MPLX Partnership Agreement contains provisions allowing the general partner to, at any time, request a transferee or limited partner to certify or re-certify:

•  that the transferee or limited partner is an individual or an entity subject to United States federal income taxation on the income generated by MPLX; or

ANDX Unitholders	MPLX Unitholders

•  that, if the transferee or limited partner is an entity not subject to United States federal income taxation on the income generated by MPLX, all the entity’s owners are subject to United States federal income taxation on the income generated by MPLX.

In addition, the general partner may at any time request limited partners to certify as to, or provide other information with respect to, their nationality, citizenship or other related status.

If a transferee or limited partner fails to furnish the certification or other requested information within 30 days or if the general partner determines, with the advice of counsel, upon review of such certification or other information that a transferee or limited partner does not meet the status set forth in the certification, MPLX will have the right to redeem all of the limited partner interests held by such transferee or limited partner at the market price as of the date three days before the date the notice of redemption is mailed.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by the general partner. Any such promissory note will bear interest at the rate of 5.0% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. The limited partner interests will not be entitled to any allocations of income or loss, distributions or voting rights while held by an Ineligible Holder.

CONTRACTUAL DUTIES; CONFLICTS OF INTEREST

Whenever ANDX GP or the ANDX Board, or any committee thereof (including the ANDX Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of ANDX GP causes ANDX GP to do so, in its capacity as the general partner of ANDX, as opposed to in its individual capacity, then, unless another express standard is provided for in the ANDX Partnership Agreement, ANDX GP, the ANDX Board or such committee or such Affiliates causing ANDX GP to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by the ANDX Partnership Agreement any other agreement or under the DRULPA or any other law, rule	Whenever MPLX GP or the MPLX GP Board of Directors, or any committee thereof (including the MPLX Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of MPLX GP causes MPLX GP to do so, in its capacity as the general partner of MPLX, as opposed to in its individual capacity, then, unless another express standard is provided for in the MPLX Partnership Agreement, MPLX GP, the MPLX Board or such committee or such Affiliates causing MPLX GP to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by the MPLX Partnership Agreement any other agreement

ANDX Unitholders	MPLX Unitholders

or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of the ANDX Partnership Agreement, if the person or persons making such determination or taking or declining to take such other action believes that the determination or other action or inaction is in or not opposed to the best interests of ANDX and its subsidiaries.

When a potential conflict of interest arises between ANDX GP or any of ANDX GP’s affiliates, on the one hand, and ANDX, its subsidiaries or any partner, on the other, any resolution or course of action by ANDX GP or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all the partners and will not constitute a breach of the ANDX Partnership Agreement or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is:

•  approved by a majority of the members of the ANDX Conflicts Committee acting in good faith (“Special Approval”);

•  approved by the vote of a majority of Outstanding ANDX Common Units (excluding units owned by ANDX GP and its affiliates);

•  on terms no less favorable to ANDX than those generally being provided to or available from unrelated third parties; or

•  fair and reasonable to ANDX, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to ANDX).

ANDX GP will not be required in connection with its resolution of a conflict of interest to seek Special Approval of the ANDX Conflicts Committee or ANDX Unitholder approval and may adopt a resolution or course of action that has not received such approval. If Special Approval is sought, or if neither Special Approval nor ANDX Unitholder approval is sought and the ANDX Board determines that the resolution or course of action satisfies the third or fourth bullet points above, then it will be presumed that the ANDX or under the DRULPA or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of the MPLX Partnership Agreement, if the person or persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is not adverse to the best interests of MPLX and its subsidiaries.

When a potential conflict of interest exists or arises between MPLX GP or any of MPLX GP’s Affiliates, on the one hand, and MPLX, its subsidiaries or any partner, on the other, any resolution or course of action by MPLX GP or its affiliates in respect of such conflict of interest shall be permitted and deemed approved by all partners, and shall not constitute a breach of the MPLX Partnership Agreement or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is

•  approved by a majority of the members of the MPLX Conflicts Committee acting in good faith (“Special Approval”);

•  approved by the vote of a majority of the Voting Eligible Common Units (excluding MPLX Common Units owned by MPLX GP and its Affiliates) and MPLX Series A Preferred Units voting together as a single class;

•  on terms no less favorable to MPLX than those generally being provided to or available from unrelated third parties; or

•  fair and reasonable to MPLX, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to MPLX).

MPLX GP will not be required in connection with its resolution of such conflict of interest to seek Special Approval or MPLX unitholder approval of such resolution, and MPLX GP may also adopt a resolution or course of action that has not received such approval. Whenever MPLX GP makes a determination to refer any potential conflict of interest to the MPLX Conflicts Committee for Special Approval, seek MPLX unitholder approval or adopt a resolution or course of action that has not received

ANDX Unitholders	MPLX Unitholders
Conflicts Committee or the ANDX Board, as applicable, acted in good faith.

Special Approval or MPLX unitholder approval, then MPLX GP shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the partnership or any limited partner, and the general partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this agreement or under DRULPA or any other law, rule or regulation or at equity, and MPLX GP in making such determination or taking or declining to take such other action shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, or if neither Special Approval nor unitholder approval is sought and the MPLX Board determines that the resolution or course of action satisfies the third or fourth bullet points above, then it will be presumed that the MPLX Conflicts Committee or the MPLX Board, as applicable, acted in good faith.

The ANDX Partnership Agreement also entitles ANDX GP to take or decline to take any action in its individual capacity, as opposed to in its capacity as the general partner of ANDX, free of any fiduciary duty or obligation whatsoever to ANDX or any limited partner and with no requirement to act in good faith.	The MPLX Partnership Agreement also entitles MPLX GP to take or decline to take any action in its individual capacity, as opposed to in its capacity as the general partner of MPLX, free of any fiduciary duty or obligation whatsoever to MPLX or any limited partner and with no requirement to act in good faith.

COMPARISON OF PREFERRED UNITHOLDERS’ RIGHTS

The rights of ANDX Series A Preferred Unitholders are currently governed by the ANDX Partnership Agreement and the DRULPA. The rights of the MPLX Series B Preferred Unitholders will be governed by the amended and restated MPLX Partnership Agreement, a form of which is attached to this consent statement/prospectus as Annex C and the DRULPA. Unless the context otherwise requires, the description of the rights of MPLX Series B Preferred Unitholders appearing in this section describe the rights provided for in the amended and restated MPLX Partnership Agreement.

Although the preferences, rights, powers, duties and obligations of the MPLX Series B Preferred Units are intended to be substantially equivalent to the preferences, rights, powers, duties and obligations of the ANDX Series A Preferred Units prior to the Merger, there are certain differences between the MPLX Partnership Agreement and the ANDX Partnership Agreement that could affect the rights of the holders of MPLX Series B Preferred Units. Certain of these differences are described below and in the section entitled “Comparison of Unitholders’ Rights” beginning on page 139.

The following description summarizes the material rights of ANDX Series A Preferred Unitholders and MPLX Series B Preferred Unitholders following the effective time of the Merger but does not purport to be a complete statement of all of the provisions of the ANDX Partnership Agreement and MPLX Partnership Agreement relating to the ANDX Series A Preferred Units or the MPLX Series B Preferred Units, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. ANDX Series A Preferred Unitholders should read carefully the relevant provisions of the amended and restated MPLX Partnership Agreement, a form of which is attached to this consent statement/prospectus as Annex C. This summary is qualified in its entirety by reference to the DRULPA, the ANDX Partnership Agreement and the amended and restated MPLX Partnership Agreement. Capitalized terms used in the table below and not otherwise defined in this consent statement/prospectus are used as defined in the applicable partnership agreement. Copies of the other documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

ANDX Series A Preferred Unitholders	MPLX Series B Preferred Unitholders

ISSUANCE AND DISTRIBUTIONS OF PREFERRED UNITS

In December 2017, ANDX issued and sold 600,000 ANDX Series A Preferred Units at a price to the public of $1,000 per unit. At any time on or after February 15, 2023, ANDX may redeem the ANDX Series A Preferred Units, in whole or in part at a redemption price of $1,000 per ANDX Series A Preferred Unit plus an amount equal to all accumulated and unpaid distributions up to, but not including, the date of redemption, whether or not declared. ANDX may also, upon the occurrence of certain rating agency events as described in the prospectus, redeem the ANDX Series A Preferred Units, in whole but not in part, at a price of $1,020 per ANDX Series A Preferred Unit, plus an amount equal to all accumulated and unpaid distributions up to, but not including, the date of redemption, whether or not declared.

By adoption of the amended and restated MPLX Partnership Agreement, MPLX will create the MPLX Series B Preferred Units, which, following the effective time of the Merger, will (1) rank pari passu with MPLX Series A Preferred Units with respect to distributions and rights upon liquidation and (2) have substantially equivalent terms as the rights, preferences, and interests as the ANDX Series A Preferred Units, while terms may differ from the exiting ANDX Series A Preferred Units.

At any time on or after February 15, 2023, MPLX may redeem the MPLX Series B Preferred Units, in whole or in part at a redemption price of $1,000 per MPLX Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions up to, but not including, the date of redemption, whether or not declared. MPLX may also, upon the occurrence of

ANDX Series A Preferred Unitholders	MPLX Series B Preferred Unitholders
certain rating agency events as described in the prospectus, redeem the MPLX Series B Preferred Units, in whole but not in part, at a price of $1,020 per MPLX Series B Preferred Unit, plus an amount equal to all accumulated and unpaid distributions up to, but not including, the date of redemption, whether or not declared.

Distributions on the ANDX Series A Preferred Units accrue and are cumulative from the original issue date of the ANDX Series A Preferred Units. They are payable semi-annually in arrears on the 15th day of February and August of each year up to and including February 15, 2023. After February 15, 2023, they are payable quarterly in arrears on the 15th day of February, May, August and November of each year. If any distribution payment date otherwise would fall on a day that is not a business day, declared distributions are paid on the immediately succeeding business day without the accumulation of additional distributions.	Distributions on the MPLX Series B Preferred Units accrue and are cumulative from the original issue date of the MPLX Series B Preferred Units. They are payable semi-annually in arrears on the 15th day of February and August of each year (beginning with the first such date following the effective time of the Merger) up to and including February 15, 2023. After February 15, 2023, distributions on the MPLX Series B Preferred Units will be payable quarterly in arrears on the 15th day of February, May, August and November of each year. If any distribution payment date otherwise would fall on a day that is not a business day, declared distributions will be paid on the immediately succeeding business day without the accumulation of additional distributions.

Up to and including February 15, 2023, distributions on the ANDX Series A Preferred Units accrue at a rate of 6.875% per annum on the $1,000 liquidation preference (as described below in “Liquidation Rights”) per Series A Preferred Unit (equal to $68.75 per ANDX Series A Preferred Unit per annum). After February 15, 2023, distributions on the ANDX Series A Preferred Units will accrue on the liquidation preference at a rate per annum equal to the three-month LIBOR plus a spread of 4.652%.	Up to and including February 15, 2023, distributions on the MPLX Series B Preferred Units will accrue at a rate of 6.875% per annum on the $1,000 liquidation preference (as described below in “Liquidation Rights”) per MPLX Series B Preferred Unit (equal to $68.75 per MPLX Series B Preferred Unit per annum). After February 15, 2023, distributions on the MPLX Series B Preferred Units will accrue on the liquidation preference at a rate per annum equal to the three-month LIBOR plus a spread of 4.652%.

RANKING

The ANDX Series A Preferred Units, with respect to anticipated semi-annual or quarterly distributions and distributions upon the liquidation, winding up and dissolution of ANDX’s affairs, rank:

•  senior to the ANDX Common Units, non-economic general partner interest, the TexNew Mex Units, the Special Limited Partner Units and to each other class or series of limited partner interests or other equity securities established after the original issue date of the ANDX Series A Preferred Units that is not expressly made senior to or pari passu with such ANDX Series A Preferred Units as to the payment of distributions and amounts payable on a liquidation event (the “Junior Securities”);

The MPLX Series B Preferred Units, with respect to anticipated semi-annual or quarterly distributions and distributions upon the liquidation, winding up and dissolution of MPLX’s affairs, rank:

•  senior to the MPLX Common Units, non-economic general partner interest, the MPLX TexNew Mex Units, the MPLX Special Limited Partnership Units and to each other class or series of limited partner interests or other equity securities established after the original issue date of the MPLX Series B Preferred Units that is not expressly made senior to or pari passu with such MPLX Series B Preferred Units as to the payment of distributions and amounts payable on a liquidation event (the “Junior Securities”);

ANDX Series A Preferred Unitholders	MPLX Series B Preferred Unitholders

•  pari passu with (i) each other and (ii) any other class or series of limited partner interests or other equity securities established after the original issue date of the ANDX Series A Preferred Units that is not expressly made senior or subordinated to such series of the ANDX Series A Preferred Units as to the payment of distributions and amounts payable on a liquidation event (the “Parity Securities”);

•  pari passu with (i) each other, (ii) the MPLX Series A Preferred Units and (iii) any other class or series of limited partner interests or other equity securities established after the original issue date of the MPLX Series B Preferred Units that is not expressly made senior or subordinated to such series of the MPLX Series B Preferred Units as to the payment of distributions and amounts payable on a liquidation event (the “Parity Securities”);

•  junior to each other class or series of limited partner interests or other equity securities established after the original issue date of the ANDX Series A Preferred Units that is expressly made senior to such series of the ANDX Series A Preferred Units as to the payment of distributions and amounts payable on a liquidation event (the “Senior Securities”); and

•  junior to all of ANDX’s existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against ANDX.

The ANDX Series A Preferred Units are subordinated to all of ANDX’s existing and future indebtedness (including indebtedness outstanding under existing credit facilities, ANDX’s fixed-rate senior notes, and any other senior securities ANDX may issue in the future with respect to assets available to satisfy claims against it).

Under the ANDX Partnership Agreement, ANDX may issue Junior Securities from time to time in one or more series without the consent of the holders of the applicable series of the ANDX Series A Preferred Units. ANDX GP has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. ANDX GP will also determine the number of units constituting each series of securities. ANDX’s ability to issue any Parity Securities in certain circumstances or Senior Securities is limited as described below under “Voting Rights.”

•  junior to each other class or series of limited partner interests or other equity securities established after the original issue date of the MPLX Series B Preferred Units that is expressly made senior to such series of the MPLX Series B Preferred Units as to the payment of distributions and amounts payable on a liquidation event (the “Senior Securities”); and

•  junior to all of MPLX’s existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against MPLX.

The MPLX Series B Preferred Units are subordinated to all of MPLX’s existing and future indebtedness (including indebtedness outstanding under existing credit facilities, MPLX’s fixed-rate senior notes, and any other senior securities MPLX may issue in the future with respect to assets available to satisfy claims against it).

Under the MPLX Partnership Agreement, MPLX may issue Junior Securities from time to time in one or more series without the consent of the holders of the applicable series of the MPLX Series B Preferred Units. MPLX GP has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. MPLX GP will also determine the number of units constituting each series of securities. MPLX’s ability to issue any Parity Securities in certain circumstances or Senior Securities is limited as described below under “Voting Rights.”

ANDX Series A Preferred Unitholders	MPLX Series B Preferred Unitholders

RESTRICTIONS ON DISTRIBUTIONS

ANDX will not declare or pay or set aside for payment full distributions on the ANDX Series A Preferred Units or any Parity Securities for any distribution period unless full cumulative distributions have been paid on the ANDX Series A Preferred Units and any Parity Securities through the most recently completed distribution period for each such security. To the extent distributions will not be paid in full on the ANDX Series A Preferred Units, ANDX GP will take appropriate action to ensure that all distributions declared and paid upon the ANDX Series A Preferred Units and any Parity Securities will be reduced, declared and paid on a pro rata basis on their respective payment dates.	MPLX will not declare or pay or set aside for payment full distributions on the MPLX Series B Preferred Units or any Parity Securities for any distribution period unless full cumulative distributions have been paid on the MPLX Series B Preferred Units and any Parity Securities through the most recently completed distribution period for each such security, provided that MPLX GP may declare and pay distributions on the MPLX Series B Preferred Units and any Parity Securities pro rata based on the relative accrued and accumulated distributions per Series A Preferred Unit and Series A Parity Security. To the extent distributions will not be paid in full on the MPLX Series B Preferred Units, MPLX GP will declare and pay distributions on the MPLX Series B Preferred Units and any Parity Securities, pro rata based on the relative accrued and accumulated unpaid distributions per MPLX Series B Preferred Unit and Parity Security on their respective payment dates.

ANDX will not declare or pay or set aside for payment distributions on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid on all outstanding ANDX Series A Preferred Units and any parity securities through the most recently completed respective distribution periods. To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the distribution period applicable to the ANDX Series A Preferred Units (e.g., quarterly rather than semi-annual), ANDX GP may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, ANDX GP expects to have sufficient funds to pay the full distribution in respect of the ANDX Series A Preferred Units on the next successive Distribution Payment Date (as defined above in “Issuance and Distributions of Preferred Units”).	MPLX will not declare or pay or set aside for payment distributions on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid on all outstanding MPLX Series B Preferred Units and any parity securities through the most recently completed respective distribution periods. To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the distribution period applicable to the MPLX Series B Preferred Units (e.g., quarterly rather than semi-annual), MPLX GP may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, MPLX GP expects to have sufficient funds to pay the full distribution in respect of the MPLX Series B Preferred Units on the next successive Distribution Payment Date (as defined above in “Issuance and Distributions of Preferred Units”).

ANDX Series A Preferred Unitholders	MPLX Series B Preferred Unitholders

OPTIONAL REDEMPTION

At any time on or after February 15, 2023, ANDX may redeem the ANDX Series A Preferred Units, at its option, in whole or in part, by paying $1,000 per unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. ANDX may undertake multiple partial redemptions. Any such redemption would be effected only out of funds legally available for such purposes and will be subject to compliance with the provisions of ANDX’s outstanding indebtedness.	At any time on or after February 15, 2023, MPLX may redeem the MPLX Series B Preferred Units, at its option, in whole or in part, by paying $1,000 per unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. MPLX may undertake multiple partial redemptions. Any such redemption would be effected only out of funds legally available for such purposes and will be subject to compliance with the provisions of MPLX’s outstanding indebtedness.

CONVERSION RIGHTS

The ANDX Series A Preferred Units are not convertible into or exchangeable for any other securities or property at the option of the holder.	The MPLX Series B Preferred Units are not convertible into or exchangeable for any other securities or property at the option of the holder.

LIQUIDATION RIGHTS

If necessary, the holders of outstanding ANDX Series A Preferred Units will be specially allocated items of ANDX’s gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of ANDX’s affairs, whether voluntary or involuntary, a liquidation preference of $1,000 per ANDX Series A Preferred Unit. If the amount of ANDX’s gross income and gain available to be specially allocated to the ANDX Series A Preferred Units is not sufficient to cause the capital account of such ANDX Series A Preferred Unit to equal the liquidation preference of the ANDX Series A Preferred Unit, then the amount that a holder of such ANDX Series A Preferred Units would receive upon liquidation may be less than the ANDX Series A Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the ANDX Series A Preferred Units and the Parity Securities will be paid prior to any distributions in liquidation made in accordance with capital accounts. The rights of holders of the ANDX Series A Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of the Parity Securities in liquidation. A consolidation or merger of ANDX with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of ANDX’s affairs.	If necessary, the holders of outstanding MPLX Series B Preferred Units will be specially allocated items of MPLX’s gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of MPLX’s affairs, whether voluntary or involuntary, a liquidation preference of $1,000 per MPLX Series B Preferred Unit. If the amount of MPLX’s gross income and gain available to be specially allocated to the MPLX Series B Preferred Units is not sufficient to cause the capital account of such MPLX Series B Preferred Unit to equal the liquidation preference of the MPLX Series B Preferred Unit, then the amount that a holder of such MPLX Series B Preferred Units would receive upon liquidation may be less than the MPLX Series B Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the MPLX Series B Preferred Units and the Parity Securities will be paid prior to any distributions in liquidation made in accordance with capital accounts. The rights of holders of the MPLX Series B Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of the Parity Securities in liquidation. A consolidation or merger of MPLX with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of MPLX’s affairs.

ANDX Series A Preferred Unitholders	MPLX Series B Preferred Unitholders

VOTING RIGHTS

Unless ANDX has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ANDX Series A Preferred Units, voting as a single separate class, no amendment to the ANDX Partnership Agreement may be adopted that would have a material adverse effect on the existing preferences, rights, powers, duties or obligations of such ANDX Series A Preferred Units. For purposes of this voting requirement, any amendment to the ANDX Partnership Agreement (i) relating to the issuance of additional limited partner interests (subject to the voting rights regarding the issuance of the Parity Securities or the Senior Securities discussed below) and (ii) in connection with a merger or another transaction in which ANDX is the surviving entity and the ANDX Series A Preferred Units remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders of the ANDX Series A Preferred Units, will be deemed to not materially adversely affect the powers, preferences, duties or special rights of the holders of such ANDX Series A Preferred Units.

Unless MPLX has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding MPLX Series B Preferred Units, voting as a single separate class, no amendment to the MPLX Partnership Agreement may be adopted that would have a material adverse effect on the existing preferences, rights, powers, duties or obligations of such MPLX Series B Preferred Units. For purposes of this voting requirement, any amendment to the MPLX Partnership Agreement (i) relating to the issuance of additional limited partner interests (subject to the voting rights regarding the issuance of the Parity Securities or the Senior Securities discussed below) and (ii) in connection with a merger or another transaction in which MPLX is the surviving entity and the MPLX Series B Preferred Units remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders of the MPLX Series B Preferred Units, will be deemed to not materially adversely affect the powers, preferences, duties or special rights of the holders of such MPLX Series B Preferred Units.

In addition, unless ANDX has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ANDX Series A Preferred Units, voting as a class together with holders of any other Parity Securities established after the closing of this offering and upon which like voting rights have been conferred and are exercisable, ANDX may not:

•  create or issue any Parity Securities (including any additional ANDX Series A Preferred Units) if the cumulative distributions payable on outstanding ANDX Series A Preferred Units (or any Parity Securities) are in arrears; or

•  create or issue any Senior Securities.

In addition, unless MPLX has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding MPLX Series B Preferred Units, voting as a class together with holders of the MPLX Series A Preferred Units and any other Parity Securities established after the original issue date of the MPLX Series B Preferred Units and upon which like voting rights have been conferred and are exercisable, MPLX may not:

•  create or issue any Parity Securities (including any additional MPLX Series B Preferred Units) if the cumulative distributions payable on outstanding MPLX Series B Preferred Units (or any Parity Securities) are in arrears; or

•  create or issue any Senior Securities.

On any matter described above in which the holders of the ANDX Series A Preferred Units are entitled to vote as a class (whether separately or together with the holders of any Parity Securities), such holders will be entitled to one vote per unit. Any ANDX Series A Preferred Units held by any ANDX subsidiaries or controlled affiliates will not be entitled to vote.	On any matter described above in which the holders of the MPLX Series B Preferred Units are entitled to vote as a class (whether separately or together with the holders of any Parity Securities), such holders will be entitled to one vote per unit. Any MPLX Series B Preferred Units held by any MPLX subsidiaries or controlled affiliates will not be entitled to vote.

ANDX Series A Preferred Unitholders	MPLX Series B Preferred Unitholders

With respect to the ANDX Series A Preferred Units that are held for a person’s account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such ANDX Series A Preferred Units are registered, such other person will, in exercising the voting rights in respect of such ANDX Series A Preferred Units on any matter, and unless the arrangement between such persons provides otherwise, vote such ANDX Series A Preferred Units in favor of, and at the direction of, the person who is the beneficial owner, and ANDX will be entitled to assume it is so acting without further inquiry.	With respect to the MPLX Series B Preferred Units that are held for a person’s account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such MPLX Series B Preferred Units are registered, such other person will, in exercising the voting rights in respect of such MPLX Series B Preferred Units on any matter, and unless the arrangement between such persons provides otherwise, vote such MPLX Series B Preferred Units in favor of, and at the direction of, the person who is the beneficial owner, and MPLX will be entitled to assume it is so acting without further inquiry.

Except as described above, the holders of the ANDX Series A Preferred Units do not have any right to vote on or consent to any matter submitted to a vote or approval by written consent of the ANDX limited partners.	Except as described above, the holders of the MPLX Series B Preferred Units will not have any right to vote on or consent to any matter submitted to a vote or approval by written consent of the ANDX limited partners.

TRANSFER OF UNITS

There is no restriction on the transfer of the ANDX Series A Preferred Units other than restrictions and conditions applicable to transfers of any limited partner interests under the ANDX Partnership Agreement.	There is no restriction on the transfer of the MPLX Series B Preferred Units other than restrictions and conditions applicable to transfers of any limited partner interests under the MPLX Partnership Agreement.

PREEMPTIVE RIGHTS

No holder of ANDX Series A Preferred Units has any preemptive, preferential or other similar right with respect to the issuance of additional partnership securities under the ANDX Partnership Agreement.	No holder of MPLX Series B Preferred Units will have any preemptive, preferential or other similar right with respect to the issuance of any additional partnership interests under the MPLX Partnership Agreement.

RIGHTS UPON A CHANGE OF CONTROL

The holders of ANDX Series A Preferred Units do not have any specific rights upon a change of control under the ANDX Partnership Agreement.	The holders of MPLX Series B Preferred Units will not have any specific rights upon a change of control under the MPLX Partnership Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT/DIRECTORS OF ANDX

To ANDX’s knowledge, the following tables set forth certain information regarding the beneficial ownership of ANDX Common Units as of the close of business on May 21, 2019 (except as noted in the footnotes below) and with respect to: each person known by ANDX, based on public filings, to beneficially own 5% or more of the outstanding shares of ANDX Common Units; each member of the ANDX Board; each named executive officer of ANDX GP for 2018; and the current members of the ANDX Board and ANDX GP’s current executive officers as a group.

ANDX has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, ANDX believes, based on the information furnished to ANDX, that the persons and entities named in the table below have sole voting and investment power with respect to all of the ANDX Common Units that he, she or it beneficially owns.

Applicable percentage ownership and voting power is based on 245,630,444 ANDX Common Units outstanding and 662,639,384 shares of MPC common stock outstanding as of May 21, 2019.

Security Ownership of Directors and Executive Officers

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Andeavor Logistics LP, 200 East Hardin Street, Findlay, Ohio 45840.

	Amount and Nature of Beneficial Ownership				Percent of Total Outstanding (%)
	ANDX Common Units		MPC Common Stock		ANDX	MPC
Pamela K.M. Beall	—		127,328	(d)	*	*
Sigmund L. Cornelius	5,002	(a)	—		*	*
Ruth I. Dreessen	3,694	(a)	—		*	*
Gregory J. Goff	300,378	(b)	2,066,697	(b)(d)	*	*
Timothy T. Griffith	—		285,554	(d)	*	*
Gary R. Heminger	—		2,898,865	(d)(e)	*	*
Michael J. Hennigan	—		42,431	(d)	*	*
James H. Lamanna	16,660	(a)	—		*	*
Kim K.W. Rucker	14,284		52,119	(f)	*	*
Frank M. Semple	2,114	(a)	4,749	(f)	*	*
Don J. Sorensen	37,160	(c)	34,616	(c)	*	*
Steven M. Sterin	—		83,985		*	*
Donald C. Templin	—		593,577	(d)	*	*
D. Andrew Woodward	—		1,615		*	*
All Current Directors and Executive Officers as a Group (13 individuals)	365,008		6,182,297	(d)(g)	*	*

*	Less than 1% of the MPC common shares or ANDX Common Units outstanding, as applicable.
(a)

Includes 1,658 ANDX Phantom Units that will settle in ANDX Common Units upon the director’s retirement from service on the ANDX Board. Mr. Semple’s amount also includes 456 ANDX Phantom Units that will vest and settle in ANDX Common Units on October 1, 2019.

(b)

ANDX total includes 129,902 ANDX Phantom Units, a portion of which may be forfeited under certain conditions, that will settle in ANDX Common Units. MPC total includes (i) 483,554 MPC restricted stock units converted from previously outstanding Andeavor awards, a portion of which may be forfeited under certain conditions, (ii) 226,383 shares of MPC common stock held by G Goff Foundation Inc., for which Mr. Goff serves as a trustee with shared voting and investment power, (iii) 38,875 shares of MPC common stock held in trust for which Mr. Goff acts as trustee with shared voting and investment power, and (iv) shares of MPC common stock held jointly with his spouse.

(c)

ANDX total includes 27,540 ANDX Phantom Units, a portion of which may be forfeited under certain conditions, that will settle in ANDX Common Units. MPC total includes 20,653 MPC restricted stock units converted from previously outstanding Andeavor awards, a portion of which may be forfeited under certain conditions.

(d)

Includes all MPC stock options exercisable within 60 days of May 21, 2019 as follows: Ms. Beall, 83,440; Mr. Goff, 283,329; Mr. Griffith, 233,800; Mr. Heminger, 2,311,513; Mr. Hennigan, 10,075; Mr. Templin, 495,395; all other executive officers, 71,357. This includes 111,052 stock options exercisable but not in the money as of May 21, 2019.

(e)	Includes 206,202 shares of MPC common stock indirectly beneficially held in trust by Mr. Heminger.
(f)

Includes MPC restricted stock unit awards that will settle in shares of common stock upon the director’s retirement from service on the board of directors of MPC or observer status as follows: Ms. Rucker, 1,727; Mr. Semple, 4,749.

(g)

Includes 23,912 MPC restricted stock units held by all other executive officers, which were converted from previously outstanding Andeavor awards and a portion of which may be forfeited under certain conditions.

Security Ownership of Other Beneficial Owners

Name and Address of Beneficial Owner	Total Common Units Beneficially Owned	Percent of Common Units(a)
Marathon Petroleum Corporation(b) 539 South Main Street Findlay, Ohio 45840	156,173,128	63.6%
Tortoise Capital Advisors, LLC(c) 11550 Ash Street, Suite 300 Leawood, KS 66211	14,650,854	6.0%

a)	Based on 245,630,444 ANDX Common Units representing limited partner interests outstanding (including 156,173,128 common units held by MPC and its affiliates) on May 21, 2019.
b)

The 156,173,128 ANDX Common Units are directly held by ANDX GP and ANDX Refining Southwest, which are wholly owned indirect subsidiaries of MPC. As the ultimate parent company of each such entity, MPC may be deemed to beneficially own the ANDX Common Units.

c)

Based on Amendment No. 10 to a Schedule 13G/A filed with the SEC on February 12, 2019, Tortoise Capital Advisors has sole voting and dispositive power with respect to 369,483 ANDX Common Units, shared voting power with respect to 13,055,751 ANDX Common Units and shared dispositive power with respect to 14,281,371 ANDX Common Units.

NO DISSENTERS’ RIGHTS

ANDX Common Unitholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law or the ANDX Partnership Agreement in connection with the Merger.

Under Delaware law, MPLX Unitholders are not entitled to dissenters’ rights or appraisal rights in connection with the issuance of MPLX Common Units as contemplated by the Merger Agreement under Delaware law or the MPLX Partnership Agreement.

LEGAL MATTERS

The validity of the MPLX Common Units and the MPLX Series B Preferred Units to be issued in connection with the Merger and being offered hereby will be passed upon for MPLX by Jones Day. Certain U.S. federal income tax consequences of the Merger will be passed upon for MPLX by Jones Day. Certain U.S. federal income tax consequences of the Merger will be passed upon for ANDX by Vinson & Elkins L.L.P.

EXPERTS

MPLX

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this consent statement/prospectus by reference to MPLX LP’s Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ANDX

The consolidated financial statements of Andeavor Logistics LP appearing in Andeavor Logistics LP’s Annual Report on Form 10-K for the year ended December 31, 2018 and the effectiveness of Andeavor Logistics LP’s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Both MPLX and ANDX file annual, quarterly and current reports, and other business and financial information with the SEC. MPLX and ANDX file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain many of these documents, free of charge, from MPLX at http://www.mplx.com under the “Investors” link and then under the heading “SEC Filings” or from ANDX by accessing ANDX’s website at http://www.andeavorlogistics.com under the “Investors” link, and then under the heading “Financials.”

MPLX has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the partnerships and their financial condition.

The SEC allows MPLX and ANDX to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the partnerships and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by MPLX:

•	Annual Report on Form 10-K for the year ended December 31, 2018 (filed with the SEC on February 28, 2019);

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 (filed with the SEC on May 9, 2019);

•	Current Report on Form 8-K filed with the SEC on May 8, 2019 (SEC Accession No. 0001193125-19-140401); and

•

The description of MPLX Common Units contained in the registration statement on Form 8-A, filed on October 23, 2012, and any other amendments or reports filed for the purpose of updating that description.

This document also incorporates by reference the following documents that have previously been filed with the SEC by ANDX:

•	Annual Report on Form 10-K for the year ended December 31, 2018 (filed with the SEC on February 28, 2019);

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 (filed with the SEC on May 9, 2019);

•

Current Reports on Form 8-K filed with the SEC on February 5, 2019, April 10, 2019, May 8, 2019 (SEC Accession No. 0001193125-19-140406), May  9, 2019 and Form 8-K/A filed with the SEC on May 14, 2019; and

•	The description of ANDX Common Units contained in the registration statement on Form 8-A, filed April 15, 2011, and any other amendments or reports filed for the purpose of updating that description.

In addition, MPLX and ANDX are incorporating by reference (i) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement on

Form S-4 filed by MPLX on May 29, 2019, and prior to the effectiveness of the registration statement of which this consent statement/prospectus forms a part and (ii) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this consent statement/prospectus and prior to the date on which the Merger is consummated; provided, however, that MPLX and ANDX are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

You may request copies of this consent statement/prospectus and any of the documents incorporated by reference herein or certain other information concerning MPLX or ANDX, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

For ANDX: 200 East Hardin Street Findlay, Ohio 45840 Attention: Investor Relations 419-422-2414 ir@marathonpetroleum.com	For MPLX: 200 East Hardin Street Findlay, Ohio 45840 Attention: Investor Relations 419-422-2414 MPLXInvestorRelations@marathonpetroleum.com

To obtain timely delivery of these documents prior to the conclusion of the consent process, holders of ANDX Common Units must request the information no later than                     , 2019.

You should rely only on the information contained or incorporated by reference in this consent statement/prospectus. None of MPLX, ANDX or any of their affiliates has authorized anyone to provide you with information different from that contained or incorporated by reference in this consent statement/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. The information contained in this consent statement/prospectus and the documents incorporated by reference is accurate only as of its respective dates, regardless of the time of delivery of this consent statement/prospectus. MPLX and ANDX’s business, financial condition, results of operations and prospects may have changed since those dates.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

ANDEAVOR LOGISTICS LP,

TESORO LOGISTICS GP, LLC,

MPLX LP,

MPLX GP LLC

and

MPLX MAX LLC

Dated as of May 7, 2019

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 7, 2019, is entered into by and among ANDEAVOR LOGISTICS LP, a Delaware limited partnership (“ANDX”), TESORO LOGISTICS GP, LLC, a Delaware limited liability company (“ANDX GP”, and, together with ANDX, the “ANDX Parties”), MPLX LP, a Delaware limited partnership (“MPLX”), MPLX GP LLC, a Delaware limited liability company (“MPLX GP”, and, together with MPLX, the “MPLX Parties”), MPLX MAX LLC, a Delaware limited liability company and a wholly owned Subsidiary of MPLX (“Merger Sub” and, together with the MPLX Parties, the ANDX Parties, the “Parties”).

RECITALS

1. MPLX and ANDX desire to combine their businesses on the terms and conditions set forth in this Agreement.

2. The board of directors of ANDX GP (the “ANDX Board”) has, acting in good faith, unanimously (i) determined that this Agreement and the business combination provided for herein, pursuant to which Merger Sub will, upon the terms and subject to the conditions set forth herein, merge with and into ANDX (the “Merger”), with ANDX as the surviving entity, are in, or not opposed to, the best interests of ANDX and its Subsidiaries treated as a single consolidated entity, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of ANDX Common Units approve the Merger and adopt this Agreement and directed that this Agreement be submitted to the holders of ANDX Common Units for their adoption by written consent.

3. Pursuant to Section 7.1(d) of the ANDX GP LLC Agreement (as defined herein), Western Refining Southwest, Inc., an Arizona corporation (“ANDX Refining Southwest”), Tesoro Alaska Company LLC (“ANDX Alaska”), a Delaware limited liability company, and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“ANDX Refining & Marketing”), constituting all of the members of ANDX GP, have delivered an irrevocable written consent, in their capacity as the members of ANDX GP, to the entry by ANDX GP and ANDX into this Agreement, and the performance of their respective obligations hereunder, and the transactions contemplated by this Agreement, including the Merger (the “ANDX GP Member Consent”).

4. The board of directors of MPLX GP (the “MPLX Board”) has, acting in good faith, unanimously (i) determined that this Agreement, the Merger and the other transaction documents contemplated by this Agreement are not adverse to the best interests of MPLX and its Subsidiaries treated as a single consolidated entity and (ii) approved and declared advisable this Agreement, the other Transaction Documents (as defined below) to which MPLX is a party and the transactions contemplated hereby, including the Merger.

5. MPLX has executed and delivered, in accordance with Section 18-302 of the DLLCA and in its capacity as sole member of Merger Sub, a written consent adopting the plan of merger contained in this Agreement (the “Merger Sub Member Consent”).

6. By virtue of the Merger, upon the terms and subject to the conditions set forth in this Agreement, the holders of ANDX Common Units shall receive MPLX Common Units as more particularly set forth in this Agreement.

7. Each ANDX Party, each MPLX Party and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

8. Concurrently with the execution and delivery of this Agreement, as a condition and inducement to the parties’ willingness to enter into this Agreement, ANDX GP, as record and beneficial owner of 88,624,852 ANDX Common Units representing 36.1% of the issued and outstanding ANDX Common Units, and ANDX

Refining Southwest, as record and beneficial owner of 67,548,276 ANDX Common Units representing 27.5% of the issued and outstanding ANDX Common Units (as well as the holder of all of the ANDX TexNew Mex Units (as defined herein) and the ANDX Special Limited Partner Interest (as defined herein)), are entering into a support agreement, attached as Exhibit A, with MPLX and ANDX (the “Support Agreement”), pursuant to which and subject to the terms and conditions thereof, each of ANDX GP and ANDX Refining Southwest has agreed to deliver (or cause to be delivered) written consents with regards to the ANDX Common Units it beneficially owns approving the adoption of the Merger, this Agreement and the transactions contemplated hereby.

9. In consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.1. Certain Definitions. As used in this Agreement, except as otherwise specifically provided herein, the following terms have the meanings set forth in this Section 1.1:

“Affiliate” has the meaning set forth in Rule 405 promulgated under the Securities Act, unless otherwise expressly stated herein; provided, however, that for purposes of this Agreement, the ANDX Parties and their respective Subsidiaries shall not be considered Affiliates of the MPLX Parties or any of the MPLX Parties’ other Affiliates, nor shall the MPLX Parties or any of their respective Affiliates be considered Affiliates of the ANDX Parties or any of their Subsidiaries.

“Affiliated Unitholder Eligible Units” has the meaning set forth in Section 3.1(b).

“Affiliated Unitholder Exchange Ratio” has the meaning set forth in Section 3.1(b).

“Affiliated Unitholder Merger Consideration” has the meaning set forth in Section 3.1(b).

“Agreement” has the meaning set forth in the Preamble.

“Andeavor” means Andeavor LLC, a Delaware limited liability company (formerly known as Mahi LLC), and which entity is the post-merger surviving entity of the October 1, 2018 merger of Andeavor, a Delaware corporation, into Andeavor LLC.

“ANDX” has the meaning set forth in the Preamble.

“ANDX Balance Sheet Date” means December 31, 2018.

“ANDX Board” has the meaning set forth in the Recitals.

“ANDX Common Unit” means a “Common Unit”, as such term is defined in the ANDX Partnership Agreement.

“ANDX Conflicts Committee” means the conflicts committee of the ANDX Board.

“ANDX Conflicts Committee Financial Advisor” has the meaning set forth in Section 5.18.

“ANDX Disclosure Letter” has the meaning set forth in Article V.

“ANDX Director Phantom Unit” has the meaning set forth in Section 3.2(b).

“ANDX Employee” means any current or former employee, officer, director or independent contractor (who is a natural person) of ANDX or any of its Subsidiaries or of ANDX GP.

“ANDX Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefit or compensation plan, program, policy, contract, or arrangement, whether or not in writing and whether or not funded and whether or not subject to ERISA, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which ANDX Parties or any of their Subsidiaries has liability; provided, however, that no such plan, program, policy, contract or arrangement that is sponsored or maintained by MPC or any of its Affiliates that is not an ANDX Party shall constitute an ANDX Employee Benefit Plan.

“ANDX GP” has the meaning set forth in the Preamble.

“ANDX GP Interest” means the “General Partner Interest”, as such term is defined in the ANDX Partnership Agreement.

“ANDX GP LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of ANDX GP, dated as of August 6, 2018, as amended by Amendment to Third Amended and Restated Limited Liability Company Agreement of ANDX GP, effective October 1, 2018.

“ANDX GP Member Consent” has the meaning set forth in the Recitals.

“ANDX Long-Term Incentive Plan” means the Andeavor Logistics LP 2011 Long-Term Incentive Plan, as amended and restated, and the Western Refining Logistics, LP 2013 Long-Term Incentive Plan.

“ANDX Material Adverse Effect” means any change, event, occurrence or effect that, individually or taken together with any other changes, events, occurrences or effects is, or would reasonably be expected to be, materially adverse to the financial condition, properties, business or results of operations of ANDX and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no change, event, occurrence or effect, individually or in the aggregate, to the extent arising out of, resulting from or attributable to any of the following, shall constitute or be taken into account in determining whether an ANDX Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any changes in the economy or financial markets generally in the United States or any other country or changes that are the result of acts of war, sabotage or terrorism or of natural disasters; (b) any changes that are the result of factors generally affecting the petrochemical refining or pipeline industries; (c) (i) the (A) announcement, or (B) consummation, of the transactions contemplated by this Agreement; provided that the exception in clause (B) shall not apply to any representation or warranty contained in Article V if the primary purpose of such representation or warranty is from the face of such representation or warranty to address the consequences resulting from the consummation of the Merger; or (ii) any litigation brought by or on behalf of any current or former holder of ANDX Common Units, in its capacity as such, arising from allegations of any breach of duty or violation of Law or breach of the ANDX Partnership Agreement relating to this Agreement or the Merger; (d) changes in Law or in GAAP after the date of this Agreement; (e) any failure in and of itself to meet any internal or publicly available projections, forecasts, estimates or predictions (provided that the exception in this clause (e) shall not prevent or otherwise affect a determination that any change, effect, or development underlying such failure has resulted in or contributed to an ANDX Material Adverse Effect); (f) any decline in the market price, trading volume or credit rating of any of ANDX’s securities (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect, or development underlying such change has resulted in or contributed to an ANDX Material Adverse Effect); and (g) any change in the prices of natural gas, crude oil, refined petroleum products, other hydrocarbon products or natural gas liquids or products produced from hydrocarbon products, natural gas liquids or crack spreads; provided further that, any change, effect, event or occurrence referred to in clauses (a), (b), (d) and (g) shall be taken into account for purposes of determining whether an ANDX Material Adverse Effect has occurred to the extent, and only to the extent, that such change, effect, event or occurrence disproportionately adversely affects ANDX and its Subsidiaries compared to other companies of similar size operating in the petrochemical refining and pipeline industries.

“ANDX Material Contract” has the meaning set forth in Section 5.16(b).

“ANDX Parties” has the meaning set forth in the Preamble

“ANDX Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of ANDX, dated as of December 1, 2017, as amended by the First Amendment to Third Amended and Restated Agreement of Limited Partnership of ANDX, dated October 1, 2018.

“ANDX Phantom Unit” means a Phantom Unit as defined in and awarded pursuant to the ANDX Long-Term Incentive Plan.

“ANDX SEC Reports” has the meaning set forth in Section 5.5(a).

“ANDX Series A Preferred Units” means the “Series A Preferred Units”, as such term is defined in the ANDX Partnership Agreement.

“ANDX Series A Consideration” has the meaning set forth in Section 3.1(c).

“ANDX Special Limited Partner Interest” means the “Special Limited Partner Interest”, as such term is defined in the ANDX Partnership Agreement.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Book-Entry Unit” has the meaning set forth in Section 3.1(f).

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks in the City of New York or the Department of State of the State of Delaware is required or authorized by Law to close.

“Certificate” has the meaning set forth in Section 3.1(f).

“Certificate of Merger” has the meaning set forth in Section 2.3(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the group health plan continuation coverage requirements of Part 6 Subtitle B of Title I of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent Statement/Prospectus” has the meaning set forth in Section 5.20.

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“Controlled Group Liability” has the meaning set forth in Section 5.8(c).

“Converted MPLX Phantom Unit” has the meaning set forth in Section 3.2(a).

“D&O Insurance” has the meaning set forth in Section 7.12(c).

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“DTC” has the meaning set forth in Section 4.2(a).

“Effective Time” has the meaning set forth in Section 2.3(a).

“Environmental Law” means any Law relating to: (a) the protection, preservation or remediation of the environment, (b) the generation, handling, use, treatment, storage, presence, transportation, disposal, release or threatened release of any Hazardous Substance or (c) as it relates to exposure to Hazardous Substances, human safety and health.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 4.1.

“Exchange Fund” has the meaning set forth in Section 4.1.

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as the case may be, and bylaws, or comparable documents, (b) with respect to any Person that is a limited partnership, its certificate of limited partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents and (d) with respect to any other Person that is not an individual, its comparable organizational documents.

“Governmental Entity” means any domestic, foreign, tribal or transnational governmental, quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity of any nature.

“Hazardous Substance” means any waste, substance, or material, whether solid, liquid, gaseous, or any combination of the foregoing, that is: (a) listed, classified, defined or regulated as a “hazardous material,” “hazardous waste,” “hazardous substance,” “toxic substance,” “contaminant,” or “pollutant,” or words of similar import, or otherwise regulated or classified as hazardous or toxic pursuant to any applicable Environmental Law; or (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person: (a) for borrowed money (including deposits or advances of any kind to such Person); (b) evidenced by bonds, debentures, notes or similar instruments; (c) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (d) pursuant to securitization or factoring programs or arrangements; (e) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of the MPLX Parties and their wholly owned Subsidiaries or between or among the ANDX Parties and their wholly owned Subsidiaries); (f) to maintain or cause to be maintained the financing, financial position or covenants of others or to purchase the obligations or property of others; (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); or (h) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person.

“Indemnified Person” has the meaning set forth in Section 7.12(a).

“Insurance Policies” has the meaning set forth in Section 5.15.

“Intellectual Property Rights” means, anywhere in the world, all (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (d) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) all other intellectual property or proprietary rights.

“Intended Tax Treatment” has the meaning set forth in Section 7.11(c).

“Knowledge” or any similar phrase means (a) with respect to the ANDX Parties, the actual knowledge after reasonable inquiry of the individuals set forth in Section 1.1 of the ANDX Disclosure Letter, and (b) with respect to the MPLX Parties, the actual knowledge after reasonable inquiry of the individuals set forth in Section 1.1 of the MPLX Disclosure Letter.

“Law” means any applicable federal, state, local, foreign, tribal, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

“Letter of Transmittal” has the meaning set forth in Section 4.2(a).

“Licenses” means all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, waivers, exemptions and orders issued or granted by a Governmental Entity.

“Lien” means any pledge, lien, charge, option, hypothecation, mortgage, security interest, license, sublicense or any other similar encumbrance, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the Public Unitholder Merger Consideration and the Affiliated Unitholder Merger Consideration.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Member Consent” has the meaning set forth in the Recitals.

“MPC” means Marathon Petroleum Corporation, a Delaware corporation.

“MPLX” has the meaning set forth in the Preamble.

“MPLX Balance Sheet Date” means December 31, 2018.

“MPLX Board” has the meaning set forth in the Recitals.

“MPLX Common Unit” means a “Common Unit”, as such term is defined in the MPLX Partnership Agreement.

“MPLX Conflicts Committee” means the conflicts committee of the MPLX Board.

“MPLX Disclosure Letter” has the meaning set forth in Article VI.

“MPLX Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefit or compensation plan, program, policy, contract, or arrangement, whether or not in writing and whether or not funded and whether or not subject to ERISA, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which MPLX Parties or any of their Subsidiaries has liability; provided, however, that no such plan, program, policy, contract or arrangement that is sponsored or maintained by MPC or any of its Affiliates that is not a MPLX Party shall constitute a MPLX Employee Benefit Plan.

“MPLX GP” has the meaning set forth in the Preamble.

“MPLX GP Interest” means the “General Partner Interest”, as such term is defined in the MPLX Partnership Agreement.

“MPLX Long-Term Incentive Plan” means the MPLX LP 2012 Incentive Compensation Plan and the MPLX LP 2018 Incentive Compensation Plan, as originally in effect on March 15, 2018.

“MPLX Material Adverse Effect” means any change, event, occurrence or effect that, individually or taken together with any other changes, events, occurrences or effects is, or would reasonably be expected to be, materially adverse to the financial condition, properties, business or results of operations of MPLX and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no change, event, occurrence or effect, individually or in the aggregate, to the extent arising out of, resulting from or attributable to any of the following, shall constitute or be taken into account in determining whether a MPLX Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any changes in the economy or financial markets generally in the United States or any other country or changes that are the result of acts of war, sabotage or terrorism or of natural disasters; (b) any changes that are the result of factors generally affecting the petrochemical refining or pipeline industries; (c) (i) the (A) announcement, or (B) consummation, of the transactions contemplated by this Agreement; provided that the exception in clause (B) shall not apply to any representation or warranty contained in Article VI if the primary purpose of such representation or warranty is from the face of such representation or warranty to address the consequences resulting from the consummation of the Merger; or (ii) any litigation brought by or on behalf of any current or former holder of MPLX Common Units, in its capacity as such, arising from allegations of any breach of duty or violation of Law or breach of the MPLX Partnership Agreement relating to this Agreement or the Merger; (d) changes in Law or in GAAP after the date of this Agreement; (e) any failure in and of itself to meet any internal or publicly available projections, forecasts, estimates or predictions (provided that the exception in this clause (e) shall not prevent or otherwise affect a determination that any change, effect, or development underlying such failure has resulted in or contributed to a MPLX Material Adverse Effect); (f) any decline in the market price, trading volume or credit rating of any of MPLX’s securities (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect, or development underlying such change has resulted in or contributed to a MPLX Material Adverse Effect); and (g) any change in the prices of natural gas, crude oil, refined petroleum products, other hydrocarbon products or natural gas liquids or products produced from hydrocarbon products, natural gas liquids or crack spreads; provided further that, any change, effect, event or occurrence referred to in clauses (a), (b), (d) and (g) shall be taken into account for purposes of determining whether a MPLX Material Adverse Effect has occurred to the extent, and only to the extent, that such change, effect, event or occurrence disproportionately adversely affects MPLX and its Subsidiaries compared to other companies of similar size operating in the petrochemical refining and pipeline industries.

“MPLX Material Contract” has the meaning set forth in Section 6.16(b).

“MPLX Parties” has the meaning set forth in the Preamble.

“MPLX Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of MPLX, dated as of February 1, 2018.

“MPLX Phantom Unit” means a “Phantom Unit” as defined in and awarded under the MPLX Long-Term Incentive Plan.

“MPLX Performance Unit” means a “Performance Unit” as defined in and awarded under the MPLX Long-Term Incentive Plan.

“MPLX Series A Preferred Units” means a “Series A Preferred Unit”, as defined in the MPLX Partnership Agreement.

“MPLX Series B Preferred Units” means a new class of units of MPLX that are pari passu with the MPLX Series A Preferred Units and with substantially equivalent preferences, rights, powers, duties and obligations as the ANDX Series A Preferred Units.

“MPLX SEC Reports” has the meaning set forth in Section 6.5(a).

“MPLX Special Limited Partner Interest” means a new limited partner interest in MPLX with substantially equivalent rights, powers, duties and obligations as the ANDX Special Limited Partner Interest.

“MPLX TexNew Mex Units” means a new class of units of MPLX with substantially equivalent rights, powers, duties and obligations as the TexNew Mex Units.

“New ANDX GP” means any wholly owned Affiliate of MPLX (as designated by MPLX prior to Closing).

“NYSE” means the New York Stock Exchange.

“Order” means any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement.

“Parties” has the meaning set forth in the Preamble.

“Permitted Liens” means all: (a) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the ANDX Parties or their Subsidiaries or the MPLX Parties and their Subsidiaries, as applicable, subject thereto; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) title defects or Liens (other than those constituting Liens for the payment of Indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the ANDX Parties and their

Subsidiaries or the MPLX Parties and their Subsidiaries, as applicable, taken as a whole; (d) Liens for Taxes that are not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established; and (e) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the MPLX Parties and their Subsidiaries or the ANDX Parties and their Subsidiaries, as applicable.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Public Unitholder Eligible Units” has the meaning set forth in Section 3.1(a).

“Public Unitholder Exchange Ratio” has the meaning set forth in Section 3.1(a).

“Public Unitholder Merger Consideration” has the meaning set forth in Section 3.1(a).

“Registration Statement” has the meaning set forth in Section 5.20.

“Representatives” means, with respect to any Person, such Person’s and each of its respective Subsidiaries’ and controlled Affiliates’ officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Requisite ANDX Approval” has the meaning set forth in Section 5.3(a).

“Rights” means, with respect to any Person, preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate such Person to issue or to sell any units representing limited partner interests or other securities of such Person or any securities or obligations convertible or exchangeable into or exercisable for, or giving any other Person a right to subscribe for or acquire, any securities of such Person.

“Rights-of-Way” has the meaning set forth in Section 5.17(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.5(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” has the meaning ascribed to such term in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Surviving ANDX Partnership Agreement” has the meaning set forth in Section 2.4(a).

“Tax” and “Taxes” means any and all U.S. federal, state, local, foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection or with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Termination Date” has the meaning set forth in Section 9.2(a).

“TexNew Mex Unit” means a “TexNew Mex Unit”, as such term is defined in the ANDX Partnership Agreement.

“Transaction Documents” means, collectively, this Agreement and the Support Agreement, including all exhibits, annexes and schedules thereto.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Written Consent” means approval of this Agreement and the transaction contemplated hereby, including the Merger, by written consent without a meeting in accordance with Section 13.11 of the ANDX Partnership Agreement of the holders of ANDX Common Units constituting a Unit Majority (as defined in the ANDX Partnership Agreement).

1.2. Other Terms. Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.

1.3. Calculation of Time Periods. Except as otherwise specifically provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is a non-Business Day, the period in question shall end on the next Business Day.

1.4. Additional Rules of Interpretation; Construction Provisions. Unless the express context otherwise requires:

(a) the word “day” means calendar day;

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(d) the term “dollars” and the symbol “$” mean United States Dollars;

(e) references in this Agreement to a specific Article, Section, Subsection, Recital, Preamble, Schedule or Exhibit shall refer, respectively, to Articles, Sections, Subsections, Recitals, Preamble, Schedules or Exhibits of this Agreement;

(f) wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references in this Agreement to any gender include the other gender;

(h) references in this Agreement to the “United States” or abbreviations thereof mean the United States of America and its territories and possessions;

(i) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(j) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP;

(k) except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, reenacted, consolidated or replaced from time to time and in the case of any such amendment, reenactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, reenacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith;

(l) except as otherwise specifically provided herein, all references in this Agreement to any Contract (including this Agreement) or other agreement, document or instrument mean such Contract or other agreement, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addenda, exhibits and any other documents attached or incorporated by reference thereto; and

(m) the Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGERS

2.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into ANDX and the separate existence of Merger Sub shall thereupon cease. ANDX shall be the surviving limited partnership in the Merger (sometimes hereinafter referred to as the “Surviving Entity”) and following the Merger, shall be a subsidiary of MPLX, and the separate existence of ANDX with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 2.4. The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA and DLLCA, as applicable.

2.2. Closing. Unless otherwise mutually agreed in writing by each of the parties, the closing of the Merger (the “Closing”) shall take place at the offices of Jones Day, 717 Texas Street, Houston, Texas, at 10:00 a.m. (Eastern Time) on the second Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

2.3. Effective Time. As soon as practicable following, and on the date of, the Closing, ANDX and MPLX will cause a Certificate of Merger effecting the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, duly executed in accordance with the relevant provisions of DRULPA and DLLCA, as applicable. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

2.4. Effect of the Merger.

(a) At the Effective Time: (i) the certificate of limited partnership of ANDX as in effect immediately prior to the Effective Time shall be amended to reflect the admission of the New ANDX General Partner as the general partner of the Surviving Entity; (ii) the ANDX Partnership Agreement shall remain in effect without modification (the “Surviving ANDX Partnership Agreement”), and shall continue in effect until thereafter changed or amended as provided therein or by applicable Law and in each case consistent with the obligations set forth in Section 7.12(b); (iii) the general partner interest held by ANDX GP shall be cancelled and MPLX and New ANDX GP shall execute and deliver the Surviving ANDX Partnership Agreement; (iv) each of MPLX and New ANDX GP shall be bound by the Surviving ANDX Partnership Agreement upon execution and delivery thereof by MPLX and New ANDX GP; (v) pursuant to the Surviving ANDX Partnership Agreement, New ANDX GP shall be the sole general partner of ANDX with a non-economic general partner interest in ANDX; (vi) MPLX shall be admitted to ANDX as the sole limited partner of ANDX and all limited partners of ANDX immediately prior to the Merger shall simultaneously cease to be limited partners of ANDX; (vii) ANDX shall continue without dissolution; and (viii) the books and records of ANDX shall be revised to reflect the foregoing.

(b) MPLX GP consents to the admission to MPLX, as a limited partner of MPLX, of each holder of ANDX Common Units who is issued MPLX Common Units in exchange for such holder’s ANDX Common Units, and each holder of ANDX Series A Preferred Units who is issued MPLX Series B Preferred Units in exchange for such holder’s ANDX Series A Preferred Units, in accordance with Article IV upon the proper surrender of a Certificate or Book-Entry Unit. Upon such a surrender of a Certificate (or upon a waiver of the requirement to surrender a Certificate granted by MPLX GP in its sole discretion) or Book-Entry Units, the recording of the name of such Person as a limited partner of MPLX (and as the Record Holder (as such term is defined in the MPLX Partnership Agreement) of such MPLX Common Units or ANDX Series A Preferred Units, as applicable) on the books and records of MPLX and its Transfer Agent (as such term is defined in the MPLX Partnership Agreement), and the issuance of MPLX Common Units or MPLX Series B Preferred Units, as applicable, to such person in accordance with Section 3.1, such Person shall automatically be admitted to MPLX as a limited partner of MPLX and be bound by the MPLX Partnership Agreement as such in accordance with Section 10.1 of the MPLX Partnership Agreement. By its surrender of a Certificate or Book-Entry Units, a former holder of ANDX Common Units or ANDX Series A Preferred Units confirms its agreement to be bound by all of the terms and conditions of the MPLX Partnership Agreement, including any power of attorney granted therein.

ARTICLE III

EFFECT OF THE MERGER ON EQUITY SECURITIES

3.1. Merger Consideration; Effect of the Merger on Equity Securities. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties, any holder of ANDX Common Units, any holder of MPLX Common Units or any other Person:

(a) Subject to Section 4.5 and Section 4.10, each ANDX Common Unit, other than any ANDX Common Unit held by ANDX GP and ANDX Refining Southwest, issued and outstanding immediately prior to the Effective Time (such ANDX Common Units, the “Public Unitholder Eligible Units”) shall be converted into the right to receive 1.135 (the “Public Unitholder Exchange Ratio”) validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) MPLX Common Units (such number of MPLX Common Units, the “Public Unitholder Merger Consideration”).

(b) Subject to Section 4.5 and Section 4.10, each ANDX Common Unit held by ANDX GP and ANDX Refining Southwest issued and outstanding immediately prior to the Effective Time (such ANDX Common Units, the “Affiliated Unitholder Eligible Units”) shall be converted into the right to receive 1.0328 (the “Affiliated Unitholder Exchange Ratio”) validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) MPLX Common Units (such number of MPLX Common Units, the “Affiliated Unitholder Merger Consideration”).

(c) Each ANDX Series A Preferred Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) MPLX Series B Preferred Unit (the “ANDX Series A Consideration”).

(d) Each TexNew Mex Unit issued and outstanding immediately prior to the Effective Time shall be converted into a validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) MPLX TexNew Mex Unit, and by virtue of the conversion set forth in this Section 3.1(d), all TexNew Mex Units shall be deemed to be cancelled and shall cease to exist as of the Effective Time.

(e) The ANDX Special Limited Partner Interest shall be converted into the MPLX Special Limited Partner Interest, and by virtue of the conversion set forth in this Section 3.1(e), the ANDX Special Limited Partner Interest shall be deemed to be cancelled and shall cease to exist as of the Effective Time.

(f) All of the Public Unitholder Eligible Units converted into the right to receive the Public Unitholder Merger Consideration, all of the Affiliated Unitholder Eligible Units converted into the right to receive Affiliated Unitholder Merger Consideration, and all of the ANDX Series A Preferred Units converted into the right to receive the ANDX Series A Consideration pursuant to this Article III shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any of the Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units (each, a “Certificate”) and each book-entry account formerly representing any non-certificated Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units (each, a “Book-Entry Unit”) shall thereafter represent only the right to receive the Public Unitholder Merger Consideration, Affiliated Unitholder Merger Consideration or the ANDX Series A Consideration, as applicable, and, with respect to the Public Unitholder Eligible Units and Affiliated Unitholder Eligible Units, the right, if any, to receive pursuant to Section 4.5 cash in lieu of fractional units into which such Public Unitholder Eligible Units or Affiliated Unitholder Eligible Units have been converted pursuant to this Section 3.1(f) and any distributions pursuant to Section 4.3, in each case without interest.

(g) Each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into ANDX Common Units, which shall constitute in the aggregate 100% of the aggregate partnership interest (as defined in DRULPA) of all limited partners in the Surviving Entity.

(h) MPLX’s partnership interests issued and outstanding immediately prior to the Effective Time shall be unchanged and remain outstanding and each limited partner and general partner admitted to MPLX immediately prior to the Effective Time shall continue as a limited partner and/or general partner of MPLX, as applicable.

3.2. Treatment of Phantom Units.

(a) ANDX Phantom Units. At the Effective Time, each outstanding ANDX Phantom Unit, other than any ANDX Director Phantom Unit, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, cease to represent a phantom unit denominated in ANDX Common Units and shall be converted into a phantom unit denominated in MPLX Common Units (each, a “Converted MPLX Phantom Unit”). The number of MPLX Common Units subject to each Converted MPLX Phantom Unit shall be equal to the product (rounded down to the nearest whole number) of (x) the number of ANDX Common Units subject to such ANDX Phantom Unit immediately prior to the Effective Time multiplied by (y) the Public Unitholder Exchange Ratio. For the avoidance of doubt, any then-accumulated distribution equivalent amounts payable pursuant to distribution equivalent rights with respect to each ANDX Phantom Unit will carry over and be paid to the holder upon, and subject to, the vesting of the Converted MPLX Phantom Unit that corresponds to the ANDX Phantom Unit to which such distribution equivalent amounts related.

(b) ANDX Director Phantom Units. At the Effective Time, each outstanding ANDX Phantom Unit that is held by a non-employee director of ANDX GP (each, an “ANDX Director Phantom Unit”) shall, automatically and without any action on the part of the holder thereof, be cancelled and shall only entitle the holder of such ANDX Director Phantom Unit to receive (without interest), as soon as reasonably practicable following the Effective Time (but in any event no later than ten (10) Business Days after the Effective Time), a cash payment equal to (i) the number of ANDX Common Units subject to such ANDX Director Phantom Unit immediately prior to the Effective Time, whether or not vested, multiplied by (ii) the product of (A) the Public Unitholder Exchange Ratio and (B) the average of the volume weighted average price per unit of MPLX Common Units on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by MPLX and ANDX) on each of the ten (10) consecutive trading days ending with the complete trading day immediately prior to the Closing Date; provided, however, that to the extent that any such ANDX Director Phantom Unit constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment shall be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(c) ANDX Actions. At or prior to the Effective Time, ANDX and the ANDX Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the ANDX Phantom Units and ANDX Director Phantom Units and to give effect to this Section 3.2. ANDX shall take all actions necessary to ensure that from and after the Effective Time, neither MPLX nor the Surviving Entity will be required to deliver ANDX Common Units or other units of ANDX to any Person pursuant to or in settlement of ANDX Phantom Units.

(d) MPLX Actions. MPLX shall take all actions that are necessary for the assumption of the ANDX Phantom Units pursuant to Section 3.2(a), including the reservation, issuance and listing of MPLX Common Units as necessary to effect the transactions contemplated by this Section 3.2.

ARTICLE IV

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER

4.1. Exchange Agent. At or prior to the Effective Time, MPLX shall deposit or cause to be deposited with an exchange agent selected by MPLX with ANDX’s prior approval (which approval shall not be unreasonably conditioned, withheld or delayed) to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units and ANDX Series A Preferred Units, (a) an aggregate number of MPLX Common Units and MPLX Series B Preferred Units to be issued in uncertificated form or book-entry form and (b) an aggregate amount of cash comprising approximately the aggregate amount of cash, if any, required to be paid in lieu of any fractional units of Public Unitholder Eligible Units and Affiliated Unitholder Eligible Units pursuant to Section 4.5. In addition, MPLX shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any distributions, if any, to which the holders of Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units, as applicable, may be entitled pursuant to Section 4.3 with both a record and payment date after the Effective Time and prior to the surrender of such Public Unitholder Eligible

Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units, as applicable, pursuant to the terms of this Agreement. Such MPLX Common Units and MPLX Series B Preferred Units, cash in lieu of any fractional units payable pursuant to Section 4.5 and the amount of any distributions deposited with the Exchange Agent pursuant to this Section 4.1, is referred to in this Agreement as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by the MPLX Parties.

4.2. Procedures for Surrender.

(a) Promptly after the Effective Time (and in any event within three Business Days thereafter), MPLX shall cause the Exchange Agent to mail to each holder of record of Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units, as applicable, that are represented by (i) Certificates or (ii) Book-Entry Units not held through The Depositary Trust Company (“DTC”) notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to such Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.7) or transfer of the Book-Entry Unit to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Units), such materials to be in such form and have such other provisions as the MPLX Parties desire with approval of the ANDX Parties (such approval not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”), and (B) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates) or transferring the Book-Entry Units to the Exchange Agent in exchange for the Public Unitholder Merger Consideration, Affiliated Unitholder Merger Consideration, cash in lieu of fractional units of MPLX Common Units, if any, to be issued or paid in consideration therefor and distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. With respect to Book-Entry Units held through DTC, MPLX and ANDX shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees on the Closing Date (or if Closing occurs after 11:30 a.m. (New York Time) on the Closing Date, on the first Business Day after the Closing Date), upon surrender of Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units, as applicable, held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Public Unitholder Merger Consideration, Affiliated Unitholder Merger Consideration and ANDX Series A Consideration, as applicable, and cash in lieu of fractional units of MPLX Common Units, if any, to be issued or paid in consideration therefor and distributions, in each case, to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

(b) Upon surrender to the Exchange Agent of Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units, as applicable, that are represented by Certificates, by physical surrender of such Certificate (or affidavit of loss in lieu of a Certificate, as provided in Section 4.7) or that are represented by Book-Entry Units, by book-receipt of an “agent’s message” in customary form by the Exchange Agent in connection with the transfer of Book-Entry Units, in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to Book-Entry Units held through DTC, in accordance with DTC’s customary procedures (it being understood that the holders of Book-Entry Units shall be deemed to have surrendered such units upon receipt by the Exchange Agent of such “agent’s message” or such other evidence, if any, as the Exchange Agent may reasonably request) and such other procedures as agreed by the ANDX Parties, the MPLX Parties, the Exchange Agent and DTC, the holder of such Certificate or Book-Entry Units shall be entitled to receive in exchange therefor (i) that number of whole units of MPLX Common Units that such holder is entitled to receive pursuant to Section 3.1 and (ii) cash in the amount of (after giving effect to any required Tax withholdings as provided in Section 4.8) (A) any cash in lieu of fractional units payable pursuant to Section 4.5 plus (B) any unpaid non-stock distributions and any other distributions that such holder has the right to receive pursuant to Section 4.3.

(c) No interest will be paid or accrued on any amount payable upon due surrender of Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units, as applicable, and any Certificate or ledger entry relating to Book-Entry Units formerly representing ANDX Common Units or ANDX Series A Preferred Units, as applicable, that have been so surrendered shall be cancelled by the Exchange Agent.

(d) In the event of a transfer of ownership of certificated Public Unitholder Eligible Units or Affiliated Unitholder Eligible Units that are not registered in the transfer records of ANDX, the proper number of MPLX Common Units, together with any cash (after giving effect to any required Tax withholdings as provided in Section 4.8) to be paid upon due surrender of the Certificate and any distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Public Unitholder Eligible Units or Affiliated Unitholder Eligible Units, as applicable, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable unit transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. With respect to Book-Entry Units, payment of the Public Unitholder Merger Consideration, Affiliated Unitholder Merger Consideration or ANDX Series A Consideration, as applicable, and any cash in lieu of fractional units payable pursuant to Section 4.5 and any distributions pursuant to Section 4.3 shall only be made to the Person in whose name such Book-Entry Units are registered in the unit transfer books of ANDX.

4.3. Distributions. All MPLX Common Units and MPLX Series B Preferred Units to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a distribution is declared by MPLX in respect of the MPLX Common Units or MPLX Series B Preferred Units, the record date for which is at or after the Effective Time, that declaration shall include distributions in respect of all units issuable pursuant to this Agreement. No distributions in respect of the MPLX Common Units or MPLX Series B Preferred Units shall be paid to any holder of any unsurrendered Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Unit, as applicable, until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.7) or Book-Entry Unit is surrendered for exchange in accordance with this Article IV. Subject to the effect of escheat, Tax or other applicable Laws, following such surrender, there shall be issued and/or paid to the holder of record of the whole MPLX Common Units issued in exchange for Public Unitholder Eligible Units or Affiliated Unitholder Eligible Units, or whole MPLX Series B Preferred Units issued in exchange for ANDX Series A Preferred Units, in accordance with this Article IV, without interest, (a) at the time of such surrender, the distributions in respect of MPLX Common Units or MPLX Series B Preferred Units, with a record date at or after the Effective Time and payment date prior to or on the date of surrender and (b) at the appropriate payment date, the distributions payable with respect to such whole MPLX Common Units or MPLX Series B Preferred Units, as applicable, with a record date at or after the Effective Time but with a payment date subsequent to surrender.

4.4. Transfers. From and after the Effective Time, there shall be no transfers on the unit transfer books of ANDX of the ANDX Common Units or ANDX Series A Preferred Units that were outstanding immediately prior to the Effective Time.

4.5. No Fractional Units. Notwithstanding any other provision of this Agreement, no fractional MPLX Common Units will be issued upon the conversion of ANDX Common Units pursuant to Section 3.1. All fractional MPLX Common Units that a holder of Public Unitholder Eligible Units or Affiliated Unitholder Eligible Units would be otherwise entitled to receive pursuant to Section 3.1 shall be aggregated and rounded to three decimal places. Any holder of Public Unitholder Eligible Units or Affiliated Unitholder Eligible Units otherwise entitled to receive a fractional unit of MPLX Common Units but for this Section 4.5 shall be entitled to receive a cash payment, without interest, rounded to the nearest cent, equal to the product of (A) the aggregated amount of the fractional interest in MPLX Common Units to which such holder would, but for this Section 4.5, be entitled and (B) an amount equal to the average of the volume weighted average price per unit of MPLX Common Units on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by MPLX and ANDX) on each of the ten (10) consecutive trading days ending with the complete trading day immediately prior to the Effective Time. No holder of Public Unitholder Eligible Units or

Affiliated Unitholder Eligible Units shall be entitled by virtue of the right to receive cash in lieu of fractional units of MPLX Common Units described in this Section 4.5 to any distributions, voting rights or any other rights in respect of any fractional unit of MPLX Common Units. The payment of cash in lieu of fractional units of MPLX Common Units is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

4.6. Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any MPLX Common Units) that remains unclaimed twelve months after the Effective Time shall be delivered to MPLX. Any holder of Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units who has not theretofore complied with this Article IV shall thereafter look only to MPLX for delivery of the Public Unitholder Merger Consideration, Affiliated Unitholder Merger Consideration or the ANDX Series A Consideration, as applicable, and payment of any cash and distributions in respect thereof payable and/or issuable pursuant to Section 3.1, Section 4.3 and Section 4.5, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, MPLX, the Exchange Agent or any other Person shall be liable to any former holder of ANDX Common Units or ANDX Series A Preferred Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificate or Book-Entry Unit has not been surrendered prior to the date on which the Public Unitholder Merger Consideration or Affiliated Unitholder Merger Consideration would escheat to or become the property of any Governmental Entity, any Public Unitholder Merger Consideration, Affiliated Unitholder Merger Consideration and the cash, if any, to be paid in respect of such Certificate or Book-Entry Unit shall, to the extent permitted by applicable Law, immediately prior to such time become the property of MPLX, free and clear of all claims or interest of any Person previously entitled thereto.

4.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate representing Public Unitholder Eligible Units, Affiliated Unitholder Eligible Units or ANDX Series A Preferred Units shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the MPLX Parties, the posting by such Person of a bond in customary amount and upon such terms as may be required by the MPLX Parties as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Public Unitholder Merger Consideration, Affiliated Unitholder Merger Consideration or ANDX Series A Consideration, as applicable, and any cash or unpaid distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

4.8. Withholding Rights. Each of MPLX, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in MPLX Common Units). To the extent that amounts are so withheld by MPLX, the Surviving Entity or the Exchange Agent, as the case may be, such withheld amounts (a) shall be timely remitted by MPLX, the Surviving Entity or the Exchange Agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. If withholding is taken in MPLX Common Units, MPLX, the Surviving Entity or the Exchange Agent shall be treated as having sold such MPLX Common Units for an amount of cash equal to the fair market value of such MPLX Common Units at the time of such deemed sale and paid such cash proceeds to the appropriate Governmental Entity.

4.9. No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

4.10. Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with Article IX, the issued and outstanding ANDX Common Units or securities convertible or exchangeable into or exercisable for ANDX Common Units or the issued and outstanding MPLX Common Units or securities convertible or exchangeable into or exercisable for MPLX Common Units, shall have been changed into a different number of units or securities or a different class by reason of any reclassification, unit split (including a reverse unit split), unit distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a distribution paid in units with a record date within such period shall have been declared, then the Public Unitholder Merger Consideration and Affiliated Unitholder Merger Consideration shall be equitably adjusted to provide the holders of ANDX Common Units and MPLX the same economic effect as contemplated by this Agreement prior to such event, and such items, so adjusted shall, from and after the date of such event, be the Public Unitholder Merger Consideration and Affiliated Unitholder Merger Consideration, as applicable. Nothing in this Section 4.10 shall be construed to permit MPLX or ANDX to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement. For the avoidance of any doubt, and notwithstanding anything to the contrary in this Agreement, this Section 4.10 shall not apply to, and nothing in this Agreement shall prohibit, the issuance of MPLX Common Units for cash or cash equivalents or in connection with the issuance of equity compensation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ANDX

Except as set forth in the forms, statements, reports and documents filed or furnished, as applicable, by ANDX to the SEC (including the exhibits and schedules thereto) on or after December 31, 2017 and prior to the date of this Agreement pursuant to the Securities Act or the Exchange Act (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to the MPLX Parties by the ANDX Parties prior to entering into this Agreement (the “ANDX Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the ANDX Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), the ANDX Parties hereby represent and warrant to the MPLX Parties and Merger Sub that:

5.1. Organization, Good Standing and Qualification. Each of the ANDX Parties and their respective Significant Subsidiaries is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Each of the ANDX Parties and their respective Significant Subsidiaries is in good standing under the Laws of its respective jurisdiction of organization, and each other Subsidiary of the ANDX Parties is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and each of the ANDX Parties and their respective Subsidiaries has all requisite corporate or similar power and authority to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not have an ANDX Material Adverse Effect.

5.2. Capital Structure of ANDX.

(a) The capital structure of ANDX consists of ANDX Common Units, TexNew Mex Units, ANDX Series A Preferred Units, ANDX Phantom Units, ANDX Special Limited Partner Interest, and the non-economic ANDX GP Interest. As of the close of business on May 3, 2019, (i) 245,630,444 ANDX Common Units were issued and outstanding, of which 156,173,128 were owned, directly or indirectly, by MPC, (ii) no ANDX Common Units were held in treasury, (iii) 80,000 TexNew Mex Units were issued and outstanding, (iv) 600,000 ANDX Series A Preferred Units were issued and outstanding, (v) 197,002 ANDX Phantom Units were issued and outstanding, which included 6,902 ANDX Director Phantom Units, (vi) the ANDX Special Limited Partner Interest was issued and outstanding, (vii) the non-economic ANDX GP Interest was issued and outstanding, and (vii) no other equity interests or other voting securities of ANDX were issued, reserved for issuance or outstanding. All of such ANDX Common Units, TexNew Mex Units, ANDX Series A Preferred Units, ANDX Special Limited Partner Interests and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the ANDX Partnership Agreement, and are fully paid (to the extent required under the ANDX Partnership Agreement) and nonassessable (except as such nonassessability may be affected by the ANDX Partnership Agreement and Sections 17-303, 17-607 and 17-804 of the DRULPA), and, except as set forth in the ANDX Partnership Agreement, are not subject to any preemptive, purchase, call, first refusal, subscription or similar rights granted by or binding upon ANDX (and were not issued in violation of any preemptive, purchase, call, first refusal, subscription or similar rights). Except as set forth above in this Section 5.2(a), and for changes after the date hereof in compliance with Section 7.1(b), as of the date hereof, there are no equity interests in, or any securities convertible into or exchangeable or exercisable for any equity interests in ANDX. Section 5.2(a) of the ANDX Disclosure Letter contains a correct and complete listing of all outstanding ANDX Phantom Units and ANDX Director Phantom Units as of May 3, 2019, including the type of award, holder, date of grant, term, number of units and, where applicable, vesting schedule.

(b) Each of the outstanding units of capital stock or other securities of each of the Subsidiaries of ANDX is duly authorized, validly issued, fully paid (to the extent required by such Subsidiary’s organizational documents) and nonassessable (except, to the extent applicable, as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the DLLCA) and owned by ANDX or by a direct or indirect wholly-owned Subsidiary of ANDX, free and clear of all Liens.

(c) As of the date hereof, ANDX GP owns the non-economic ANDX GP Interest, and such ANDX GP Interest was duly authorized and validly issued in accordance with the ANDX Partnership Agreement and represents the entire general partner interest in ANDX. ANDX GP owns the ANDX GP Interest free and clear of any Liens.

(d) As of the date hereof, ANDX Refining Southwest owns the ANDX Special Limited Partner Interest, and such ANDX Special Limited Partner Interest was duly authorized and validly issued in accordance with the ANDX Partnership Agreement. ANDX Refining Southwest owns the Special Limited Partner Interest free and clear of any Liens.

(e) Except as set forth in this Section 5.2, other than ANDX Phantom Units and ANDX Director Phantom Units granted under the ANDX Long-Term Incentive Plan, there are no outstanding Rights issued or granted by, or binding upon, any of the ANDX Parties or their Subsidiaries, and no securities or obligations evidencing such Rights are authorized, issued or outstanding. The ANDX Parties do not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the unitholders of ANDX on any matter.

5.3. Corporate Authority; Approval and Fairness.

(a) The ANDX Parties have all requisite limited liability company or partnership power and authority and have taken all limited liability company or partnership action necessary in order to execute, deliver and perform their obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject only to adoption of this Agreement by the affirmative vote or consent of (i) the holders of a Unit Majority (as defined in the ANDX Partnership Agreement) and (ii) ANDX GP and ANDX Refining Southwest, as the sole record and beneficial owners of all of the Affiliated Unitholder Eligible Units (the “Requisite ANDX Approval”). The Requisite ANDX Approval is the only approval of the holders of units representing limited partner interests of ANDX that is necessary under applicable Law, NYSE rules, and the ANDX Partnership Agreement to adopt, approve and authorize this Agreement that has not been obtained as of the date of this Agreement. This Agreement has been duly executed and delivered by the ANDX Parties and constitutes a valid and binding agreement of the ANDX Parties enforceable against the ANDX Parties in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The ANDX Conflicts Committee has, acting in good faith, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in, or not opposed to, the best interest of ANDX and its Subsidiaries treated as a single consolidated entity and the holders of Public Unitholder Eligible Units, (ii) approved and declared advisable the Merger and the consummation of the transactions contemplated hereby, and (iii) recommended that the ANDX Board approve the Merger, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(c) Upon the receipt of the recommendation of the ANDX Conflicts Committee, at a meeting duly called and held, the ANDX Board, acting in good faith, unanimously (i) determined that this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger are in, or not opposed to, the best interests of ANDX and its Subsidiaries treated as a single consolidated entity and, (ii) approved and declared advisable this Agreement, the other Transaction Documents to which ANDX and ANDX GP are a party and the transactions contemplated hereby and thereby, including the Merger and (iii) resolved to recommend that the holders of ANDX Common Units approve the Merger and adopt this Agreement and directed that this Agreement be submitted to the holders of ANDX Common Units for their adoption by written consent. Following such approval from the ANDX Board, ANDX Refining Southwest, ANDX Alaska and ANDX Refining and Marketing, constituting all the members of ANDX GP, executed and delivered the ANDX GP Member Consent.

5.4. Governmental Filings; No Violations; Certain Contracts, Etc.

(a) Except for (i) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of the Registration Statement; (ii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated by this Agreement; (iii) the filing of the Certificate of Merger and other appropriate merger documents required by DRULPA and DLLCA with the Secretary of State of the State of Delaware; and (iv) compliance with the applicable requirements of the NYSE, no notices, reports or other filings are required to be made by the ANDX Parties or their Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the ANDX Parties or their Subsidiaries from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the ANDX Parties and the consummation of the Merger and the other transactions contemplated by this Agreement, or in connection with the continuing operation of the business of the ANDX Parties and their Subsidiaries following the Effective Time, except as would not have an ANDX Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the ANDX Parties do not, and the consummation of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of the ANDX Parties or the comparable Governing Documents of any of their Subsidiaries, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations or the loss of any benefits under or the creation of a Lien on any of the assets of the ANDX Parties or any of their Subsidiaries pursuant to any Contract binding upon any of the ANDX Parties or any of their Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement) compliance with the matters referred to in Section 5.4(a), under any Law to which the ANDX Parties or any of their Subsidiaries is subject, except, in the case of clause (ii), as would not have an ANDX Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

5.5. ANDX SEC Reports; Financial Statements; Internal Controls.

(a) ANDX has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it since December 31, 2017 with the SEC pursuant to the Exchange Act or the Securities Act (the forms, statements, reports and documents filed or furnished to the SEC, including any amendments thereto, the “ANDX SEC Reports”). Each of the ANDX SEC Reports, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will when so filed or furnished comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the ANDX SEC Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the ANDX SEC Reports did not, and none of the ANDX SEC Reports filed with or furnished to the SEC subsequent to the date of this Agreement will when so filed or furnished, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. ANDX is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(b) ANDX maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by ANDX is recorded and reported on a timely basis to the individuals responsible for the preparation of ANDX’s filings with the SEC and other public disclosure documents.

(c) ANDX maintains internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. ANDX has disclosed, based on its most recent evaluations prior to the date of this Agreement, to ANDX’s auditors and to the audit committee of the ANDX Board, (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect ANDX’s ability to record, process, summarize and report financial information and has identified for ANDX’s auditors any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ANDX’s internal control over financial reporting.

(d) Each of the consolidated balance sheets included in or incorporated by reference into the ANDX SEC Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of ANDX SEC Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position of ANDX and its consolidated Subsidiaries as of its date, and each of the consolidated statements of operations, changes in partners’ equity and cash flows included in or incorporated by reference into the ANDX SEC Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of ANDX SEC Reports filed after the date of this Agreement, will fairly present in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

5.6. No Adverse Changes.

(a) Except in connection with the execution and delivery of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, from the ANDX Balance Sheet Date through the date of this Agreement the ANDX Parties and their Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such business consistent with past practice.

(b) From the ANDX Balance Sheet Date through the date of this Agreement, there has not been an ANDX Material Adverse Effect.

5.7. Litigation and Liabilities.

(a) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the ANDX Parties, threatened in writing against the ANDX Parties or any of their Subsidiaries which, to the Knowledge of the ANDX Parties, would reasonably be expected to result in any claims against, or obligations or liabilities of, the ANDX Parties or any of their Subsidiaries, except for those that would not have an ANDX Material Adverse Effect or would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither the ANDX Parties nor any of their Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that would have an ANDX Material Adverse Effect.

(b) Except for obligations and liabilities (i) reflected or reserved against in ANDX’s consolidated balance sheets (and the notes thereto) included in the ANDX SEC Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since the ANDX Balance Sheet Date and (iii) arising or incurred in connection with the Merger or any other transaction contemplated by this Agreement, there are no obligations or liabilities of the ANDX Parties or any of their Subsidiaries, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except as would not have an ANDX Material Adverse Effect.

(c) This Section 5.7 shall not apply to any actions, suits, claims, hearings, arbitrations, investigations or other proceedings against the ANDX Parties or any of their Subsidiaries or any of their respective directors to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

5.8. Employee Benefits.

(a) Section 5.8(a) of the ANDX Disclosure Letter sets forth an accurate and complete list of each material ANDX Employee Benefit Plan. With respect to each material ANDX Employee Benefit Plan, the ANDX Parties have made available to the MPLX Parties prior to the date of this Agreement, to the extent applicable, accurate and complete copies of (i) the ANDX Employee Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such ANDX Employee Benefit Plan if such plan is not set forth in a written document, and (iii) the most recently prepared actuarial report.

(b) Except as would not have an ANDX Material Adverse Effect, (i) each ANDX Employee Benefit Plan (including any related trusts) has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by the ANDX Parties or any of their Subsidiaries with respect to each such ANDX Employee Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, and (iii) there are no pending or, to the Knowledge of the ANDX Parties, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any ANDX Employee Benefit Plan or any trust related thereto.

(c) No Controlled Group Liability has been incurred by ANDX or its Subsidiaries that has not been satisfied in full, and no condition exists that presents a risk to ANDX or its Subsidiaries of incurring any such liability. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 of the Code and (iv) as a result of a failure to comply with COBRA.

(d) The execution and delivery of this Agreement, unitholder or other approval of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such ANDX Employee under any ANDX Employee Benefit Plan or (ii) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any ANDX Employee Benefit Plan on or following the Effective Time.

(e) The execution and delivery of this Agreement, unitholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, result in the payment under an ANDX Employee Benefit Plan of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(f) Neither the ANDX Parties nor any of their Subsidiaries has any obligation to provide, and no ANDX Employee Benefit Plan provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(g) No ANDX Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any ANDX Employee who resides or works outside of the United States.

5.9. Labor Matters.

(a) None of the ANDX Parties nor any of their Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or similar organization, and to the Knowledge of the ANDX Parties, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the ANDX Parties or any of their Subsidiaries.

(b) Except as would not have an ANDX Material Adverse Effect, (i) there is no strike, lockout, slowdown, work stoppage, job action, picketing, unfair labor practice or other labor dispute pending or, to the Knowledge of the ANDX Parties, threatened, (ii) there is no unfair labor practice charge against the ANDX Parties or any of their Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority, and (iii) there is no pending or, to the Knowledge of the ANDX Parties, threatened arbitration or grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any current or former employees of ANDX or any of its Subsidiaries.

(c) Except as would not have an ANDX Material Adverse Effect, each of the ANDX Parties and their Subsidiaries is, and has been during the three-year period preceding the date of this Agreement, in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours.

(d) Except as would not have an ANDX Material Adverse Effect, there are no proceedings pending or, to the Knowledge of the ANDX Parties, threatened against the ANDX Parties or any of their Subsidiaries in any forum by or on behalf of any present or former employee of the ANDX Parties or any of their Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the ANDX Parties or any of their Subsidiaries in connection with the employment relationship.

(e) None of the ANDX Parties or any of their Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

5.10. Compliance with Laws; Licenses.

(a) The businesses of each of the ANDX Parties and their Subsidiaries are and have at all times since December 31, 2017 been in compliance with all Laws, except for such violations as would not have an ANDX Material Adverse Effect.

(b) No ANDX Party has received written notice of any investigation or review by any Governmental Entity with respect to the ANDX Parties or any of their Subsidiaries, and to the Knowledge of the ANDX Parties, no investigation or review by any Governmental Entity with respect to the ANDX Parties or any of their Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, in each case, except as would not have an ANDX Material Adverse Effect.

(c) The ANDX Parties and each of their Subsidiaries has obtained and is in compliance with all Licenses (including, for the avoidance of doubt, all Licenses required under Environmental Law) necessary to conduct their respective businesses as presently conducted, except as would not have an ANDX Material Adverse Effect. All such Licenses are in full force and effect, and there are no actions pending or, to the Knowledge of the ANDX Parties, threatened that would reasonably be expected to result in the revocation, suspension or material modification of any such License, except as would not have an ANDX Material Adverse Effect. No Licenses shall cease to be effective as a result of the consummation of the Merger or the other transactions contemplated by this Agreement except as would not have an ANDX Material Adverse Effect.

(d) Without limiting the generality of Section 5.10(a), the ANDX Parties, each of their Subsidiaries, and, to the Knowledge of the ANDX Parties, each joint venture partner, joint interest owner, consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to the ANDX Parties or any of their Subsidiaries; (ii) has not been given written notice by any Governmental Entity of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of the ANDX Parties, is not being (and has not been) investigated by any Governmental Entity except, in each case of the foregoing clauses (i) through (iii), as would not have an ANDX Material Adverse Effect.

5.11. Takeover Statutes. The action of the ANDX Conflicts Committee, the ANDX Board and holders of the majority of ANDX Common Units in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.

5.12. Environmental Matters. Except for any such matter that would not have an ANDX Material Adverse Effect: (a) the ANDX Parties and their Subsidiaries are and have at all times since December 31, 2015 been in compliance with all applicable Environmental Laws; (b) no presence or release of Hazardous Substances exists or has occurred on, at, to or from any property currently or formerly owned, leased or operated by the ANDX Parties or any of their Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) for which applicable Environmental Law requires notice, further investigation or response action by the ANDX Parties or their Subsidiaries; (c) neither the ANDX Parties nor any of their Subsidiaries has incurred liability for any Hazardous Substance disposal or contamination on any third party property; (d) neither the ANDX Parties nor any of their Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the ANDX Parties or any of their Subsidiaries are or may be in violation of or subject to liability under any Environmental Law; (e) neither the ANDX Parties nor any of their Subsidiaries is subject to any pending or, to the Knowledge of the ANDX Parties, threatened order, decree, injunction, settlement or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liabilities or obligations under any Environmental Law; and (f) to the Knowledge of the ANDX Parties, there are no other conditions or occurrences involving the ANDX Parties or any of their Subsidiaries that would reasonably be expected to result in any claim, liability or investigation to the ANDX Parties or any of their Subsidiaries pursuant to any Environmental Law.

5.13. Tax Matters. Except for any such matter that would not have, individually or in the aggregate, an ANDX Material Adverse Effect:

(a) ANDX and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Governmental Entity and all such filed Tax Returns are complete and accurate, and all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, have been so included; (ii) have paid all Taxes that are required to be paid except for Taxes being contested in good faith and for which adequate accruals or reserves have been established; (iii) have withheld and paid all Taxes required to have been withheld and paid in full in all respects; (iv) have complied with all information reporting (and related withholding) and related record retention requirements; and (v) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) There are no Liens for Taxes (except Permitted Liens) on any of the assets of ANDX or any of its Subsidiaries.

(c) There are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of ANDX or any of its Subsidiaries.

(d) There is no written claim against ANDX or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to ANDX or any of its Subsidiaries.

(e) None of ANDX or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by ANDX or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes).

(f) None of ANDX or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or foreign law) or has any liability for the Taxes of any Person (other than ANDX or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes).

(g) Each of ANDX and any of its Subsidiaries that is classified as a partnership for U.S. federal tax purposes has in effect a valid election under Section 754 of the Code.

(h) ANDX is currently (and has been since its formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

(i) Each Subsidiary of ANDX, other than Tesoro Logistics Finance Corp., WNRL Finance Corp., WNRL Energy GP, LLC, Western Refining Product Transport, LLC, MPL Investments, Inc. and Andeavor Midstream Partners GP, LLC is currently (and has been since its respective acquisition by ANDX) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

(j) At least 90% of the gross income of ANDX for each taxable year since its formation through and including the current taxable year (ending on the Closing Date) has been “qualifying income” within the meaning of Section 7704(d) of the Code.

(k) Neither ANDX nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from qualifying for the Intended Tax Treatment. Neither ANDX nor any of its Subsidiaries is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying for the Intended Tax Treatment.

5.14. Intellectual Property Rights. Except as would not have an ANDX Material Adverse Effect: (i) each of the ANDX Parties and their Subsidiaries owns or has (whether through license or otherwise) the valid Intellectual Property Rights necessary for or used in the conduct of its business as currently conducted and as currently proposed to be conducted, and, (ii) to the Knowledge of the ANDX Parties, their products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any third party. Except as would not have an ANDX Material Adverse Effect, all Intellectual Property Rights owned by the ANDX Parties and their Subsidiaries are free and clear of any Liens (other than Permitted Liens). Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to change the terms and conditions of use of the Intellectual Property Rights or cause or declare, a breach or termination of, or cancellation or reduction in rights of any of the ANDX Parties or their Subsidiaries under any contract providing for the license of any Intellectual Property Rights to any of the ANDX Parties or their Subsidiaries, except for any such terminations, cancellations or reductions that would not have an ANDX Material Adverse Effect. There is no Intellectual Property Right-related proceeding, notice or complaint pending or threatened, by any third party before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the businesses, assets or operations of any of the ANDX Parties or their Subsidiaries, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation, or violation of any Intellectual Property Rights of any third party, or unfair competition or trade practices by any of the ANDX Parties or their Subsidiaries, in each case except as would not have an ANDX Material Adverse Effect. Except as would not have an ANDX Material Adverse Effect, each of the ANDX Parties and their Subsidiaries have taken reasonable measures, consistent with industry standards, to protect the confidentiality of all material trade secrets.

5.15. Insurance. All material fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by or on behalf of the ANDX Parties or any of their Subsidiaries are with reputable insurance carriers, provide adequate coverage, subject to reasonable self-insured retentions, for all normal risks incident to the business of the ANDX Parties and their Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies as would not have an ANDX Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, except as would not have an ANDX Material Adverse Effect.

5.16. ANDX Material Contracts.

(a) As of the date hereof, neither ANDX nor any of its Subsidiaries is a party to or bound by any Contract that would be required to be filed prior to the date hereof by ANDX as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act other than this Agreement and such Contracts that have been filed or incorporated by reference in the ANDX SEC Reports prior to the date of this Agreement.

(b) Each Contract of the type described in Section 5.16(a) to which ANDX Parties or any of its Subsidiaries is a party, is referred to as an “ANDX Material Contract”. Except for matters that would not have an ANDX Material Adverse Effect, (i) each ANDX Material Contract is valid and binding on each ANDX Party and/or their Subsidiaries who is a party thereto and, to the Knowledge of the ANDX Parties, each other party thereto, and is in full force and effect, and (ii) neither the ANDX Parties nor any of their Subsidiaries, nor, to the Knowledge of the ANDX Parties, any other party to an ANDX Material Contract is in breach or violation of any provision of, or in default under, any ANDX Material Contract, and no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default.

5.17. Real Property; Rights-of-Way.

(a) Each of the ANDX Parties and their Subsidiaries has good and marketable title to all real property owned by the ANDX Parties or their Subsidiaries, good and valid leasehold interest in each material lease, sublease and other agreement under which the ANDX Parties and their Subsidiaries uses or occupies or has the right to use or occupy any material real property and good title to all tangible personal property owned by the ANDX Parties and their Subsidiaries that is sufficient for the operation of their respective businesses as presently conducted, free and clear of any Liens (except Permitted Liens), in each case, except as would not have an ANDX Material Adverse Effect.

(b) Each of the ANDX Parties and their Subsidiaries has such consents, easements, rights-of-way, permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in all material respects as currently conducted, except for such Rights-of-Way the absence of which would not have an ANDX Material Adverse Effect. Each of the ANDX Parties and their Subsidiaries have fulfilled and performed all their material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not have an ANDX Material Adverse Effect.

5.18. Opinion of Financial Advisor. The ANDX Conflicts Committee has received the opinion of Goldman, Sachs & Co. LLC (the “ANDX Conflicts Committee Financial Advisor”), to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Public Unitholder Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to holders of Public Unitholder Eligible Units.

5.19. Brokers and Finders. Except for the ANDX Conflicts Committee Financial Advisor, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the ANDX Parties or any of their Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement. The ANDX Parties have made available to the MPLX Parties a summary of any financial advisory fees payable by ANDX to the ANDX Conflicts Committee Financial Advisor in connection with the Merger.

5.20. Information Supplied. None of the information supplied or to be supplied by or on behalf of the ANDX Parties for inclusion or incorporation by reference in MPLX’s registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, and the consent statement relating to the Requisite ANDX Approval to be held in connection with the Merger (which such consent statement forms part of the Registration Statement (the “Consent Statement/Prospectus”)) will not, at the date the Consent Statement/Prospectus is mailed to the unitholders of ANDX, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Registration Statement supplied by the ANDX Parties will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the ANDX Parties with respect to information or statements made or incorporated by reference in the Registration Statement based on information regarding only the MPLX Parties or their Affiliates supplied by or on behalf of the MPLX Parties or their Affiliates for inclusion or incorporation by reference therein.

5.21. No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties made by the ANDX Parties in this Article V, neither the ANDX Parties nor any other Person makes any express or implied representation or warranty with respect to the ANDX Parties or any of their Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated by this Agreement, and the ANDX Parties expressly disclaim any such other representations or warranties. In particular, without limiting the foregoing, neither the ANDX Parties nor any other Person makes or has made any representation or warranty to the MPLX Parties, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the ANDX Parties, any of their Affiliates or any of their respective businesses or (b) any oral or, except for the representations and warranties made by the ANDX Parties in this Article V, written information made available to the MPLX Parties, Merger Sub or any of their Affiliates or Representatives in the course of their evaluation of the ANDX Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. None of the MPLX Parties, Merger Sub nor any of their respective Affiliates or Representatives has relied on and none are relying on any representations or warranties regarding the ANDX Parties or any of their Affiliates or Representatives, other than the written representations and warranties expressly set forth in this Article V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF THE MPLX PARTIES AND MERGER SUB

Except as set forth in the forms, statements, reports and documents filed or furnished, as applicable, by MPLX to the SEC (including the exhibits and schedules thereto) on or after December 31, 2017 and prior to the date of this Agreement pursuant to the Securities Act or the Exchange Act (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to the ANDX Parties by the MPLX Parties prior to entering into this Agreement (the “MPLX Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the ANDX Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), the MPLX Parties and Merger Sub hereby represent and warrant to the ANDX Parties that:

6.1. Organization, Good Standing and Qualification. Each of the MPLX Parties and their respective Significant Subsidiaries and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where such qualification is necessary, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not have a MPLX Material Adverse Effect.

6.2. Capital Structure of MPLX; Capitalization of Merger Sub.

(a) The capital structure of MPLX consists of MPLX Common Units, MPLX Series A Preferred Units, non-economic MPLX GP Interest, MPLX Phantom Units and MPLX Performance Units. As of the close of business on May 3, 2019, (i) 794,349,225 MPLX Common Units were issued and outstanding, of which 504,701,934 were owned, directly or indirectly, by MPC, (ii) no MPLX Common Units were held in treasury, (iii) 30,769,232 MPLX Series A Preferred Units were issued and outstanding, (iv) 959,048 MPLX Phantom Units were issued and outstanding, (v) 249,416 MPLX Common Units were subject to outstanding MPLX Performance Units in respect of MPLX Common Units based on the closing price of MPLX Common Units on May 3, 2019 and assuming maximum performance, (vi) the non-economic MPLX GP Interest was issued and outstanding and (vii) no other equity securities or other voting securities of MPLX were issued, reserved for issuance or outstanding. All of such MPLX Common Units, the MPLX Series A Preferred Units, MPLX

Phantom Units and MPLX Performance Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the MPLX Partnership Agreement, and except as set forth in the MPLX Partnership Agreement, are fully paid (to the extent required under the MPLX Partnership Agreement) and nonassessable (except as such nonassessability may be affected by the MPLX Partnership Agreement and Sections 17-303, 17-607 and 17-804 of the DRULPA), and are not subject to any preemptive, purchase, call, first refusal, subscription or similar rights granted by or binding upon MPLX (and were not issued in violation of any preemptive, purchase, call, first refusal, subscription or similar rights). Except as set forth above in this Section 6.2(a), and for changes after the date hereof in compliance with Section 7.1(c), as of the date hereof, there are no equity interests in, or any securities convertible into or exchangeable or exercisable for any equity interests in MPLX.

(b) Each of the outstanding units of capital stock or other securities of each of the Significant Subsidiaries of MPLX is duly authorized, validly issued, fully paid and nonassessable and owned by MPLX or by a direct or indirect wholly owned Subsidiary of MPLX, free and clear of all Liens.

(c) As of the date hereof, MPLX GP owns the non-economic MPLX GP Interest, and such MPLX GP Interest was duly authorized and validly issued in accordance with the MPLX Partnership Agreement and represents the entire general partner interest in MPLX. MPLX GP owns the MPLX GP Interest free and clear of any Liens.

(d) Except as set forth in this Section 6.2, other than MPLX Phantom Units and the MPLX Performance Units granted under the MPLX Long-Term Incentive Plan, there are no outstanding Rights issued or granted by, or binding upon, any of the MPLX Parties or their Subsidiaries, and no securities or obligations evidencing such Rights are authorized, issued or outstanding. The MPLX Parties do not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the unitholders of MPLX on any matter.

(e) All of the issued and outstanding limited liability company interests in Merger Sub are, and at the Effective Time will be, owned by MPLX, and there are (i) no other limited liability company interests or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for limited liability company interests or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any limited liability company interests, voting securities or securities convertible into or exchangeable for limited liability company interests or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

6.3. Corporate Authority.

(a) No vote of holders of units representing limited partner interests of MPLX is necessary to approve this Agreement, the Merger, and the other transactions contemplated by this Agreement. Each of the MPLX Parties and Merger Sub has all requisite limited liability company or partnership power and authority and has taken all limited liability or partnership action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the applicable MPLX Parties and this Agreement constitutes a valid and binding agreement of the applicable MPLX Parties enforceable against such MPLX Parties in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The MPLX Conflicts Committee has, acting in good faith, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are not adverse to the best interests of MPLX and its Subsidiaries treated as a single consolidated entity and the holders of MPLX Common Units

(other than MPLX GP and its Affiliates, including MPC), (ii) approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) recommended that the MPLX Board approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

(c) Upon the receipt of the recommendation of the MPLX Conflicts Committee, at a meeting duly called and held, the MPLX Board has, acting in good faith, unanimously (i) determined that this Agreement, the Merger and the other Transaction Documents are not adverse to the best interests of MPLX and its Subsidiaries treated as a single consolidated entity, and (ii) approved and declared advisable this Agreement, the other Transaction Documents to which MPLX and MPLX GP are a party and the transactions contemplated hereby and thereby, including the Merger. Following such approval, (A) the members of MPLX GP approved this Agreement, the other Transaction Documents to which MPLX GP is a party and the transactions contemplated hereby and thereby, by written consent, and (B) MPLX, as the sole member of Merger Sub, executed and delivered the Merger Sub Member Consent.

(d) Prior to the Effective Time, the MPLX Parties will have taken all necessary action to permit MPLX to issue the number of MPLX Common Units, MPLX Series B Preferred Units and MPLX TexNew Mex Units and the MPLX Special Limited Partner Interest required to be issued by it pursuant to Article IV. The MPLX Common Units, MPLX Series B Preferred Units, MPLX TexNew Mex Units and the MPLX Special Limited Partner Interest when issued, in each case, will be validly issued, fully paid (to the extent required under the MPLX Partnership Agreement) and nonassessable (except as such nonassessability may be affected by the MPLX Partnership Agreement and Sections 17-303, 17-607 and 17-804 of the DRULPA), and no unitholder of MPLX will have any preemptive right of subscription or purchase in respect thereof. The MPLX Common Units, the MPLX Series B Preferred Units, the MPLX TexNew Mex Units and the MPLX Special Limited Partner Interest when issued, in each case, will be registered or exempt from registration under the Securities Act, the Exchange Act and any applicable state securities or “blue sky” Laws.

6.4. Governmental Filings; No Violations; Certain Contracts, Etc.

(a) Except for (i) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of the Registration Statement; (ii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated by this Agreement; (iii) the filing of the Certificate of Merger and other appropriate merger documents required by DRULPA and DLLCA with the Secretary of State of the State of Delaware; and (iv) compliance with the applicable requirements of the NYSE, no notices, reports, or other filings are required to be made by the MPLX Parties (or their Subsidiaries) or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the MPLX Parties (or their Subsidiaries) or Merger Sub from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the MPLX Parties and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement, except as would not have a MPLX Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the MPLX Parties and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of the MPLX Parties or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations or the loss of any benefits under or the creation of a Lien on any of the assets of the MPLX Parties or any of their Subsidiaries pursuant to, any Contract binding upon any of the MPLX Parties or any of their Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement) compliance with the matters referred to in Section 6.4(a), under any Law to which the MPLX Parties or any of their Subsidiaries is subject, except, in the case of clause (ii), as would not have a MPLX Material

Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

6.5. MPLX SEC Reports; Financial Statements; Internal Controls.

(a) MPLX has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it since December 31, 2017 with the SEC pursuant to the Exchange Act or the Securities Act (the forms, statements, reports and documents filed or furnished to the SEC, including any amendments thereto, the “MPLX SEC Reports”). Each of the MPLX SEC Reports, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will when so filed or furnished comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the MPLX SEC Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the MPLX SEC Reports did not, and none of the MPLX SEC Reports filed with or furnished to the SEC subsequent to the date of this Agreement will when so filed or furnished, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. MPLX is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(b) MPLX maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by MPLX is recorded and reported on a timely basis to the individuals responsible for the preparation of MPLX’s filings with the SEC and other public disclosure documents.

(c) MPLX maintains internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. MPLX has disclosed, based on its most recent evaluations prior to the date of this Agreement, to MPLX’s auditors and to the audit committee of the MPLX Board, (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect MPLX’s ability to record, process, summarize and report financial information and has identified for MPLX’s auditors any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the MPLX’s internal control over financial reporting.

(d) Each of the consolidated balance sheets included in or incorporated by reference into the MPLX SEC Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of MPLX SEC Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position of MPLX and its consolidated Subsidiaries as of its date, and each of the consolidated statements of operations, changes in partners’ equity and cash flows included in or incorporated by reference into the MPLX SEC Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of MPLX SEC Reports filed after the date of this Agreement, will fairly present in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

6.6. No Adverse Changes.

(a) Except in connection with the execution and delivery of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, from the MPLX Balance Sheet Date through the date of this Agreement the MPLX Parties and their Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such business consistent with past practice.

(b) From the MPLX Balance Sheet Date through the date of this Agreement, there has not been a MPLX Material Adverse Effect.

6.7. Litigation and Liabilities.

(a) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the MPLX Parties, threatened in writing against the MPLX Parties or any of their Subsidiaries which, to the Knowledge of the MPLX Parties, would reasonably be expected to result in any claims against, or obligations or liabilities of, the MPLX Parties or any of their Subsidiaries, except for those that would not have a MPLX Material Adverse Effect or would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither the MPLX Parties nor any of their Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that would have a MPLX Material Adverse Effect.

(b) Except for obligations and liabilities (i) reflected or reserved against in MPLX’s consolidated balance sheets (and the notes thereto) included in the MPLX SEC Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since the MPLX Balance Sheet Date and (iii) arising or incurred in connection with the Merger or any other transaction contemplated by this Agreement, there are no obligations or liabilities of the MPLX Parties or any of their Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except as would not have a MPLX Material Adverse Effect.

(c) This Section 6.7 shall not apply to any actions, suits, claims, hearings, arbitrations, investigations or other proceedings against the MPLX Parties or any of their Subsidiaries or any of their respective directors to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

6.8. Employee Benefits.

(a) Section 6.8(a) of the MPLX Disclosure Letter sets forth an accurate and complete list of each material MPLX Employee Benefit Plan. With respect to each material MPLX Employee Benefit Plan, the MPLX Parties have made available to the ANDX Parties prior to the date of this Agreement, to the extent applicable, accurate and complete copies of (i) the MPLX Employee Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such MPLX Employee Benefit Plan if such plan is not set forth in a written document, and (iii) the most recently prepared actuarial report.

(b) Except as would not have a MPLX Material Adverse Effect, (i) each MPLX Employee Benefit Plan (including any related trusts) has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by the MPLX Parties or any of their Subsidiaries with respect to each such MPLX Employee Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, and (iii) there are no pending or, to the Knowledge of the MPLX Parties, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any MPLX Employee Benefit Plan or any trust related thereto.

(c) No Controlled Group Liability has been incurred by MPLX or its Subsidiaries that has not been satisfied in full, and no condition exists that presents a risk to MPLX or its Subsidiaries of incurring any such liability.

(d) The execution and delivery of this Agreement, unitholder or other approval of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such MPLX Employee under any MPLX Employee Benefit Plan, or (ii) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any MPLX Employee Benefit Plan on or following the Effective Time.

(e) The execution and delivery of this Agreement, unitholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, result in the payment under a MPLX Employee Benefit Plan of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(f) Neither the MPLX Parties nor any of their Subsidiaries has any obligation to provide, and no MPLX Employee Benefit Plan provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(g) No MPLX Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any MPLX Employee who resides or works outside of the United States.

6.9. Labor Matters.

(a) None of the MPLX Parties nor any of their Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or similar organization, and to the Knowledge of the MPLX Parties, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the MPLX Parties or any of their Subsidiaries.

(b) Except as would not have a MPLX Material Adverse Effect, (i) there is no strike, lockout, slowdown, work stoppage, job action, picketing, unfair labor practice or other labor dispute pending or, to the Knowledge of the MPLX Parties, threatened, (ii) there is no unfair labor practice charge against the MPLX Parties or any of their Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority, and (iii) there is no pending or, to the Knowledge of the MPLX Parties, threatened arbitration or grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any current or former employees of MPLX or any of its Subsidiaries.

(c) Except as would not have a MPLX Material Adverse Effect, each of the MPLX Parties and their Subsidiaries is, and has been during the three-year period preceding the date of this Agreement, in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours.

(d) Except as would not have a MPLX Material Adverse Effect, there are no proceedings pending or, to the Knowledge of the MPLX Parties, threatened against the MPLX Parties or any of their Subsidiaries in any forum by or on behalf of any present or former employee of the MPLX Parties or any of their Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the MPLX Parties or any of their Subsidiaries in connection with the employment relationship.

(e) None of the MPLX Parties or any of their Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

6.10. Compliance with Laws.

(a) The businesses of each of the MPLX Parties and their Subsidiaries are and have at all times since December 31, 2017 been in compliance with all Laws, except for such violations as would not have a MPLX Material Adverse Effect.

(b) No MPLX Party has received written notice of any investigation or review by any Governmental Entity with respect to the MPLX Parties or any of their Subsidiaries, and to the Knowledge of the MPLX Parties, no investigation or review by any Governmental Entity with respect to the MPLX Parties or any of their Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, in each case, except as would not have a MPLX Material Adverse Effect.

(c) The MPLX Parties and each of their Subsidiaries has obtained and is in compliance with all Licenses (including, for the avoidance of doubt, all Licenses required under Environmental Law) necessary to conduct their respective businesses as presently conducted, except as would not have a MPLX Material Adverse Effect. All such Licenses are in full force and effect, and there are no actions pending or, to the Knowledge of the MPLX Parties, threatened that would reasonably be expected to result in the revocation, suspension or material modification of any such License, except as would not have a MPLX Material Adverse Effect. No Licenses shall cease to be effective as a result of the consummation of the Merger or the other transactions contemplated by this Agreement except as would not have a MPLX Material Adverse Effect.

(d) Without limiting the generality of Section 5.10(a), the MPLX Parties, each of their Subsidiaries, and, to the Knowledge of the MPLX Parties, each joint venture partner, joint interest owner, consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to the MPLX Parties or any of their Subsidiaries; (ii) has not been given written notice by any Governmental Entity of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of the MPLX Parties, is not being (and has not been) investigated by any Governmental Entity except, in each case of the foregoing clauses (i) through (iii), as would not have a MPLX Material Adverse Effect.

6.11. Takeover Statutes. The action of the MPLX Conflicts Committee and the MPLX Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.

6.12. Environmental Matters. Except for any such matter that would not have a MPLX Material Adverse Effect: (a) the MPLX Parties and their Subsidiaries are and have at all times since December 31, 2015 been in compliance with all applicable Environmental Laws; (b) no presence or release of Hazardous Substances exists or has occurred on, at, to or from any property currently or formerly owned, leased or operated by the MPLX Parties or any of their Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) for which applicable Environmental Law requires notice, further investigation or response action by the MPLX Parties or their Subsidiaries; (c) neither the MPLX Parties nor any of their Subsidiaries has incurred liability for any Hazardous Substance disposal or contamination on any third party property; (d) neither the MPLX Parties nor any of their Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the MPLX Parties or any of their Subsidiaries are or may be in violation of or subject to liability under any Environmental Law; (e) neither the MPLX Parties nor any of their Subsidiaries is subject to any pending or, to the Knowledge of the MPLX Parties, threatened order, decree, injunction, settlement or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liabilities or obligations under any Environmental Law; and (f) to the Knowledge of the MPLX Parties, there are no other conditions or occurrences involving the MPLX Parties or any of their Subsidiaries that would reasonably be expected to result in any claim, liability or investigation to the MPLX Parties or any of their Subsidiaries pursuant to any Environmental Law.

6.13. Tax Matters. Except for any such matter that would not have, individually or in the aggregate, a MPLX Material Adverse Effect:

(a) MPLX and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Governmental Entity and all such filed Tax Returns are complete and accurate, and all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, have been so included; (ii) have paid all Taxes that are required to be paid except for Taxes being contested in good faith and for which adequate accruals or reserves have been established; (iii) have withheld and paid all Taxes required to have been withheld and paid in full in all respects; (iv) have complied with all information reporting (and related withholding) and related record retention requirements; and (v) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) There are no Liens for Taxes (except Permitted Liens) on any of the assets of MPLX or any of its Subsidiaries.

(c) There are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of MPLX or any of its Subsidiaries.

(d) There is no written claim against MPLX or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to MPLX or any of its Subsidiaries.

(e) None of MPLX or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by MPLX or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes).

(f) Since its initial public offering, none of MPLX or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or foreign law (except for (i) the Texas franchise (margin) Tax Return in which MPLX and its Subsidiaries join in the group return filed by MPC and (ii) the Ohio commercial activity tax in which MPLX and its Subsidiaries are included in the consolidated return filed for MPC by Marathon Petroleum Company LP) or has any liability for the Taxes of any Person (other than MPLX or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes).

(g) Each of MPLX and any of its Subsidiaries that is classified as a partnership for U.S. federal tax purposes has in effect a valid election under Section 754 of the Code.

(h) MPLX is currently (and has been since its formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

(i) Each Subsidiary of MPLX, other than Explorer Pipeline Company, LOCAP LLC and MarkWest Energy Finance Corporation, is currently (and has been since its respective acquisition by MPLX) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

(j) At least 90% of the gross income of MPLX for each taxable year since its formation through and including the current taxable year has been “qualifying income” within the meaning of Section 7704(d) of the Code.

(k) Neither MPLX nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from qualifying for the Intended Tax Treatment. Neither MPLX nor any of its Subsidiaries is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying for the Intended Tax Treatment.

6.14. Intellectual Property Rights. Except as would not have a MPLX Material Adverse Effect: (i) each of the MPLX Parties and their Subsidiaries owns or has (whether through license or otherwise) the valid Intellectual Property Rights necessary for or used in the conduct of its business as currently conducted and as currently proposed to be conducted, and, (ii) to the Knowledge of the MPLX Parties, their products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any third party. Except as would not have a MPLX Material Adverse Effect, all Intellectual Property Rights owned by the MPLX Parties and their Subsidiaries are free and clear of any Liens (other than Permitted Liens). Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to change the terms and conditions of use of the Intellectual Property Rights or cause or declare, a breach or termination of, or cancellation or reduction in rights of any of the MPLX Parties or their Subsidiaries under any contract providing for the license of any Intellectual Property Rights to any of the MPLX Parties or their Subsidiaries, except for any such terminations, cancellations or reductions that would not have a MPLX Material Adverse Effect. There is no Intellectual Property Right-related proceeding, notice or complaint pending or threatened, by any third party before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the businesses, assets or operations of any of the MPLX Parties or their Subsidiaries, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation, or violation of any Intellectual Property Rights of any third party, or unfair competition or trade practices by any of the MPLX Parties or their Subsidiaries, in each case except as would not have a MPLX Material Adverse Effect. Except as would not have a MPLX Material Adverse Effect, each of the MPLX Parties and their Subsidiaries have taken reasonable measures, consistent with industry standards, to protect the confidentiality of all material trade secrets.

6.15. Insurance. All material Insurance Policies maintained by or on behalf of the MPLX Parties or any of their Subsidiaries are with reputable insurance carriers, provide adequate coverage, subject to reasonable self-insured retentions, for all normal risks incident to the business of the MPLX Parties and their Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies as would not have a MPLX Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, except as would not have a MPLX Material Adverse Effect.

6.16. MPLX Material Contracts.

(a) As of the date hereof, neither MPLX nor any of its Subsidiaries is a party to or bound by any Contract that would be required to be filed prior to the date hereof by MPLX as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act other than this Agreement and such Contracts that have been filed or incorporated by reference in the MPLX SEC Reports prior to the date of this Agreement.

(b) Each Contract of the type described in Section 6.16(a) to which MPLX Parties or any of its Subsidiaries is a party, is referred to as a “MPLX Material Contract”. Except for matters that would not have a MPLX Material Adverse Effect, (i) each MPLX Material Contract is valid and binding on each MPLX Party and/or their Subsidiaries who is a party thereto and, to the Knowledge of the MPLX Parties, each other party thereto, and is in full force and effect, and (ii) neither the MPLX Parties nor any of their Subsidiaries, nor, to the Knowledge of the MPLX Parties, any other party to a MPLX Material Contract is in breach or violation of any provision of, or in default under, any MPLX Material Contract, and no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default.

6.17. Real Property; Rights-of-Way.

(a) Each of the MPLX Parties and their Subsidiaries has good and marketable title to all real property owned by the MPLX Parties or their Subsidiaries, good and valid leasehold interest in each material lease, sublease and other agreement under which the MPLX Parties and their Subsidiaries uses or occupies or has the right to use or occupy any material real property and good title to all tangible personal property owned by the MPLX Parties and their Subsidiaries that is sufficient for the operation of their respective businesses as presently conducted, free and clear of any Liens (except Permitted Liens), in each case, except as would not have a MPLX Material Adverse Effect.

(b) Each of the MPLX Parties and their Subsidiaries has such Rights-of-Way as are sufficient to conduct its business in all material respects as currently conducted, except for such Rights-of-Way the absence of which would not have a MPLX Material Adverse Effect. Each of the MPLX Parties and their Subsidiaries have fulfilled and performed all their material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not have a MPLX Material Adverse Effect.

6.18. Brokers and Finders. Except for Jefferies LLC, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the MPLX Parties or any of their Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

6.19. Information Supplied. None of the information supplied or to be supplied by or on behalf of the MPLX Parties for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Registration Statement supplied by the MPLX Parties will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the MPLX Parties with respect to information or statements made or incorporated by reference in the Registration Statement or the Consent Statement/Prospectus based on information regarding only the ANDX Parties or their Affiliates supplied by or on behalf of the ANDX Parties or their Affiliates for inclusion or incorporation by reference therein.

6.20. No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties made by the MPLX Parties in this Article VI, none of the MPLX Parties, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to the MPLX Parties or any of their Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated by this Agreement, and each of the MPLX Parties and Merger Sub hereby expressly disclaim any such other representations or warranties. In particular, without limiting the foregoing, none of the MPLX Parties, Merger Sub or any other Person makes or has made any representation or warranty to the ANDX Parties or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the MPLX Parties, any of their Affiliates or any of their respective businesses, or (b) any oral or, except for the representations and warranties made by the MPLX Parties in this Article VI, written information made available to the ANDX Parties or any of their Affiliates or Representatives in the course of their evaluation of the MPLX Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Neither the ANDX Parties nor any of their Affiliates or Representatives has relied on and none are relying on any representations or warranties regarding the MPLX Parties, Merger Sub or any of their respective Affiliates or Representatives, other than the written representations and warranties expressly set forth in this Article VI.

ARTICLE VII

COVENANTS

7.1. Interim Operations.

(a) After the date of this Agreement and prior to the Effective Time, except (i) as required by applicable Laws, (ii) as otherwise expressly contemplated by this Agreement or (iii) as set forth in Section 7.1(a) of the ANDX Disclosure Letter, each of the ANDX Parties will, and will cause its Subsidiaries to: (w) conduct its business in the ordinary course of business consistent with past practice, (x) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (y) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all ANDX Material Contracts, and (z) use commercially reasonable efforts to keep in full force and effect all material insurance policies maintained by or on behalf of the ANDX Parties and their Subsidiaries, other than changes to such policies made in the ordinary course of business.

(b) Without limiting the generality of Section 7.1(a), after the date of this Agreement and prior to the Effective Time, except (A) as required by applicable Laws, (B) as otherwise expressly contemplated by this Agreement or (C) as set forth in Section 7.1(b) of the ANDX Disclosure Letter, each of the ANDX Parties will not, and agrees that it will cause its Subsidiaries not to, in each case without the prior written consent of the MPLX Parties (which consent will not be unreasonably withheld, delayed or conditioned):

(i) adopt or propose any change to its Governing Documents or the Governing Documents of its Subsidiaries as in effect on the date of this Agreement, other than in immaterial respects in relation to any of their Subsidiaries;

(ii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of ANDX or any its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests;

(iii) subject to Section 7.13 and except for distributions to the holders of limited partnership units announced prior to the date of this Agreement or consistent with past practice (including regular quarterly distributions in respect of the ANDX Common Units), any distributions with respect to the TexNew Mex Units or ANDX Series A Preferred Units required by the terms of the ANDX Partnership Agreement or any distributions from a Subsidiary of an ANDX Party to ANDX or another Subsidiary of an ANDX Party, (A) declare, set aside or pay any distributions in respect of its equity securities or Rights, or (B) split, combine or reclassify any of its equity securities or Rights;

(iv) settle, propose to settle or compromise any action before a Governmental Entity if such settlement, proposed settlement or compromise (A) with respect to the payment of monetary damages, involves the payment of monetary damages that exceed $5,000,000 in the aggregate (together with all other settlements or compromises after the date of this Agreement), (B) that imposes any material equitable or non-monetary relief, penalty or restriction on any ANDX Party or any of their Subsidiaries (or, after the Effective Time, any MPLX Party or any of their Subsidiaries) or (C) that would reasonably be expected to affect the rights or defenses available to any ANDX Party or any of their Subsidiaries in any related or similar claims that, individually or in the aggregate, are material to the ANDX Parties and their Subsidiaries, taken as a whole;

(v) recommend, propose, announce, adopt or vote to adopt a plan of complete or partial dissolution or liquidation, in each case, that would (A) prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement or (B) adversely affect in a material way the rights of holders of the securities of any Party;

(vi) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of the ANDX Parties’ material assets, product lines or businesses or those of any of their Subsidiaries, including any equity interests of any of their Subsidiaries, except (other than with respect to equity interests of any Subsidiary) (A) in connection with goods or services provided in the ordinary course of business and sales of obsolete assets, or (B) for sales, leases, licenses or other dispositions of assets that (x) are contemplated in any budget that, as of the date hereof, has received the requisite approvals from the applicable governing bodies of ANDX or any of its Subsidiaries, (y) are in the ordinary course of business or (z) are with a fair market value not in excess of $10,000,000 in the aggregate;

(vii) except for the incurrence of indebtedness for borrowed money pursuant to any revolving line of credit of ANDX or any of its Subsidiaries (including the MPC Loan Agreement entered into by MPC and ANDX on December 21, 2018), (A) incur, assume or guarantee any indebtedness for borrowed money, (B) issue, assume or guarantee any debt securities, (C) grant any option, warrant or right to purchase any debt securities, or (D) issue any securities convertible into or exchangeable for any debt securities of others;

(viii) (A) amend, modify or terminate, or waive any material right under, any ANDX Material Contract with MPC or any of its Affiliates (other than ANDX or any of its Subsidiaries) or (B) enter into any Contract with MPC or any of its Affiliates (other than ANDX or any of its Subsidiaries) that would be a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ix) make any change to its accounting policies or procedures, except as required by changes after the date hereof in accordance with GAAP;

(x) (A) change its fiscal or taxable year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes, (D) file any material amended Tax Return, (E) enter into an arrangement with any Governmental Entity with respect to Taxes, (F) surrender any right to claim a refund for Taxes, (G) consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or (H) take any action that would reasonably be expected to cause ANDX or any of its Subsidiaries to be treated, for U.S. federal income Tax purposes, as a corporation;

(xi) except as required pursuant to the terms of any ANDX Employee Benefit Plan or adopted pursuant to this Section 7.1(b)(x), or as otherwise required by applicable Law, (A) establish, adopt, materially amend or terminate any ANDX Employee Benefit Plan, (B) grant any new awards, or amend or modify the terms of any outstanding awards, under any ANDX Employee Benefit Plan, (C) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any ANDX Employee Benefit Plan, (D) hire any employee, other than any employee with an aggregate annual salary of less than $250,000, or (E) terminate the employment of any executive officer other than for cause; or

(xii) agree, authorize or commit to do any of the foregoing.

(c) After the date of this Agreement and prior to the Effective Time, except (i) as required by applicable Laws, (ii) as otherwise expressly contemplated by this Agreement or (iii) as set forth in Section 7.1(c) of the MPLX Disclosure Letter, each of the MPLX Parties will, and agrees that it will cause its Subsidiaries to: (w) conduct its business in the ordinary course of business consistent with past practice, (x) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (y) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all MPLX Material Contracts, and (z) use commercially reasonable efforts to keep in full force and effect all material insurance policies maintained by or on behalf of the MPLX Parties and their Subsidiaries, other than changes to such policies made in the ordinary course of business.

(d) Without limiting the generality of Section 7.1(c), after the date of this Agreement and prior to the Effective Time, except as required by applicable Laws or as otherwise expressly contemplated by this

Agreement, (x) each of the MPLX Parties will, and agrees that it will cause its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and (y) each of the MPLX Parties will not, and agrees that it will cause its Subsidiaries not to, in each case without the prior written consent of the ANDX Parties (which consent will not be unreasonably withheld, delayed or conditioned):

(i) adopt or propose any change to its Governing Documents or the Governing Documents of its Subsidiaries as in effect on the date of this Agreement, other than in immaterial respects in relation to any of their Subsidiaries;

(ii) make any change to its accounting policies or procedures, except as required by changes after the date hereof in GAAP; or

(iii) (A) change its fiscal or taxable year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes, (D) file any material amended Tax Return, (E) enter into an arrangement with any Governmental Entity with respect to Taxes; (F) surrender any right to claim a refund for Taxes, (G) consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or (H) take any action that would reasonably be expected to cause MPLX or any of its Subsidiaries to be treated, for U.S. federal income Tax purposes, as a corporation.

(e) From the date of this Agreement until the Closing Date, each of the ANDX Parties and MPLX Parties shall promptly notify the other parties of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VIII not being satisfied at the Effective Time, and (ii) any material breach by the notifying Party of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7.1(d) shall not limit or otherwise affect the remedies available hereunder to the notified Party.

7.2. Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, the ANDX Parties and MPLX Parties shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (a) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, (b) using reasonable best efforts to avoid the entry of any Order, and (c) in the event that any permanent, preliminary or temporary injunction, decision, restraining order or other order is issued, using reasonable best efforts to lift or rescind any injunction, decision, restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the transactions contemplated in this Agreement.

7.3. Filings; Information Supplied.

(a) Registration Statement Filing. The ANDX Parties and MPLX Parties agree to cooperate in the preparation of the Registration Statement (including the Consent Statement/Prospectus contained therein). MPLX shall file with the SEC the Registration Statement as promptly as reasonably practicable following the date of this Agreement. The MPLX Parties and the ANDX Parties each shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement, and the ANDX Parties shall promptly thereafter mail the Consent Statement/Prospectus, which shall include a form of consent that may be executed by holders of the ANDX Common Units in connection with the written consent, to the holders of ANDX Common Units. The parties shall also use their reasonable best efforts to satisfy prior to the effective date of the Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement.

(b) Information. The ANDX Parties and MPLX Parties each shall, upon request by the other, furnish the other with all information concerning themselves, their Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of the MPLX Parties, the ANDX Parties or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Updated Information. If, prior to the Effective Time, any event occurs with respect to the ANDX Parties or any Subsidiary of the ANDX Parties or with respect to the MPLX Parties or any Subsidiary of the MPLX Parties, or any change occurs with respect to other information supplied by the ANDX Parties or the MPLX Parties, in each case, for inclusion in the Consent Statement/Prospectus or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Consent Statement/Prospectus or the Registration Statement, such Party shall promptly notify the other parties hereto of such event, and the ANDX Parties and the MPLX Parties shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Consent Statement/Prospectus and the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to ANDX’s shareholders. Nothing contained in this Section 7.3(c) shall limit the obligations of any Party under Section 7.3(a).

7.4. Status. Subject to applicable Laws and as required by any Governmental Entity, the ANDX Parties and MPLX Parties each shall keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices, comments, requests for any amendment or supplement of the information provided to the Governmental Entity or for additional information, or other communications received by ANDX Parties or the MPLX Parties, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the ANDX Parties nor the MPLX Parties shall permit any of their officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger or the other transactions contemplated by this Agreement unless they consult with the other parties in advance and, to the extent permitted by such Governmental Entity, give the other parties the opportunity to attend and participate thereat.

7.5. Access and Reports. From the date of this Agreement until the earlier of termination of this Agreement pursuant to Article IX and the Effective Time, upon reasonable prior notice and subject to applicable Law, each of the ANDX Parties shall give to the MPLX Parties and their authorized Representatives, and each of the MPLX Parties shall give to the ANDX Parties and their authorized Representatives, reasonable access during normal business hours to (a) their and their Subsidiaries’ respective offices, properties, employees, books and records and (b) such financial and operating data and other information as the MPLX Parties may reasonably request; provided that the no Party shall be required to permit any inspection, or disclose any document or information, that would, in the reasonable judgment of the such Party, (i) result in the disclosure of any trade secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (ii) result in a violation of applicable Law, including any fiduciary duty, (iii) waive the protection of any attorney-client privilege or (iv) result in the disclosure of any sensitive or personal information that would expose such Party to the risk of liability. If any material is withheld by any Party pursuant to the proviso to the preceding sentence, such Party shall inform the other parties as to the general nature of what is being withheld and such Party and the other parties shall cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of redaction, clean team arrangements or other appropriate solutions. No information or knowledge obtained in any investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the parties hereunder.

7.6. Stock Exchange Listing and Delisting. The MPLX Parties shall use their reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable to cause the MPLX Common Units to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, the ANDX Parties shall cooperate with the MPLX Parties and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the MPLX Parties and the Surviving Entity of the ANDX Common Units from the NYSE and the deregistration of the ANDX Common Units under the Exchange Act as promptly as practicable after the Effective Time.

7.7. Publicity. The initial press release by each of the ANDX Parties and the MPLX Parties with respect to the execution of this Agreement shall be in a form reasonably acceptable to the ANDX Parties and the MPLX Parties. Neither the ANDX Parties nor the MPLX Parties (nor any of their respective controlled Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Merger or the other transactions contemplated by this Agreement without prior consultation with the other parties, except as may be required by applicable Law or by any listing agreement with a national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall consult in good faith with the other Party before making any such public announcements to the extent reasonably practicable.

7.8. Unitholder Litigation. Other than any proceeding where a MPLX Party is adverse to any ANDX Party, the ANDX Parties shall give the MPLX Parties the opportunity to participate in the defense or settlement of any unitholder litigation against the ANDX Parties and/or the members of the ANDX Board relating to the Merger, this Agreement or any of the transactions contemplated by this Agreement; provided that the ANDX Parties shall in any event control such defense and/or settlement and the disclosure of information in connection therewith shall be subject to the provisions of Section 7.7, including regarding attorney-client privilege or other applicable legal privilege; provided further that the ANDX Parties shall not settle any such litigation without the consent of the MPLX Parties (such consent not to be unreasonably withheld, conditioned or delayed).

7.9. Financing. On or prior to the Closing, ANDX shall use reasonable best efforts to cooperate with, and provide all reasonable assistance to, MPLX in connection with (a) any steps MPLX may, in its sole discretion, determine are necessary or desirable to take in order for MPLX to retire, repay, defease, repurchase or redeem ANDX’s outstanding debt and (b) any of MPLX’s efforts to obtain financing.

7.10. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the Party incurring such expenses, except that MPLX and ANDX shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and (b) the costs of printing and mailing of the Consent Statement/Prospectus.

7.11. Tax Matters.

(a) The ANDX Parties and the MPLX Parties shall, to the extent permissible under applicable Law, treat the combined businesses of ANDX and MPLX as a single activity for purposes of Section 469 of the Code.

(b) The ANDX Parties and the MPLX Parties agree that for U.S. federal income and applicable state and local Tax purposes, any cash paid in lieu of fractional units pursuant to Section 4.5 is intended to be treated as a reimbursement of capital expenditures pursuant to Treas. Reg. §1.707-4(d) or as a return of capital under general tax principles.

(c) The ANDX Parties and the MPLX Parties each acknowledge and agree that, for U.S. federal income and applicable state and local Tax purposes, (i) the Merger is intended to be treated as an “assets-over” partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby ANDX is intended to be the terminating partnership and MPLX is intended to be the resulting partnership, and as a result, the Merger is intended to be treated for U.S. federal income and applicable state and local Tax purposes as (A) a contribution of all of the assets and liabilities of ANDX to MPLX in exchange for partnership interests in MPLX and the cash received in lieu of fractional units pursuant to Section 4.5 (which to the greatest extent possible is intended to be treated as reimbursement of capital expenditures pursuant to Treasury Regulations Section 1.707-4(d)), immediately followed by (B) a liquidating distribution by ANDX of such partnership interests in MPLX and cash received in lieu of fractional units pursuant to Section 4.5 to the partners of ANDX, taking into account the non-pro rata sharing of the Merger Consideration (which non-pro rata sharing is, to the greatest extent possible, intended to be treated as a nontaxable sharing of any unrealized gain or unrealized loss within ANDX) and (ii) none of MPLX, ANDX, nor any partner of MPLX or ANDX is intended to recognize taxable gain (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code, (B) a disguised sale attributable to contributions of cash or other property to ANDX after the date of this Agreement and prior to the Effective Time, or (C) if required by applicable Law and the ultimate circumstances, (I) the receipt of any non-pro rata Merger Consideration or (II) the receipt of cash in lieu of fractional units pursuant to Section 4.5) (the “Intended Tax Treatment”). Unless required to do so as a result of a “determination” as defined in Section 1313 of the Code, each of the ANDX Parties and the MPLX Parties agrees not to make any Tax filings or otherwise take any position inconsistent with the Intended Tax Treatment and to cooperate with the other Party to make any filings, statements, or reports required to effect, disclose or report the Intended Tax Treatment.

7.12. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of MPLX and the Surviving Entity agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and MPLX and the Surviving Entity shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of ANDX GP (each, an “Indemnified Person”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as a director or officer of ANDX GP or employee of the ANDX Parties or services performed by such Person at the request of the ANDX Parties (including acting, at the request of the ANDX Parties, as a director, officer, employee, partner, manager, fiduciary or trustee of any other Person) at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Person.

(b) From and after the Effective Time, the MPLX Parties shall honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the Indemnified Persons as provided in the Governing Documents of ANDX and ANDX GP, under applicable Delaware Law, or otherwise, and shall ensure that the Governing Documents of the Surviving Entity (or its successor entities) shall, for a period of six years following the Effective Time, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the Governing Documents of ANDX as of the date of this Agreement.

(c) For a period of not less than six years from and after the Effective Time, the Surviving Entity shall, and the MPLX Parties shall cause the Surviving Entity to, maintain for the benefit of the directors and officers of ANDX GP, as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the ANDX Parties or, if such substantially equivalent insurance coverage is unavailable, the best coverage that is reasonably available; provided, that in no event shall the annual cost of the D&O Insurance exceed 300% of the current annual premium paid by the ANDX Parties for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Entity shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. In lieu of the foregoing, at or prior to the Effective Time, the ANDX Parties may obtain, at its election, prepaid policies, which policies provide such directors and officers with coverage for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the transactions contemplated by this Agreement; provided, that the ANDX Parties shall in no event spend more than an amount equal to six multiplied by 300% of the current annual premium paid by the ANDX Parties for the existing policies of the ANDX Parties. If such prepaid policies have been obtained prior to the Effective Time, the ANDX Parties and the Surviving Entity shall, and the MPLX Parties shall cause the Surviving Entity to maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) If the MPLX Parties and the Surviving Entity and or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the MPLX Parties or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 7.12.

(e) The rights of each Indemnified Person under this Section 7.12 shall be in addition to any rights such Person may have under the ANDX Partnership Agreement, the ANDX GP LLC Agreement, under Delaware Law or any other applicable Law, or under any other agreement of such Indemnified Person with the ANDX Parties. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

7.13. Distributions.

(a) Between the date of this Agreement until the Effective Time, subject to Section 7.13(b), the ANDX GP shall (and MPC shall directly or indirectly cause its representatives on the ANDX Board to) determine, declare and cause ANDX to pay regular quarterly cash distributions on the ANDX Common Units for each quarter in accordance with the ANDX Partnership Agreement in the ordinary course and consistent with past practice, including with respect to amount and timing of record dates and payment dates; provided, however that, subject to applicable Law, Section 7.13(b) and the ANDX Partnership Agreement, any such regular quarterly distribution shall not be less than $1.03 per ANDX Common Unit without the separate determination and approval of the ANDX Conflicts Committee.

(b) Between the date of this Agreement and the Effective Time, the ANDX Parties and MPLX Parties shall coordinate with each other regarding the declaration and payment of distributions in respect of the ANDX Common Units and the MPLX Common Units and the record and payment dates relating thereto, so that no holder of ANDX Common Units shall receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to its applicable ANDX Common Units or MPLX Common Units received pursuant to the Merger in exchange therefor.

7.14. Section 16 Matters. Prior to the Effective Time, the ANDX Board and MPLX Board shall take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of ANDX or acquisitions of MPLX Common Units (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ANDX or will become subject to such reporting requirements with respect to MPLX, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

7.15. Conflicts Committees. Prior to the earlier of the Effective Time and the termination of this Agreement, none of the ANDX Parties, the MPLX Parties or any of their Subsidiaries shall eliminate the ANDX Conflicts Committee or the MPLX Conflicts Committee, or revoke or diminish the authority of the ANDX Conflicts Committee or the MPLX Conflicts Committee, or remove or cause the removal (without cause) of any director of the ANDX Board or MPLX Board that is a member of the ANDX Conflicts Committee or the MPLX Conflicts Committee either as a member of such board or such committee, without the affirmative vote of the MPLX Board or ANDX Board, as applicable, including the affirmative vote of a majority of members of the applicable conflicts committee. For the avoidance of doubt, this Section 7.15 shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director.

7.16. New MPLX Interests. Prior to the Closing, MPC and MPLX shall take all actions as are necessary and appropriate to amend the MPLX Partnership Agreement to allow for the creation and issuance of the MPLX Series B Preferred Units, the MPLX Special Limited Partner Interest and the MPLX TexNew Mex Units pursuant to this Agreement.

ARTICLE VIII

CONDITIONS

8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Registration Statement. The Registration Statement shall have become effective under the Securities Act and the Consent Statement/Prospectus shall have been mailed to holders of the ANDX Common Units (in accordance with Regulation 14A of the Exchange Act) at least 20 Business Days prior to the Closing. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC unless subsequently withdrawn.

(b) Written Consent. The Written Consent shall have been obtained in accordance with applicable Law and filed with the minutes of proceedings of ANDX, and such Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 8.1(b) shall not imply that the Written Consent is permitted by the ANDX Partnership Agreement or applicable Law to be amended, modified or revoked following its execution by holders of ANDX Common Units constituting a Unit Majority (as defined in the ANDX Partnership Agreement).

(c) No Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order.

(d) NYSE. The MPLX Common Units issuable to the holders of Public Unitholder Eligible Units and Affiliated Unitholder Eligible Units pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

(e) Tax Opinions.

(i) MPLX shall have received an opinion of Jones Day dated as of the Closing Date to the effect that (A) at least 90% of the gross income of MPLX for (1) all of the calendar year that immediately precedes the calendar year that includes the Closing Date and (2) each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is “qualifying income” within the meaning of Section 7704(d) of the Code and (B) at least 90% of the combined gross income of each of MPLX and ANDX for (1) all of the calendar year that immediately precedes the calendar year that includes the Closing Date and (2) each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, Jones Day shall be entitled to receive and rely upon customary representations, warranties and covenants of officers of the MPLX Parties and the ANDX Parties and any of their respective affiliates as to such matters as such counsel may reasonably request.

(ii) ANDX shall have received an opinion of Vinson & Elkins L.L.P. dated as of the Closing Date to the effect that at least 90% of the gross income of ANDX for (A) all of the calendar year that immediately precedes the calendar year that includes the Closing Date and (B) each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, Vinson & Elkins L.L.P. shall be entitled to receive and rely upon customary representations, warranties and covenants of officers of the ANDX Parties and any of their respective affiliates as to such matters as such counsel may reasonably request.

8.2. Conditions to Obligations of the MPLX Parties and the Merger Sub. The obligations of the MPLX Parties and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by the MPLX Parties at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the ANDX Parties set forth in (i) Article V (other than Section 5.1 (Organization, Good Standing and Qualification), Section 5.2 (Capital Structure of ANDX), Section 5.3 (Corporate Authority; Approval and Fairness), Section 5.6(b) (No Adverse Changes) and Section 5.11 (Takeover Statutes)) shall be true and correct (without regard to “materiality”, “ANDX Material Adverse Effect” and similar qualifiers contained in such representations and warranties) as of the date of this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), other than for such failures to be so true and correct that would not have an ANDX Material Adverse Effect, (ii) Section 5.2 (Capital Structure of ANDX) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), except for such inaccuracies as would not be material in amount or effect, (iii) Section 5.6(b) (No Adverse Changes) shall be true and correct as of the date of this Agreement and (iv) Section 5.1 (Organization, Good Standing and Qualification), Section 5.3 (Corporate Authority; Approval and Fairness) and Section 5.11 (Takeover Statutes) shall be true and correct (without regard to “materiality”, “ANDX Material Adverse Effect” and similar qualifiers contained in such representations and warranties) in all material respects as of the date of this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date).

(b) Performance of Obligations of the ANDX Parties. The ANDX Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any ANDX Material Adverse Effect.

(d) ANDX Closing Certificate. The MPLX Parties and Merger Sub shall have received at Closing a certificate signed on behalf of the ANDX Parties by an executive officer of ANDX certifying that such executive officer has read Section 8.2(a) and Section 8.2(b), and the conditions set forth in Section 8.2(a) and Section 8.2(b) are satisfied.

(e) Tax Opinions. MPLX shall have received an opinion of Jones Day dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) MPLX should not recognize any income or gain as a result of the Merger and (ii) no gain or loss should be recognized by holders of MPLX Common Units and MPLX Series A Preferred Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code). In rendering such opinion, Jones Day shall be entitled to receive and rely upon customary representations, warranties and covenants of officers of the MPLX Parties and the ANDX Parties and any of their respective affiliates as to such matters as such counsel may reasonably request.

8.3. Conditions to Obligation of the ANDX Parties. The obligation of the ANDX Parties to effect the Merger is also subject to the satisfaction or waiver by the ANDX Parties at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the MPLX Parties set forth in (i) Article VI (other than Section 6.1 (Organization, Good Standing and Qualification), Section 6.2 (Capital Structure of MPLX; Capitalization of Merger Sub), Section 6.3 (Corporate Authority), Section 6.6(a) (No Adverse Changes) and Section 6.11 (Takeover Statutes)) shall be true and correct (without regard to “materiality”, “MPLX Material Adverse Effect” and similar qualifiers contained in such representations and warranties) as of the date if this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a MPLX Material Adverse Effect, (ii) Section 6.2 (Capital Structure of MPLX; Capitalization of Merger Sub) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), except for such inaccuracies as would not be material in amount or effect, (iii) Section 6.6(a) (No Adverse Changes) shall be true and correct as of the date of this Agreement and (iv) Section 6.1 (Organization, Good Standing and Qualification), Section 6.3 (Corporate Authority) and Section 6.11 (Takeover Statutes) shall be true and correct (without regard to “materiality”, “MPLX Material Adverse Effect” and similar qualifiers contained in such representations and warranties) in all material respects as of the date of this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date).

(b) Performance of Obligations of the MPLX Parties and Merger Sub. The MPLX Parties and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any MPLX Material Adverse Effect.

(d) MPLX Parties and Merger Sub Closing Certificate. The ANDX Parties shall have received at Closing a certificate signed on behalf of the MPLX Parties and Merger Sub by an executive officer of MPLX to the effect that such executive officer has read Section 8.3(a) and Section 8.3(b), and the conditions set forth in Section 8.3(a) and Section 8.3(b) are satisfied.

(e) Tax Opinions. ANDX shall have received an opinion of Vinson & Elkins L.L.P. dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) ANDX should not recognize any income or gain as a result of the Merger; and (ii) no gain or loss should be recognized by holders of ANDX Common Units and ANDX Series A Preferred Units as a result of the Merger (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code, (B) a disguised sale attributable to contributions of cash or other property to ANDX after the date of the Agreement and prior to the Effective Time, (C) the receipt of any non-pro rata Merger Consideration, or (D) the receipt of cash paid in lieu of fractional units pursuant to Section 4.5). In rendering such opinion, Vinson & Elkins L.L.P. shall be entitled to receive and rely upon customary representations, warranties and covenants of officers of the ANDX Parties and the MPLX Parties and any of their respective affiliates as to such matters as such counsel may reasonably request.

ARTICLE IX

TERMINATION

9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Written Consent of holders of ANDX Common Units referred to in Section 8.1(b) shall have been obtained, by mutual written consent of ANDX and MPLX duly authorized by each of the ANDX Conflicts Committee and the MPLX Conflicts Committee, respectively.

9.2. Termination by Either the ANDX Parties or the MPLX Parties. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of ANDX or MPLX if:

(a) the Merger shall not have been consummated by November 8, 2019, whether such date is before or after the Written Consent of holders of ANDX Common Units referred to in Section 8.1(b) shall have been obtained (the “Termination Date”); or

(b) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Written Consent of holders of ANDX Common Units referred to in Section 8.1(b) shall have been obtained);

provided that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

9.3. Termination by the ANDX Parties. This Agreement may be terminated by the ANDX Parties and the Merger may be abandoned if there has been a breach of any representation, warranty, covenant or agreement made by the MPLX Parties or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 8.3(a) or 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the Termination Date.

9.4. Termination by the MPLX Parties. This Agreement may be terminated by the MPLX Parties and the Merger may be abandoned if there has been a breach of any representation, warranty, covenant or agreement made by the ANDX Parties in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 8.2(a) or 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the Termination Date.

9.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (a) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any knowing and intentional material breach of this Agreement and (b) the provisions set forth in this Section 9.5 and the second sentence of Section 10.1 shall survive the termination of this Agreement.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1. Survival. This Article X and the agreements of the ANDX Parties, the MPLX Parties and Merger Sub contained in Article IV and Sections 7.10 (Expenses) and 7.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger and the other transactions contemplated by this Agreement. This Article X and the agreements of the ANDX Parties, MPLX Parties and Merger Sub contained in Section 7.10 (Expenses) and Section 9.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement of the parties hereto; provided, however, that any such amendments or modifications must be approved by, in the case of amendments or modifications by any ANDX Party, the ANDX Conflicts Committee and, in the case of amendments or modifications by any MPLX Party, the MPLX Board; provided, further, however, that the MPLX Board may not take or authorize any such action without prior written approval of the MPLX Conflicts Committee.

10.3. Waiver of Conditions; Any Determinations, Decisions, Etc. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Laws; provided, however, that any such waiver shall only be effective if made in writing; provided, further, that the ANDX Parties or the MPLX Parties, as the case may be, may not make or authorize any such waiver without the prior approval of the ANDX Conflicts Committee or the MPLX Conflicts Committee, as applicable. The failure of any Party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any Party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law. Whenever a determination, decision, approval, notice or consent of the ANDX Parties or the MPLX Parties is permitted or required pursuant to or otherwise in connection with this Agreement, such determination, decision, approval, notice or consent must be authorized or made by the ANDX Conflicts Committee, in the case of the ANDX Parties, or the MPLX Board and the MPLX Conflicts Committee, in the case of the MPLX Parties.

10.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the Federal courts of the United States of America located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this

Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (and, more specifically, that immediate and irreparable harm would likewise occur if the Merger or any of the other transactions contemplated by this Agreement were not consummated and the holders of ANDX Common Units did not receive the aggregate consideration payable to them in accordance with the terms and subject to the conditions of this Agreement). It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if said Court of Chancery shall lack subject matter jurisdiction, any Federal court of the United States of America located in the County of New Castle, Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.5(c), and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d) To the extent any Party brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth Business Day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

10.6. Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to the MPLX Parties or Merger Sub:

MPLX LP

200 East Hardin Street

Findlay, OH 45840-3295

Attn:           General Counsel

Telephone: 419-421-3112

Email:         sgagle@marathonpetroleum.com

With a copy (which shall not constitute notice) to:

Jones Day

717 Texas, Suite 3300

Houston, TX 77002

Attn:           James Dougherty

                   Jeff Schlegel

                   Benjamin Stulberg

Telephone: 832-239-3939

Email:         jpdougherty@jonesday.com

                    jaschlegel@jonesday.com

                    blstulberg@jonesday.com

and to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attn:           William N. Finnegan IV

                    Thomas G. Brandt

Telephone:  713-546-5400

Email:         bill.finnegan@lw.com

                    thomas.brandt@lw.com

If to the ANDX Parties:

Andeavor Logistics LP

200 East Hardin Street

Findlay, OH 45840-3295

Attn:           General Counsel

Telephone: 419-421-3112

Email:         sgagle@marathonpetroleum.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

1000 Louisiana Street, Suite 6000

Houston, TX 77002

Attn:           David C. Buck

                   George J. Vlahakos

Telephone: 713-495-4500

Email:        dbuck@sidley.com

                   gvlahakos@sidley.com

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

10.7. Entire Agreement. This Agreement (including any exhibits hereto), the ANDX Disclosure Letter, the MPLX Disclosure Letter and the Support Agreement, constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER THE MPLX PARTIES AND MERGER SUB NOR THE ANDX PARTIES MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. No Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

10.8. No Third-Party Beneficiaries. Except as provided in Section 7.12 (Indemnification; Directors’ and Officers’ Insurance), the parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9. Obligations of the MPLX Parties and of the ANDX Parties. Whenever this Agreement requires a Subsidiary of any of the MPLX Parties to take any action, such requirement shall be deemed to include an undertaking on the part of MPLX Parties to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of any of the ANDX Parties to take any action, such requirement shall be deemed to include an undertaking on the part of the ANDX Parties to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

10.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred by the ANDX Parties in connection with the Merger shall be paid by the MPLX Parties and Merger Sub when due, and the MPLX Parties and Merger Sub will indemnify the ANDX Parties against liability for any such Taxes.

10.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.12. Successors and Assigns. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that the MPLX Parties may designate, by written notice to the ANDX Parties, another wholly owned direct or indirect Subsidiary in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the holders of ANDX Common Units under this Agreement. Any purported assignment in violation of this Agreement shall be null and void.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

ANDEAVOR LOGISTICS LP

By:	Tesoro Logistics GP, LLC, its General Partner

By:	/s/ Don J. Sorensen
Name: Don J. Sorensen
Title: President

TESORO LOGISTICS GP, LLC

By:	/s/ Gary R. Heminger
Name: Gary R. Heminger
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

MPLX MAX LLC

By:	/s/ Michael J. Hennigan
Name: Michael J. Hennigan
Title: President

[Signature Page to Merger Agreement]

MPLX LP

By:	MPLX GP LLC, its General Partner

By:	/s/ Michael J. Hennigan
Name: Michael J. Hennigan
Title: President

MPLX GP LLC

By:	/s/ Gary R. Heminger
Name: Gary R. Heminger
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX B

May 7, 2019

Conflicts Committee of the Board of Directors

Tesoro Logistics GP, LLC

200 East Hardin Street

Findlay, OH 45840

Lady and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of Public Unitholder Eligible Units (as defined in the Agreement as defined below) of the Public Unitholder Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of May 7, 2019 (the “Agreement”), by and among Andeavor Logistics LP (the “Partnership”); Tesoro Logistics GP, LLC (“Tesoro”); MPLX LP (“MPLX”); MPLX GP LLC; and MPLX MAX LLC, a wholly owned subsidiary of MPLX. Pursuant to the Agreement, among other things, (i) each Public Unitholder Eligible Unit will be converted into the right to receive 1.135 MPLX Common Units (as defined in the Agreement) (the “Public Unitholder Exchange Ratio”) and (ii) each Affiliated Unitholder Eligible Unit (as defined in the Agreement) will be converted (the “Affiliated Unitholder Exchange”) into the right to receive 1.0328 MPLX Common Units (the “Affiliated Unitholder Exchange Ratio”).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Partnership, MPLX, any of their respective affiliates and third parties, including Marathon Petroleum Corporation (“Parent”), an affiliate of the Partnership and MPLX, and its affiliates, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Conflicts Committee of the Board of Directors of Tesoro (the “Conflicts Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Partnership has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Partnership and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Andeavor, an affiliate of the Partnership, in connection with the merger of the Partnership and Western Refining Logistics, LP and the buy-in of the Partnership’s incentive distribution rights in October 2017; as joint bookrunner with respect to the public offering of 3.500% Senior Notes due 2022, 4.250% Senior Notes due 2027 and 5.200% Senior Notes due 2047 (aggregate principal amount $1,750,000,000) by the Partnership and Tesoro Logistics Finance Corp., an affiliate of the Partnership, in November 2017; as joint bookrunner with respect to the public offering of 6.875% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (aggregate principal amount $600,000,000) by the Partnership in November 2017; as joint bookrunner with respect to the public offering of 3.800% Senior Notes due 2028 and 4.500% Senior Notes due 2048 (aggregate principal amount $1,000,000,000) by the Partnership in December 2017; and as financial advisor to Andeavor in connection with its merger with Parent in October 2018. We also have provided certain financial advisory and/or underwriting services to MPLX and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the public offering of 3.375% Senior Notes due 2023, 4.000% Senior Notes due 2028 4.500% Senior Notes due 2038, 4.700% Senior Notes due 2048 and 4.900% Senior Notes due

Conflicts Committee of the Board of Directors

Tesoro Logistics GP, LLC

May 7, 2019

2058 (aggregate principal amount $5,500,000,000) by MPLX in February 2018. We may also in the future provide financial advisory and/or underwriting services to the Partnership, MPLX, Parent, and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to unitholders and Annual Reports on Form 10-K of the Partnership and MPLX for the five years ended December 31, 2018; certain interim reports to unitholders and Quarterly Reports on Form 10-Q of the Partnership and MPLX; certain other communications from the Partnership and MPLX to their respective unitholders; summary financial results for each of the Partnership and MPLX for the three month period ended March 31, 2019; certain publicly available research analyst reports for the Partnership and for MPLX; and certain internal financial analyses and forecasts for the Partnership prepared by its management, certain internal financial analyses and forecasts for MPLX stand alone prepared by its management, and certain financial analyses and forecasts for MPLX pro forma for the Transaction prepared by the management of Parent and adjusted by the Conflicts Committee, in each case, as approved for our use by the Conflicts Committee (the “Forecasts”), including certain cost synergies projected by the management of Parent to result from the Transaction, as approved for our use by the Conflicts Committee (the “Synergies”). We have also held discussions with members of the Conflicts Committee and the managements of the Partnership, MPLX, and Parent regarding their respective assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Partnership and MPLX, as applicable; reviewed the reported price and trading activity for the ANDX Common Units (as defined in the Agreement) and the MPLX Common Units; compared certain financial and stock market information for the Partnership and MPLX with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Conflicts Committee. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Partnership or MPLX or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Partnership or MPLX or on the expected benefits of the Transaction in any way meaningful to our analysis. We have also assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Partnership to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Partnership; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Partnership or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders of the Public Unitholder Eligible Units, as of the date hereof, of the Public Unitholder Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction,

Conflicts Committee of the Board of Directors

Tesoro Logistics GP, LLC

May 7, 2019

including, the Affiliated Unitholder Exchange or the Affiliated Unitholder Exchange Ratio, any allocation of the aggregate consideration payable pursuant to the Agreement, including between the holders of Public Unitholder Eligible Units and holders of Affiliated Unitholder Eligible Units, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Partnership; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership, or class of such persons, in connection with the Transaction, whether relative to the Public Unitholder Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the MPLX Common Units will trade at any time or as to the impact of the Transaction on the solvency or viability of the Partnership or MPLX or the ability of the Partnership or MPLX to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Conflicts Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of the Public Unitholder Eligible Units should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Public Unitholder Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of the Public Unitholder Eligible Units.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

ANNEX C

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

MPLX LP

A Delaware Limited Partnership

Dated as of

[                    ], 2019

C-i

C-ii

C-iii

Page
Section 16.4	Integration	C-96
Section 16.5	Creditors	C-96
Section 16.6	Waiver	C-96
Section 16.7	Third-Party Beneficiaries	C-96
Section 16.8	Counterparts	C-96
Section 16.9	Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury	C-96
Section 16.10	Invalidity of Provisions	C-97
Section 16.11	Consent of Partners	C-97
Section 16.12	Facsimile and Email Signatures	C-97

C-iv

FIFTH AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF MPLX LP

THIS FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MPLX LP dated as of [                    ], 2019, is entered into by and among MPLX GP LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who are or become Partners in the Partnership or parties hereto as provided herein.

WHEREAS, the General Partner and the other parties thereto entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 31, 2012 (as amended, the “First Restated Agreement”);

WHEREAS, acting pursuant to the power and authority granted pursuant to Section 13.1 of the First Restated Agreement, the General Partner amended and restated the First Restated Agreement by entering into the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 13, 2016 (the “Second Restated Agreement”), to provide for a new class of convertible preferred securities and to provide for such other changes as the General Partner determined to be necessary and appropriate;

WHEREAS, acting pursuant to the power and authority granted pursuant to Section 13.1 of the Second Restated Agreement, the General Partner amended and restated the Second Restated Agreement by entering into the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 31, 2016 (as amended, the “Third Restated Agreement”), to eliminate all references to a previously outstanding class of Limited Partner Interests designated as Class A Units (which had been cancelled in exchanged for newly issued Common Units) and to provide for such other changes as the General Partner determined to be necessary and appropriate;

WHEREAS, acting pursuant to the power and authority granted pursuant to Section 13.1 of the Third Restated Agreement, the General Partner amended and restated the Third Restated Agreement by entering into the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 1, 2018 (as amended, the “Fourth Restated Agreement”), to reflect the transactions consummated pursuant to the Partnership Restructuring Agreement (as defined below) and to provide for such other changes as the General Partner determined to be necessary and appropriate;

WHEREAS, on May 7, 2019, the Partnership, the General Partner, MPLX MAX LLC, a Delaware limited liability company and wholly-owned subsidiary of the Partnership (“ANDX Merger Sub”), Andeavor Logistics LP, a Delaware limited partnership and affiliate of the General Partner (“ANDX”), and Tesoro Logistics GP, LLC, a Delaware limited liability company and general partner of ANDX, entered into an Agreement and Plan of Merger (the “ANDX Merger Agreement”) pursuant to which, as of the date hereof, ANDX Merger Sub merged with and into ANDX with ANDX surviving as a wholly-owned subsidiary of the Partnership (the “ANDX Merger”);

WHEREAS, in connection with the ANDX Merger and pursuant to the terms of the ANDX Merger Agreement, on the date hereof, (i) each common unit representing a limited partner interest in ANDX outstanding immediately prior to the ANDX Merger was converted into the right to receive Common Units (as defined below) in the Partnership, (ii) each 6.875% Series A Fixed-to-Floating Rate Cumulative Preferred Redeemable Perpetual Preferred Unit, liquidation preference $1,000 per unit, representing a limited partner interest in ANDX outstanding immediately prior to the ANDX Merger was converted into the right to receive a new Series B Preferred Unit (as defined below) in the Partnership, (iii) each TexNew Mex Unit representing a limited partner interest in ANDX outstanding immediately prior to the ANDX Merger was converted into the right to receive a new TexNew Mex Unit (as defined below) in the Partnership and (iv) the Special Limited Partner Interest representing a limited partner interest in ANDX outstanding immediately prior to the ANDX Merger (the “ANDX Special Limited Partner Interest”) was converted into the right to receive a new Special Limited Partner Interest (as defined below) in the Partnership;

WHEREAS, Section 13.1 of the Fourth Restated Agreement provides that the General Partner may, without the approval of any Limited Partner, amend any provision of the Fourth Restated Agreement to reflect, among other things, (i) any change that the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect; (ii) an amendment that the General Partner determines to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act); (iii) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Fourth Restated Agreement; or (iv) an amendment that the General Partner determines is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of the Fourth Restated Agreement or is otherwise contemplated by the Fourth Restated Agreement;

WHEREAS, the General Partner has determined that the changes to the Fourth Restated Agreement reflected in this Agreement (i) do not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect; (ii) are necessary and appropriate in connection with the creation and issuance of new Partnership Interests in connection with the ANDX Merger pursuant to the ANDX Merger Agreement; or (iii) are required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of the Fourth Restated Agreement or are otherwise contemplated by the Fourth Restated Agreement; and

WHEREAS, the General Partner desires to amend and restate the Fourth Restated Agreement in its entirety to (i) create and reflect the issuance and creation of new Partnership Interests contemplated to be issued in connection with the ANDX Merger and pursuant to the ANDX Merger Agreement; (ii) otherwise reflect the transactions consummated pursuant to the ANDX Merger Agreement; and (iii) provide for such other changes that the General Partner has determined are necessary and appropriate in connection with the foregoing.

NOW, THEREFORE, the General Partner does hereby amend and restate the Fourth Restated Agreement, pursuant to its authority under Section 13.1 of the Fourth Restated Agreement, to provide, in its entirety, as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Actual TexNew Mex Maintenance Capital Expenditures” means, with respect to any Quarter, the amount of Maintenance Capital Expenditures attributable to the TexNew Mex Shared Segment on a stand-alone basis, as determined by the General Partner, to the extent applicable, in accordance with U.S. GAAP.

“Actual TexNew Mex Operating Expenses” means, with respect to any Quarter, the amount of operating costs and expenses attributable to the TexNew Mex Shared Segment on a stand-alone basis, as determined by the General Partner, to the extent applicable, in accordance with U.S. GAAP, excluding any amounts attributable to depreciation and amortization expenses.

“Actual TexNew Mex Volumes” means, with respect to any Quarter, the total volume of crude oil actually transported on the TexNew Mex Pipeline Portion, during such Quarter, divided by the number of days in such Quarter.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, stock acquisition, merger or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing, over the long-term, the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a Series A Preferred Unit, a Common Unit or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such General Partner Interest, a Series A Preferred Unit, a Common Unit or other interest in the Partnership were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Interest, Series A Preferred Unit, Common Unit or other interest in the Partnership was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or asset at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d)(i), in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Fifth Amended and Restated Agreement of Limited Partnership of MPLX LP, as it may be amended, supplemented or restated from time to time.

“ANDX” has the meaning given such term in the recitals.

“ANDX Merger” has the meaning given such term in the recitals.

“ANDX Merger Agreement” has the meaning given such term in the recitals.

“ANDX Merger Sub” has the meaning given such term in the recitals.

“ANDX Special Limited Partner Interest” has the meaning given such term in the recitals.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)    the sum of:

(i)    all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(ii)    if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) resulting from Working Capital Borrowings made subsequent to the end of such Quarter; less

(b)    the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i)    provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter;

(ii)    comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii)    provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute $0.2625 (subject to proportionate adjustments in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Limited Partner Units or otherwise) of Limited Partner Units or other Partnership Interests in accordance with Section 5.9) on all Common Units, with respect to such Quarter; provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time and the term “beneficially owned” has a corresponding meaning.

“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Ohio shall not be regarded as a Business Day.

“Calculation Agent” means the calculation agent (including its successors and assigns) for the Series B Preferred Units appointed by the General Partner prior to commencement of any Series B Floating Rate Period. For the avoidance of doubt, the General Partner may appoint itself or its Affiliates as the Calculation Agent.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a Preferred Unit, a TexNew Mex Unit, a Common Unit or any other Partnership Interest shall be the amount which such Capital Account would be if such Preferred Unit, TexNew Mex Unit, Common Unit or other Partnership Interest was the only interest in the Partnership held by such Partner from and after the date on which such Preferred Unit, TexNew Mex Unit, Common Unit or other Partnership Interest was first issued.

“Capital Contribution” means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Limited Partner Units, the amount of any underwriting discounts or commissions) or (b) current distributions that a Partner is entitled to receive but otherwise waives.

“Capital Improvement” means (a) the construction of new capital assets by a Group Member, (b) the replacement, improvement or expansion of existing capital assets by a Group Member or (c) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member’s pro rata share of the cost of the construction of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such construction, replacement, improvement or expansion is made to increase, over the long-term, the operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (a), or such Person, in the case of clause (a), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such construction, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Capital Surplus” means Available Cash distributed by the Partnership in excess of Operating Surplus.

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided that the Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d)(i) to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate, in such form (including global form if permitted by applicable rules and regulations of the Depository) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more classes of Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligible Holder” means a Limited Partner whose nationality, citizenship or other related status the General Partner determines, upon receipt of an Eligibility Certificate or other requested information, does not or would not create under any federal, state or local law or regulation to which a Group Member is subject, a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which a Group Member has an interest.

“claim” (as used in Section 7.12(g)) has the meaning given such term in Section 7.12(g).

“Closing Date” means October 31, 2012, being the first date on which Common Units were sold by the Partnership to the IPO Underwriters pursuant to the provisions of the IPO Underwriting Agreement.

“Closing Price” for any day, with respect to Limited Partner Interests of a particular class, means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning given such term in Section 11.3(a).

“Commences Commercial Service” means the date upon which a Capital Improvement is first put into or commences commercial service by a Group Member following completion of construction, replacement, improvement or expansion and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Series A Preferred Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unitholder” means a Record Holder of Common Units.

“Conflicts Committee” means a committee of the Board of Directors composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group other than (i) Common Units and (ii) awards that are granted to such director in his or her capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).

“Construction Debt” means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions on Construction Equity.

“Construction Equity” means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions on other Construction Equity.

“Construction Period” means the period beginning on the date that a Group Member enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member abandons or disposes of such Capital Improvement.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d)(i), such property or other asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of October 31, 2012, among the Partnership, the General Partner, the Operating Company, MPLX Logistics Holdings, MPL, MPC Investment, MPL Investment, Pipe Line Holdings and Ohio River Pipe Line LLC, a Delaware limited liability company, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Control” including the correlative terms “Controlling,” and “Controlled by” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xii).

“Current Market Price” means, as of any date for any class of Limited Partner Interests, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Depository” means The Depository Trust Company and its successors and permitted assigns.

“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective TexNew Mex Tariff” means, with respect to any Quarter, the volume weighted average TexNew Mex Allocated Tariff Portion payable by customers for transportation services on the TexNew Mex Pipeline Portion in respect of services rendered during such Quarter.

“Eligibility Certificate” means a certificate the General Partner may request a Limited Partner to execute as to such Limited Partner’s (or such Limited Partner’s beneficial owners’) federal income tax status or nationality, citizenship or other related status for the purpose of determining whether such Limited Partner is an Ineligible Holder.

“Employee Services Agreements” means, collectively, (a) that certain Employee Services Agreement, dated effective as of October 1, 2012, among MPL, the General Partner and Marathon Petroleum Logistics Services LLC, a Delaware limited liability company, as such agreement may be amended, supplemented or restated from time to time, and (b) that certain Employee Services Agreement, dated effective as of October 1, 2012, among MPLX Terminal and Storage LLC, a Delaware limited liability company, the General Partner and Catlettsburg Refining LLC, a Delaware limited liability company, as such agreement may be amended, supplemented or restated from time to time.

“Event of Withdrawal” has the meaning given such term in Section 11.1(a).

“Excess Distribution” has the meaning given such term in Section 6.1(d)(iii).

“Excess Distribution Unit” has the meaning given such term in Section 6.1(d)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest (including periodic net payments under related interest rate swap agreements) and related fees paid during the Construction Period on Construction Debt. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“FERC” means the Federal Energy Regulatory Commission, or any successor to the powers thereof.

“First Restated Agreement” has the meaning set forth in the recitals to this Agreement.

“Fourth Restated Agreement” has the meaning given to such term in the recitals.

“General Partner” means MPLX GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to receive distributions of cash, property or other assets of the Partnership upon the liquidation or winding-up of the Partnership or otherwise.

“General Partner Unit” means a unit representing a fractional part of the General Partner Interest prior to the conversion of the General Partner Interest into a non-economic management interest pursuant to the Fourth Restated Agreement and the Partnership Restructuring Agreement.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, the price of hydrocarbons, basis differentials or currency exchange rates in their operations or financing activities and not for speculative purposes.

“Holdback Amounts” has the meaning assigned to such term in Section 5.12(b)(iii)(B).

“Holder” means any of the following:

(a)    the General Partner who is the Record Holder of Registrable Securities;

(b)    any Affiliate of the General Partner who is the Record Holder of Registrable Securities (other than natural persons who are Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates);

(c)    any Person who has been the General Partner within the prior two years and who is the Record Holder of Registrable Securities;

(d)    any Person who has been an Affiliate of the General Partner within the prior two years and who is the Record Holder of Registrable Securities (other than natural persons who were Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates); and

(e)    a transferee and current Record Holder of Registrable Securities to whom the transferor of such Registrable Securities, who was a Holder at the time of such transfer, assigns its rights and obligations under this Agreement; provided such transferee agrees in writing to be bound by the terms of this Agreement and provides its name and address to the Partnership promptly upon such transfer.

“Incentive Distribution Rights” means the Limited Partner Interests that were outstanding prior to the date of the Fourth Restated Agreement, all of which have been cancelled pursuant to the Fourth Restated Agreement and the Partnership Restructuring Agreement.

“Indemnified Persons” has the meaning given such term in Section 7.12(g).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” means a Limited Partner who is not a Citizenship Eligible Holder or a Rate Eligible Holder.

“Initial Common Units” means the Common Units sold in the Initial Public Offering.

“Initial Public Offering” means the initial offering and sale of Common Units to the public (including the offer and sale of Common Units pursuant to the over-allotment option), as described in the IPO Registration Statement.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) issuances of equity interests of any Group Member (including the Common Units sold to the IPO Underwriters in the Initial Public Offering) to anyone other than the Partnership Group; (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; and (d) capital contributions received by a Group Member.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. 333-182500), as was amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

“IPO Underwriter” means each Person named as an underwriter in Schedule I to the IPO Underwriting Agreement who purchased Common Units pursuant thereto.

“IPO Underwriting Agreement” means that certain Underwriting Agreement dated as of October 25, 2012 among the IPO Underwriters, MPC Investment, MPLX Logistics Holdings, the Partnership, the General Partner and the Operating Company providing for the purchase of Common Units by the IPO Underwriters.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Person that is or becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Series A Preferred Units, Series B Preferred Units, TexNew Mex Units, the Special Limited Partner Interest, Common Units or other Partnership Interests (other than the General Partner Interest) or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.

“Limited Partner Unit” means a Limited Partner Interest that is designated by the General Partner as a “Unit” and shall include Series A Preferred Units, Series B Preferred Units, TexNew Mex Units and Common Units.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (d) of the third sentence of Section 12.1, the date on which the applicable time period during which the holders of outstanding Limited Partner Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidation or Sale Loss” means any Net Loss recognized after the Liquidation Date or upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group).

“Liquidator” means one or more Persons selected pursuant to Section 12.3 to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“M&R Group Member” means M&R Liberty or any Person that is directly or indirectly Controlled by M&R Liberty.

“M&R Liberty” means M&R MWE Liberty, LLC, a Delaware limited liability company.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the construction of new capital assets or the replacement, improvement or expansion of existing capital assets) by a Group Member made to maintain, over the long term, the operating capacity or operating income of the Partnership Group. For purposes of this definition, “long term” generally refers to a period of not less than twelve months.

“Merger Agreement” has the meaning given such term in Section 14.1.

“MPC” means Marathon Petroleum Corporation, a Delaware corporation.

“MPC Investment” means MPC Investment LLC, a Delaware limited liability company.

“MPL” means Marathon Pipe Line LLC, a Delaware limited liability company.

“MPL Investment” means MPL Investment LLC, a Delaware limited liability company.

“MPLX Logistics Holdings” means MPLX Logistics Holdings LLC, a Delaware limited liability company.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property or other asset reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property or other asset is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).

“Non-Affiliate Transfer Period” is defined in Section 5.14(b)(viii)(D).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice” means a written request from a Holder pursuant to Section 7.12 which shall (a) specify the Registrable Securities intended to be registered, offered and sold by such Holder, (b) describe the nature or method of the proposed offer and sale of Registrable Securities, and (c) contain the undertaking of such Holder to provide all such information and materials and take all action as may be required or appropriate in order to permit the Partnership to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities pursuant to Section 7.12.

“Notice of Election to Purchase” has the meaning given such term in Section 15.1(b).

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of October 31, 2012, among MPC, Marathon Petroleum Company LP, a Delaware limited partnership, MPL Investment, Pipe Line Holdings,

the General Partner, the Partnership, the Operating Company, MPL, Ohio River Pipe Line LLC, a Delaware limited liability company, and MPLX Terminal and Storage LLC, a Delaware limited liability company, as such agreement may be amended, supplemented or restated from time to time.

“Operating Company” means MPLX Operations LLC, a Delaware limited liability company, and any successors thereto.

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of employees, officers and directors of the General Partner, reimbursement of expenses of the General Partner and its Affiliates, debt service payments, Maintenance Capital Expenditures, repayment of Working Capital Borrowings and payments made in the ordinary course of business under any Hedge Contracts, subject to the following:

(a)    repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(i) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(b)    payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c)    Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Partners, (iv) repurchases of Partnership Interests, other than repurchases of Partnership Interests by the Partnership to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Partnership Interests by the General Partner to satisfy obligations under employee benefit plans, or (v) any other expenditures or payments using the proceeds of the Initial Public Offering as described under “Use of Proceeds” in the IPO Registration Statement; and

(d)    (i) amounts paid in connection with the initial purchase of a Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its scheduled settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a)    the sum of (i) $60.0 million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and the termination of Hedge Contracts (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions from Operating Surplus paid during the Construction Period on Construction Equity, less

(b)    the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures, and (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other Person selecting such counsel or obtaining such opinion.

“Organizational Limited Partner” means MPLX Logistics Holdings in its capacity as the organizational limited partner of the Partnership.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means MPLX LP, a Delaware limited partnership.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any equity interest, including any class or series of equity interest, in the Partnership, which shall include any Limited Partner Interests and the General Partner Interest but shall exclude any Derivative Partnership Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Register” means a register maintained on behalf of the Partnership by the General Partner, or, if the General Partner so determines, by the Transfer Agent as part of the Transfer Agent’s books and transfer records, with respect to each class of Partnership Interests in which all Record Holders and transfers of such class of Partnership Interests are registered or otherwise recorded.

“Partnership Restructuring Agreement” means that certain Partnership Interests Restructuring Agreement, dated as of the December 15, 2017, pursuant to which, effective as of February 1, 2018, (i) all of the Incentive Distribution Rights were redeemed by the Partnership and cancelled and (ii) the economic general partner interest in the Partnership previously evidenced by General Partner Units were converted into a non-economic, management interest in the Partnership having the rights and obligations specified for the General Partner Interest under the Fourth Restated Agreement, all in exchange for the Partnership issuing 275,000,000 Common Units to the General Partner.

“Partnership Restructuring Event” means (i) any restructuring, simplification or similar transaction or series of transactions that modifies, eliminates or otherwise restructures the General Partner Interest or the equity interests of the General Partner or its Affiliates, provided that the principal parties thereto are the Partnership and MPC and/or their respective Affiliates and the Partnership or its successor entity remains a publicly traded entity following such transaction, (ii) a change in the form of legal entity of the General Partner, whether by conversion, merger, consolidation or exchange of all outstanding membership interests therein for capital stock in a corporation, for membership interests in a limited liability company or for equity interests in another form of legal entity; and (iii) any initial public offering directly or indirectly involving the equity interests of the General Partner, so long as, in each case, immediately following such transaction, MPC or its Affiliates owns directly or indirectly more than 50% of the voting equity of the General Partner or any resulting entity, if applicable, or sufficient voting equity to elect a majority of the resulting entity’s directors, trustees or other Persons serving in a similar capacity for such entity.

“Paying Agent” means the Transfer Agent, acting in its capacity as paying agent for the Series B Preferred Units, and its respective successors and assigns or any other paying agent appointed by the General Partner; provided, however, that if no Paying Agent is specifically designated for the Series B Preferred Units, the General Partner shall act in such capacity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Limited Partner Unit basis, underlying any Limited Partner Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Limited Partner Units.

“Percentage Interest” means, as of any date of determination, (a) as to any Unitholder with respect to Limited Partner Units (other than with respect to the Series A Preferred Units), the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Limited Partner Units (excluding Series A Preferred Units) held by such Unitholder, as the case may be, by (B) the total number of outstanding Limited Partner Units (excluding Series A Preferred Units), and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6 for which a specific percentage is established as a part of such issuance, the percentage established as a part of such issuance. The Percentage Interest with respect to the General Partner Interest, the TexNew Mex Units, the Special Limited Partner Interest and the Preferred Units shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Pipe Line Holdings” means MPLX Pipe Line Holdings LLC, a Delaware limited liability company formerly known as MPLX Pipe Line Holdings LP.

“Pipeline and Gathering Services Agreement” means the Pipeline and Gathering Services Agreement, dated as of October 16, 2013, by and among, Western Refining Company, L.P., a Delaware limited partnership, Western Refining Southwest, and Western Refining Pipeline, LLC, a Delaware limited liability company, as amended from time to time.

“Plan of Conversion” has the meaning given such term in Section 14.1.

“Preferred Units” means each Series A Preferred Unit and Series B Preferred Unit.

“Preferred Unitholder” means each Series A Preferred Unitholder and Series B Preferred Unitholder.

“Pro Rata” means, unless the context provides otherwise, (a) when used with respect to Limited Partner Units or any class thereof, apportioned among all designated Limited Partner Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, (c) when used with respect to Holders who have requested to include Registrable Securities in a Registration Statement pursuant to Section 7.12(a) or 7.12(b), apportioned among all such Holders in accordance with the relative number of Registrable Securities held by each such holder and included in the Notice relating to such request, (d) when used with respect to the TexNew Mex Unitholders, apportioned equally among all TexNew Mex Unitholders in accordance with the relative number or percentage of TexNew Mex Units held by each such TexNew Mex Unitholders, (e) when used with respect to Series A Preferred Unitholders, apportioned equally among all Series A Preferred Unitholders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Preferred Unitholder and (f) when used with respect to Series B Preferred Unitholders, apportioned equally among all Series B Preferred Unitholders in accordance with the relative number or percentage of Series B Preferred Units held by each such Series B Preferred Unitholder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Rate Eligible Holder” means a Limited Partner subject to United States federal income taxation on the income generated by the Partnership. A Limited Partner that is an entity not subject to United States federal income taxation on the income generated by the Partnership shall be deemed a Rate Eligible Holder so long as all of the entity’s beneficial owners are subject to such taxation.

“Rating Agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for the Partnership.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the Partnership’s close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the Partnership’s close of business on a particular Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registrable Security” means any Partnership Interest other than the General Partner Interest or Series A Preferred Units; provided, however, that any Registrable Security shall cease to be a Registrable Security: (a) at the time a Registration Statement covering such Registrable Security is declared effective by the Commission or otherwise becomes effective under the Securities Act, and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) when such Registrable Security has been sold or disposed of pursuant to Rule 144 (or any successor or similar rule or regulation under the Securities Act); (c) when such Registrable Security is held by a Group Member; and (d) at the time such Registrable Security has been sold in a private transaction in which the transferor’s rights under Section 7.12 of this Agreement have not been assigned to the transferee of such securities.

“Registration Statement” has the meaning given such term in Section 7.12(a) of this Agreement.

“Representative Amount” means an amount that, in the Calculation Agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Second Restated Agreement” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to the procedures in Section 7.12 of this Agreement.

“Series A Cash COC Event” means a Series A Change of Control involving a payment of consideration directly to the Common Unitholders of the Partnership, and more than 90% of such consideration is cash.

“Series A Change of Control” means the occurrence of any of the following:

(a)    the acquisition, directly or indirectly, of more than 50% of the voting equity interests of the General Partner (as measured by voting power rather than the number of shares, units or the like) by a Person or group that is not an Affiliate of MPC as of the Series A Issuance Date if such acquisition gives such Person or group the right to elect more than half of the members of the Board of Directors;

(b)    any sale, lease, transfer, conveyance or other disposition by the Partnership, in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its subsidiaries, taken as a whole;

(c)    the removal of the General Partner as general partner of the Partnership by the Limited Partners of the Partnership, except where the successor General Partner is an Affiliate of MPC;

(d)    the Common Units are no longer listed or admitted to trading on a National Securities Exchange; or

(e)    any dissolution or liquidation of the Partnership (other than in connection with a bankruptcy proceeding or a statutory winding up);

provided, however, that for the sake of clarity any Partnership Restructuring Event will be deemed not to constitute a Series A Change of Control.

“Series A COC Conversion Premium” means (i) on or prior to the first anniversary of the Series A Issuance Date, 115%, (ii) after the first anniversary but on or prior to the second anniversary of the Series A Issuance Date, 110%, (iii) after the second anniversary of the Series A Issuance Date but on or prior to the third anniversary of the Series A Issuance Date, 105%, or (iv) after the third anniversary of the Series A Issuance Date, 101%.

“Series A COC Conversion Rate” means a conversion ratio equal to the greater of (1) the then applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible) and (2) the quotient of (a) the sum of (x) the product of (i) the Series A Issue Price, multiplied by (ii) (A) if the volume-weighted average price of the Common Units for the twenty (20) consecutive Trading Days ending immediately prior to the execution of definitive documentation relating to the Series A Change of Control is greater than or equal to the Series A Conversion Floor Trigger, the Series A COC Conversion Premium, and (B) in all other cases, 100%, plus (y) all Series A Unpaid Cash Distributions on the applicable Series A Preferred Unit, plus (z) Series A Partial Period Distributions on the applicable Series A Preferred Unit, divided by (b) the volume-weighted average price of the Common Units for the twenty (20) consecutive Trading Days ending immediately prior to the execution of definitive documentation relating to the Series A Change of Control or transaction contemplated by Section 5.14(b)(vi)(G), as applicable.

“Series A Conversion Date” has the meaning assigned to such term in Section 5.14(b)(vi)(D).

“Series A Conversion Floor Trigger” means $10.00, as adjusted pursuant to Section 5.14(b)(vi)(E).

“Series A Conversion Notice” has the meaning assigned to such term in Section 5.14(b)(vi)(C)(1).

“Series A Conversion Notice Date” has the meaning assigned to such term in Section 5.14(b)(vi)(C)(1).

“Series A Conversion Rate” means, as adjusted pursuant to Section 5.14(b)(vi)(E), the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be the quotient of (a) the sum of (i) the Series A Issue Price, plus (ii) any Series A Unpaid Cash Distributions on the applicable Series A Preferred Unit, divided by (b) the Series A Issue Price.

“Series A Conversion Unit” means a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to Section 5.14(b)(vi). Immediately upon such issuance, each Series A Conversion Unit shall be considered a Common Unit for all purposes hereunder.

“Series A Converting Unitholder” means a Series A Preferred Unitholder (i) who has delivered a Series A Conversion Notice to the Partnership in accordance with Section 5.14(b)(vi)(C)(1) or (ii) to whom the Partnership has delivered a Series A Forced Conversion Notice in accordance with Section 5.14(b)(vi)(C)(2).

“Series A Distribution Amount” means (i) with respect to any Quarter ending on or before the second anniversary of the Series A Issuance Date, an amount per Quarter per Series A Preferred Unit equal to $0.528125, and (ii) with respect to any Quarter ending after the second anniversary of the Series A Issuance Date, an amount per Quarter per Series A Preferred Unit equal to the greater of (A) the amount set forth in clause (i) and (B) the amount of distributions for such Quarter that would have been payable with respect to a Series A Preferred Unit if such Series A Preferred Unit had converted on the Record Date for such Quarter in respect of which such distributions are being paid into the number of Common Unit(s) into which such Series A Preferred Unit would be convertible at the then applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible); provided that the Series A Distribution Amount for the Quarter ended June 30, 2016 was prorated for such period, commencing on the Series A Issuance Date and ending on, and including, the last day of such Quarter.

“Series A Distribution Payment Date” has the meaning assigned to such term in Section 5.14(b)(i)(A).

“Series A Forced Conversion Notice” has the meaning assigned to such term in Section 5.14(b)(vi)(C)(2).

“Series A Forced Conversion Notice Date” has the meaning assigned to such term in Section 5.14(b)(vi)(C)(2).

“Series A Issuance Date” means May 13, 2016.

“Series A Issue Price” means $32.50 per Series A Preferred Unit.

“Series A Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including but not limited to Common Units, the General Partner Interest, the TexNew Mex Units and the Special Limited Partner Interest, but excluding any Series A Parity Securities and Series A Senior Securities.

“Series A Liquidation Value” means the amount equal to the sum of (i) the Series A Issue Price, plus (ii) all Series A Unpaid Cash Distributions, plus (iii) Series A Partial Period Distributions, in each case, with respect to the applicable Series A Preferred Unit.

“Series A Parity Equivalent Units” has the meaning assigned to such term in Section 5.14(b)(iv).

“Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks pari passu with the Series A Preferred Units.

“Series A Partial Period Distributions” means, with respect to a conversion or redemption of Series A Preferred Units or a liquidation, (a) an amount equal to the Series A Distribution Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the Quarter in which such conversion, redemption or liquidation occurs and the denominator of which is the total number of days in such Quarter, plus (b) to the extent such conversion, redemption or liquidation occurs prior to the Series A Distribution Payment Date in respect of the Quarter immediately preceding such conversion, redemption or liquidation, an amount equal to the Series A Distribution Amount.

“Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.

“Series A Preferred Units” has the meaning assigned to such term in Section 5.14(a).

“Series A Purchase Agreement” means the Series A Preferred Unit Purchase Agreement, dated as of April 27, 2016, by and among the Partnership and the Series A Purchasers, as may be amended from time to time.

“Series A Purchasers” means (a) those Persons set forth on Schedule A to the Series A Purchase Agreement, (b) any other Person who acquires Series A Preferred Units from Stonepeak or any of its Affiliates during the Non-Affiliate Transfer Period (as defined in the Series A Purchase Agreement) pursuant to Section 5.04 of the Series A Purchase Agreement and (c) any Person who subsequently purchases any Series A Preferred Units issued in accordance with Section 5.14(b)(iv).

“Series A Quarterly Distribution” has the meaning assigned to such term in Section 5.14(b)(i)(A).

“Series A Required Voting Percentage” means 75% or more of the outstanding Series A Preferred Units voting separately as a class.

“Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units, but excluding the General Partner Interest.

“Series A Substantially Equivalent Unit” has the meaning assigned to such term in Section 5.14(b)(vii)(B)(2).

“Series A Unpaid Cash Distributions” has the meaning assigned to such term in Section 5.14(b)(i)(B).

“Series B Current Criteria” means the equity credit criteria of a Rating Agency for securities such as the Series B Preferred Units, as such criteria are in effect as of the Series B Original Issue Date.

“Series B Distribution Payment Date” means the 15th day of February and August of each year through and including February 15, 2023 commencing on the Series B Initial Distribution Date, and after February 15, 2023, the 15th day of February, May, August and November of each year; provided, however, that if any Series B Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series B Distribution Payment Date shall instead be on the immediately succeeding Business Day without the accumulation of additional distributions.

“Series B Distribution Period” means a period of time from and including the preceding Series B Distribution Payment Date (other than the initial Series B Distribution Period, which shall commence on and include the Series B Original Issue Date), to but excluding the next Series B Distribution Payment Date for such Series B Distribution Period.

“Series B Distribution Rate” means an annual rate equal to (i) during the Series B Fixed Rate Period, 6.875% per annum of the Series B Liquidation Preference and (ii) during the Series B Floating Rate Period, a percentage of the Series B Liquidation Preference equal to the sum of (a) the Series B Three-Month LIBOR, as calculated on each applicable Series B LIBOR Determination Date, and (b) 4.652%.

“Series B Distributions” means distributions with respect to Series B Preferred Units pursuant to Section 5.15(b)(i).

“Series B Fixed Rate Period” means the period from and including the Series B Original Issue Date to, but not including, February 15, 2023.

“Series B Floating Rate Period” means the period from and including February 15, 2023 and thereafter until such time as all of the outstanding Series B Preferred Units are redeemed in accordance with Section 5.15(b)(iii).

“Series B Initial Distribution” means an amount equal to $[        ]1 per Series B Preferred Unit payable Pro Rata to each Series B Preferred Unitholder on the Series B Initial Distribution Date.

“Series B Initial Distribution Date” means [                    ],2 2019.

“Series B Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks junior to the Series B Preferred Units, including but not limited to Common Units, the General Partner Interest, the TexNew Mex Units and the Special Limited Partner Interest, but excluding any Series B Parity Securities and Series B Senior Securities.

“Series B LIBOR Determination Date” means the second London Business Day immediately preceding the first date of each relevant Series B Distribution Period.

“Series B Liquidation Preference” means a liquidation preference for each Series B Preferred Unit equal to $1,000.00 per Series B Preferred Unit.

[1]

To equal the Series B Distribution Rate multiplied by the number of days lapsed from the date of payment of the final ANDX Series A Preferred Unit distribution until the Series B Initial Distribution Date.

[2]	First Series A Distribution Payment Date following the closing the ANDX Merger.

“Series B Original Issue Date” means [                    ], 2019.

“Series B Parity Securities” means any class or series of Partnership Interests established after the Series B Original Issue Date that is not expressly made senior to or subordinated to the Series B Preferred Units as to the payment of distributions set forth in Section 5.15(b)(i) and amounts payable on a liquidation event in accordance with Section 12.4. For the avoidance of doubt, the term “Series B Parity Securities” does not include Common Units, the Special Limited Partner Interest, the General Partner Interest and TexNew Mex Units but does include the Series A Preferred Units.

“Series B Preferred Unitholder” means a Record Holder of Series B Preferred Units.

“Series B Preferred Units” has the meaning assigned to such term in Section 5.14(a).

“Series B Rating Event” means a change by any Rating Agency to the Series B Current Criteria, which change results in (i) any shortening of the length of time for which the Series B Current Criteria are scheduled to be in effect with respect to the Series B Preferred Units, or (ii) a lower equity credit being given to the Series B Preferred Units than the equity credit that would have been assigned to the Series B Preferred Units by such Rating Agency pursuant to its Series B Current Criteria.

“Series B Rating Event Redemption” has the meaning assigned to such term in Section 5.15(b)(iii)(A)(2).

“Series B Redemption Date” has the meaning given such term in Section 5.15(b)(iii)(B).

“Series B Redemption Notice” has the meaning given such term in Section 5.15(b)(iii)(C).

“Series B Redemption Price” has the meaning given such term in Section 5.15(b)(iii)(B).

“Series B Senior Securities” means any class or series of Partnership Interests established after the Series B Original Issue Date that is expressly made senior to the Series B Preferred Units as to the payment of distributions set forth in Section 5.15(b)(i) and amounts payable on a liquidation event in accordance with Section 12.4. For the avoidance of doubt, the term “Series B Senior Securities” does not include the Series A Preferred Units, Common Units, the General Partner Interest, the Special Limited Partner Interest or the TexNew Mex Units.

“Series B Three-Month LIBOR” has the meaning set forth in Section 5.15(b)(i)(C).

“Series B Unpaid Cash Distributions” has the meaning set forth in Section 5.15(b)(i)(B).

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.

“Special Limited Partner Interest” has the meaning given to such term in Section 5.13(a).

“Stonepeak” means Stonepeak Finland Holdings LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning given such term in Section 14.2(b)(ii).

“Target TexNew Mex Maintenance Capital Expenditures” means, initially, $500,877 per Quarter, subject to an increase on the last day of each calendar year, beginning on December 31, 2019, by a percentage equal to the annual change in the Producer Price Index for Finished Goods, seasonally adjusted, as published by the Department of Labor.

“Target TexNew Mex Operating Expenses” means, initially, $1,107,203 per Quarter, subject to an increase on the last day of each calendar year, beginning on December 31, 2019, by a percentage equal to the annual change in the Producer Price Index for Finished Goods, seasonally adjusted, as published by the Department of Labor.

“TexNew Mex Allocated Tariff Portion” means 69.80% of the TexNew Mex Tariff in effect from time to time.

“TexNew Mex Assets” means the TexNew Mex Contributed Assets, as improved, expanded, or otherwise modified from time to time by the Partnership in its operation of the TexNew Mex Shared Segment.

“TexNew Mex Base Amount” means, initially, for each Quarter:

(a)    the product of (i) 13,000 multiplied by (ii) the number of days in the applicable Quarter multiplied by (iii) the Effective TexNew Mex Tariff with respect to such Quarter, minus

(b)    the lesser of (i) Actual TexNew Mex Operating Expenses for such Quarter and (ii) Target TexNew Mex Operating Expenses for such Quarter, minus

(c)    the lesser of (i) Actual TexNew Mex Maintenance Capital Expenditures for such Quarter and (ii) Target TexNew Mex Maintenance Capital Expenditures for such Quarter;

provided, however, that if at any time the Conflicts Committee approves an adjustment to the TexNew Mex Base Amount with the consent of holders of a majority of the TexNew Mex Units, such adjusted amount shall be the TexNew Mex Base Amount.

“TexNew Mex Contributed Assets” has the meaning given to such term in the TexNew Mex Contribution Agreement.

“TexNew Mex Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of October 30, 2015, by and among WNRL, WNRL GP, Western Refining, Inc., a Delaware corporation, and Western Refining Southwest.

“TexNew Mex Contributed Percentage” means 30.77% (being a fraction (expressed as a percentage) equal to the quotient of (i) $80,000,000 divided by (ii) $260,000,000).

“TexNew Mex Original Issue Date” means [                    ], 2019.

“TexNew Mex Pipeline” means the FERC-regulated pipeline extending from WNRL’s crude oil station in Bisti, New Mexico in the Four Corners region to its T Station in Eddy County, New Mexico.

“TexNew Mex Pipeline Portion” means that portion of the TexNew Mex Pipeline comprised of the approximate 375-mile segment of the FERC-regulated pipeline extending from WNRL’s crude oil station in Star Lake, New Mexico in the Four Corners region to its T Station in Eddy County, New Mexico.

“TexNew Mex Shared Segment” means (i) the business and operation of the TexNew Mex Assets and (ii) all revenue and expenses attributable to the business and operation of the TexNew Mex Assets (including the portion of any joint tariffs attributable to the TexNew Mex Assets, but excluding any other portion of such joint tariffs).

“TexNew Mex Shared Segment Distributable Cash Flow” means, for each Quarter:

(a)    the product of (i) Actual TexNew Mex Volumes for such Quarter multiplied by (ii) the number of days in such Quarter multiplied by (iii) the Effective TexNew Mex Tariff with respect to such Quarter, minus

(b)    Actual TexNew Mex Operating Expenses for such Quarter, minus

(c)    Actual TexNew Mex Maintenance Capital Expenditures for such Quarter,

(d)    plus any increase or minus any decrease in deferred revenue attributable to the TexNew Mex Shared Segment with respect to such Quarter, plus

(e)    any revenue attributable to the TexNew Mex Shared Segment during such Quarter due to the expiration of any TexNew Mex Credits (as such term is defined in the Pipeline and Gathering Services Agreement) or similar credits contemplated by any other transportation agreement entered into by WNRL and its Subsidiaries with respect to the provision of transportation services on the TexNew Mex Pipeline Portion.

In determining the TexNew Mex Shared Segment Distributable Cash Flow (including any input in the calculation of TexNew Mex Shared Segment Distributable Cash Flow), the General Partner may utilize any methods to allocate revenue, expenses and other items to the TexNew Mex Shared Segment as it determines to be reasonable and appropriate.

“TexNew Mex Tariff” means the per barrel rate on file with the FERC encompassing transportation of crude oil the full length of the TexNew Mex Pipeline terminating at the Partnership’s T Station and a segment of pipeline originating at the Partnership’s T Station and terminating at the Partnership’s Mason Station, as such tariff may be in effect from time to time.

“TexNew Mex Unit” has the meaning given to such term in Section 5.12(a).

“TexNew Mex Unitholder” means a Record Holders of TexNew Mex Units.

“Third Restated Agreement” has the meaning given to such term in the recitals.

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

“Transaction Documents” has the meaning given such term in Section 7.1(b).

“transfer” has the meaning given such term in Section 4.4(a) when used with respect to Partnership Interests.

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed (if any); provided, however, that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.

“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

“Underwritten Offering” means (a) an offering pursuant to a Registration Statement in which Partnership Interests are sold to an underwriter on a firm commitment basis for reoffering to the public, (b) an offering of Partnership Interests pursuant to a Registration Statement that is a “bought deal” with one or more investment banks, and (c) an “at-the-market” offering pursuant to a Registration Statement in which Partnership Interests are sold to the public through one or more investment banks or managers on a best efforts basis.

“Unit Majority” means a majority of the Voting Eligible Series A Preferred Units (as described in Section 5.14(b)(iii)(A)) and Voting Eligible Common Units, voting as a single class.

“Unitholders” means the Record Holders of Limited Partner Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)(i)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d)(i) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d)(i) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)(i)).

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement from time to time.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Voting Eligible” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that:

(a)     if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Partnership Interests of any class reflected as outstanding on the Partnership’s books and records, all Partnership Interests owned by or for the benefit of such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be “Voting Eligible” when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by any non-waivable provision of law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be “Voting Eligible” for purposes of Section 11.1(b)(i) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of the Partnership Interests of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) to any Person or Group who acquired 20% or more of the Partnership Interests of any class then reflected as outstanding in the Partnership’s books and records directly or indirectly from a Person or Group described in clause (i), provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (iii) to any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors, (iv) with respect to Common Units beneficially owned by M&R Liberty or any other M&R Group Member or any Group of which M&R Liberty or any other M&R Group Member is a member, but the limitation set forth in clause (b) of this definition below shall apply to such Persons specified in this clause (iv), (v) to the Series A Purchasers with respect to their ownership (beneficially or of record) of the Series A Preferred Units or Series A Conversion Units, or (vi) any Series A Preferred Unitholder in connection with any vote, consent or approval of the Series A Preferred Unitholders as a separate class; and

(b)    if at any time M&R Liberty or any other M&R Group Member or any Group of which M&R Liberty or any other M&R Group Member is a member beneficially owns more than 5% of the Common Units that are then reflected as outstanding on the Partnership’s books and records as of the date of determination, then any Common Units owned by M&R Liberty or any other M&R Group Member or any such Group in excess of 5% of the Common Units that are then reflected as outstanding on the Partnership’s books and records as of the date of determination shall not be voted on any matter and shall not be considered to be “Voting Eligible” when calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement; provided, further, that the Board of Directors of the General Partner may waive the foregoing limitation in whole or in part from time to time. If the foregoing limitation applies at any time at which more than one M&R Group Member beneficially owns Common Units, then, each Record Holder of Common Units beneficially owned by any such M&R Group Member shall be deemed to hold a number of Common Units not subject to such limitation that is proportionate to the aggregate number of Common Units held by all such Record Holders.

“Western Refining Southwest” means Western Refining Southwest, Inc., an Arizona corporation.

“Withdrawal Opinion of Counsel” has the meaning given such term in Section 11.1(b)(i).

“WNRL” means Western Refining Logistics, LP, a Delaware limited partnership.

“WNRL GP” means Western Refining Logistics GP, LLC, a Delaware limited liability company.

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2    Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1    Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and the General Partner hereby amends and restates the Fourth Restated Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2    Name. The name of the Partnership shall be “MPLX LP”. Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 200 East Hardin Street, Findlay, Ohio 45840, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 200 East Hardin Street, Findlay, Ohio 45840, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4    Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole and absolute discretion.

Section 2.5    Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6    Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7    Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1    Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2    Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3    Rights of Limited Partners.

(a)    Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i)    to obtain from the General Partner either (A) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act (provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.3(a)(i) if posted on or accessible through the Partnership’s or the Commission’s website);

(ii)    to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

(iii)    to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

(b)    To the fullest extent permitted by law, the rights to information granted the Limited Partners pursuant to Section 3.3(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in the Partnership hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners or interest holders to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.3(a).

(c)    The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).

(d)    Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;

REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1    Certificates. Record Holders of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Partnership Register and ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Partnership Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Executive Vice President, Senior Vice President or Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner, and shall bear the legend set forth in Section 4.8(f). The signatures of such officers upon a certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Partnership with the same effect as if he or she were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.

Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

(a)    If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b)    The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)    requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)    if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)    satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c)    As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3    Record Holders. The names and addresses of Unitholders as they appear in the Partnership Register shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person on the other, such representative Person shall be the Limited Partner with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Partner hereunder as, and to the extent, provided herein, including Section 10.1(c).

Section 4.4    Transfer Generally.

(a)    The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns all or any part of its General Partner Interest to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns all or a part of such Limited Partner Interest to another Person who is or becomes a Limited Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b)    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void, and the Partnership shall have no obligation to effect any such transfer or purported transfer.

(c)    Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner and the term “transfer” shall not include any such disposition.

Section 4.5    Registration and Transfer of Limited Partner Interests.

(a)    The General Partner shall maintain, or cause to be maintained by the Transfer Agent in whole or in part, the Partnership Register on behalf of the Partnership.

(b)    The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are duly endorsed and surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Partnership Register.

(c)    Upon the receipt of proper transfer instructions from the Record Holder of uncertificated Partnership Interests, such transfer shall be recorded in the Partnership Register.

(d)    Except as provided in Section 4.9, by acceptance of any Limited Partner Interests pursuant to a transfer in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, or agent or representative acquiring such Limited Partner Interests for the account of another Person or Group) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the Partnership Register and such Person becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person and (v) shall be deemed to certify that the transferee is not an Ineligible Holder. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(e)    Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(f)    The General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.

Section 4.6    Transfer of the General Partner’s General Partner Interest.

(a)    Subject to Section 4.6(c) below, prior to December 31, 2022, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of a majority of the Voting Eligible Common Units (excluding Common Units owned by the General Partner and its Affiliates) and Series A Preferred Units (as described in Section 5.14(b)(iii)(A)) voting together as a single class, (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person or (iii) is pursuant to a bona fide foreclosure by the lenders under any debt instrument with respect to which the General Partner is an obligor or guarantor.

(b)    Subject to Section 4.6(c) below, on or after December 31, 2022, the General Partner may transfer all or any part of its General Partner Interest without the approval of any Limited Partner or any other Person.

(c)    Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest owned by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7    [Reserved.]

Section 4.8     Restrictions on Transfers.

(a)    Except as provided in Section 4.8(e), notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

(b)    The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to (i) avoid a significant risk of the Partnership’s becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of a majority of the Voting Eligible Limited Partner Interests of such class.

(c)    [Reserved.]

(d)    [Reserved.]

(e)    Except for Section 4.9, nothing in this Agreement shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(f)    Each certificate or book entry evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF MPLX LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF MPLX LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE MPLX LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF MPLX LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF MPLX LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

(g)    [Reserved.]

(h)    [Reserved.]

(i)    The transfer of Series A Preferred Units shall be subject to the restrictions imposed by Section 5.14(b)(viii).

Section 4.9    Eligibility Certificates; Ineligible Holders.

(a)    The General Partner may upon demand or on a regular basis require Limited Partners, and transferees of Limited Partner Interests in connection with a transfer, to execute an Eligibility Certificate or provide other information as is necessary for the General Partner to determine if any such Limited Partners or transferees are Ineligible Holders.

(b)    If any Limited Partner (or its beneficial owners) fails to furnish to the General Partner within 30 days of its request an Eligibility Certificate and other information related thereto, or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner or a transferee of a Limited Partner is an Ineligible Holder, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10 or the General Partner may refuse to effect the transfer of the Limited Partner Interests to such transferee. In addition, the General Partner shall be substituted for any Limited Partner that is an Ineligible Holder as the Limited Partner in respect of the Ineligible Holder’s Limited Partner Interests.

(c)    The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.

(d)    Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interest (representing the right to receive its share of such distribution in kind).

(e)    At any time after an Ineligible Holder can and does certify that it no longer is an Ineligible Holder, it may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder upon approval of the General Partner, shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Limited Partner Interests.

(f)    If at any time a transferee of a Partnership Interest fails to furnish an Eligibility Certificate or any other information requested by the General Partner pursuant to Section 4.9 within 30 days of such request, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that such transferee is an Ineligible Holder, the Partnership may, unless the transferee establishes to the satisfaction of the General Partner that such transferee is not an Ineligible Holder, prohibit and void the transfer, including by placing a stop order with the Transfer Agent.

Section 4.10    Redemption of Partnership Interests of Ineligible Holders.

(a)    If at any time a Limited Partner (other than a Series B Preferred Unitholder) fails to furnish an Eligibility Certificate or any other information requested within the period of time specified in Section 4.9, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner (other than a Series B Preferred Unitholder) is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is not an Ineligible Holder or has transferred his Limited Partner Interests to a Person who is not an Ineligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at such Limited Partner’s last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which such Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)    The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)    The Limited Partner or such Limited Partner’s duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner or Transferee at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv)    After the redemption date, Redeemable Interests shall no longer constitute issued and outstanding Limited Partner Interests.

(b)    The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee, agent or representative of a Person determined to be an Ineligible Holder.

(c)    Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement and the transferor provides notice of such transfer to the General Partner. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that such transferee is not an Ineligible Holder. If the transferee fails to make such certification within 30 days after the request and, in any event, before the redemption date, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1    [Reserved].

Section 5.2    Contributions by the General Partner. Except as provided for in Section 12.8, the General Partner is not obligated to make any additional Capital Contributions to the Partnership.

Section 5.3    Contributions by Limited Partner. No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.4    Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5    Capital Accounts.

(a)    The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall in respect of each such Partnership Interest be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest; provided that the Capital Account of a holder of Series B Preferred Units shall not be reduced by the amount of Series B Distributions it receives and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. For the avoidance of doubt, the Series A Preferred Units will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Preferred Unit will be treated as a partner in the Partnership. The initial Capital Account balance in respect of each Series A Preferred Unit shall be the Series A Issue Price, as such amount may be adjusted in accordance with the Series A Purchase Agreement for any reduction attributable to the Transaction Fee, as such term is defined in the Series A Purchase Agreement and expenses reimbursable under the Series A Purchase Agreement. The initial Capital Account balance in respect of each Series B Preferred Unit shall be the Series B Liquidation Preference. The Capital Account balance of each holder of Series B Preferred Units in respect of its Series B Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.15(b)(i) in respect of such Series B Preferred Units.

(b)    For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided that:

(i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (A) any other Group Member that is classified as a partnership or disregarded entity for federal income tax purposes and (B) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership or disregarded entity for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii)    All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii)    Except as otherwise provided in this Agreement or Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)    In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.5(d)(i), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(v)    Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(vi)    An item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.5(b), and an item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts), shall be treated as an item of deduction for the purpose of this Section 5.5(b).

(vii)    In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d)(i) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(viii)    To the extent required by Treasury Regulation Section 1.752-7, the Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c)    (i) Except as otherwise provided in this Section 5.5(c)(i), a transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii)    [Reserved.]

(iii)    [Reserved.]

(iv)    [Reserved.]

(d)    (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the issuance of Partnership Interests as consideration for the provision of services, the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, derived from the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time and make any adjustments necessary to reflect the difference, if any, between the fair market value of any Series A Preferred Units for which the Series A Conversion Date has not occurred and the aggregate Capital Accounts attributable to such Series A Preferred Units to the extent of any Unrealized Gain or Unrealized Loss that has not been reflected in the Partners’ Capital Accounts previously, consistent with the methodology of Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2), and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

(ii)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

(iii)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), immediately after the conversion of a Series A Preferred Unit into Common Units in accordance with Section 5.14(b)(vi), the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately after such conversion and (A) first, all Unrealized Gain (if the Capital Account of each such Series A Conversion Unit is less than the Per Unit Capital Account for a then outstanding Initial Common Unit) or Unrealized Loss (if the Capital Account of each such Series A Conversion Unit is greater than the Per Unit Capital Account for a then outstanding Initial Common Unit) had been allocated to each Partner holding Series A Conversion Units received upon such conversion, Pro Rata, until the Capital Account of each such Series A Conversion Unit is equal to the Per Unit Capital Amount for a then outstanding Initial Common Unit; and (B) second, any remaining Unrealized Gain or Unrealized Loss had been allocated to the Partners at such time pursuant to Section 6.1(d). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately after the conversion of a Series A Preferred Unit shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its discretion to be reasonable. If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth above in this Section 5.5(d)(iii), the Capital Account of each

Partner with respect to each Series A Conversion Unit received upon such conversion of the Series A Preferred Unit is different from the Per Unit Capital Amount for a then outstanding Initial Common Unit, then Capital Account balances shall be reallocated between the Partners holding Common Units (other than Series A Conversion Units) and Partners holding Series A Conversion Units so as to cause the Capital Account of each Partner holding a Series A Conversion Unit to equal, on a per Limited Partner Unit basis with respect to each such Series A Conversion Unit, the Per Unit Capital Amount for a then outstanding Initial Common Unit.

Section 5.6    Issuances of Additional Partnership Interests.

(a)    Subject to Section 5.12(b)(iv)(B), Section 5.14(b)(iv) and Section 5.15(b)(ii)(C), the Partnership may issue additional Partnership Interests (other than General Partner Interests) and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b)    Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c)    The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.6, (ii) the conversion of the Combined Interest into Limited Partner Units pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Limited Partners in the Partnership Register as the Record Holders of such Limited Partner Interests and (iv) all additional issuances of Partnership Interests and Derivative Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Limited Partner Units or other Partnership Interests or Derivative Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or Derivative Partnership Interests or in connection with the conversion of the Combined Interest into Limited Partner Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Limited Partner Units or other Partnership Interests are listed or admitted to trading.

(d)    No fractional Limited Partner Units shall be issued by the Partnership.

Section 5.7    [Reserved.]

Section 5.8    Limited Preemptive Right. Except as provided in this Section 5.8 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.9    Splits and Combinations.

(a)    Subject to Section 5.9(e) and Section 5.14(b)(vi)(E), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Limited Partner Unit basis or stated as a number of Limited Partner Units (including the number of Common Units into which Series A Preferred Units may convert) are proportionately adjusted.

(b)    Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)    [Reserved.]

(d)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(e)    The Partnership shall not issue fractional Limited Partner Units upon any distribution, subdivision or combination of Limited Partner Units. If a distribution, subdivision or combination of Limited Partner Units would result in the issuance of fractional Limited Partner Units but for the provisions of Section 5.6(d) and this Section 5.9(e), each fractional Limited Partner Unit shall be rounded to the nearest whole Limited Partner Unit (with fractional Limited Partner Units equal to or greater than a 0.5 Limited Partner Unit being rounded to the next higher Limited Partner Unit).

Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.

Section 5.11    [Reserved.]

Section 5.12    Establishment of TexNew Mex Units.

(a)    General. The General Partner hereby designates and creates a class of Partnership Interests to be designated as “TexNew Mex Units” (the “TexNew Mex Units”) and initially consisting of a total of 80,000 TexNew Mex Units issued to Western Refining Southwest in accordance with the ANDX Merger Agreement. In accordance with Section 5.6, the General Partner shall have the power and authority to issue additional TexNew Mex Units in the future.

(b)    Rights of TexNew Mex Units. The TexNew Mex Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)    Initial Capital Account. The initial Capital Account with respect to each TexNew Mex Unit will be equal to $1,000.

(ii)    Allocations. The TexNew Mex Units shall not be entitled to receive any (i) Net Income allocations pursuant to Section 6.1(a), (ii) Net Loss allocations pursuant to Section 6.1(b) or (iii) except as otherwise provided in Section 6.1(d)(xiv), special allocations pursuant to Section 6.1(d) (other than Required Allocations).

(iii)    Distributions.

(A)    The TexNew Mex Unitholders shall be entitled to receive distributions of Available Cash only to the extent set forth in Section 5.12(b)(iii)(B).

(B)    Subject to Sections 5.14(b)(i)(B) and 5.15(b)(i)(B), and prior to making any distributions of Available Cash with respect to any Quarter pursuant to Section 6.3, subject to Section 17-607 of the Delaware Act, Available Cash with respect to any Quarter will first be distributed to the TexNew Mex Unitholders, Pro Rata, as of the Record Date established for distributions to Common Unitholders with respect to such Quarter, in an amount equal to eighty percent (80%) of the excess, if any, of (1) the TexNew Mex Shared Segment Distributable Cash Flow with respect to such Quarter over (2) the TexNew Mex Base Amount with respect to such Quarter, less any amounts reserved with the consent of the Record Holders of a majority of the TexNew Mex Units in accordance with Section 5.12(b)(iv)(C) to fund Expansion Capital Expenditures or Investment Capital Expenditures with respect to the TexNew Mex Shared Segment (any such amounts, “Holdback Amounts”).

(C)    Promptly following any determination by the General Partner that it will not utilize any portion of any Holdback Amounts in the manner approved by the holders of TexNew Mex Units, the General Partner shall cause such Holdback Amounts to be distributed to the holders of the TexNew Mex Units as of the Record Date for the next regular distribution in accordance with this Section 5.12(b)(iii), Pro Rata, on the date of payment of the next regular distribution in accordance with this Section 5.12(b)(iii).

(iv)    Voting Rights. Except as set forth in this Section 5.12(b)(iv) and Section 13.3(c) and except to the extent the Delaware Act requires that the TexNew Mex Units have a vote as a class on any matter, the TexNew Mex Units shall not have any voting rights. With respect to any matter on which the TexNew Mex Units are entitled to vote, each TexNew Mex Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the Voting Eligible TexNew Mex Units then outstanding:

(A)    amend, alter, modify or change this Section 5.12 (or vote or consent or resolve to take such action) or amend, alter, modify or change any other provision of this Agreement in a manner that would have a material adverse effect on the rights or preferences of holders of TexNew Mex Units in relation other classes of Partnership Interests;

(B)    authorize the issuance of any class or series of Partnership Interests after the TexNew Mex Original Issue Date with distribution rights that are senior to or on a parity with the TexNew Mex Units;

(C)    reserve any Holdback Amounts or utilize any Holdback Amounts in a manner other than as approved by holders of TexNew Mex Units in accordance with this Section 5.12(b)(iv);

(D)    sell, transfer or otherwise dispose of any material portion of the TexNew Mex Assets; or

(E)    issue any additional TexNew Mex Units.

(v)    Redemption and Conversion Rights. The TexNew Mex Units will be perpetual and shall not have any rights of redemption or conversion.

(vi)    Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the TexNew Mex Units shall not be evidenced by certificates. Any certificates relating to the TexNew Mex Units that may be issued will be in such form as the General Partner may approve.

(vii)    Transfer of TexNew Mex Units. No holder of any TexNew Mex Unit may transfer any or all of the TexNew Mex Units held by such holder without the prior written approval of the General Partner, unless the transfer complies with any applicable requirements set forth in Article IV and either (A) the transfer is to an Affiliate of the holder or (B) the transfer is to any Person who is, or will be substantially concurrently with the completion of the transfer, an Affiliate of the General Partner.

Section 5.13    Establishment of the Special Limited Partner Interest.

(a)    General. The General Partner hereby designates and creates a class of Partnership Interests to be designated as the “Special Limited Partner Interest” (the “Special Limited Partner Interest”) having only the rights, preferences and privileges and shall be subject to the duties and obligations as set forth in this Section 5.13.

(b)    Rights of the Special Limited Partner Interest. The Special Limited Partner Interest shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)    Allocations. The Special Limited Partner Interest shall not be entitled to receive any (i) Net Income allocations pursuant to Section 6.1(a), (ii) Net Loss allocations pursuant to Section 6.1(b) or (iii) except as otherwise provided in Section 6.1(d)(xv), special allocations pursuant to Section 6.1(d) (other than Required Allocations); provided, however, in the event of allocating Liquidation or Sale Loss, any such loss shall not be allocated pursuant to Section 6.1(b)(i) but instead shall be allocated to the holder of the Special Limited Partner Interest and to the Unitholders in accordance with, and in proportion to, the positive balances of their respective Capital Accounts (provided, that such loss shall not be allocated to any Unitholder to the extent that such allocations would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account)); and then any remaining Liquidation or Sale Loss shall be allocated pursuant to Section 6.1(b)(ii).

(ii)    Distributions. Except as set forth in Section 12.4 with respect to an event of dissolution and liquidation of the Partnership, the holder of the Special Limited Partner Interest shall not be entitled to any distributions.

(iii)    Voting Rights. Unless otherwise required by the Delaware Act, the Special Limited Partner Interest shall not be entitled to vote on any matters, whether or not any other Partners are entitled to vote thereon.

(iv)    No Certificates. Unless the General Partner shall determine otherwise, the Special Limited Partner Interest shall not be evidenced by certificates. Any certificate relating to the Special Limited Partner Interest that may be issued will be in such form as the General Partner may approve.

Section 5.14    Establishment of Series A Preferred Units.

(a)    General. Pursuant to the Second Amended and Restated Partnership Agreement, there was created a class of Limited Partner Units designated as “Series A Convertible Preferred Units” (the “Series A Preferred Units”), with the designations, preferences and relative, participating, optional or other special rights, powers and duties as set forth in this Section 5.14 and elsewhere in this Agreement.

(b)    Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and the Series A Preferred Unitholders shall be subject to the following duties and obligations:

(i)    Distributions.

(A)    Subject to Section 5.14(b)(i)(B), commencing with the Quarter ending on June 30, 2016, subject to Section 5.14(b)(i)(D), the Record Holders of the Series A Preferred Units as of the applicable Record Date for each Quarter shall be entitled to receive, in respect of each outstanding Series A Preferred Unit, cumulative distributions in respect of such Quarter equal to the sum of (1) the Series A Distribution Amount for such Quarter and (2) any Series A Unpaid Cash Distributions (collectively, a “Series A Quarterly Distribution”). Each Series A Quarterly Distribution shall be payable quarterly in cash within sixty (60) days after the end of the applicable Quarter (each such payment date, a “Series A Distribution Payment Date”). If the General Partner establishes an earlier Record Date for any distribution to be made by the Partnership on other Partnership Interests in respect of any Quarter, then the Record Date established pursuant to this Section 5.14(b)(i) for a Series A Quarterly Distribution in respect of such Quarter shall be the same Record Date. For the avoidance of doubt, subject to Section 5.14(b)(i)(D), the Series A Preferred Units shall not be entitled to any distributions made pursuant to Section 6.3(a) for any Quarter so long as the Series A Quarterly Distribution has been declared and paid in accordance with this Section 5.14(b)(i) on the Series A Preferred Units with respect to such Quarter.

(B)    If the Partnership fails to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in cash when due for any Quarter, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such arrearages, (1) the amount of such unpaid cash distributions (on a per Series A Preferred Unit basis, “Series A Unpaid Cash Distributions”) unless and until paid will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full and (2) the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities (including, for the avoidance of doubt, with respect to the Quarter for which the Partnership first failed to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in cash when due); provided, however, that distributions may be declared and paid on the Series A Preferred Units and the Series A Parity Securities so long as such distributions are declared and paid pro rata so that amounts of distributions declared per Series A Preferred Unit and Series A Parity Security shall in all cases bear to each other the same ratio that accrued and accumulated distributions per Series A Preferred Unit and Series A Parity Security bear to each other.

(C)    The aggregate Series A Distribution Amount shall be paid out of Available Cash that is deemed to be Operating Surplus for the applicable Quarter. To the extent that any portion of a Series A Quarterly Distribution with respect to any Quarter exceeds the amount of Available Cash that is deemed to be Operating Surplus for such Quarter, the amount of cash equal to the Available Cash that is deemed to be Operating Surplus for such Quarter will be paid to the Series A Preferred Unitholders Pro Rata and the balance of such Series A Quarterly Distribution shall be unpaid and shall constitute an arrearage and shall accrue and accumulate as set forth in Section 5.14(b)(i)(B).

(D)    Notwithstanding anything in this Section 5.14(b)(i) to the contrary, with respect to any Series A Preferred Unit that is converted into a Common Unit, the Record Holder thereof shall not be entitled to a distribution in respect of such Series A Preferred Unit and a distribution in respect of such Common Unit with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Limited Partner Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Series A Conversion Date occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable Record Holder of Series A Preferred Units shall receive, with respect to any Series A Preferred Units that have converted into Common Units, only the distribution in respect of such Common Units with respect to such period.

(E)    [Reserved.]

(ii)    Issuance of the Series A Preferred Units. Subject to Section 5.14(b)(iv), the Series A Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Series A Purchase Agreement.

(iii)    Voting Rights.

(A)    Except as provided in Section 5.14(b)(iii)(B), the Voting Eligible Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Voting Eligible Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Unit would be convertible at the then applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible) on each matter with respect to which each Record Holder of a Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the Record Holders of Common Units and Series A Preferred Units, voting together as a single class during any period in which any Series A Preferred Units are outstanding.

(B)    Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of the Series A Required Voting Percentage shall be required for any amendment to this Agreement or the Certificate of Limited Partnership (including by merger or otherwise or any amendment contemplated by and made in accordance with Section 5.14(b)(iv)) that is materially adverse to any of the rights, preferences and privileges of the Series A Preferred Units. Without limiting the generality of the preceding sentence, any amendment shall be deemed to have such a material adverse impact if such amendment would:

(1)    Reduce the Series A Distribution Amount, change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel accrued and unpaid distributions on the Series A Preferred Units, or change the seniority rights of the Series A Preferred Unitholders as to the payment of distributions in relation to the holders of any other class or series of Partnership Interests;

(2)    Reduce the amount payable or change the form of payment to the Record Holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Series A Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Partnership Interests; or

(3)    Make the Series A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth herein.

(C)    Notwithstanding anything to the contrary in this Section 5.14(b)(iii), in no event shall the consent of the Series A Preferred Unitholders, as a separate class, be required in connection with any Series A Change of Control or Partnership Restructuring Event. For the avoidance of doubt, the foregoing shall not limit the voting rights of any Series A Preferred Unitholder in connection with the vote of Record Holders of Common Units and Series A Preferred Units together as a single class.

(D)    Notwithstanding any other provision of this Agreement, in addition to all other voting rights granted under this Agreement, the Partnership shall not declare or pay any distribution from Capital Surplus without the affirmative vote of the Record Holders of the Series A Required Voting Percentage.

(iv)    No Series A Senior Securities; Series A Parity Securities. Other than issuances contemplated by the Series A Purchase Agreement, the Partnership shall not, without the affirmative vote of the Record

Holders of the Series A Required Voting Percentage, issue any (A) Series A Senior Securities (or amend the provisions of any class of Partnership Interests to make such class of Partnership Interests a class of Series A Senior Securities) or (B) Series A Parity Securities (or amend the provisions of any class of Partnership Interests to make such class of Partnership Interests a class of Series A Parity Securities) or Series A Preferred Units; provided that, without the consent of the holders of Voting Eligible Series A Preferred Units (but without prejudice to their rights under Section 5.14(b)(iii)(A)), the Partnership may issue (1) at any time in the aggregate, up to the greater of (a) an aggregate $500,000,000 of Series A Parity Securities and (b) a number of Series A Parity Securities such that, as of the date of the issuance of the Series A Parity Securities, the aggregate number of Series A Parity Securities, together with the Series A Preferred Units, in each case on an “as if” converted basis (or, if the Series A Parity Securities are not convertible, assuming that such Series A Parity Securities are convertible into a number of Common Units equal to the quotient of (i) the aggregate purchase price for such Series A Parity Securities, divided by (ii) the volume-weighted average price of the Common Units for the twenty (20) Trading Day period ending immediately prior to such issuance (such Common Units, the “Series A Parity Equivalent Units”)), equals no more than 15% of all outstanding Common Units (including as outstanding for such purposes, (i) any Common Units issuable in respect of the Series A Preferred Units at the then applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible), (ii) any Common Units issuable in respect of Series A Parity Securities (including any warrants issued in connection with Series A Parity Securities) at the initial or then applicable conversion rate, as applicable, and (iii) any Series A Parity Equivalent Units), and (2) if a number of Series A Preferred Units having an aggregate Series A Issue Price of less than $500,000,000 is then outstanding, such number of Series A Parity Securities as determined by the General Partner. Subject to Section 5.14(b)(vi)(E), the Partnership may, without any vote of the holders of Voting Eligible Series A Preferred Units (but without prejudice to their rights under Section 5.14(b)(iii)(A)), create (by reclassification or otherwise) and issue Series A Junior Securities in an unlimited amount.

(v)    [Reserved.]

(vi)    Conversion.

(A)    At the Option of the Series A Preferred Unitholders. Beginning with the earlier of (i) the third anniversary of the Series A Issuance Date, and (ii) immediately prior to the liquidation, dissolution and winding up of the Partnership under Section 12.4, the Series A Preferred Units owned by any Series A Preferred Unitholder shall be convertible, in whole or in part, at any time and from time to time upon the request of such Series A Preferred Unitholder, but not more than once per Quarter by such Series A Preferred Unitholder (inclusive of any conversion by such Series A Preferred Unitholder’s Affiliates, with each Series A Preferred Unitholder and its Affiliates being entitled to a single conversion right per Quarter), into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate at such time; provided, however, that the Partnership shall not be obligated to honor any such conversion request if such conversion request does not involve an underlying value of Common Units of at least $100,000,000 (taking into account any concurrent conversion requests by any Affiliates of such Series A Preferred Unitholder) based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Conversion Notice Date (or a lesser amount to the extent such exercise covers all of such Series A Preferred Unitholder’s Series A Preferred Units). Immediately upon the issuance of Common Units as a result of any conversion of Series A Preferred Units, all rights of the Series A Converting Unitholder with respect to such Series A Preferred Units shall cease, including any further accrual of distributions, and such Series A Converting Unitholder thereafter shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any Person pursuant to this Section 5.14(b)(vi)(A) (each fractional Common Unit shall be rounded down with the remainder being paid an amount in cash based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Conversion Notice Date).

(B)    At the Option of the Partnership. At any time following the fourth anniversary of the Series A Issuance Date, the Partnership shall have the option at any time, but not more than once per Quarter, to convert all or any portion of the Series A Preferred Units then outstanding into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate. Fractional Common Units shall not be issued to any Person pursuant to this Section 5.14(b)(vi)(B) (each fractional Common Unit shall be rounded down with the remainder being paid an amount in cash based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Forced Conversion Notice Date). Notwithstanding the foregoing, in order for the Partnership to exercise such option:

(1)    The Closing Price of the Common Units must be equal to or greater than one hundred fifty percent (150%) of the Series A Issue Price for the 20 Trading Day period immediately preceding the Series A Forced Conversion Notice Date;

(2)    The average daily trading volume of the Common Units on the National Securities Exchange on which the Common Units are then listed or admitted to trading must be equal to or exceed 1,000,000 (as such amount may be adjusted to reflect any Limited Partner Unit split, combination or similar event) for the 20 Trading Day period immediately preceding the Series A Forced Conversion Notice Date; and

(3)    The Partnership must have an effective registration statement on file with the Commission covering resales of the underlying Common Units to be received upon any such conversion, and provided, that each such conversion by the Partnership shall be for an aggregate amount of Series A Preferred Units involving an underlying value of Common Units of at least $100,000,000 based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Forced Conversion Notice Date (or a lesser amount if such amount includes all then outstanding Series A Preferred Units) and shall be allocated among the Series A Preferred Unitholders on a Pro Rata basis or on such other basis as may be agreed upon by all Series A Preferred Unitholders.

(C)    Conversion Notice.

(1)    To convert Series A Preferred Units into Common Units pursuant to Section 5.14(b)(vi)(A), a Series A Converting Unitholder shall give written notice (a “Series A Conversion Notice,” and the date such notice is received, a “Series A Conversion Notice Date”) to the Partnership stating that such Series A Preferred Unitholder elects to so convert Series A Preferred Units pursuant to Section 5.14(b)(vi)(A) and the number of Series A Preferred Units to be converted.

(2)    To convert Series A Preferred Units into Common Units pursuant to Section 5.14(b)(vi)(B), the Partnership shall give written notice (a “Series A Forced Conversion Notice,” and the date such notice is received, a “Series A Forced Conversion Notice Date”) to each Record Holder of Series A Preferred Units stating that the Partnership elects to force conversion of Series A Preferred Units pursuant to Section 5.14(b)(vi)(B) and the number of Series A Preferred Units to be so converted. The Series A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units.

(D)    Timing. If a Series A Conversion Notice is delivered by a Series A Preferred Unitholder to the Partnership or a Series A Forced Conversion Notice is delivered by the Partnership to a Series A Preferred Unitholder, each in accordance with Section 5.14(b)(vi)(C), the Partnership shall issue the applicable Series A Conversion Units no later than three (3) Business Days after the Series A Conversion Notice Date or the Series A Forced Conversion Notice Date, as the case may be, occurs (any date of issuance of such Common Units, and any date of issuance of Common Units upon conversion of Series A Preferred Units pursuant to Section 5.14(b)(vi)(G) or Section 5.14(b)(vii), a “Series A Conversion Date”). On the Series A Conversion Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Series A Conversion Units issuable upon conversion to such Series A Preferred Unitholder (or designated recipient(s)), by crediting the account of the Series A Preferred Unitholder (or designated recipient(s)) prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Depository to accomplish this objective. Upon issuance of Series A Conversion Units to the Series A Converting Unitholder, all rights under the converted Series A Preferred Units shall cease, and such Series A Converting Unitholder shall be treated for all purposes as the Record Holder of such Series A Conversion Units.

(E)    Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series A Issuance Date, the Partnership (i) makes a distribution on its Common Units payable in Common Units or another Partnership Interest, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a lesser number of Common Units, (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), (v) effects a Pro Rata repurchase of Common Units, in each case other than in connection with a Series A Change of Control (which shall be governed by Section 5.14(b)(vii)), (vi) issues to Common Unitholders, in their capacity as Common Unitholders, rights, options or warrants entitling them to subscribe for or purchase Common Units at less than the market value thereof, (vii) distributes to Common Unitholders evidences of indebtedness, Partnership Interests (other than Common Units) or other assets (including securities, but excluding any distribution referred to in clause (i), any rights or warrants referred to in clause (ii), any consideration payable in connection with a tender or exchange offer made by the Partnership or any of its subsidiaries and any distribution of Limited Partner Units or any class or series, or similar Partnership Interest, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions described below), or (viii) consummates a spin-off, where the Partnership makes a distribution to all Common Unitholders consisting of Limited Partner Units of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, then the Series A Conversion Rate, the Series A Conversion Floor Trigger and, solely for purposes of Section 5.14(b)(vi)(B)(1), the Series A Issue Price, in each case, in effect at the time of the Record Date for such distribution or the effective date of any such other transaction shall be proportionately adjusted: (1) in respect of clauses (i) through (iv) above, so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Preferred Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified, as applicable) that such Series A Preferred Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, (2) in respect of clauses (v) through (viii) above, in the reasonable discretion of the General Partner to appropriately ensure that the Series A Preferred Units are convertible into an economically equivalent number of Common Units after taking into account the event described in clauses (vi) through (viii) above, and (3) in addition to the foregoing, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.14 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, economic rights, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event, and, solely for purposes of Section 5.14(b)(vi)(B)(1), the Series A Issue Price, and any other terms of the Series A Preferred Units that the General Partner in its reasonable discretion determines require adjustment to achieve the economic equivalence described below, shall be proportionately adjusted to take into account any such subdivision, split, combination or reclassification. An adjustment made pursuant to this Section 5.14(b)(vi)(E) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(F)    No Adjustments for Certain Items. Notwithstanding any of the other provisions of this Section 5.14(b)(vi), no adjustment shall be made to the Series A Conversion Rate, the Series A Conversion Floor Trigger or the Series A Issue Price pursuant to Section 5.14(b)(vi)(E) as a result of any of the following:

(1)    Any issuance of Partnership Interests in exchange for cash;

(2)    Any grant of Common Units or options, warrants or rights to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants or rights in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved by the General Partner (including any long-term incentive plan);

(3)    Any issuance of Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets or equity interests of a third party in an arm’s-length transaction, (ii) closing of any acquisition by the Partnership of assets or equity interests of MPC or any of its Affiliates or (iii) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain outstanding to the extent any such transaction set forth in clause (i), (ii) or (iii) above is validly approved by the General Partner; or

(4)    The issuance of Common Units upon conversion of the Series A Preferred Units or Series A Parity Securities.

Notwithstanding anything in this Agreement to the contrary, whenever the issuance of a Partnership Interest or other event would require an adjustment to the Series A Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Series A Conversion Rate in respect of such issuance or event.

Notwithstanding anything to the contrary in Section 5.14(b)(vi)(E), unless otherwise determined by the General Partner, no adjustment to the Series A Conversion Rate, Series A Conversion Floor Trigger or the Series A Issue Price shall be made with respect to any distribution or other transaction described in Section 5.14(b)(vi)(E) if the Series A Preferred Unitholders are entitled to participate in such distribution or transaction as if they held a number of Common Units issuable upon conversion of the Series A Preferred Units immediately prior to such event at the then applicable Series A Conversion Rate, without having to convert their Series A Preferred Units.

(G)    Notwithstanding anything to the contrary in Section 5.14(b)(vii) or elsewhere in this Agreement, in connection with any transaction pursuant to which MPC or any of its Affiliates (other than the Partnership or any of its Subsidiaries) would acquire, (x) all of the Partnership’s outstanding Common Units or (y) all or substantially all of the assets of the Partnership and its Subsidiaries, in each case including by way of merger, consolidation, or otherwise (including any such transaction undertaken pursuant to Section 15.1), then the Partnership shall have the right, by delivering written notice to the Record Holders of the Series A Preferred Units, to convert all, but not less than all, of the Series A Preferred Units into Common Units at the Series A COC Conversion Rate effective immediately prior to the consummation of such transaction.

(vii)    Series A Change of Control.

(A)    Subject to Section 5.14(b)(vi)(B), in the event of a Series A Cash COC Event, the outstanding Series A Preferred Units shall be automatically converted, without requirement of any action of the Series A Preferred Unitholders, into Common Units immediately prior to the closing of the Series A Cash COC Event at the Series A COC Conversion Rate.

(B)    Subject to Section 5.14(b)(vi)(B) and Section 5.14(b)(vi)(G), at least ten (10) Business Days prior to consummating a Series A Change of Control (other than a Series A Cash COC Event), the Partnership shall provide written notice thereof to the Series A Preferred Unitholders. Subject to

Section 5.14(b)(vi)(B), if a Series A Change of Control (other than a Series A Cash COC Event) occurs, then each Series A Preferred Unitholder, with respect to all but not less than all of its Series A Preferred Units, by notice given to the Partnership within five (5) Business Days of the date the Partnership provides written notice of the execution of definitive agreements that provide for such Series A Change of Control, shall be entitled to elect one of the following (with the understanding that any Series A Preferred Unitholder who fails to timely provide notice of its election to the Partnership shall be deemed to have elected the option set forth in sub-clause (1) below):

(1)    Convert all, but not less than all, of such Series A Preferred Unitholder’s outstanding Series A Preferred Units into Common Units, at the then-applicable Series A Conversion Rate;

(2)    If the Partnership will not be the surviving entity of such Series A Change of Control or the Partnership will be the surviving entity but its Common Units will cease to be listed or admitted to trading on a National Securities Exchange, require the Partnership to use its commercially reasonable efforts to deliver or to cause to be delivered to the Series A Preferred Unitholders, in exchange for their Series A Preferred Units upon such Series A Change of Control, a security in the surviving entity or the parent of the surviving entity that has substantially similar rights, preferences and privileges as the Series A Preferred Units, including, for the avoidance of doubt, the right to distributions equal in amount and timing to those provided in Section 5.14(b)(i) and a conversion rate proportionately adjusted such that the conversion of such security in the surviving entity or parent of the surviving entity immediately following the Series A Change of Control would entitle the Record Holder to the number of common securities of such entity (together with a number of common securities of equivalent value to any other assets received by Common Unitholders in such Series A Change of Control) which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Series A Change of Control, such Record Holder would have been entitled to receive immediately following such Series A Change of Control (such security in the surviving entity, a “Series A Substantially Equivalent Unit”); provided, however, that, if the Partnership is unable to deliver or cause to be delivered Series A Substantially Equivalent Units to any Series A Preferred Unitholder in connection with such Series A Change of Control, each Series A Preferred Unitholder shall be entitled to (I) require conversion or redemption of such Series A Preferred Units in the manner contemplated by subclause (1) or (4) of this Section 5.14(b)(vii)(B) (at such holder’s election) or (II) convert the Series A Preferred Units held by such Series A Preferred Unitholder immediately prior to such Series A Change of Control into a number of Common Units at a conversion ratio equal to the quotient of: (a) the product of (i) 160% multiplied by (ii) the Series A Issue Price less the Series A Preferred Unitholder’s Pro Rata portion of the sum of all cash distributions paid on all Series A Preferred Units on or prior to the date of the Series A Change of Control, divided by (b) an amount equal to 95% of the volume-weighted average price of the Common Units for the 30 Trading Day period prior to the closing of the Series A Change of Control; provided that such ratio shall in no event exceed a value per Series A Preferred Unit equal to (i) 120% of the Series A Issue Price in the case of a Series A Change of Control occurring on or prior to the first anniversary of the Series A Issuance Date, (ii) 130% of the Series A Issue Price in the case of a Series A Change of Control occurring after the first anniversary of the Series A Issuance Date but on or prior to the second anniversary of the Series A Issuance Date, and (iii) 140% of the Series A Issue Price in the case of a Series A Change of Control occurring after the second anniversary of the Series A Issuance Date but on or prior to the third anniversary of the Series A Issuance Date.

(3)    If the Partnership is the surviving entity of such Series A Change of Control, continue to hold Series A Preferred Units; or

(4)    Require the Partnership to redeem the Series A Preferred Units at a price per Series A Preferred Unit equal to 101% of the Series A Issue Price plus (x) Series A Unpaid Cash Distributions on the applicable Series A Preferred Unit and (y) Series A Partial Period Distributions on the applicable Series A Preferred Unit. Any redemption pursuant to this sub-clause (4) shall, as determined by the General Partner, be paid in cash and/or Common Units. If all or any portion of such redemption is to be paid in Common Units, the Common Units to be issued shall be valued at 95% of the volume-weighted average price of the Common Units for the 30 Trading Day period ending on the fifth Trading Day immediately prior to the Series A Change of Control. No later than three Trading Days prior to the consummation of the related Series A Change of Control, the Partnership shall deliver a written notice to the Record Holders of the Series A Preferred Units stating the date on which the Series A Preferred Units will be redeemed and the Partnership’s computation of the amount of cash or Common Units to be received by the Record Holder upon redemption of such Series A Preferred Units. If the Partnership shall be the surviving entity of the related Series A Change of Control, then no later than 10 Business Days following the consummation of such Series A Change of Control, the Partnership shall remit the applicable cash or Common Unit consideration to the Record Holders of then outstanding Series A Preferred Units. If the Partnership shall not be the surviving entity of the related Series A Change of Control, then the Partnership shall remit the applicable cash or Common Unit immediately prior to the consummation of the Series A Change of Control. The Record Holders shall deliver to the Partnership any Certificates representing the Series A Preferred Units as soon as practicable following the redemption. Record Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to them as a result of such redemption shall be paid in full in cash or Common Units, as applicable. After any such redemption, any such redeemed Series A Preferred Unit shall no longer constitute an issued and outstanding Limited Partner Interest.

(viii)    Series A Preferred Unit Transfer Restrictions.

(A)    Notwithstanding any other provision of this Section 5.14(b)(viii), each Series A Preferred Unitholder shall be permitted to transfer any Series A Preferred Units owned by such Series A Preferred Unitholder to any of its Affiliates or to any other Series A Preferred Unitholder.

(B)    Without the prior written consent of the Partnership, except as specifically provided in this Agreement and the Series A Purchase Agreement, each Series A Preferred Unitholder shall not, (a) during the period commencing on the Series A Issuance Date and ending on the first anniversary of the Series A Issuance Date, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of its Series A Preferred Units, (b) during the period commencing on the Series A Issuance Date and ending on the second anniversary of the Series A Issuance Date, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Series A Preferred Units that are designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, (c) transfer any Series A Preferred Units to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, regardless of whether any transaction described in clauses (a) through (c) above is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise, or (d) effect any transfer of Series A Preferred Units or Series A Conversion Units in a manner that violates the terms of this Agreement; provided, however, that such Series A Preferred Unitholder may pledge all or any portion of its Series A Preferred Units to any holders of obligations owed by the Series A Preferred Unitholders, including to the trustee for, or representative of, such holders. Notwithstanding the foregoing, any transferee receiving any Series A Preferred Units pursuant to this Section 5.14(b)(viii)(B) shall agree to the restrictions set forth in this Section 5.14(b)(viii)(B).

(C)    Following the first anniversary of the Series A Issuance Date, the Series A Purchasers or their permitted transferees may freely transfer Series A Preferred Units involving an underlying value of Common Units of at least $50,000,000 (taking into account any concurrent transfers by Affiliates of such Series A Preferred Unitholder) based on the Series A Issue Price (or such lesser amount if it (i) constitutes the remaining holdings of such Series A Preferred Unitholder or (ii) has been approved by the General Partner), subject to compliance with applicable securities laws and this Agreement, including subclauses (b) and (c) of Section 5.14(b)(viii)(B).

(D)    Notwithstanding anything to the contrary in subclause (a) of Section 5.14(b)(viii)(B), but subject to compliance with applicable securities laws and this Agreement, including subclauses (b) and (c) of Section 5.14(b)(viii)(B), during the period beginning on the Series A Issuance Date and ending on the date that is 60 days after the Series A Issuance Date (the “Non-Affiliate Transfer Period”), Stonepeak and its Affiliates may transfer or dispose of Series A Preferred Units to one or more non-Affiliates of Stonepeak, subject to the consent of the Partnership as to the identity of the transferee (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that (A) any transfer made pursuant to this sentence must consist of Series A Preferred Units in an amount not less than $25 million based on the Series A Issue Price, (B) the aggregate amount of Series A Preferred Units and rights to purchase Series A Preferred Units transferred pursuant to this Section 5.14(b)(viii)(D) and Section 8.10 of the Series A Purchase Agreement shall not be greater than $100 million based on the Series A Issue Price and (C) a maximum of two transfers may be made pursuant to this Section 5.14(b)(viii)(D) and Section 8.10 of the Series A Purchase Agreement.

(ix)    Fully Paid and Non-Assessable. Any Series A Conversion Unit(s) delivered pursuant to this Section 5.14 shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.

(x)    Notices. For the avoidance of doubt, the Partnership shall distribute to the Record Holders of Series A Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the Record Holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such Record Holders of such Common Units.

Section 5.15    Establishment of Series B Preferred Units.

(a)    General. The General Partner hereby designates and creates a class of Limited Partner Units designated as Series B Perpetual Preferred Units (the “Series B Preferred Units”) having only the designations, rights, preferences and privileges and shall be subject to the following duties and obligations as set forth herein, including this Section 5.15. Each Series B Preferred Unit shall be identical in all respects to every other Series B Preferred Unit, except as to the dates from which Series B Distributions may begin accruing, to the extent such dates may differ. The Series B Preferred Units represent perpetual equity interests in the Partnership and, except as set forth in Section 5.15(b)(iii), shall not give rise to a claim by the Partnership or a Series B Preferred Unitholder for redemption or the conversion thereof, as applicable, at a particular date. The authorized number of Series B Preferred Units shall be unlimited. In accordance with Section 5.6, and subject to Section 5.14(b)(iv) and Section 5.12(b)(iv)(B), the General Partner shall have the power and authority to issue additional Series B Preferred Units in the future.

(b)    Rights of Series B Preferred Units. The Series B Preferred Units shall have the following designations, rights, preferences and privileges and the Series B Preferred Unitholders shall be subject to the following duties and obligations:

(i)    Distributions.

(A)     Except for the Series B Initial Distribution which shall be payable on the Series B Initial Distribution Date, each Series B Distribution shall accrue and be cumulative at the applicable Series B Distribution Rate from and including the Series B Original Issue Date (or, for any subsequently issued and newly outstanding Series B Preferred Units, from and including the Series B Distribution Payment Date immediately preceding the issue date of such Series B Preferred Units) until such time as the Partnership pays the Series B Distribution or redeems such Series B Preferred Unit in accordance with Section 5.15(b)(iii), whether or not such Series B Distributions shall have been declared. Series B Preferred Unitholders shall be entitled to receive Series

B Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series B Distribution Rate per Series B Preferred Unit when, as, and if declared by the General Partner. Series B Distributions, to the extent declared by the General Partner to be paid by the Partnership, shall accumulate in each Series B Distribution Period from and including the preceding Series B Distribution Payment Date or the Series B Original Issue Date, as the case may be, to but excluding the applicable Series B Distribution Payment Date for such period, and Series B Distributions shall accrue on accumulated Series B Distributions at the Series B Distribution Rate. If any Series B Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared Series B Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional Series B Distributions. During the Series B Fixed Rate Period, Series B Distributions on the Series B Preferred Units shall be payable based on a 360-day year consisting of twelve 30-day months. During the Series B Floating Rate Period, Series B Distributions on the Series B Preferred Units shall be computed by multiplying the floating rate for that Series B Distribution Period by a fraction, the numerator of which shall be the actual number of days elapsed during that Series B Distribution Period (determined by including the first day of the Series B Distribution Period and excluding the last day, which is the Series B Distribution Payment Date), and the denominator of which shall be 360, and by multiplying the result by the aggregate Series B Liquidation Preference of the Series B Preferred Units. All Series B Distributions payable by the Partnership pursuant to this Section 5.15(b)(i) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

(B)    Not later than 5:00 p.m., New York City time, on each Series B Distribution Payment Date, the Partnership shall pay those Series B Distributions, if any, that shall have been declared by the General Partner to each Series B Preferred Unitholder on the Record Date for the applicable Series B Distribution. So long as the Series B Preferred Units are held of record by the nominee of the Depository, declared Series B Distributions shall be paid to the Depository in same-day funds on each Series B Distribution Payment Date. The Depository shall credit accounts of its participants in accordance with the Depository’s normal procedures. The participants shall be responsible for holding or disbursing such payments to beneficial owners of the Series B Preferred Units in accordance with the instructions of such beneficial owners. If the Partnership fails to pay in full the Series B Distributions in cash when due on any Series B Distribution Payment Date, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such arrearages, (1) the amount of such unpaid cash distributions (on a per Series B Preferred Unit basis, “Series B Unpaid Cash Distributions”) unless and until paid will accrue and accumulate from and including the first day of such failure until paid in full and (2) the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series B Junior Securities or Series B Parity Securities (including, for the avoidance of doubt, with respect to the Series B Distribution Period for which the Partnership first failed to pay in full the Series B Distributions in cash when due); provided, however, that distributions may be declared and paid on the Series B Preferred Units and the Series B Parity Securities so long as such distributions are declared and paid Pro Rata so that amounts of distributions declared per Series B Preferred Unit and Series B Parity Security shall in all cases bear to each other the same ratio that accrued and accumulated distributions per Series B Preferred Unit and Series A Parity Security bear to each other. To the extent a distribution period applicable to a class of Series B Junior Securities or Series B Parity Securities is shorter than the Series B Distribution Period applicable to the Series B Preferred Units, the General Partner may declare and pay regular distributions with respect to such Series B Junior Securities or Series B Parity Securities; provided that, at the time of declaration of such distribution, the General Partner expects to have sufficient funds to pay the full Series B Distribution in respect of such Series B Preferred Units on the next successive Series B Distribution Payment Date.

(C)    The “Series B Three-Month LIBOR” for each Series B Distribution Period during the Series B Floating Rate Period shall be determined by the Calculation Agent, as of the applicable Series B LIBOR Determination Date, in accordance with the following provisions:

(1)    The Series B Three-Month LIBOR shall be the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such Series B

Distribution Period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the Series B LIBOR Determination Date.

(2)    If the Calculation Agent determines that the Series B Three-Month LIBOR has been discontinued, then the Calculation Agent shall determine whether to use a substitute or successor base rate that the Calculation Agent has determined in its sole discretion is most comparable to the Series B Three-Month LIBOR; provided that if the Calculation Agent determines there is an industry-accepted successor base rate, the Calculation Agent shall use such successor base rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may implement changes to the Business Day convention, the definition of “business day” and the “determination date” in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

(3)    If the Series B Three-Month LIBOR cannot be determined as described in Section 5.15(b)(i)(C)(1) and the Calculation Agent does not make a determination under Section 5.15(b)(i)(C)(2), then the Series B Three-Month LIBOR shall be determined on the basis of the rates, at approximately 11:00 a.m. (London time) on the second London Business Day immediately preceding the first day of such Series B Distribution Period, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent: three-month deposits in U.S. dollars, beginning on the first day of the Series B Distribution Period in a Representative Amount. The Calculation Agent shall request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, the Series B Three-Month LIBOR for the second London Business Day immediately preceding the first day of such Series B Distribution Period shall be the arithmetic mean of the quotations. If fewer than two of the requested quotations are provided, the Series B Three-Month LIBOR for the Series B LIBOR Determination Date shall be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 a.m. (New York City time), on the second London Business Day immediately preceding the first day of such Series B Distribution Period, by major banks in New York City selected by the Calculation Agent: three-month loans of U.S. dollars, beginning on the first day of such interest period and in a Representative Amount. If no quotation is provided, then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate the Series B Three-Month LIBOR or any of the foregoing lending rates, shall determine the Series B Three-Month LIBOR for the second London Business Day immediately preceding the first day of such Series B Distribution Period in its sole discretion.

(4)    All percentages resulting from any of the above calculations shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards and all dollar amounts used in or resulting from such calculations shall be rounded to the nearest cent (with one-half cent being rounded upwards).

(ii)    Voting Rights.

(A)    Notwithstanding anything to the contrary in this Agreement, the Series B Preferred Units shall not have any voting rights except as set forth in this Section 5.15(b)(ii) or as otherwise required by the Delaware Act.

(B)    Without the affirmative vote or consent of holders of at least 66 2/3% of the Voting Eligible Series B Preferred Units (excluding any Voting Eligible Series B Preferred Units held by the General Partner or any of its Affiliates), voting as a single separate class, the General Partner shall not adopt any amendment to this Agreement that would have a material adverse effect on the preferences, rights, powers, duties or obligations of the Series B Preferred Units; provided, however, that:

(1)    subject to Section 5.15(b)(ii)(C), any amendment solely relating to the issuance of additional Partnership Interests shall not be deemed to constitute a material adverse effect on the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges of the Series B Preferred Units for purposes of this Section 5.15(b)(ii)(B); and

(2)    for purposes of this Section 5.15(b)(ii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Partnership is the surviving entity and the Series B Preferred Units remain outstanding with the terms thereof materially unchanged in any respect adverse to the Series B Preferred Unitholders shall be deemed to materially and adversely affect the powers, preferences, duties or special rights of the Series B Preferred Units.

(C)    Without the affirmative vote or consent of the Record Holders of at least 66 2/3% of the Voting Eligible Series B Preferred Units voting as a class together with holders of any Series B Parity Securities established after the Series B Original Issue Date upon which like voting rights have been conferred and are exercisable, the Partnership shall not:

(1)    create or issue any Series B Parity Securities (including any additional Series B Preferred Units) if the cumulative distributions payable on Series B Preferred Units (or any Series B Parity Securities, if applicable) are in arrears; or

(2)    create or issue any Series B Senior Securities.

(D)    For any matter described in this Section 5.15 in which the holders of the Voting Eligible Series B Preferred Units (excluding any Series B Preferred Units that are held by the General Partner or any of its Affiliates) are entitled to vote as a class (whether separately or together with the holders of any Series B Parity Securities), such Series B Preferred Unitholders shall be entitled to one vote per Series B Preferred Unit.

(E)    Notwithstanding Sections 5.15(b)(ii)(B) and 5.15(b)(ii)(C), no vote of the Series B Preferred Unitholders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series B Preferred Units at the time outstanding.

(iii)    Optional Redemption; Series B Rating Event.

(A)    The Partnership shall have the right to redeem the Series B Preferred Units, which redemption may be in whole or in part (except with respect to a Series B Rating Event Redemption which shall be in whole but not in part), in each case using any source of funds legally available for such purpose:

(1)    at any time, and from time to time, on or after February 15, 2023; or

(2)    at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series B Rating Event (a “Series B Rating Event Redemption”).

(B)    Any such redemption shall occur on a date set by the General Partner (the “Series B Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series B Preferred Unit to be redeemed equal to the Series B Liquidation Preference for such Series B Preferred Unit on such Series B Redemption Date plus an amount equal to all accumulated and unpaid distributions thereon from the Series B Original Issue Date to, but not including, the Series B Redemption Date, whether or not such distributions shall have been declared (the “Series B Redemption Price”); provided that in connection with a Series B Rating Event Redemption, the Series B Liquidation Preference per Series B Preferred Unit shall be deemed to be equal to $1,020.00. So long as the Series B Preferred Units to be redeemed are held of record by the nominee of the Depository, the Series B Redemption Price shall be paid by the Paying Agent to the Depository on the Series B Redemption Date.

(C)    The Partnership shall give notice of any redemption not less than 10 days and not more than 60 days before the scheduled Series B Redemption Date to the Series B Preferred Unitholders of any Series B Preferred Units to be redeemed as such Series B Preferred Unitholders’ names appear on the books of the Transfer Agent and at the address of such Series B Preferred Unitholders shown therein. Such notice (the “Series

B Redemption Notice”) shall state, as applicable: (1) the Series B Redemption Date, (2) the number of Series B Preferred Units to be redeemed and, if less than all outstanding Series B Preferred Units are to be redeemed, the number (and the identification) of Series B Preferred Units to be redeemed from such Series B Preferred Unitholder, (3) the Series B Redemption Price, (4) the place where any Series B Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series B Redemption Price therefor and (5) that distributions on the Series B Preferred Units to be redeemed shall cease to accumulate from and after such Series B Redemption Date.

(D)    If the Partnership elects to redeem less than all of the outstanding Series B Preferred Units, the number of Series B Preferred Units to be redeemed shall be determined by the General Partner, and such Series B Preferred Units shall be redeemed by such method of selection as the Depository (or, in the case of any units not held of record by the nominee of the Depository, the General Partner) determines, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series B Preferred Units. So long as all Series B Preferred Units are held of record by the nominee of the Depository, the Partnership shall give the Series B Redemption Notice, or cause the Series B Redemption Notice to be given, to the Depository of the number of such Series B Preferred Units to be redeemed, and the Depository shall determine the number of such Series B Preferred Units to be redeemed from the account of each of its participants holding such Series B Preferred Units in its participant account. Thereafter, each participant shall select the number of the Series B Preferred Units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds the Series B Preferred Units for its own account). A participant may determine to redeem the Series B Preferred Units from some beneficial owners (including the participant itself) without redeeming the Series B Preferred Units from the accounts of other beneficial owners. Any Series B Preferred Units not redeemed shall remain outstanding and entitled to all the rights and preferences of the Series B Preferred Units under the Agreement. So long as the Series B Preferred Units are held of record by the nominee of the Depository, the Series B Redemption Price shall be paid by the Paying Agent to the Depository on the Series B Redemption Date. If the Partnership gives or causes to be given a Series B Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Units as to which such Series B Redemption Notice shall have been given, no later than 10:00 a.m., New York City time, on the Series B Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series B Redemption Price to the Series B Preferred Unitholders whose Series B Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series B Preferred Units is issued in the name of the Depository or its nominee) of the Certificates therefor as set forth in the Series B Redemption Notice. If the Series B Redemption Notice shall have been given, from and after the Series B Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series B Redemption Notice, all Series B Distributions on such Series B Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series B Preferred Units as Limited Partners with respect to such Series B Preferred Units to be redeemed shall cease, except the right to receive the Series B Redemption Price plus an amount equal to accumulated and unpaid Series B Distributions to, but not including, the Series B Redemption Date, whether or not declared, and such Series B Preferred Units may not thereafter be transferred on the books of the Transfer Agent or be deemed to be outstanding for any purpose whatsoever. The Partnership shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Series B Redemption Price of the Series B Preferred Units to be redeemed), and the holders of any Series B Preferred Units so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series B Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series B Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series B Preferred Unitholders entitled to such redemption or other payment shall have recourse only to the Partnership.

(E)    If only a portion of the Series B Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series B Preferred Units is registered in the name of the Depository or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series B Preferred Unitholders a new Certificate (or adjust the applicable book entry account) representing the number of Series B Preferred Units represented by the surrendered Certificate that have not been called for redemption. Notwithstanding any Series B Redemption Notice, no redemption of any Series B Preferred Units may be called for redemption until funds sufficient to pay the full Series B Redemption Price, plus all accumulated and unpaid distributions to, but not including, the Series B Redemption Date, whether or not declared, have been deposited by the Partnership with the Paying Agent.

(F)    The Partnership and its Affiliates may from time to time purchase the Series B Preferred Units, subject to compliance with all applicable securities and other laws. Notwithstanding the foregoing, unless full cumulative Series B Distributions have been or contemporaneously are being paid or provided for on all outstanding Series B Preferred Units and any Series B Parity Securities through the Series B Distribution Period or the most recently completed respective distribution period for such Series B Parity Securities, the Partnership may not repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Units or Series B Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all holders of the Series B Preferred Units and any Series B Parity Securities. Common Units and any other Series B Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative Series B Distributions have been or contemporaneously are being paid or provided for on all outstanding Series B Preferred Units and any Series B Parity Securities through the Series B Distribution Period or the most recently completed respective distribution period for such Series B Parity Securities.

(iv)    Ranking.

(A)    The Series B Preferred Units shall each be deemed to rank:

(1)    senior to any Series B Junior Securities;

(2)    pari passu with any Series B Parity Securities;

(3)    junior to any Series B Senior Securities; and

(4)    junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(B)    The Partnership may issue Series B Junior Securities and, subject to any approvals required pursuant to Section 5.15(b)(ii), Series B Parity Securities from time to time in one or more classes or series without the consent of the Series B Preferred Unitholders. Pursuant to Section 5.6, the General Partner has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges of any such class or series before the issuance of any Partnership Interests of such class or series.

(v)    No Sinking Fund. The Series B Preferred Units shall not have the benefit of any sinking fund.

(vi)    Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent and the Paying Agent may deem and treat any Series B Preferred Unitholder as the true, lawful and absolute owner of the applicable Series B Preferred Units for all purposes, and neither the General Partner, the Partnership nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series B Preferred Units are listed or admitted to trading.

(vii)    Notices. All notices or communications in respect of the Series B Preferred Units shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Agreement or by applicable law.

(viii)    Other Rights; Fiduciary Duties. The Series B Preferred Units and the Series B Preferred Unitholders shall not have any preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, the Partnership, the General Partner and any other Indemnitee shall not owe any duties or have any liabilities to Series B Preferred Unitholders.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1    Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein.

(a)    Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i)    First, to the General Partner as necessary to eliminate any deficit balance in the General Partner’s Capital Account; and

(ii)    Second, the balance, if any, to all Common Unitholders, Pro Rata.

(b)    Net Loss. After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i)    First, to the Common Unitholders, Pro Rata; provided, however, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Common Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);

(ii)    Second, to the General Partner and the Common Unitholders to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts;

(iii)    Third, to the Preferred Unitholders, to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts; and

(iv)    The balance, if any, 100% to the General Partner.

(c)    [Reserved.]

(d)    Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i)    Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each

Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) and other than an allocation pursuant to Section 6.1(d)(i), Section 6.1(d)(vi) and Section 6.1(d)(vii) with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)    Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4 or with respect to the Preferred Unitholders) with respect to a Limited Partner Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Limited Partner Unit (the amount of the excess, an “Excess Distribution” and the Limited Partner Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution. For the avoidance of doubt, this Section 6.1(d)(iii) shall not apply with respect to any disparity between a distribution to a Common Unit compared to (A) a distribution to a TexNew Mex Unit or (B) a distribution to a Common Unit subject to the conditions imposed by Section 6.4.

(iv)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v)    Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi)    Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)    Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata; provided, however, that pursuant to Temporary Treasury Regulation Section 1.707-5T(a)(2)(i), liabilities shall be allocated for the purposes of Treasury Regulation Section 1.707-5 in accordance with the Partners’ interests in the Partnership’s profits, as determined by the General Partner.

(ix)    Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)    Economic Uniformity; Changes in Law.

(A)    [Reserved.]

(B)    [Reserved.]

(C)    [Reserved.]

(D)    For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (1) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (2) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (3) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(E)    [Reserved.]

(F)    [Reserved.]

(G)    [Reserved.]

(H)    [Reserved.]

(I)    [Reserved.]

(xi)    Allocations with Respect to Series A Preferred Units.

(A)    Items of Partnership gross income and gain shall be allocated to the Series A Preferred Unitholders, Pro Rata, until the aggregate amount of gross income and gain allocated to each Series A Preferred Unitholder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made with respect to such Series A Preferred Unit pursuant to Section 5.14(b)(i) from the date such Series A Preferred Unit was issued to a date 60 days after the end of the current taxable year.

(B)    Items of Partnership gross income and gain shall be allocated to the Series A Preferred Unitholders, Pro Rata, until the aggregate amount of gross income and gain allocated to each Series A Preferred Unitholder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Net Losses allocated to such Series A Preferred Unitholder pursuant to Section 6.1(b)(iii) for all previous taxable years.

(C)    Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last outstanding Series A Preferred Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Per Unit Capital Amount of each Series A Preferred Unit would not equal or exceed the Series A Liquidation Value, then items of income, gain, loss and deduction for such taxable period shall instead be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Limited Partner Units other than Series A Preferred Units to Unitholders holding Series A Preferred Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xi)(C) fails to achieve the Per Unit Capital Amounts described above, then items of income, gain, loss and deduction for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xi)(C), cause the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value.

(xii)    Curative Allocation.

(A)    Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required

Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(d)(xii)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xii)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xii)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B)    The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xii)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1d)xii)A) among the Partners in a manner that is likely to minimize such economic distortions.

(xiii)    Allocations with Respect to Series B Preferred Units. For each taxable period that any Series B Preferred Units are outstanding, the Series B Preferred Unitholders shall be allocated, Pro Rata, gross income or gain equal to the excess, if any, of (x) the Series B Liquidation Preference with respect to such holder’s Series B Preferred Units, over (y) such holder’s existing Capital Account balance in respect of its Series B Preferred Units, until the Capital Account balance of each such holder in respect of its Series B Preferred Units is equal to the Series B Liquidation Preference in respect of such Series B Preferred Units.

(xiv)    Allocations for the TexNew Mex Shared Segment and the TexNew Mex Units.

(A)    For each taxable period that any TexNew Mex Units are outstanding, immediately following the application of Section 6.1(d)(iii), the TexNew Mex Unitholders shall be allocated, Pro Rata, gross income or gain until the aggregate amount of such items allocated to the TexNew Mex Unitholders pursuant to this Section 6.1(d)(xiv)(A) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the TexNew Mex Unitholders pursuant to Section 5.12(b)(iii).

(B)    For each taxable period that any TexNew Mex Units are outstanding, the TexNew Mex Unitholders shall be allocated, Pro Rata, an amount equal to the sum of (1) the product of (x) the TexNew Mex Contributed Percentage times (y) the amount of depreciation, amortization, depletion or any other form of cost recovery attributable to the TexNew Mex Contributed Assets for such taxable period, plus (2) the amount of depreciation, amortization, depletion or any other form of cost recovery attributable to any Expansion Capital Expenditures or Investment Capital Expenditures funded by the Holdback Amounts. Any depreciation, amortization, depletion or any other form of cost recovery attributable to the TexNew Mex Contributed Assets or any Expansion Capital Expenditures or Investment Capital Expenditures not allocated pursuant to this Section 6.1(d)(xiv)(B) shall be allocated to the Partners other than the TexNew Mex Unitholders in accordance with Sections 6.1(a) through 6.1(c).

(C)    For each taxable period that any TexNew Mex Units are outstanding, any items of Unrealized Gain or Unrealized Loss associated with the TexNew Mex Assets, or gain or loss recognized from the sale, exchange or other disposition of all or substantially all of the TexNew Mex Assets, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) shall be allocated among the TexNew Mex Unitholders, Pro Rata, and the Partners other than the TexNew Mex Unitholders in a manner that is designed to provide that (1) the Partners other than the TexNew Mex Unitholders will bear 100% of the economic benefits and burdens associated with the TexNew Mex Assets having a fair market value of $180,000,000 or less at the time of such allocation, (2) the holders of the TexNew

Mex Units will bear 100% of the economic benefits and burdens associated with the TexNew Mex Assets having a fair market value of more than $180,000,000 but not more than $260,000,000 at the time of such allocation, and (3) the economic benefits associated with the TexNew Mex Assets having a fair market value of more than $260,000,000 at the time of such allocation being borne 80% by the holders of the TexNew Mex Units and 20% by the Partners other than the TexNew Mex Unitholders. Any amounts allocable to the Partners other than the TexNew Mex Unitholders pursuant to the principles set forth in this Section 6.1(d)(xiv)(C) shall be allocated in accordance with Sections 6.1(a) through 6.1(c).

(xv)    Special Limited Partner Interest Cost Recovery Deductions. For any taxable period ending after the effective time of the transactions contemplated by the ANDX Merger Agreement, any and all cost recovery deductions available to the Partnership with respect to the underlying Partnership assets attributable to the prior capital account in ANDX associated with the ANDX Special Limited Partner Interest may, at the General Partner’s discretion, in whole or in part, be allocated to the holder of the Special Limited Partner Interest until the portion of the Capital Account with respect to such Special Limited Partner Interest that is attributable to the ANDX Special Limited Partner Interest is reduced to zero. In order to effect the allocations pursuant to this Section 6.1(d)(xv) and in maintaining the Partnership’s Capital Accounts, the General Partner shall apply the “keep-your-own” method of accounting with respect to the portion of the Capital Account with respect to the Special Limited Partner Interest that is attributable to the ANDX Special Limited Partner Interest.

Section 6.2    Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)    In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined to be appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(D)); provided, however, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c)    The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d)    In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f)    Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(g)    Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(h)    If, as a result of the conversion of a Series A Preferred Unit into Common Units and the adjustments pursuant to Section 5.5(d)(iii), a Capital Account reallocation is required consistent with the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section  1.704-1(b)(4)(x).

Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

(a)    Subject to Section 5.12(b)(iii)(B), Section 5.14(b)(i)(B) and Section 5.15(b)(i)(B), within 60 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI, by the Partnership Pro Rata to the Common Unitholders as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Limited Partners pursuant to this Section 6.3 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall be deemed to be “Capital Surplus.” For the avoidance of doubt, the holders of the Series A Preferred Units, the Series B Preferred Units, the TexNew Mex Units, the Special Limited Partner Interest and the General Partner Interest shall not be entitled to distributions made pursuant to this Section 6.3(a) in respect of such Partnership Interests. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act or any other applicable law. All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act and other applicable law, notwithstanding any other provision of this Agreement.

(b)    Notwithstanding Section 6.3(a) (but subject to the last sentence of Section 6.3(a)), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)    Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4    Reduction of Common Unit Distributions.

(a)    The aggregate quarterly distributions of Available Cash in respect of the Common Units held by the General Partner and its Affiliates shall be reduced (in the aggregate) by $12,500,000 per Quarter commencing with distributions with respect to the Quarter ending[                     ], 20193 and ending with distributions with respect to the Quarter ending December 31, 2019.

(b)    Prior to the date following the Record Date related to distributions with respect to the Quarter ending December 31, 2019, the General Partner and its Affiliates shall not transfer any Common Units if such transfer will result in the General Partner and its Affiliates owning, in the aggregate, a number of Common Units less than the number of Common Units reasonably required to provide for the remaining reduction in distributions set forth in Section 6.4(a).

Section 6.5    Special Distributions in Consideration of Contributions by Partners. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner may, from time-to-time, cause the Partnership to make special distributions of cash to one or more Partners in connection with, and in full or partial consideration of, the contribution, assignment, transfer or conveyance of property, assets or rights or any interests therein by such Partners to the Partnership, including, but not limited to, a distribution pursuant to Treasury Regulation Section 1.707-5(b). For the avoidance of doubt, such special distributions shall not be considered distributions of Available Cash and shall not be subject to, or required to be distributed in accordance with, Section 6.3 (other than the last two sentences of Section 6.3(a)) or Section 12.4(c).

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1    Management.

(a)    The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests (subject to Section 5.12(b)(iv) with respect to any class or series of Partnership Interests that have distribution rights senior to or on parity with TexNew Mex Units, Section 5.14(b)(iv) with respect to Series A Senior Securities and Series A Parity Securities and Section 5.15(b)(ii) with respect to Series B Senior Securities and Series B Parity Securities), and the incurring of any other obligations;

[3]	First Quarter for which MPLX pays a distribution following the closing date of the ANDX Merger.

(ii)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv)    the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v)    the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)    the distribution of Partnership cash;

(vii)    the selection and dismissal of officers, employees, agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)    the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix)    the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)    the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii)    subject to Section 5.14(b), the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;

(xiv)    the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xv)    the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)    Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each Record Holder and each other Person who may acquire an interest in a Partnership Interest or that is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the IPO Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, the Employee Services Agreements, and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2    Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.3(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3    Restrictions on the General Partner’s Authority to Sell Assets of the Partnership Group. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.4    Reimbursement of and Other Payments to the General Partner.

(a)    Except as provided in this Section 7.4, and elsewhere in this Agreement or in the Omnibus Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b)    Except as may be otherwise provided in the Omnibus Agreement, the General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. Any allocation of expenses to the Partnership by the General Partner in a manner consistent with its or its Affiliates’ past business practices and, in the case of assets regulated by FERC, then applicable accounting and allocation methodologies generally permitted by FERC for rate-making purposes (or in the absence of then-applicable methodologies permitted by FERC, consistent with the most-recently applicable methodologies), shall be deemed to have been made in good faith.

(c)    The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or Derivative Partnership Interests), or cause the Partnership to issue Partnership Interests or Derivative Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of officers, employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any officers, employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

(d)    The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

(e)    The General Partner and its Affiliates may enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

Section 7.5    Outside Activities.

(a)    The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the IPO Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member or (D) the performance of its obligations under the Omnibus Agreement.

(b)    Subject to the terms of Section 7.5(c), each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c)    Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership, provided that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

(d)    The General Partner and each of its Affiliates may acquire Limited Partner Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Limited Partner Units and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a)    The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this

Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b)    The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c)    No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners.

Section 7.7    Indemnification.

(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c)    The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Voting Eligible Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the IPO Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)    The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General

Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)    For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)    The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8    Liability of Indemnitees.

(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who are bound by this Agreement for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b)    The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner or to any other Persons who are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d)    Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)    Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Voting Eligible Common Units (excluding Common Units owned by the General Partner and its Affiliates) and Series A Preferred Units voting together as a single class, (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, seek Unitholder approval or adopt a resolution or course of action that has not received Special Approval or Unitholder approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination or taking or declining to take such other action shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any determination by the Board of Directors that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or any determination by the Board of Directors that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the IPO Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any such duty.

(b)    Whenever the General Partner or the Board of Directors, or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors or such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is not adverse to the best interests of the Partnership Group.

(c)    Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrase, “the General Partner at its option,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(d)    The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.

(e)    Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(f)    Except as expressly set forth in this Agreement or required by the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(g)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10    Other Matters Concerning the General Partner and Other Indemnitees.

(a)    The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)    The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.11    Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.12    Registration Rights of the General Partner and its Affiliates.

(a)    Demand Registration. Upon receipt of a Notice from any Holder at any time after the 180th day after the Closing Date, the Partnership shall file with the Commission as promptly as reasonably practicable a registration statement under the Securities Act (each, a “Registration Statement”) providing for the resale of the Registrable Securities, which may, at the option of the Holder giving such Notice, be a Registration Statement that provides for the resale of the Registrable Securities from time to time pursuant to Rule 415 under the Securities Act. The Partnership shall not be required pursuant to this Section 7.12(a) to file more than one Registration Statement in any twelve-month period nor to file more than three Registration Statements in the aggregate. The Partnership shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement and to remain effective and available for the resale of the Registrable Securities by the Selling Holders named therein until the earlier of (i) six months following such Registration Statement’s effective date and (ii) the date on which all Registrable Securities covered by such Registration Statement have been sold. In the event one or more Holders request in a Notice to dispose of a number of Registrable Securities that such Holder or Holders reasonably anticipates will result in gross proceeds of at least $30,000,000 in the aggregate pursuant to a Registration Statement in an Underwritten Offering, the Partnership shall retain underwriters that are reasonably acceptable to such Selling Holders in order to permit such Selling Holders to effect such disposition through an Underwritten Offering; provided, however, that the Partnership shall have the exclusive right to select the bookrunning managers. The Partnership and such Selling Holders shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. In the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering.

(b)    Piggyback Registration. At any time after the 180th day after the Closing Date, if the Partnership shall propose to file a Registration Statement (other than pursuant to a demand made pursuant to Section 7.12(a)) for an offering of Partnership Interests for cash (other than an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement that does not permit secondary sales), the Partnership shall notify all Holders of such proposal at least five Business Days before the proposed filing date. The Partnership shall use commercially reasonable efforts to include such number of Registrable Securities held by any Holder in such Registration Statement as each Holder shall request in a Notice received by the Partnership within two Business Days of such Holder’s receipt of the notice from the Partnership. If the Registration Statement about which the Partnership gives notice under this Section 7.12(b) is for an Underwritten Offering, then any Holder’s ability to include its desired amount of Registrable Securities in such Registration Statement shall be conditioned on such Holder’s inclusion of all such Registrable Securities in the Underwritten Offering; provided that, in the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. In connection with any such Underwritten Offering, the Partnership and the Selling Holders involved shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sells its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering. The Partnership shall have the right to terminate or withdraw any Registration Statement or Underwritten Offering initiated by it under this Section 7.12(b) prior to the effective date of the Registration Statement or the pricing date of the Underwritten Offering, as applicable.

(c)    Sale Procedures. In connection with its obligations under this Section 7.12, the Partnership shall:

(i)    furnish to each Selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or supplement or amendment thereto, and (B) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement; provided, however, that the Partnership will not have any obligation to provide any document pursuant to clause (A) hereof that is available on the Commission’s website;

(ii)    if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the

Selling Holders or, in the case of an Underwritten Offering, the managing underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;

(iii)    promptly notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (B) any written comments from the Commission with respect to any Registration Statement or any document incorporated by reference therein and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto;

(iv)    immediately notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the occurrence of any event or existence of any fact (but not a description of such event or fact) as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the prospectus contained therein, in the light of the circumstances under which a statement is made); (B) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, subject to Section 7.12(f), the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto; and

(v)    enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities, including the provision of comfort letters and legal opinions as are customary in such securities offerings.

(d)    Suspension. Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in Section 7.12(c)(iv), shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by such subsection or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus.

(e)    Expenses. Except as set forth in an underwriting agreement for the applicable Underwritten Offering or as otherwise agreed between a Selling Holder and the Partnership, all costs and expenses of a Registration Statement filed or an Underwritten Offering that includes Registrable Securities pursuant to this Section 7.12 (other than underwriting discounts and commissions on Registrable Securities and fees and expenses of counsel and advisors to Selling Holders) shall be paid by the Partnership.

(f)    Delay Right. Notwithstanding anything to the contrary herein, if the General Partner determines that the Partnership’s compliance with its obligations in this Section 7.12 would be detrimental to the Partnership because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the

Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone compliance with such obligations for a period of not more than six months; provided, however, that such right may not be exercised more than twice in any 24-month period.

(g)    Indemnification.

(i)    In addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless each Selling Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(g) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Registrable Securities were registered or sold under the Securities Act, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(ii)    Each Selling Holder shall, to the fullest extent permitted by law, indemnify and hold harmless the Partnership, the General Partner, the General Partner’s officers and directors and each Person who controls the Partnership or the General Partner (within the meaning of the Securities Act) and any agent thereof to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement, prospectus or free writing prospectus relating to the Registrable Securities held by such Selling Holder.

(iii)    The provisions of this Section 7.12(g) shall be in addition to any other rights to indemnification or contribution that a Person entitled to indemnification under this Section 7.12(g) may have pursuant to law, equity, contract or otherwise.

(h)    Specific Performance. Damages in the event of breach of Section 7.12 by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives, to the fullest extent permitted by law, any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity that such party may have.

Section 7.13    Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1    Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the register of the Record Holders of Limited Partner Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2    Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3    Reports.

(a)    Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Limited Partner Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which any Limited Partner Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b)    Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 50 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Limited Partner Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which any Limited Partner Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1    Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2    Tax Elections.

(a)    The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b)    Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3    Tax Controversies.

(a)    Subject to the provisions hereof, the General Partner (or its designee) is designated as the “Tax Matters Partner” (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015), and the “Partnership Representative” (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015 or under any applicable state or local law providing for an analogous capacity), and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. In its capacity as Partnership Representative, the General Partner shall exercise, in its sole discretion, any and all authority of the Partnership Representative, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code or an analogous election under state or local law, which election permits the Partnership to pass any partnership adjustment through to the Persons who were

Partners of the Partnership in the year to which the adjustment relates and irrespective of whether such Persons are Partners of the Partnership at the time such election is made. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner in its capacity as Tax Matters Partner or Partnership Representative. For Partners that are not tax-exempt entities (as defined in Section 168(h)(2) of the Code) and subject to the General Partner’s discretion to seek modifications of an imputed underpayment, this cooperation includes (i) filing amended federal, state or local tax returns, paying any additional tax (including interest, penalties and other additions to tax), and providing the General Partner with an affidavit swearing to those facts (all within the requisite time periods), and (ii) providing any other information requested by the General Partner in order to seek modifications of an imputed underpayment. For Partners that are tax-exempt entities (as defined in Section 168(h)(2) of the Code) and subject to the General Partner’s discretion to seek modifications of an imputed underpayment, this cooperation includes providing the General Partner with information necessary to establish the Partner’s tax-exempt status. This agreement to cooperate applies irrespective of whether such Persons are Partners of the Partnership at the time of the requested cooperation.

(b)    Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (i) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (ii) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available. Notwithstanding anything herein to the contrary, nothing in this provision shall obligate the Partnership Representative to provide notice to the Partners other than as required by the Code.

(c)    The General Partner may amend the provisions of this Agreement as it determines appropriate to satisfy any requirements, conditions, or guidelines set forth in any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle F of the Code, any analogous provisions of the laws of any state or locality, or the promulgation of regulations or publication of other administrative guidance thereunder.

Section 9.4    Withholding and Other Tax Payments by the Partnership.

(a)    The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners as a distribution of cash to such Partners, or a general expense of the Partnership, or as indemnifiable payments made by the Partnership on behalf of the Partners or former Partners (as provided in Section 9.4(c)), as determined appropriate under the circumstances by the General Partner.

(b)    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

(c)    If the Partnership pays an imputed underpayment under Section 6225 of the Code and/or any analogous provision of the laws of any state or locality, the General Partner may require that some or all of the Partners of the Partnership in the year to which the underpayment relates indemnify the Partnership for their allocable share of that underpayment (including interest, penalties and other additions to tax). This indemnification obligation shall not apply to a Partner to the extent that (i) the Partnership received a modification of the imputed underpayment under Section 6225(c)(2) of the Code (or any analogous provision of state or local law) due to the Partner’s filing of amended tax returns and payment of any resulting tax (including interest, penalties and other additions to tax), (ii) the Partner is a tax-exempt entity (as defined in Section 168(h)(2) of the Code) and either the Partnership received a modification of the imputed underpayment under Section 6225(c)(3) of the Code (or any analogous provision of state or local law) because of such Partner’s status as a tax-exempt entity or the Partnership did not make a good faith effort to obtain a modification of the imputed underpayment due to such Partner’s status as a tax-exempt entity, or (iii) the Partnership received a modification of the imputed underpayment under Section 6225(c)(4)-(6) of the Code (or any analogous provision of state or local law) as a result of other information that was either provided by the Partner or otherwise available to the Partnership with respect to the Partner. This indemnification obligation imposed on Partners, including former Partners, applies irrespective of whether such Persons are Partners of the Partnership at the time the Partnership pays the imputed underpayment.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1    Admission of Limited Partners.

(a)    A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Limited Partner Interest and becomes the Record Holder of such Limited Partner Interests in accordance with the provisions of Article IV or Article V hereof. Upon the issuance of the TexNew Mex Units and Special Limited Partner Interest to Western Refining Southwest, Western Refining Southwest will be automatically admitted to the Partnership as a Limited Partner in respect of the TexNew Mex Units and Special Limited Partner Interest.

(b)    By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, who shall be subject to Section 10.1(c) below) in connection with or after the Initial Public Offering (i) has been or shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person became or becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) became or shall become bound, and has been or shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be or has been deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be or has been deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.

(c)    With respect to any Limited Partner that holds Limited Partner Units representing Limited Partner Interests for another Person’s account (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Units are registered, such Limited Partner shall, in exercising the rights of a Limited Partner in respect of such Limited Partner Units on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Limited Partner Units at the direction of the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Limited Partner is so acting without further inquiry.

(d)    The name and mailing address of each Record Holder shall be listed on the books of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(e)    Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2    Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3    Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1    Withdrawal of the General Partner.

(a)    The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)    The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii)    The General Partner is removed pursuant to Section 11.2;

(iv)    The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)    A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)    (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)    Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Time, on December 31, 2022 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding a majority of the Voting Eligible Common Units (excluding Common Units owned by the General Partner and its Affiliates) and Series A Preferred Units voting together as a single class and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Eastern Time, on December 31, 2022 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the outstanding Limited Partner Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not elected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2(a). Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section  10.2.

Section 11.2    Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Voting Eligible Limited Partner Units (including Limited Partner Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a Unit Majority. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Voting Eligible Limited Partner Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3    Interest of Departing General Partner and Successor General Partner.

(a)    In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Voting Eligible Limited Partner Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2(a) and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Limited Partner Units on any National Securities Exchange on which any Limited Partner Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the General Partner Interest and other factors it may deem relevant.

(b)    If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c)    [Reserved.]

Section 11.4    [Reserved.]

Section 11.5    Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1    Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2(a), to the fullest extent permitted by law, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2(a)) its affairs shall be wound up, upon:

(a)    an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b)(i) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b)    an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c)    the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d)    at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2    Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (A), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii)    if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii)    the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, however, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3    Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2(a), the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a Unit Majority . The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a Unit Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a Unit Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4    Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a)    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)    All property and all cash in excess of (i) that required to satisfy liabilities as provided in Section 12.4(b) and (ii) that required to satisfy, in the aggregate, the Capital Accounts relating to the Series A

Preferred Units and Series B Preferred Units as provided for under Section 6.1(d)(xi)(C) and Section 6.1(d)(xiii), respectively, shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (excluding adjustments made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence); provided, that (a) any cash or cash equivalents available for distribution under this Section 12.4(c) shall be distributed with respect to the Series A Preferred Units, Series A Senior Securities, Series B Preferred Units and Series B Senior Securities (up to the positive balances in the associated Capital Accounts) prior to any distribution of cash or cash equivalents with respect to the Series A Junior Securities or Series B Junior Securities and (b) that the aggregate distribution made to holders of the Preferred Units shall be made in a manner that causes the Series A Preferred Unitholders and the Series B Preferred Unitholders to receive an equivalent percentage of the (i) Series A Liquidation Value and (ii)  the Series B Liquidation Preference plus accumulated and unpaid Series B Distributions, respectively.

Section 12.5     Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6    Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7    Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8    Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1    Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, subject to Section 5.14(b)(iii)(B), may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)    a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)    admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)    a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d)    a change that the General Partner determines, (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect (except as permitted by subsection (g) of this Section 13.1), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Units (including the division of any class or classes of outstanding Limited Partner Units into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which any Limited Partner Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)    a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)    an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6;

(h)    any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)    an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

(j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k)    a merger, conveyance or conversion pursuant to Section 14.3(d) or Section 14.3(e); or

(l)    any other amendments substantially similar to the foregoing.

Section 13.2    Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Voting Eligible Limited Partner Units or class of Limited Partners is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Voting Eligible Limited Partner Units or class of Limited Partners shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Voting Eligible Limited Partner Units or class of Limited Partners or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership’s or the Commission’s website.

Section 13.3    Amendment Requirements.

(a)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Voting Eligible Limited Partner Units or class of Limited Partners required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or changing the required vote of such class or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages or changing the required vote of such class, unless such amendment is approved by the written consent or the affirmative vote of holders of Voting Eligible Limited Partner Units whose aggregate Voting Eligible Limited Partner Units constitute (w) in the case of a change of the required vote of such class as described in subclause (a)(i) or (a)(ii), not less than 66.7% of the class to be changed, (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Voting Eligible Limited Partner Units, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Voting Eligible Limited Partner Units.

(b)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c)    Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Voting Eligible Partnership Interests of the class affected.

(d)    Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(f), no amendments shall become effective without the approval of the holders of at least 90% of the Voting Eligible Limited Partner Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e)    Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Voting Eligible Limited Partner Units.

Section 13.4    Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Voting Eligible Limited Partner Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Limited Partner Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send or cause to be sent a notice of the meeting to the Limited Partners. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, to the fullest extent permitted by law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5    Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.

Section 13.6    Record Date. For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which any Limited Partner Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7    Postponement and Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8    Waiver of Notice; Approval of Meeting. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

Section 13.9    Quorum and Voting. The presence, in person or by proxy, of holders of a majority of the Voting Eligible Limited Partner Units of the class or classes for which a meeting has been called (including Voting Eligible Limited Partner Units deemed owned by the General Partner) shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Voting Eligible Limited Partner Units that in the aggregate represent a majority of the Voting Eligible Limited Partner Units entitled to vote at such meeting shall be deemed to constitute the act of all Limited Partners, unless a different percentage or class vote is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Voting Eligible Limited Partner Units that in the aggregate represent at least such different percentage, or the act of the Limited Partners holding the requisite percentage of the necessary class, shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Voting Eligible Limited Partner Units or class of Limited Partners specified in this Agreement.

Section 13.10     Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11    Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Voting Eligible Limited Partner Units or of any class of Limited Partners that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which any Limited Partner Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Voting Eligible Limited Partner Units held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Voting Eligible Limited Partner Units that were not voted. If approval of the taking of any permitted action by the

Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12    Right to Vote and Related Matters.

(a)    Only those Record Holders of the Voting Eligible Limited Partner Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Voting Eligible”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Voting Eligible Limited Partner Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Voting Eligible Limited Partner Units shall be deemed to be references to the votes or acts of the Record Holders of such Voting Eligible Limited Partner Units.

(b)    With respect to Limited Partner Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Limited Partner Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1    Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2    Procedure for Merger, Consolidation or Conversion.

(a)    Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.

(b)    If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i)    name and state or country of domicile of each of the business entities proposing to merge or consolidate;

(ii)    the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)    the terms and conditions of the proposed merger or consolidation;

(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)    a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii)    such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c)    If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i)    the name of the converting entity and the converted entity;

(ii)    a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii)    a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v)    in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi)    in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii)    the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and

(viii)    such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3    Approval by Limited Partners.

(a)    Except as provided in Section 14.3(d) and Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

(b)    Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Voting Eligible Limited Partner Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c)    Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d)    Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e)    Additionally, notwithstanding anything else contained in this Agreement, but subject to Section 5.14(b)(vii), the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Limited Partner Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Limited Partner Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests outstanding immediately prior to the effective date of such merger or consolidation.

(f)    Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4    Certificate of Merger or Certificate of Conversion. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Section 14.5    Effect of Merger, Consolidation or Conversion.

(a)    At the effective time of the merger:

(i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)    the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)    all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)    all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)    At the effective time of the conversion:

(i)    the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii)    all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii)    all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv)    all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v)    a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Partners without any need for substitution of parties; and

(vi)    subject to Section 5.14(b)(vii), the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1    Right to Acquire Limited Partner Interests.

(a)    Notwithstanding any other provision of this Agreement except Section 5.14(b)(vi)(G), if at any time the General Partner and its Affiliates hold more than 85% of the total Limited Partner Interests of any class then outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests (but excluding the Series A Preferred Units, which are subject to Section 5.14(b)(vi)(G)), of such class then outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b)    If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent or exchange agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent or exchange agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent or exchange agent as the Transfer Agent or exchange agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the Partnership Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent or exchange agent of the Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the Partnership Register, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the Record Holder of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the Record Holder of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

(c)    In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent or exchange agent in exchange for payment of the amount described in Section 15.1(a) therefor, without interest thereon, in accordance with procedures set forth by the General Partner.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1    Addresses and Notices; Written Communications.

(a)    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown in the Partnership Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Partnership Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b)    The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4    Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5    Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7    Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(b) without execution hereof.

Section 16.9    Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

(a)    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b)    Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i)    irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii)    irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;

(iii)    agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv)    expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v)    consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause  (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.10    Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11    Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12    Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

MPLX GP LLC

By:
Name:	[●]
Title:	[●]

PART II

Item 20. Indemnification of Directors and Officers.

Section 7.7(a) of the MPLX Partnership Agreement, filed as an Exhibit hereto, provides that MPLX will indemnify and hold harmless the following persons, each, an “Indemnitee,” to the fullest extent permitted by law, but subject to the limitations expressly provided in the MPLX Partnership Agreement, all Indemnitees shall be indemnified and held harmless by MPLX from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any such Indemnitee is involved, or threatened to be involved, as a party or otherwise, by reason of such Indemnitee’s status with respect to MPLX and acting (or refraining to act) in such capacity:

•	MPLX GP;

•	any departing general partner of MPLX;

•	any person who is or was an affiliate of MPLX GP or any departing general partner of MPLX;

•

any person who is or was a managing member, manager, general partner, director, officer, fiduciary or trustee of MPLX, its subsidiaries, MPLX GP, any departing general partner of MPLX or any of their respective affiliates;

•

any person who is or was serving at the request of MPLX GP or any departing general partner of MPLX or any of their respective affiliates as an officer, director, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to MPLX or any of its subsidiaries, provided that a person shall not be an Indemnitee for purposes of the MPLX Partnership Agreement by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and

•

any person MPLX GP designates as an Indemnitee because such person’s status, service or relationship exposes such person to claims or suits relating to the business and affairs of MPLX and its subsidiaries.

Provided, that no Indemnitee will be indemnified and held harmless pursuant to the MPLX Partnership Agreement if there has been a final non-appealable judgment entered by a court of competent jurisdiction determining that such Indemnitee, in respect of the matter for which such Indemnitee is seeking indemnification under the MPLX Partnership Agreement, acted in bad faith or engaged in intentional fraud, willful misconduct, or with respect to any criminal matter, acted with knowledge that such Indemnitee’s conduct was unlawful, and; provided further, that none of MPLX GP’s affiliates (other than any Group Member (as defined in the MPLX Partnership Agreement)) will be entitled to indemnification for their obligations under the Transaction Documents (as defined in the MPLX Partnership Agreement).

Any indemnification described above will be made only out of MPLX’s assets. Unless MPLX GP otherwise agrees, MPLX GP will not be personally liable for such indemnification, or have any obligation to contribute or loan funds or assets to MPLX to enable MPLX to effectuate such indemnification.

Section 7.7(b) of the MPLX Partnership Agreement states that, to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by MPLX prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Indemnitee is not entitled to be indemnified upon receipt by MPLX of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by Section 7.7 of the MPLX Partnership Agreement.

Section 7.7(d) the MPLX Partnership Agreement states that MPLX may purchase and maintain (or reimburse MPLX GP or its affiliates for the cost of) insurance, on behalf of MPLX GP, its affiliates and such other persons as MPLX GP shall determine, against any liabilities that may be asserted against, or expenses that may be incurred by, such person in connection with MPLX’s activities or such person’s activities on behalf of MPLX, regardless of whether MPLX would have the power to indemnify such person against such liabilities under the MPLX Partnership Agreement. As of the date of this Registration Statement on Form S-4, MPLX GP maintains directors and officers liability insurance for the benefit of its directors and officers, and MPLX reimburses MPLX GP for a portion of the cost of maintaining this insurance.

Subject to the limitations set forth in the MPLX Partnership Agreement, Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

In the Merger Agreement attached as Annex A hereto, MPLX agrees, in addition to its existing indemnification obligations under the MPLX governing documents, to indemnify and hold harmless each present and former director and officer of ANDX GP from and against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such person’s service as a director or officer of ANDX GP or employee of ANDX GP or ANDX (the “ANDX Parties”) or services performed by such person at the request of the ANDX Parties (including acting, at the request of the ANDX Parties, as a director, officer, employee, partner, manager, fiduciary or trustee of any other person) at or prior to the effective time of the Merger. The Merger Agreement also provides that prior to the effective time, ANDX GP is required to obtain and fully pay for a six-year “tail” insurance policy with benefits and levels of coverage no less favorable in any material respect to the indemnified parties than ANDX Parties’ existing policies, subject to a premium cap.

For more information on the indemnification and directors’ and officers’ insurance provisions in the Merger Agreement, see the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” in the consent statement/prospectus that forms a part of this Registration Statement on Form S-4.

Item 21. Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 7, 2019, among Andeavor Logistics LP, Tesoro Logistics GP, LLC, MPLX LP, MPLX GP LLC, and MPLX MAX LLC (incorporated by reference herein to Exhibit 2.1 to MPLX LP’s Current Report on Form 8-K filed on May 8, 2019, File No. 001-35714, SEC Accession No. 0001193125-19-140401).

3.1	Certificate of Limited Partnership of MPLX LP, dated July 2, 2012 (incorporated by reference herein to Exhibit 3.1 to MPLX LP’s Registration Statement on Form S-1 (Registration No. 333-182500) filed on July 2, 2012).

3.2	Amendment to Certificate of Limited Partnership of MPLX LP, dated October 9, 2012 (incorporated by reference herein to Exhibit 3.2 to MPLX LP’s Registration Statement on Form S-1/A (Registration No. 333-182500) filed on October 9, 2012).

3.3	Fourth Amended and Restated Agreement of Limited Partnership of MPLX LP, dated February 1, 2018 (incorporated by reference herein to Exhibit 3.1 to MPLX LP’s Current Report on Form 8-K filed on February 2, 2018, File No. 001-35714).

3.4	Form of Fifth Amended and Restated Agreement of Limited Partnership of MPLX LP (incorporated by reference to Annex C to this registration statement).

5.1*	Form of Opinion of Jones Day.

8.1	Form of Opinion of Jones Day regarding certain federal income tax matters.

8.2	Form of Opinion of Vinson & Elkins L.L.P. regarding certain federal income tax matters.

10.1	Support Agreement, dated as of May 7, 2019 by and among Andeavor Logistics LP, MPLX LP, Tesoro Logistics GP, LLC, Western Refining Southwest, Inc. and Marathon Petroleum Corporation (incorporated by reference herein to Exhibit 10.1 to MPLX LP’s Current Report on Form 8-K filed on May 8, 2019, File No. 001-35714, SEC Accession No. 0001193125-140401).

23.1*	Consent of Jones Day (included as part of Exhibit 5.1 and Exhibit 8.1 hereto).

23.2	Consent of PricewaterhouseCoopers LLP relating to MPLX LP’s financial statements.

23.3	Consent of Ernst & Young LLP relating to Andeavor Logistics LP’s financial statements.

23.4	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 8.2 hereto).

24.1	Powers of Attorney.

99.1	Consent of Goldman Sachs & Co. LLC.

99.2	Form of Written Consent for Andeavor Logistics LP Unitholders.

*	To be filed by amendment.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Findlay, in the State of Ohio, on the 29th day of May, 2019.

MPLX LP

By:	MPLX GP LLC, its General Partner

By:	/s/ Gary R. Heminger
Chairman of the Board of Directors and Chief Executive Officer of MPLX GP LLC (the general partner of MPLX LP)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 29, 2019.

Signature	Title
/s/ Gary R. Heminger Gary R. Heminger	Chairman of the Board of Directors and Chief Executive Officer of MPLX GP LLC (Principal Executive Officer)

/s/ Pamela K.M. Beall Pamela K.M. Beall	Director, Executive Vice President and Chief Financial Officer of MPLX GP LLC (Principal Financial Officer)

/s/ C. Kristopher Hagedorn C. Kristopher Hagedorn	Vice President and Controller of MPLX GP LLC (Principal Accounting Officer)

*	Director and President of MPLX GP LLC
Michael J. Hennigan

Director of MPLX GP LLC
Michael L. Beatty

*	Director of MPLX GP LLC
Gregory J. Goff

*	Director of MPLX GP LLC
Timothy T. Griffith

*	Director of MPLX GP LLC
Christopher A. Helms

*	Director of MPLX GP LLC
Garry L. Peiffer

*	Director of MPLX GP LLC
Dan D. Sandman

*	Director of MPLX GP LLC
Frank M. Semple

*	Director of MPLX GP LLC
J. Michael Stice

*	Director of MPLX GP LLC
John P. Surma

*	Director of MPLX GP LLC
Donald C. Templin

*

The undersigned by signing his name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors of the registrant, which is being filed herewith on behalf of such directors.

By:	/s/ Gary R. Heminger	May 29, 2019
Gary R. Heminger Attorney-in-Fact